Exhibit 10.16

Execution Version

SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 18, 2021 (this “Agreement”), by and among Cvent, Inc., a Delaware corporation (the “Borrower”), Papay Holdco, LLC, a Delaware limited liability company (“Holdings”), the other Credit Parties party hereto, the Lenders party hereto (collectively constituting the Required Lenders (as defined in the Credit Agreement), and Goldman Sachs Bank USA, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) for the Lenders. This Agreement shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement (as defined below) and the other Loan Documents. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Amended Credit Agreement.

RECITALS:

WHEREAS, reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of November 30, 2017 (as amended by that certain Incremental Facility Assumption Agreement No. 1, dated as of October 16, 2018, that certain Incremental Facility Assumption Agreement No. 2, dated as of October 26, 2018 and that certain First Amendment to Amended and Restated Credit Agreement, dated as of April 16, 2021, and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), by and among the Borrower, Holdings, the other Credit Parties party thereto from time to time, the financial institutions from time to time party thereto as lenders, the Issuing Banks, the Swing Line Lender, the Collateral Agent and the Administrative Agent; and

WHEREAS, pursuant to and in accordance with Section 10.02 of the Credit Agreement, the Borrower has requested that the Administrative Agent and the Lenders make certain amendments to the Credit Agreement and the Administrative Agent and the Lenders party hereto (collectively constituting the Required Lenders (as defined in the Credit Agreement)) have agreed to so amend the Credit Agreement as set forth in Section I of this Agreement.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION I Amendments to the Credit Agreement. The Credit Parties, the Administrative Agent and the Lenders party hereto agree that on the Second Amendment Effective Date (as defined below), the Credit Agreement (excluding all Schedules and Exhibits thereto, each of which shall remain as in effect immediately prior to the Second Amendment Effective Date) is hereby amended by inserting the language indicated in double underlined text (indicated textually in the same manner as the following example: underlined text) in Exhibit A hereto and by deleting the language indicated by strikethrough text (indicated textually in the same manner as the following example: ~~stricken text~~) in Exhibit A hereto (the Credit Agreement, as so amended, the “Amended Credit Agreement”).

SECTION II Conditions Precedent.

(a) The effectiveness of this Agreement is subject to the satisfaction of the following conditions (the date on which such conditions are satisfied, the “Second Amendment Effective Date”):

(i)

this Agreement shall have been duly executed by the Borrower and each other Credit Party, the Administrative Agent and the Lenders constituting the Required Lenders (as defined in the Credit Agreement);

(ii)

at the time of the effectiveness of this Agreement (and after giving effect to the amendments to the Credit Agreement pursuant to this Agreement), no Default or Event of Default shall have occurred and be continuing;

(iii)	the representations and warranties made by the Credit Parties as set forth in Section III(e) hereof shall be true and correct on and as of the Second Amendment Effective Date;

(iv)

the Administrative Agent shall have received all costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation, in each case, required in writing to be paid on the Second Amendment Effective Date, in the case of costs and expenses, to the extent invoiced at least three business days prior to the Second Amendment Effective Date; and

(v)

the Administrative Agent shall have received at least three (3) Business Days prior to the Second Amendment Effective Date all documentation and information as is reasonably requested in writing by the Administrative Agent at least ten (10) days prior to the Second Amendment Effective Date about Holdings and its subsidiaries required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the requirements of the Beneficial Ownership Regulation.

SECTION III Representations and Warranties. By its execution of this Agreement, the Credit Parties hereby represent and warrant that, as of the date hereof:

(a) each Credit Party (a) is duly incorporated, organized or formed and validly existing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property, in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(b) each Credit Party has the power, capacity and authority, and the legal right, to make, deliver and perform this Agreement. Each Credit Party has taken all necessary organizational or corporate action to authorize the execution, delivery and performance of this Agreement and to authorize the transactions contemplated hereby. This Agreement has been duly executed and delivered on behalf of each Credit Party party hereto. This Agreement constitutes a legal, valid and binding obligation of each Credit Party party hereto, enforceable against each such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, examinership, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

2

(c) the execution, delivery and performance by the Credit Parties of this Agreement (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, and (ii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate or require consent not obtained under the Organizational Documents of any Group Member, except as would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon any Group Member or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by any Group Member, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, except, in each case, individually or in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect,

(d) will not violate any Requirement of Law except, individually or in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect; and

(e) each of the representations and warranties made by any Credit Party in or pursuant to the Loan Documents are true and correct in all material respects on and as of the Second Amendment Effective Date as if made on and as of such date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects as of such date), except to the extent such representations and warranties specifically relate to a date prior to the Second Amendment Effective Date, in which case such representations and warranties were true and correct in all material respects as of such earlier date (except to the extent already qualified by materiality, in which case, such representations and warranties were true and correct in all respects as of such date).

SECTION IV Confirmation of Guaranties and Security Interests.

(a) To induce the Lenders and the Administrative Agent to enter into this Agreement, each of the Credit Parties hereby acknowledges and reaffirms its obligations under each Loan Document to which it is a party, including, without limitation, any grant, pledge or collateral assignment of a lien or security interest, as applicable, contained therein, in each case as amended, restated, amended and restated, supplemented or otherwise modified prior to or as of the date hereof (including as amended pursuant to this Agreement) (collectively, the “Reaffirmed Documents”). The Borrower acknowledges and agrees that each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall not be impaired or limited by the execution or effectiveness of this Agreement.

(b) In furtherance of Section IV(a), each Credit Party, in its capacity as a Guarantor under any Loan Document constituting a guarantee to which it is a party (in such capacity, each a “Reaffirming Loan Guarantor”), reaffirms its guarantee of the Guaranteed Obligations under the terms and conditions of such guarantee and agrees that such guarantee remains in full force and effect to the extent set forth in such guarantee and after giving effect to this Agreement, and is hereby ratified, reaffirmed and confirmed. Each Reaffirming Loan Guarantor hereby confirms that it consents to the terms of this Agreement and the Amended Credit Agreement and that the principal of, the interest and premium (if any) on, and fees related to, the Revolving Commitments constitute “Obligations” under the Loan Documents. Each Reaffirming Loan Guarantor hereby (i) acknowledges and agrees that its guarantee and each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall not be impaired or limited by the execution or effectiveness of this Agreement, (ii)

3

acknowledges and agrees that it will continue to guarantee to the fullest extent possible in accordance with the Loan Documents the payment and performance of all Obligations under each of the Loan Documents to which it is a party (including all such Obligations as amended, reaffirmed and/or increased pursuant to this Agreement) and (iii) acknowledges, agrees and warrants for the benefit of the Administrative Agent, the Collateral Agent and each other Secured Party that there are no rights of set-off or counterclaim, nor any defenses of any kind, whether legal, equitable or otherwise, that would enable such Reaffirming Loan Guarantor to avoid or delay timely performance of its obligations under the Loan Documents.

(c) In furtherance of Section IV(a), each of the Credit Parties that is party to any Security Document, in its capacity as a grantor under such Security Document (in such capacity, each a “Reaffirming Grantor”), hereby acknowledges that it has reviewed and consents to the terms and conditions of this Agreement and the transactions contemplated hereby. In addition, each Reaffirming Grantor reaffirms the security interests granted by such Reaffirming Grantor under the terms and conditions of the Security Document and each other Loan Document (in each case, to the extent a party thereto) to secure the Obligations (including all such Obligations as amended, reaffirmed and/or increased pursuant to this Agreement) and agrees that such security interests remain in full force and effect and are hereby ratified, reaffirmed and confirmed. Each Credit Party hereby confirms that the security interests granted by such Reaffirming Grantor under the terms and conditions of the Loan Documents secure the Revolving Loans as part of the Obligations. Each Reaffirming Grantor hereby (i) confirms that each Security Document to which it is a party or is otherwise bound and all Collateral encumbered thereby will continue to secure, to the fullest extent possible in accordance with such Security Document, the payment and performance of the Obligations (including all such Obligations as amended, reaffirmed and/or increased pursuant to this Agreement), as the case may be, including without limitation the payment and performance of all such applicable Obligations that are joint and several obligations of each Reaffirming Grantor and each grantor now or hereafter existing, (ii) confirms its respective grant to the Collateral Agent for the benefit of the Secured Parties of the security interest in and continuing lien on all of such grantor’s right, title and interest in all Collateral, in each case, whether now owned or hereafter acquired or arising and wherever located, as collateral security for the prompt and complete payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all applicable Obligations (including all such Obligations as amended, reaffirmed and/or increased pursuant to this Agreement), subject to the terms contained in the applicable Loan Documents, and (iii) confirms its respective pledges, grants of security interests and other obligations, as applicable, under and subject to the terms of each of the Security Documents to which it is a party.

SECTION V Miscellaneous.

(a) No Novation. By its execution of this Agreement, each of the parties hereto acknowledges and agrees that the terms of this Agreement do not constitute a novation but, rather, an amendment of the terms of a pre-existing Indebtedness and related agreement, as evidenced by the Credit Agreement.

(b) Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

4

(c) Entire Agreement. This Agreement, the Amended Credit Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

(d) Governing Law. Section 10.09 (Governing Law; Jurisdiction; Consent to Service of Process) and Section 10.10 (Waiver of Jury Trial) of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

(e) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(f) Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

(g) Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this agreement. Each of the parties hereto represents and warrants to the other parties that it has the corporate capacity and authority to execute this Agreement through electronic means.

[Signature Pages Follow]

5

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first listed above.

HOLDINGS:

PAPAY HOLDCO, LLC,
a Delaware limited liability company

	By:	/s/ Nicolas Stahl
	Name:	Nicolas Stahl
	Title:	Treasurer

BORROWER:

CVENT, INC.,
a Delaware corporation

	By:	/s/ William J. Newman, III
	Name:	William J. Newman, III
	Title:	Chief Financial Officer

GUARANTORS:

CROWDCOMPASS, L.L.C.,
a Delaware limited liability company
CVENT ATLANTA, LLC,
a Delaware limited liability company
CVENT ONARRIVAL, INC.,
a Delaware corporation
DOUBLEDUTCH, INC.,
a Delaware corporation
ELITE MEETINGS INTERNATIONAL, LLC,
a Delaware limited liability company
LANYON SOLUTIONS, INC.,
a Delaware corporation
LANYON, INC.,
a Delaware corporation
MERCURY HOLDING, LLC,
a Delaware limited liability company
SIGNUP4 MOBILE, LLC,
a Georgia limited liability company
SIGNUP4, LLC,
a Delaware limited liability company
SOCIAL TABLES, INC.,
a Delaware corporation
STARCITE, INC.,
a Delaware corporation
SU4-WORKTOPIA, LLC,
a Georgia limited liability company

	By:	/s/ William J. Newman, III
	Name:	William J. Newman, III
	Title:	Senior Vice President, Finance

[Signature Page to Second Amendment]

GOLDMAN SACHS BANK USA, as the
Administrative Agent

By:	/s/ Maria Riaz
Name:	Maria Riaz
Title:	Authorized Signatory

[Signature Page to Second Amendment]

[Lender signature pages on file with Administrative Agent]

Conformed through ~~First~~Second Amendment

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of November 30, 2017,

as amended by the Incremental Facility Assumption Agreement No. 1 dated as of October 16, 2018,

as amended by the Incremental Facility Assumption Agreement No. 2 dated as of October 26, 2018 ~~and~~,

as amended by the First Amendment to Amended and Restated Credit Agreement dated as of April 16, 2021 and as amended by the Second Amendment to Amended and Restated Credit Agreement dated as of November 18, 2021 among

CVENT, INC.,

as Borrower,

PAPAY HOLDCO, LLC,

as Holdings,

THE OTHER GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

GOLDMAN SACHS BANK USA,

as Administrative Agent and Collateral Agent

and as a Joint Lead Arranger and Joint Bookrunner,

and

ANTARES CAPITAL LP,

JEFFERIES FINANCE LLC,

and

RBC CAPITAL MARKETS*

as Joint Lead Arrangers and Joint Bookrunners

*	RBC Capital Markets is brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS
Section 1.01 Defined Terms	~~2~~2
Section 1.02 Classification of Loans and Borrowings	~~74~~80
Section 1.03 Terms Generally	~~75~~80
Section 1.04 Accounting Terms; GAAP; Tax Laws	~~75~~80
Section 1.05 Resolution of Drafting Ambiguities	~~77~~82
Section 1.06 Limited Condition Transaction	~~78~~83
Section 1.07 Times of Day	~~79~~84
Section 1.08 Deliveries	~~79~~84
Section 1.09 Schedules and Exhibits	~~79~~84
Section 1.10 Currency Generally	~~79~~84
Section 1.11 Basket Amounts and Application of Multiple Relevant Provisions	~~80~~85
Section 1.12 Letter of Credit Amounts	~~81~~86
Section 1.13 Divisions	86

ARTICLE II THE CREDITS

Section 2.01 Commitments	~~81~~86
Section 2.02 Loans	~~81~~87
Section 2.03 Borrowing Procedure	~~83~~88
Section 2.04 Evidence of Debt; Repayment of Loans	~~84~~89
Section 2.05 Fees	~~84~~90
Section 2.06 Interest on Loans	~~86~~91
Section 2.07 Termination and Reduction of Commitments	~~87~~92
Section 2.08 Interest Elections	~~87~~93
Section 2.09 Amortization of Term Loan Borrowings	~~89~~94
Section 2.10 Optional and Mandatory Prepayments of Loans	~~89~~95
Section 2.11 Alternate Rate of Interest	~~96~~101
Section 2.12 Yield Protection	~~96~~102
Section 2.13 Funding Losses	~~98~~103
Section 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs	~~98~~104
Section 2.15 Taxes	~~101~~106
Section 2.16 Mitigation Obligations; Replacement of Lenders	~~104~~110
Section 2.17 Swing Line Loans	~~106~~112
Section 2.18 Letters of Credit	~~108~~114
Section 2.19 Defaulting Lenders	~~118~~124
Section 2.20 Increase in Commitments	~~121~~127
Section 2.21 Extension Amendments	~~126~~131
Section 2.22 Refinancing Facilities	~~129~~134
Section 2.23 Permitted Debt Exchanges	~~130~~135

Section 2.24 Designation of Borrowers	~~132~~138
Section 2.25 AHYDO Prepayment	~~134~~139
Section 2.26 Illegality	~~134~~140

ARTICLE III REPRESENTATIONS AND WARRANTIES

Section 3.01 Organization; Powers	~~135~~141
Section 3.02 Authorization; Enforceability	~~135~~141
Section 3.03 No Conflicts	~~135~~141
Section 3.04 Financial Statements; Projections	~~136~~141
Section 3.05 Properties	~~136~~142
Section 3.06 Intellectual Property	~~136~~142
Section 3.07 Equity Interests and Restricted Subsidiaries	~~137~~142
Section 3.08 Litigation	~~137~~143
Section 3.09 Federal Reserve Regulations	~~137~~143
Section 3.10 Investment Company Act	~~137~~143
Section 3.11 Use of Proceeds	~~137~~143
Section 3.12 Taxes	~~138~~144
Section 3.13 No Material Misstatements	~~138~~144
Section 3.14 Labor Matters	~~138~~144
Section 3.15 Solvency	~~138~~145
Section 3.16 Employee Benefit Plans	~~139~~145
Section 3.17 Environmental Matters	~~140~~146
Section 3.18 Security Documents	~~140~~146
Section 3.19 Anti-Terrorism Law	~~140~~147
Section 3.20 OFAC	~~141~~147
Section 3.21 Foreign Corrupt Practices Act	~~141~~147
Section 3.22 Compliance with Law	~~141~~147

ARTICLE IV CONDITIONS

Section 4.01 Conditions to Initial Credit Extension	~~141~~147
Section 4.02 Conditions to All Credit Extensions	~~144~~150

ARTICLE V AFFIRMATIVE COVENANTS

Section 5.01 Financial Statements, Reports, etc	~~145~~151
Section 5.02 Litigation and Other Notices	~~147~~154
Section 5.03 Existence; Properties	~~147~~155
Section 5.04 Insurance	~~148~~155
Section 5.05 Taxes	~~148~~156
Section 5.06 Employee Benefits	~~148~~156
Section 5.07 Maintaining Records; Access to Properties and Inspections	~~149~~156
Section 5.08 Use of Proceeds	~~150~~157

Section 5.09 Compliance with Environmental Laws; Environmental Reports	~~150~~157
Section 5.10 Additional Collateral; Additional Guarantors	~~150~~158
Section 5.11 Security Interests; Further Assurances	~~152~~159
Section 5.12 Maintenance of Ratings	~~152~~160
Section 5.13 Compliance with Law	~~153~~160
Section 5.14 Anti-Terrorism Law; Anti-Money Laundering; Foreign Corrupt Practices Act	~~153~~160
Section 5.15 Post-Closing Deliveries	~~153~~161

ARTICLE VI NEGATIVE COVENANTS

Section 6.01 Indebtedness	~~154~~162
Section 6.02 Liens	~~159~~166
Section 6.03 Investments, Loans and Advances	~~162~~170
Section 6.04 Mergers and Consolidations	~~167~~174
Section 6.05 Asset Sales	~~168~~175
Section 6.06 Dividends	~~170~~178
Section 6.07 Transactions with Affiliates	~~174~~181
Section 6.08 Financial Covenants	~~175~~183
Section 6.09 Prepayments of Certain Indebtedness; Modifications of Organizational Documents and Other Documents, etc.	~~176~~189
Section 6.10 Holding Company Status	~~177~~190
Section 6.11 No Further Negative Pledge; Subsidiary Distributions	~~178~~191
Section 6.12 Nature of Business	~~179~~192
Section 6.13 Fiscal Year	~~179~~192

ARTICLE VII GUARANTEE

Section 7.01 The Guarantee	~~179~~192
Section 7.02 Obligations Unconditional	~~180~~193
Section 7.03 Reinstatement	~~182~~195
Section 7.04 Subrogation; Subordination	~~182~~195
Section 7.05 Remedies	~~183~~196
Section 7.06 Instrument for the Payment of Money	~~183~~196
Section 7.07 Continuing Guarantee	~~183~~196
Section 7.08 General Limitation on Guarantee Obligations	~~183~~196
Section 7.09 Release of Guarantors	~~184~~197
Section 7.10 Right of Contribution	~~184~~197

ARTICLE VIII EVENTS OF DEFAULT

Section 8.01 Events of Default	~~184~~197
Section 8.02 Application of Proceeds	~~188~~200
Section 8.03 Equity Cure	~~189~~202

ARTICLE IX THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 9.01 Appointment and Authority	~~191~~204
Section 9.02 Rights as a Lender	~~192~~205
Section 9.03 Exculpatory Provisions	~~192~~205
Section 9.04 Reliance by Administrative Agent	~~193~~206
Section 9.05 Delegation of Duties	~~194~~207
Section 9.06 Resignation of Administrative Agent	~~194~~207
Section 9.07 Non-Reliance on Administrative Agent and Other Lenders	~~196~~209
Section 9.08 No Other Duties, Etc	~~196~~209
Section 9.09 Administrative Agent May File Proofs of Claim; Credit Bidding	~~196~~209
Section 9.10 Collateral and Guarantee Matters	~~198~~211
Section 9.11 Secured Cash Management Agreements and Secured Hedging Agreements	~~199~~212
Section 9.12 Withholding Tax	~~200~~213
Section 9.13 Certain ERISA Matters.	~~200~~213
Section 9.14 Erroneous Payments.	215

ARTICLE X MISCELLANEOUS

Section 10.01 Notices	~~202~~219
Section 10.02 Waivers; Amendment	~~207~~224
Section 10.03 Expenses; Indemnity; Damage Waiver	~~213~~230
Section 10.04 Successors and Assigns	~~216~~233
Section 10.05 Survival of Agreement	~~224~~241
Section 10.06 Counterparts; Integration; Effectiveness	~~225~~242
Section 10.07 Severability	~~225~~243
Section 10.08 Right of Setoff	~~226~~243
Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process	~~226~~243
Section 10.10 Waiver of Jury Trial	~~227~~244
Section 10.11 Headings	~~227~~244
Section 10.12 Treatment of Certain Information; Confidentiality	~~227~~244
Section 10.13 USA PATRIOT Act Notice	~~228~~245
Section 10.14 Interest Rate Limitation	~~228~~246
Section 10.15 Obligations Absolute	~~229~~246
Section 10.16 No Advisory or Fiduciary Responsibility	~~229~~246
Section 10.17 Intercreditor Agreement	~~230~~247
Section 10.18 Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions	~~230~~247
Section 10.19 Electronic Execution of Assignments and Certain Other Documents	~~231~~248
Section 10.20 Acknowledgement Regarding any Supported QFCs	248

ANNEXES

Annex A	Commitments

SCHEDULES

Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.07	Subsidiaries
Schedule 3.08	Litigation
Schedule 5.15	Post-Closing Deliveries
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.03(b)	Existing Investments
Schedule 6.07	Transactions with Affiliates
Schedule 6.11	Burdensome Agreements

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Prepayment Notice
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of LC Request
Exhibit H-1	Form of Term Loan Note
Exhibit H-2	Form of Revolving Note
Exhibit H-3	Form of Swing Line Note
Exhibit I	Form of First Lien/Second Lien Intercreditor Agreement
Exhibit J	Reserved
Exhibit K	Form of Non-Bank Certificate
Exhibit L	Form of Solvency Certificate
Exhibit M	Pari Passu Intercreditor Term Sheet

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of November 30, 2017, is made among Cvent, Inc., a Delaware corporation (“Cvent” and the “Borrower”), Papay Holdco, LLC, a Delaware limited liability company (“Holdings”), as a Guarantor, each of the other Guarantors (such terms and each other capitalized term used but not defined herein having the meaning given to it in Article I) party hereto upon becoming a party hereto, the Lenders and Issuing Banks from time to time party hereto, Goldman Sachs Bank USA, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), and as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent”), as swing line lender (in such capacity, the “Swing Line Lender”) and as the Issuing Bank.

WITNESSETH:

WHEREAS, the Borrower, Holdings, the other Guarantors party thereto, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent, collateral agent, swing line lender and as the issuing bank are party to that certain First Lien Credit Agreement, dated as of November 29, 2016 (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing First Lien Credit Agreement”).

WHEREAS, on the Closing Date, the Borrower, Holdings, the Lenders, the Administrative Agent and the Collateral Agent intend to amend and restate the First Lien Credit Agreement as provided herein.

WHEREAS, the Borrower, Holdings, the other Guarantors party thereto, the lenders party thereto and Guggenheim Corporate Funding, LLC, as administrative agent and collateral agent are party to that certain Second Lien Credit Agreement, dated as of November 29, 2016 (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Second Lien Credit Agreement”)

WHEREAS, on the Closing Date, the Borrower intends to (i) refinance in full the indebtedness owing to Exiting First Lien Term Loan Lenders under the Existing First Lien Credit Agreement (the “First Lien Refinancing”) and (ii) refinance in full all outstanding indebtedness under the Second Lien Credit Agreement and to terminate and release any and all security interests or guarantees in connection with the Second Lien Credit Agreement (the “Second Lien Refinancing”, and together with the First Lien Refinancing, the “Closing Date Refinancing”);

WHEREAS, on the Closing Date, the Borrower has requested that the Term Loan Lenders extend credit in the form of Term Loans in an aggregate principal amount equal to $700,000,000 to fund the Closing Date Refinancing, to pay fees, costs and expenses in connection therewith, to fund working capital needs and for other general corporate purposes.

NOW, THEREFORE, the Lenders are willing to (severally but not jointly) extend the credit described in the paragraph immediately above and make Revolving Loans from time to time to the Borrower and the Issuing Bank is willing to issue letters of credit for the account of the Borrower on the terms and subject to the conditions set forth herein. Accordingly, in consideration of the mutual covenants and agreements set forth herein and in the other Loan Documents, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2018 Acquisition” shall have the meaning assigned to such term in Section 3.11.

“2018 Acquisition Agreement” shall mean that certain Agreement and Plan of Merger, dated as of October 16, 2018 (the “2018 Acquisition Agreement”), by and among Cvent Atlanta, LLC, a Delaware limited liability company, Linebacker Merger Sub, Inc., a Delaware corporation, the 2018 Target and the Equityholders’ Representative.

“2018 Incremental Lender” shall mean any Lender that holds a 2018 Incremental Term Loan Commitment and/or a 2018 Incremental Term Loan outstanding hereunder.

“2018 Incremental Term Loan Commitment” shall mean as to each 2018 Incremental Lender, its obligation to make 2018 Incremental Term Loans to the Borrower on the First Incremental Amendment Date in an aggregate principal amount not to exceed the amount set forth opposite such 2018 Incremental Lender’s name on Annex A under the caption “2018 Incremental Term Loan Commitment”.

“2018 Incremental Term Loans” shall mean the Term Loans made to the Borrower on the First Incremental Amendment Date in the principal amount of $53,000,000.

“2018 Target” shall mean Social Tables. Inc., a Delaware corporation.

“2018-B Incremental Lender” shall mean any Lender that holds a 2018-B Incremental Term Loan Commitment and/or a 2018-B Incremental Term Loan outstanding hereunder.

“2018-B Incremental Term Loan Commitment” shall mean as to each 2018-B Incremental Lender, its obligation to make 2018-B Incremental Term Loans to the Borrower on the Second Incremental Amendment Date in an aggregate principal amount not to exceed the amount set forth opposite such 2018-B Incremental Lender’s name on Annex A under the caption “2018-B Incremental Term Loan Commitment”.

“2018-B Incremental Term Loans” shall mean the Term Loans made to the Borrower on the Second Incremental Amendment Date in the principal amount of $40,000,000.

“ABR” when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan or ABR Revolving Loan.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Additional Amount” shall have the meaning assigned to such term in Section 2.15(a).

“Additional Borrower” shall mean any Wholly Owned Restricted Subsidiary incorporated under the laws of the United States, any state thereof or the District of Columbia that becomes a Borrower after the Closing Date pursuant to Section 2.24.

“Additional Guarantor” shall mean any Wholly Owned Restricted Subsidiary that becomes a Guarantor after the Closing Date pursuant to Section 5.10.

“Additional Lender” shall mean each Eligible Assignee that becomes a Lender.

“Additional Revolving Commitment” shall have the meaning assigned to such term in Section 2.20(a).

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum equal to the LIBO Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Administrative Agent” shall have the meaning given to that term in the preamble hereto, and include each other person appointed as a successor pursuant to Article IX.

“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A or in such other form as may be reasonably approved by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that neither any Lender nor any Agent (nor any of their Affiliates) shall be deemed to be an Affiliate of Holdings, the Borrower or any of their respective Subsidiaries solely by virtue of its capacity as a Lender or Agent hereunder. For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.

“Affiliated Debt Fund” shall mean a debt fund or other investment vehicle that is an Affiliate of the Sponsor and that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors therein independent of or in addition to their duties to the Sponsor or any of its Affiliates.

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean either of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1/2 of 1.00%, and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Rate or the Adjusted LIBO Rate, as the case may be.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.19.

“Applicable Date of Determination” shall mean, for purposes of determining Consolidated Total Funded Indebtedness and Unrestricted Cash for purposes of calculating the First Lien Leverage Ratio, the Senior Secured Leverage Ratio or the Total Leverage Ratio for purposes of determining whether an incurrence test has been satisfied, subject to Section 1.06, the date of the transaction subject to such incurrence test.

“Applicable ECF Percentage” shall mean, for any fiscal year of Holdings, (a) 50% if the First Lien Leverage Ratio (after giving effect to (i) any prepayments or buybacks described in Section 2.10(f)(B) and (ii) any such ECF Payment Amount assuming a 50% Applicable ECF Percentage) as of the last day of and for such fiscal year is greater than 4.00 to 1.00, (b) 25% if the First Lien Leverage Ratio (after giving effect to (i) any prepayments or buybacks described in Section 2.10(f)(B) and (ii) any such ECF Payment Amount assuming a 25% Applicable ECF Percentage) as of the last day of and for such fiscal year is greater than

3.50 to 1.00 but less than or equal to 4.00 to 1.00 and (c) 0% if the First Lien Leverage Ratio (after giving effect to any prepayments or buybacks described in Section 2.10(f)(B) as of the last day of such fiscal year is less than or equal to 3.50 to 1.00. For the avoidance of doubt, if, after giving effect to the parenthetical phrases in any of the foregoing subclauses more than one of the preceding subclauses would be applicable, the subclause with the highest percentage shall apply.

“Applicable Margin” shall mean a percentage per annum equal to, with respect to (a)(i) Term Loans that are Eurodollar Loans, 3.75% and (ii) Term Loans that are ABR Loans, 2.75% and (b) Revolving Loans, Swing Line Loans, LC Participation Fee and Commitment Fee, as set forth below for the appropriate level:

Level	First Lien Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans and Swing Line Loans	Applicable Margin for LC Participation Fee	Commitment Fee
I	> 4.00 to 1.00	3.75%	2.75%	3.75%	0.50%
II	< 4.00 to 1.00 and > 3.50 to 1.00	3.50%	2.50%	3.50%	0.375%
III	< 3.50 to 1.00	3.25%	2.25%	3.25%	0.25%

provided that until a certified calculation of the First Lien Leverage Ratio is delivered for the first fiscal quarter for which financial statements are required to be delivered pursuant to Section 5.01(a) or (b), the Applicable Margin with respect to Revolving Loans and Swing Line Loans, the LC Participation Fee and the Commitment Fee shall be set at the margin in the row styled “Level I” in the applicable table. Except as set forth in the foregoing proviso, the Applicable Margin with respect to Revolving Loans and Swing Line Loans, the LC Participation Fee and the Commitment Fee shall be re-determined quarterly on the first Business Day of the month following the date of delivery to the Administrative Agent of a certified calculation of the First Lien Leverage Ratio in accordance with Section 5.01(c); provided that if such certification is not provided in accordance with Section 5.01(c), the Applicable Margin with respect to Revolving Loans and Swing Line Loans, the LC Participation Fee and the Commitment Fee shall be set at the margin in the row styled “Level I” in the applicable table as of the first Business Day of the month following the end of the quarter for which the certification was not delivered until the date on which such certification is delivered (on which date, the Applicable Margin with respect to Revolving Loans and Swing Line Loans, the LC Participation Fee and the Commitment Fee shall be set at the margin based upon the calculations disclosed by such certification).

In the event that the certified calculation of the First Lien Leverage Ratio previously delivered pursuant to Section 5.01(c) was inaccurate (and such inaccuracy is discovered while any Revolving Commitments are outstanding), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for the Revolving Loans or Swing Line Loans, the LC Participation Fee or the Commitment Fee, as applicable, for any period (an “Applicable Period”) than the Applicable Margin for Revolving Loans or Swing Line Loans, the LC Participation Fee or the Commitment Fee, as applicable, applied for such Applicable Period, then, to the extent any Revolving Commitments are outstanding at such time, (i) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct certified calculation of the First Lien Leverage Ratio for such Applicable Period, (ii) the Applicable Margin for Revolving Loans or Swing Line Loans, the LC Participation Fee or the Commitment Fee, as applicable, shall be determined as if the Level for such higher Applicable Margin for Revolving Loans or Swing Line Loans, the LC Participation Fee or the Commitment Fee, as applicable, were applicable for such Applicable Period, and (iii) the Borrower shall within ten Business Days of written demand therefor by the Administrative Agent pay to the Administrative Agent the accrued additional interest with respect to Revolving Loans or Swing Line Loans, the LC Participation Fee or the Commitment Fee owing as a result of such increased Applicable Margin for Revolving Loans or Swing Line Loans, the LC Participation Fee or the Commitment Fee for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.

Notwithstanding the foregoing, the Applicable Margin in respect of any Extended Loan shall be the applicable percentages per annum set forth in the relevant Extension Amendment.

“Applicable Other Indebtedness” shall have the meaning assigned to such term in Section 2.10(h).

“Applicable Tax Laws” shall mean the Code and any other applicable Requirement of Law relating to Taxes, as in effect from time to time.

“Application” shall have the meaning assigned to such term in Section 2.18(a).

“Approved Fund” shall mean any Fund or managed account that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity, or an Affiliate of an entity, that administers, advises or manages a Lender.

“Asset Sale” shall mean (a) any conveyance, sale, transfer or other disposition of any property pursuant to Section 6.05(b) and (b) any issuance or sale of any Equity Interest of any Group Member (other than Holdings, and other than to any Group Member (other than in the case of an issuance or sale of any Equity Interest of any Credit Party to any Group Member that is not a Credit Party)), and in any event “Asset Sales” shall exclude Casualty Events of any Group Member.

“Asset Sale Threshold” shall have the meaning assigned to such term in Section 2.10(c)(i).

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale Leaseback Transaction.

“Audited Financial Statements” shall mean the audited consolidated balance sheets and related statements of income, and cash flows of Holdings and its Restricted Subsidiaries for the most recently completed fiscal year ended at least 120 days before the Closing Date.

“Auto-Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.18(c)(ii).

“Available Retained ECF Amount” shall mean, at any date of determination, the portion of Excess Cash Flow, determined on a cumulative basis for all fiscal years of Holdings (commencing with the fiscal year ending December 31, 2018) that was not required to be applied to prepay Term Loans pursuant to Section 2.10(f) or to prepay any other Indebtedness pursuant to Section 2.10(h) on account of Section 2.10(f); provided that in no event shall the “Available Retained ECF Amount” be less than $0.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule. and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean the Federal Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§ 101 et seq. and the regulations issued thereunder.

“Base Rate” shall mean a rate per annum equal to the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an Employee Benefit Plan that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such Employee Benefit Plan or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers, manager or managing member of such person, (c) in the case of any partnership, the general partner of such person and (d) in any other case, the functional equivalent of the foregoing.

“Bona Fide Debt Fund” shall mean any debt Fund Affiliate of any Person described in clause (b) of the definition of Disqualified Institution that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors therein independent of or in addition to their duties to such Person described in clause (b) of the definition of Disqualified Institution.

“Borrower” shall have the meaning assigned to such term in the preamble hereto; provided that the term “Borrower” shall include any Additional Borrower.

“Borrowing” shall mean (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swing Line Loan.

“Borrowing Request” shall mean a written request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1, or such other form (including any form on an electronic platform or electronic transmission system) as shall be approved by the Administrative Agent (which approval shall not be unreasonably withheld), appropriately completed and signed by a Responsible Officer of the Borrower.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Requirements of Law of, or are in fact closed in, the state where the Administrative Agent’s office set forth in Section 10.01 is located (as modified from time to time in accordance with Section 10.01) and, if such day relates to any Eurodollar Loan, shall mean any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Assets” shall mean, with respect to any person, all equipment, rolling stock, aircraft, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Expenditures” shall mean, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities) by Holdings and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of Holdings and its Restricted Subsidiaries and (b) Capital Lease Obligations incurred by Holdings and its Restricted Subsidiaries during such period.

“Capital Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capital Leases” shall mean all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that the adoption or issuance of any accounting standards after the Closing Date will not cause any lease that was not or would not have been a Capital Lease prior to such adoption or issuance to be deemed a Capital Lease.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any political subdivision, agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) securities issued, or directly, unconditionally and fully guaranteed or insured, by any state of the United States or any political subdivision of any such state or any public instrumentality thereof (provided that the full faith and credit of such state is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (c) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person, and securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of this clause (c); (d) repurchase obligations for underlying securities of the types described in clause (a), (b) or (c) above entered into with any bank meeting the qualifications specified in clause (c) above; (e) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than one year after the date of acquisition by such person; (f) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (e) above, or that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated within the top three ratings categories by S&P or Moody’s and (iii) have portfolio assets of at least $500,000,000; (g) demand deposit accounts maintained in the ordinary course of business; (h) preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s, with maturities of less than one year from the date of acquisition; (i) marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time either Moody’s or S&P shall not be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Holdings) and in each case maturing within one year after the date of creation or acquisition thereof; (j) investment funds investing at least 90% of their assets in Cash Equivalents of the types described in clauses (a) through (j) above and (k)(i) investments of the type and (to the extent applicable) maturity described in clauses (a) through (j) above of (or maintained with) a comparable foreign obligor, which investments or obligors (or the parent thereof) have ratings described in clause (c) or (e) above, if applicable, or equivalent ratings from comparable foreign rating agencies or (ii) investments of the type and maturity (to the extent applicable) described in clauses (a) through (j) above of (or maintained with) a foreign obligor (or the parent thereof), which investments or obligors (or the parents thereof) are not rated as provided in such clauses or in subclause (i) of this clause (k) but which are, in the reasonable judgment of the Borrower, comparable in investment quality to such investments and obligors (or the parents of such obligors).

“Cash Management Agreement” shall mean any agreement to provide to any Group Member any cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” shall mean any Person that is a creditor under a Cash Management Agreement, in its capacity as a party to such Cash Management Agreement; provided that if such Person is not (or was not, at the time it entered into a Cash Management Agreement) a Lender, an Agent or a Lead Arranger, such person shall deliver to the Administrative Agent a letter agreement pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 9.03, 10.03 and 10.09 as if it were a Lender.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Group Member. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“Casualty Event Threshold” shall have the meaning set forth in Section 2.10(e)(i).

“CFC” shall mean a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code.

“CFC Holding Company” shall mean any Subsidiary substantially all of the assets of which are (a) Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) or (b) Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) and debt instruments, in the case of clauses (a) and (b), of one or more (x) Excluded Foreign Subsidiaries and (y) other Subsidiaries that are CFC Holding Companies pursuant to clause (x) of this definition.

“Change in Law” shall mean (a) the adoption of, or taking effect of, any law, treaty, order, rule or regulation after the date hereof, (b) any change in any law, treaty, order, rule or regulation (including, for the avoidance of doubt, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and all requests rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III) or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date hereof or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority (including, for the avoidance of doubt, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III) made or issued after the date hereof.

A “Change of Control” shall be deemed to have occurred if:

(a) prior to an IPO, Permitted Holders (collectively) shall fail to own (directly or indirectly), or to have the power to vote or direct the voting of, directly or indirectly, Voting Stock of Holdings representing more than 50% of the voting power of the total outstanding Voting Stock of Holdings;

(b) upon and following an IPO, the Permitted Holders (collectively) shall fail to own (directly or indirectly), or to have the power to vote or direct the voting of, directly or indirectly, Voting Stock of Holdings representing more than 35% of the voting power of the total outstanding Voting Stock of Holdings, unless Permitted Holders have, at such time, the right or ability by voting power, contract or otherwise, to elect or designate for election at least a majority of the Board of Directors of Holdings;

(c) upon and following an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Holdings representing more than the total Voting Stock of Holdings then held by the Permitted Holders (collectively);

(d) Holdings shall cease to beneficially own and Control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interests in the Equity Interests of each of the Borrower and Lanyon; or

(e) a “Change of Control” (or equivalent term) as defined in the definitive debt documentation for any Indebtedness in excess of $21,500,000 in aggregate principal amount secured by the Collateral on a pari passu basis with or a junior basis to the Secured Obligations, Unsecured Indebtedness, Permitted Junior Refinancing Debt, Permitted Pari Passu Refinancing Debt, Permitted Unsecured Refinancing Debt, Registered Equivalent Notes, Permitted Incremental Equivalent Debt or Indebtedness incurred pursuant to a Permitted Refinancing of any of the foregoing, shall occur.

For purposes of this definition, a person acquiring any Voting Stock shall not be deemed to have beneficial ownership of such Voting Stock subject to a stock purchase agreement, merger agreement or similar agreement, so long as such agreement contains a condition to the closing of the transactions contemplated thereunder that the Obligations (other than contingent indemnification obligations, unasserted expense reimbursement obligations, obligations and liabilities under Secured Cash Management Agreements and Secured Hedging Agreements with respect to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made, and Letters of Credit that have been (i) cash collateralized in accordance with the terms of this Agreement, (ii) backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or (iii) rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank) under this Agreement and the other Loan Documents shall be paid in full and terminated prior to (or contemporaneously with) the consummation of such transactions.

“Class” subject to Section 2.21 and Section 2.22, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swing Line Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Term Loan Commitment or Swing Line Commitment, in each case, under this Agreement as originally in effect or pursuant to Section 2.20.

“Closing Date” shall mean the date of the initial Credit Extensions hereunder.

“Closing Date Refinancing” shall have the meaning assigned to such term in the recitals hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, unless otherwise specified.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral and all other property of whatever kind and nature, whether now owned or hereinafter acquired, subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto, and include each other person appointed as a successor thereto pursuant to Article IX.

“Commercial Letter of Credit” shall mean any letter of credit or similar instrument intended to serve as the means of payment in a purchase of goods or services.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, Term Loan Commitment or Swing Line Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, and including, without limitation, amortization of goodwill, software and other intangible assets.

“Consolidated Cash Interest Expense” shall mean, for any period, the Consolidated Interest Expense excluding any non-cash interest expense of Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Holdings and its Restricted Subsidiaries which may properly be classified as current assets (excluding deferred tax assets without duplication of amounts otherwise added in calculating Excess Cash Flow) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP, excluding cash and Cash Equivalents; provided that Consolidated Current Assets shall be calculated without giving effect to the impact of purchase accounting.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities (excluding deferred taxes and taxes payable, in each case, without duplication of amounts otherwise deducted in calculating Excess Cash Flow) of Holdings and its Restricted Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Indebtedness and other long term liabilities, and accrued interest thereon) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP; provided that Consolidated Current Liabilities shall be calculated without giving effect to the impact of purchase accounting.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (other than in respect of clauses (f), (o) and (r) below) and without duplication:

(a) Consolidated Interest Expense;

(b) Consolidated Amortization Expense;

(c) Consolidated Depreciation Expense;

(d) Consolidated Tax Expense;

(e) Consolidated Transaction Costs;

(f) (x) pro forma adjustments consistent with those previously identified in the “bank case” projection model delivered to the Administrative Agent on October 25, 2017, and (y) “run rate” cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by the Borrower to result from action either taken or expected to be taken in connection with, and within 24 months following, any acquisition (including the commencement of activities constituting a business) or material disposition (including the termination or discontinuance of activities constituting a business), in each case of business entities or of properties or assets constituting a division or line of business (including, without limitation, a product line), and/or any other operational change (including, to the extent applicable, in connection with the Transactions or any restructuring) (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such synergies, cost savings, operating expense reductions, other operating improvements and initiatives had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that amounts added back to Consolidated EBITDA pursuant to this clause (f)(y) shall not, in the aggregate, exceed 25% of Consolidated EBITDA for any four fiscal quarter period (determined prior to giving effect thereto) (in each case, other than any amounts added back to Consolidated EBITDA which constitute operational improvements made in connection with the Transactions (as defined in the Existing First Lien Credit Agreement));

(g) any charge, expense, cost, accrual, reserve, payment, fee, expense or loss of any kind (“Charges”) (including rationalization, legal, tax, structuring and other costs and expenses) (other than depreciation or amortization expense) related to any consummated, anticipated, unsuccessful or attempted equity offering (including an IPO), issuance or repurchase, other Equity Issuance, incurrence by Holdings or any of its Subsidiaries of

Indebtedness (including an amendment thereto or a refinancing thereof, whether or not successful, and any costs of surety bonds incurred in connection with successful or unsuccessful financing activities), Dividend (including the amount of expenses relating to payments made to option holders of any direct or indirect parent of the Borrower in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement), Investment, acquisition (including the Original Acquisition and any Permitted Acquisition or other Investments) (including (x) bonuses paid to employees, severance and reorganization costs and expenses in connection with any Permitted Acquisition and other investments permitted hereunder, (y) fees, costs and expenses incurred in connection with the de-listing of public targets or compliance with public company requirements in connection any Permitted Acquisition or other Investment, and any Public Company Costs, and (z) to the extent arising in the context of “take private” Permitted Acquisitions or Investments, litigation expenses and settlement amounts), Asset Sale or other disposition, consolidations, restructurings, repayment of Indebtedness (including Restricted Debt Payments) or recapitalization or the breakage of any hedging arrangement permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (in each case, whether or not successful), including such Charges related to (i) the offering, syndication, assignment and administration of the loans under the Loan Documents and any other credit facilities (including, and together with Charges of S&P, Moody’s or any other nationally recognized ratings agency in order to comply with the terms of Section 5.12) and (ii) any refinancing, extension, waiver, forbearance, amendment or other modification of the Loan Documents and any other credit facilities (in each case, whether consummated, anticipated, unsuccessful, attempted or otherwise);

(h) (i) any non-cash Charges, impairment Charges (including bad debt expense), write-downs, write-offs, expenses, losses or items (including, without limitation, purchase accounting adjustments under ASC 805 or similar recapitalization accounting or acquisition accounting under GAAP or similar provisions under GAAP, or any amortization or write-off of any amounts thereof (including, without limitation, with respect to inventory, property and equipment, leases, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billings and debt line items)) (including any (x) non-cash expense relating to the vesting of warrants, (y) non-cash asset retirement costs, and

(z) non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods (including changes in capitalization of variances)) or other inventory adjustments), including any such charges, impairment charges, write-downs, write-offs, expenses, losses or items pushed down to Holdings and its Restricted Subsidiaries, (ii) net unrealized or realized exchange, translation or performance losses relating to foreign currency transactions and foreign exchange adjustments including, without limitation, losses and expenses in connection with, and currency and exchange rate fluctuations and losses or other obligations from, hedging activities or other derivative instruments, and (iii) cash Charges resulting from the application of ASC 805 or similar provisions under GAAP (including with respect to Earn-Outs incurred by Holdings, the Borrower or any of their Restricted Subsidiaries in connection with any Permitted Acquisition or other Investment (including any acquisition or other Investment consummated prior to the Closing Date) and paid or accrued during the applicable period);

(i) (i) the amount of management, advisory, monitoring, consulting, refinancing, subsequent transaction and exit fees (including termination fees) and similar fees and expenses and related indemnities and expenses paid or accrued to direct or indirect equity holders of Holdings (and their Affiliates), including any such fees, expenses and indemnities required to be paid pursuant to the Management Services Agreement and payments for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, to the extent such payments are permitted hereunder, and (ii) directors’ fees and expenses paid or accrued;

(j) Charges that are covered by indemnification, reimbursement, guaranty, purchase price adjustment or other similar provisions in favor of Holdings or its Restricted Subsidiaries in any agreement entered into by Holdings or any of its Restricted Subsidiaries to the extent such expenses and payments have been reimbursed pursuant to the applicable indemnity, guaranty or acquisition agreement in such period (or are reasonably expected to be so paid or reimbursed within one year after the end of such period to the extent not accrued) or an earlier period if not added back to Consolidated EBITDA in such earlier period; provided that if such amount is not so reimbursed within such one year period, such expenses or losses shall be subtracted in the subsequent calculation period;

(k) Insurance Loss Addbacks; provided that if such amount is both (i) added back to Consolidated EBITDA and (ii) not so reimbursed or received by the Borrower or its Restricted Subsidiaries within such one year period applicable thereto, then such Insurance Loss Addback shall be subtracted in the subsequent Test Period;

(l) the aggregate amount of proceeds of business interruption insurance received by Holdings or one of its Restricted Subsidiaries during such period (or so long as such amount is reasonably expected to be received in a subsequent calculation period and within one year from the date of the underlying loss) to the extent not already included in Consolidated Net Income; provided that, if such amount is both (i) added back to Consolidated EBITDA and (ii) not so reimbursed or received by Holdings or such Restricted Subsidiary within such one year period, then such expenses or losses shall be subtracted in the subsequent calculation period;

(m) any exceptional, extraordinary, unusual or non-recurring expenses, losses or Charges incurred;

(n) Charges attributable to or associated with any restructuring (including restructuring charges related to Permitted Acquisitions and other Investments permitted hereunder and adjustments to existing reserves), carve out, integration, implementation of new initiatives, business optimization activities, cost savings, cost rationalization programs, operating expense reductions, synergies and/or similar initiatives, retention, recruiting, relocation, rebranding, signing bonuses, Charges in connection with a single or one-time event (including without limitation, in connection with facility openings, pre-openings, closings, reconfigurations and/or consolidations), research and development, contract termination Charges, stock option and other equity-based compensation expenses, any Charges associated with any stock subscription or shareholder agreement or any employee benefit trust, severance costs, Charges associated with systems implementation, software development, project start-up and new operations (including, without limitation, any Charges in connection with entering into a new market), corporate development, any Charges associated with any modification of any pension or post-retirement employee benefit plan, indemnities and expenses, transaction fees and expenses, management fees and expenses, including, without limitation, any one time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or a public company (including, for the avoidance of doubt, Public Company Costs);

(o) solely for purposes of determining compliance with Section 6.08 (and solely to the extent made in compliance with Section 8.03(a)), in respect of any period which includes a Cure Quarter, the Cure Amount in connection with an Equity Cure Contribution in respect of such Cure Quarter;

(p) (i) compensation expenses resulting from the repurchase of Equity Interests of Holdings or any of its parent companies from employees, directors or consultants of Holdings or any of its Restricted Subsidiaries, in each case, to the extent permitted by this Agreement, (ii) non-cash costs and expenses relating to any equity-based compensation or equity-based incentive plan of Holdings (or its direct or indirect parent company) or any of its Restricted Subsidiaries and (iii) compensation payments resulting from payments to employees, directors or officers of Holdings and its Restricted Subsidiaries paid in connection with Dividends that are otherwise permitted hereunder to the extent such payments are not made in lieu of, or a substitution for, ordinary salary or ordinary payroll payments;

(q) any net losses attributable to the early extinguishment or repayment of Indebtedness (and the termination of any associated hedging agreements) including, for the avoidance of doubt, any unamortized fees, costs and expenses paid in connection therewith;

(r) other adjustments that are (i) contained in a quality of earnings report made available to the Administrative Agent prepared by financial advisors (which financial advisors are (A) nationally recognized or (B) reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable)) and retained by a Credit Party, (ii) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the SEC (or any successor agency), (iii) included in the definition of “Consolidated EBITDA” as set forth in the Existing First Lien Credit Agreement or (iv) approved by the Administrative Agent;

(s) letter of credit fees;

(t) net realized losses from Hedging Agreements, embedded derivatives or other derivatives resulting from actions outside of the ordinary course of trading (provided that, for the avoidance of doubt, losses resulting from ordinary course of trading Hedging Agreements or other derivatives shall not be added back pursuant to this clause (t));

(u) the net amount, if any, of the difference between (to the extent the amount in the following clause (i) exceeds the amount in the following clause (ii)): (i) the deferred revenue of such Person and its Restricted Subsidiaries as of the last day of such period (the “Determination Date”) and (ii) the deferred revenue such Person and its Restricted Subsidiaries as of the date that is twelve months prior to the Determination Date;

(v) any net loss from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of);

(w) the amount of any loss or discount on any sale of (x) Receivables Assets and related assets in connection with a Receivables Facility or (y) Securitization Assets and related assets in connection with a Qualified Securitization Financing;

(x) any net loss included in Consolidated Net Income attributable to non-controlling interests in any non-Wholly Owned Subsidiary or any joint venture;

(y) all Charges attributable to, and payments of, legal settlements, fines, judgments or orders; and

(z) all cash actually received (or any netting arrangements resulting in reduced cash expenditures) during the relevant period and not included in Consolidated Net Income in respect of any non-cash gain deducted in the calculation of Consolidated EBITDA (including any component definition) for any previous period and not added back during such period;

and (y) subtracting therefrom, in each case only to the extent (and in the same proportion) added in determining such Consolidated Net Income and without duplication, the aggregate amount of (A) all non-cash items increasing Consolidated Net Income for such period (other than the accrual of revenue or recording of receivables in the ordinary course of business), (B) any extraordinary, unusual or non-recurring gains increasing Consolidated Net Income for such period, (C) any net realized gains from Hedging Agreements, embedded derivatives or other derivatives resulting from actions outside of the ordinary course of trading (provided that, for the avoidance of doubt, gains resulting from ordinary course of trading Hedging Agreements or other derivatives shall not be subtracted pursuant to this clause (C)), (D) any net gain from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of), (E) the net amount, if any, of the difference between (to the extent the amount in the following clause (i) exceeds the amount in the following clause (ii)): (i) the deferred revenue of such Person and its Restricted Subsidiaries as of the date that is twelve months prior to the Determination Date (as defined above) and (ii) the deferred revenue of such Person and its Restricted Subsidiaries as of the Determination Date; (G) the amount of any minority interest net income attributable to non-controlling interests in any non-Wholly Owned Subsidiary or any joint venture; (H) net unrealized or realized exchange, translation or performance income or gains relating to foreign currency transactions and foreign exchange adjustments including, without limitation, income or gains in connection with, and currency and exchange rate fluctuations and income or gains from, hedging activities or other derivative instruments; and (I) the amount of any income or gain on any sale of (x) Receivables Assets and related assets in connection with a Receivables Facility or (y) Securitization Assets and related assets in connection with a Qualified Securitization Financing.

Notwithstanding anything to the contrary, it is agreed that, for the purpose of calculating the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Total Leverage Ratio and the Consolidated Interest Coverage Ratio for any period that includes the fiscal quarters ended on December 31, 2016, March 31, 2017, June 30, 2017 or September 30, 2017, Consolidated EBITDA shall be deemed to be $31,699,000, $72,666,000, $13,800,000 and $35,407,000, respectively, in each case, as adjusted on a Pro Forma Basis and to give effect to any adjustments in clauses (f) and (r) above that in each case may become applicable due to actions taken on or after the Closing Date, as applicable; it being agreed that for purposes of calculating any financial ratio or test in connection with a Subject Transaction, Consolidated EBITDA shall be calculated on a Pro Forma Basis in a manner consistent with Consolidated EBITDA for each quarterly period set forth above and the adjustments set forth above in this definition. Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Subject Transaction as if it occurred on the first day of the reference period.

“Consolidated Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated EBITDA for the Test Period then most recently ended to (ii) Consolidated Cash Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Holdings and its Restricted Subsidiaries for such period with respect to Consolidated Total Funded Indebtedness determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of Holdings and its Restricted Subsidiaries for such period;

(b) commissions, discounts and other fees, costs and Charges owed by Holdings or any of its Restricted Subsidiaries with respect to letters of credit, bankers’ acceptance financings and receivables financings for such period;

(c) amortization of costs in connection with the incurrence by Holdings or any of its Subsidiaries of Indebtedness, debt discount or premium and other financing fees and expenses incurred by Holdings or any of its Restricted Subsidiaries for such period;

(d) cash contributions to any employee stock ownership plan or similar trust made by Holdings or any of its Restricted Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Holdings or any of its Restricted Subsidiaries) in connection with Indebtedness incurred by such plan or trust for such period;

(e) all interest paid or payable with respect to discontinued operations of Holdings or any of its Restricted Subsidiaries for such period;

(f) the interest portion of any deferred payment obligations of Holdings or any of its Restricted Subsidiaries for such period; and

(g) all interest on any Indebtedness of Holdings or any of its Restricted Subsidiaries of the type described in clauses (f) or (i) of the definition of “Indebtedness” for such period;

provided that (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense, (b) commissions, discounts, yield, and other fees and Charges (including any interest expense) related to any Receivables Facility or any Securitization Facility shall be excluded from the calculation of Consolidated Interest Expense, and (c) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements related to interest rates.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or prepaid or extinguished at any time on or after the first day of the Test Period and prior to the date of determination in connection with the Transactions, any Permitted Acquisitions, Asset Sales or other dispositions (other than any Asset Sales or other dispositions in the ordinary course of business), and discontinued division or line of business (including, without limitation, a product line) or operations as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period in each case to the extent permitted by this Agreement.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) attributable to Holdings and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any person that is not a Restricted Subsidiary of Holdings, except to the extent that cash in an amount equal to any such income has actually been received by Holdings or (subject to clause (b) below) any of its Restricted Subsidiaries during such period;

(b) the net income of any Restricted Subsidiary of Holdings during such period to the extent that the declaration or payment of Dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement (other than this Agreement, any other Loan Document or any refinancings thereof), instrument, or Requirement of Law applicable to that Restricted Subsidiary or its equity holders during such period (unless such restriction or limitation has been waived), except that Holdings’ equity in the net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Holdings or any of its Restricted Subsidiaries upon any Asset Sale or other disposition by Holdings or any of its Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business;

(d) any foreign currency translation gains or losses (including losses related to currency remeasurements of Indebtedness);

(e) non-cash gains and losses resulting from any reappraisal, revaluation or write-up or write-down of assets;

(f) unrealized gains and losses, and the impact of any revaluation, with respect to Hedging Obligations, embedded derivatives or other derivative transactions other than, in each case, unrealized gains or losses with respect to Hedging Obligations or other derivatives which are accounted for on a hedge accounting basis (which, for the avoidance of doubt, shall be included in net income) and provided, that, for the avoidance of doubt, realized gains or losses in respect of Hedging Obligations or other derivatives entered into for nonspeculative purposes shall be included in net income; and

(g) gains or losses due solely to the cumulative effect of any change in accounting principles (effected either through cumulative effect adjustment or retroactive application, in each case, in accordance with GAAP) and changes as a result of the adoption or modification of accounting policies during such period.

“Consolidated Tax Expense” shall mean, for any period, the tax expense (including, without limitation, federal, state, local, foreign, franchise, excise, property and foreign withholding and similar taxes) of Holdings and its Restricted Subsidiaries, including any penalties and interest relating therefrom or arising from any tax examinations for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” shall mean, as of any date, the total property and assets of Holdings and its Restricted Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of Holdings most recently delivered pursuant to Section 5.01(a) or (b), as applicable (on a Pro Forma Basis after giving effect to any Permitted Acquisitions or any Investments or dispositions permitted hereunder or by the other Loan Documents).

“Consolidated Total Funded Indebtedness” shall mean, as of any date of determination, for Holdings and its Restricted Subsidiaries determined on a consolidated basis, the sum of, without duplication, (a) the aggregate principal amount of all funded Indebtedness for borrowed money, (b) all Purchase Money Obligations, (c) the principal portion of Capital Lease Obligations and (d) Letters of Credit (solely to the extent of any unreimbursed amounts thereunder that are not paid within one Business Day after the same become due and payable). Notwithstanding the foregoing, in no event shall the following constitute “Consolidated Total Funded Indebtedness”: (i) obligations under any derivative transaction or other Hedging Agreement, (ii) undrawn Letters of Credit, (iii) Earn-Outs to the extent not then due and payable and if not recognized as debt on the balance sheet in accordance with GAAP and (iv) leases that would be characterized as operating leases in accordance with GAAP on the date hereof.

“Consolidated Transaction Costs” shall mean the fees, premiums, costs, expenses, accruals and reserves (including rationalization, legal, tax, structuring and other costs and expenses) incurred by Holdings and its Restricted Subsidiaries, whether before or after the Closing Date, in connection with the Original Acquisition, the Transactions or the Closing Date Refinancing.

“Contingent Obligation” shall mean, as to any person, any obligation or agreement of such person guaranteeing or intended to guarantee any Indebtedness, leases, Dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation or agreement of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties or other similar contingent obligations incurred in the ordinary course of business, including indemnities. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Investment Affiliate” shall mean, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Holdings or its direct or indirect parent company or other portfolio companies of such person.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning assigned to such term in Section

10.20.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted Pari Passu Refinancing Debt, (b) Permitted Junior Refinancing Debt, or (c) Permitted Unsecured Refinancing Debt obtained pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, Incremental Term Loans, Refinancing Term Loans, Revolving Loans, Incremental Revolving Loans or Refinancing Revolving Loans hereunder (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than (A) the aggregate principal amount of the Refinanced Debt, plus (B) accrued and unpaid interest thereon, any fees, premiums, accrued interest associated therewith, or other reasonable amount paid, and fees, costs and expenses, commissions or underwriting discounts incurred in connection therewith, plus (C) an amount equal to any existing commitments unutilized under such Refinanced Debt not established in contemplated of such refinancing, plus (D) such additional amounts otherwise permitted to be incurred under the Loan Documents (with a corresponding reduction in the amount of any basket or carve-out (to the extent capped) used pursuant to this clause (D)), (ii) the terms applicable to such Credit Agreement Refinancing Indebtedness comply with the Required Debt Terms and (iii) such Refinanced Debt (other than unasserted contingent indemnification or reimbursement obligations and letters of credit that have been cash collateralized, rolled into another credit facility or backstopped in accordance with the terms thereof) shall be repaid, defeased or satisfied and discharged, and (unless otherwise agreed by all Lenders holding such Refinanced Debt) all accrued interest, fees and premiums (if any) in connection therewith shall be paid on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the extension or renewal of any existing Letter of Credit, by the Issuing Bank.

“Credit Parties” shall mean the Borrower and the Guarantors; and “Credit Party” shall mean any one of them.

“Cumulative Amount” shall mean, on any date of determination (the “Reference Date”), the sum of (without duplication):

(a) an amount equal to the greater of (i) $55,000,000 and (ii) 35% of Consolidated EBITDA for the most recent Test Period; plus

(b) the Available Retained ECF Amount; plus

(c) an amount determined on a cumulative basis equal to the Net Cash Proceeds received by Holdings after the Closing Date (and contributed as common capital or Qualified Capital Stock to the Borrower) from Eligible Equity Issuances, to the extent Not Otherwise Applied; plus

(d) an amount determined on a cumulative basis equal to the Net Cash Proceeds received by Holdings (and contributed as common capital or Qualified Capital Stock to the Borrower) from Indebtedness or Disqualified Capital Stock issued after the Closing Date and subsequently converted or exchanged into Qualified Capital Stock of Holdings or any direct or indirect parent company of Holdings, to the extent Not Otherwise Applied; plus

(e) the aggregate amount of Retained Declined Proceeds held by any Group Member during the period from the Business Day immediately following the Closing Date through and including the Reference Date; plus

(f) to the extent not already included in the calculation of Consolidated Net Income of Holdings and its Restricted Subsidiaries, the aggregate amount of all cash dividends and other cash distributions received by any Group Member from any joint ventures or Unrestricted Subsidiaries during the period from the Business Day immediately following the Closing Date through and including the Reference Date solely to the extent the original Investment therein was made using the Cumulative Amount and solely up to the original amount of the Investment therein; plus

(g) to the extent not already included in the calculation of Consolidated Net Income of Holdings and its Restricted Subsidiaries, the aggregate amount of all Net Cash Proceeds received by any Group Member in connection with the sale, transfer or other disposition of its ownership interest in any joint venture or Unrestricted Subsidiary during the period from the Business Day immediately following the Closing Date through and including the Reference Date solely to the extent the original Investment therein was made using the Cumulative Amount and solely up to the original amount of the Investment therein; plus

(h) the aggregate amount of all Net Cash Proceeds received by any Group Member in connection with the sale, transfer or other disposition of its ownership interest in, or cash amounts of any returns, dividends, profits, distributions and similar amounts received on, any Investment (including in any Unrestricted Subsidiary or a joint venture) made pursuant to Section 6.03(x), up to the amount of the original Investment, during the period from the Business Day immediately following the Closing Date through and including the Reference Date; plus

(i) in the event that the Borrower re-designates any Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date (which, for purposes hereof, shall be deemed to also include (A) the merger, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into the Borrower or any Restricted Subsidiary, so long as the Borrower or such Restricted Subsidiary is the surviving Person, and (B) the transfer of any assets of an Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary), the lower of (x) the fair market value (as determined in good faith by the Borrower) of the Investment in such Unrestricted Subsidiary or such transferred assets at the time of such re-designation and (y) the amount of the original Investment in such Unrestricted Subsidiary, in each case to the extent such Investment was made using the Cumulative Amount; minus

(j) (i) the aggregate amount of Investments made pursuant to Section 6.03(x) using the Cumulative Amount, (ii) the aggregate amount of Dividends made pursuant to Section 6.06(f) using the Cumulative Amount and (iii) the aggregate amount of prepayments of indebtedness pursuant to Section 6.09(a) using the Cumulative Amount, in each case during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date (without taking account of the intended usage of the Cumulative Amount on such Reference Date).

“Cure Amount” shall have the meaning assigned to such term in Section 8.03(a).

“Cure Expiration Date” shall have the meaning assigned to such term in Section 8.03(a).

“Cure Quarter” shall have the meaning assigned to such term in Section 8.03(a).

“Cvent” shall have the meaning assigned to such term in the preamble hereto.

“Debt Issuance” shall mean the incurrence by Holdings or any of its Restricted

Subsidiaries of any Indebtedness after the Closing Date (other than Indebtedness permitted by Section 6.01 to the extent not Credit Agreement Refinancing Indebtedness).

“Debt Service” shall mean, for any period, Consolidated Interest Expense for such period plus principal amortization (and other mandatory prepayments and repayments (whether pursuant to this Agreement or otherwise)) of all Indebtedness for such period (including, without limitation, the implied principal component of payments made in respect of Capital Lease Obligations).

“Debtor Relief Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion provided in connection with this Agreement.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.10(i).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Excess” shall mean, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Percentage of the aggregate outstanding principal amount of Revolving Loans of all Revolving Lenders (calculated as if all Defaulting Lenders

(including such Defaulting Lender) had funded all of their respective defaulted Revolving Loans) over the aggregate outstanding principal amount of Revolving Loans of such Defaulting Lender.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean any Lender, as reasonably determined by the Administrative Agent in a manner consistent with similar determinations by the Administrative Agent in respect of other Lenders, that (a) has failed to fund any portion of its Loans or Incremental Loans or participations in Letters of Credit required to be funded by it hereunder or under any commitment to fund an Incremental Loan within one Business Day of the date on which such amount is required to be funded by it hereunder or under any commitment to fund an Incremental Loan unless such Lender notifies the Administrative Agent, the Issuing Bank and the Borrower in writing that such failure is the result of such Lender’s reasonable and good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Administrative Agent, the Issuing Bank, any Lender and/or the Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or any documentation relating to an Incremental Facility or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under any Incremental Facility (unless such writing or public statement states that such position is based on such Lender’s reasonable and good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two Business Days after request by the Administrative Agent, the Issuing Bank or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans or Incremental Loans and participations in then outstanding Letters of Credit, (d) has otherwise failed to pay over to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such payment is the subject of a good faith dispute, or (e) in the case of a Lender that has a Commitment or LC Exposure outstanding at such time, shall have, or shall be the Subsidiary of any person that shall have, (i) taken any action or been the subject of any action or proceeding of a type described in Section 8.01(g) or Section 8.01(h) (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Lender or such person) or (ii) become the subject of a Bail-In Action. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority, unless such ownership interest results in or provides such person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such person or its parent entity or (ii) such Lender becoming subject to an Undisclosed Administration.

“Designated Noncash Consideration” shall mean, as of any date of determination, the fair market value at the time received (as determined in good faith by the Borrower) of any non-cash consideration received by Holdings or a Restricted Subsidiary in connection with an Asset Sale that is designated in writing as Designated Noncash Consideration, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Noncash Consideration. A particular item of Designated Noncash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 6.05.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security or any other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, would (i) mature or be mandatorily redeemable (other than solely for Qualified Capital Stock) pursuant to a sinking fund obligation or otherwise (except as a result of a customarily defined change of control or asset sale and only so long as any rights of the holders thereof after such change of control or asset sale shall be subject to the prior repayment in full of the Obligations (other than (i) contingent indemnification obligations and unasserted expense reimbursement obligations, (ii) obligations and liabilities under Secured Cash Management Agreements and Secured Hedging Agreements with respect to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made and (iii) Letters of Credit that have been (x) cash collateralized in accordance with the terms of this Agreement, (y) backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or (z) rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank) and the termination of the Commitments), (ii) be redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (iii) provide for scheduled payments of dividends in cash or (iv) be or become convertible into or exchangeable for Indebtedness or any other Disqualified Capital Stock, in whole or in part, in each case on or prior to the date that is 91 days after the Latest Maturity Date at the time of issuance.

“Disqualified Institutions” shall mean (a) those Persons that are competitors of Holdings and its Subsidiaries to the extent identified by the Borrower or the Sponsor to the Administrative Agent by name in writing from time to time, (b) those banks, financial institutions and other Persons separately identified by name by the Borrower or the Sponsor to the Lead Arrangers in writing on or before October 25, 2017 or (c) in the case of clause (a) or (b), any of their respective Affiliates (other than, in the case of clause (b), Bona Fide Debt Funds) that are (x) readily identifiable as Affiliates on the basis of their name or (y) identified by name by the Borrower (or by the Sponsor, on the Borrower’s behalf) to the Administrative Agent in writing from time to time; provided that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans to the extent such party was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be.

“Dividend” shall mean, with respect to any person, that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside or otherwise reserved, directly or indirectly, any funds for any of the foregoing purposes.

“Dollars,” “dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Earn-Outs” shall mean, with respect to a Permitted Acquisition or any other acquisition of any assets or Property by any Group Member, that portion of the purchase consideration therefor and that portion of all other payments and liabilities (whether payable in cash or by exchange of Equity Interests or of any Property or otherwise), directly or indirectly, payable by any Group Member in exchange for, or as part of, or in connection with, such Permitted Acquisition or such other acquisition, as the case may be, that is deferred for payment to a future time after the consummation of such Permitted Acquisition or such other acquisition, as the case may be, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, Earn-Outs and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business.

“ECF Payment Amount” shall have the meaning assigned to such term in Section 2.10(f).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as of any date of determination, the sum of (i) the higher of (A) the Adjusted LIBO Rate (or comparable rate under any other applicable facility) on such date for a deposit in dollars with a maturity of three months and (B) the Adjusted LIBO Rate (or comparable rate under any other applicable facility) floor, if any, with respect thereto as of such date, (ii) the interest rate margins as of such date (with such interest rate margin and interest spreads to be determined by reference to the Adjusted LIBO Rate (or comparable rate under any other applicable facility)) and (iii) the amount of original issue discount and/or upfront fees paid and payable (which shall be deemed to constitute like amounts of original issue discount) by the Borrower to the Lenders in connection with the applicable facility (with original issue discount or upfront fees being equated to interest based on assumed four-year life to maturity (or, if less, the remaining life to maturity) and assuming that the applicable revolving commitments (including the initial Revolving Commitments, if applicable) were fully drawn) (it being understood that customary arrangement, commitment, structuring, underwriting, ticking, unused line and amendment fees paid or payable to any of the applicable arrangers (or their respective affiliates) in their respective capacities as such in connection with the applicable facility, as applicable (whether or not such fees are paid to or shared in whole or in part with any lenders thereunder), and any other fees that are not generally paid to all lenders (or their respective affiliates) ratably with respect to such loans or such facility and that are paid or payable in connection with such loans or such facility, shall be excluded).

“Eligible Assignee” shall mean (a) if the assignment does not include the assignment of a Revolving Commitment, (i) any Lender, (ii) an Affiliate of any Lender, (iii) an Approved Fund, (iv) a Sponsor Investor to the extent permitted by Section 10.04(b)(v), (v) Affiliated Debt Funds, and (vi) any other person approved by the Administrative Agent and the Borrower (each such consent not to be unreasonably withheld or delayed; it being understood that the Borrower prohibiting assignments to Disqualified Institutions is reasonable) and (b) if the assignment includes the assignment of a Revolving Commitment, (i) any Revolving Lender, (ii) an Affiliate of any Revolving Lender, (iii) an Approved Fund with respect to a Revolving Lender and (iv) any other person approved by the Administrative Agent, the Issuing Bank, the Swing Line Lender and the Borrower (each such consent not to be unreasonably withheld or delayed; it being understood that the Borrower prohibiting assignments to Disqualified Institutions is reasonable); provided that, in the case of the foregoing clauses (a) and (b), (1) no approval of the Borrower (other than with respect to Disqualified Institutions) shall be required (A) in connection with the assignment of any Term Loan or any Term Loan Commitment (but, for the avoidance of doubt, such approval shall be required in connection with any such assignment of a Revolving Commitment or a Revolving Loan) during the continuance of a Default or Event of Default under Section 8.01(a), (b), (g) with respect to the Borrower or (h) with respect to the Borrower or (B) in connection with the primary syndication of the Revolving Commitments and Term Loans to persons (or any Affiliate or Approved Fund thereof) which the Borrower has previously consented to in writing (including by email), (2) to the extent the consent of the Borrower is required for any assignment, such consent shall be deemed to have been given (except with respect to Disqualified Institutions) if the Borrower has not responded within ten Business Days of a written request for such consent, (3) no approval of the Borrower shall be required with respect to any assignment of Term Loans to another Lender, an Affiliate of any Lender or an Approved Fund, (4) no approval of the Borrower shall be required with respect to any assignment of a Revolving Commitment to another Revolving Lender, an Affiliate of any Revolving Lender or an Approved Fund with respect to a Revolving Lender and (5) notwithstanding anything to the contrary herein, “Eligible Assignee” shall not include at any time any Disqualified Institutions (unless consented to in writing by the Borrower in its sole discretion), any Defaulting Lender, or any natural person.

“Eligible Equity Issuance” shall mean an issuance and sale of Qualified Capital Stock of Holdings following the Closing Date (other than to the extent applied or to be applied as a Cure Amount) to the equity holders of Holdings.

“Employee Benefit Plan” shall mean each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that is maintained or contributed to by a Group Member or with respect to which a Group Member has any liability (including on account of an ERISA Affiliate).

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands) and the land surface.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit or proceeding relating to any investigation, remediation, removal, cleanup, response, corrective action, penalties or other costs (including damages, natural resources damages, contribution, indemnification, cost recovery, compensation or injunctive relief) resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material, (ii) any violation or alleged violation of any Environmental Law, or (iii) any actual or alleged exposure to Hazardous Materials.

“Environmental Law” shall mean all applicable Requirements of Law relating to pollution or protection of the Environment, or to Hazardous Materials.

“Environmental Permit” shall mean any permit, license, approval, registration, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Cure Contribution” shall have the meaning assigned to such term in Section 8.03(a).

“Equity Funded Portion” shall mean an amount equal to (i) the working capital or other purchase price adjustment with respect to any acquisition or other Investment times (ii) the percentage of the consideration for such acquisition or other Investment that is financed solely with the proceeds of equity issuances by and equity contributions to Holdings, but solely to the extent such equity issuance or equity contribution, as applicable, does not otherwise increase Indebtedness, Investment, Dividend or Restricted Debt Payment capacity hereunder, including, without limitation, pursuant to an increase in the Cumulative Amount.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including warrants, options and other rights to purchase and including, if such person is a limited liability company, membership interests or if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date; provided that “Equity Interest” shall not include at any time (i) debt securities convertible or exchangeable into such equity or (ii) earn-outs.

“Equity Investors” shall mean the Sponsor and its Controlled Investment Affiliates and limited partners.

“Equity Issuance” shall mean, without duplication, (a) any issuance or sale by Holdings of any Equity Interests in Holdings (including any Equity Interests issued upon the exercise of any warrant or option or equity-based derivative) or any warrants or options or equity-based derivatives to purchase Equity Interests of Holdings or (b) any contribution to the capital of Holdings.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, Section 414(m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 or 430 of the Code and Section 302 or 303 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by any Group Member or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Group Member or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or Multiemployer Plan or Multiemployer Plans or to appoint a trustee to administer any Plan or Multiemployer Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (g) the incurrence by any Group Member or its ERISA Affiliates of liability resulting from the complete or partial withdrawal from any Multiemployer Plan; (h) the receipt by any Group Member or its ERISA Affiliates of any notice, concerning a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in “critical” or “endangered” status, under Section 432 of the Code or Section 305 of ERISA; (i) the withdrawal of any Group Member or its ERISA Affiliates from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (j) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any Group Member; or (k) a Foreign Benefit Event.

“Erroneous Payment” shall have the meaning assigned to such term in Section 9.14(a).

“Erroneous Payment Deficiency Assignment” shall have the meaning assigned to such term in Section 9.14(d)(i).

“Erroneous Payment Impacted Class” shall have the meaning assigned to such term in Section 9.14(d)(i).

“Erroneous Payment Return Deficiency” shall have the meaning assigned to such term in Section 9.14(e).

“Erroneous Payment Subrogation Rights” shall have the meaning assigned to such term in Section 9.14(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Eurodollar Revolving Loan or Eurodollar Term Loan.

“Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Amount” shall have the meaning assigned to such term in Section 2.10(h).

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, Consolidated EBITDA for such Excess Cash Flow Period, minus, without duplication:

(a) Debt Service and other payments of Indebtedness (including, without limitation, related fees and expenses, to the extent paid in cash and to the extent such payments are permitted hereunder, but excluding (A) any required cash payments of principal with respect to the Loans under this Agreement (excluding amortization payments of Term Loans), and (B) voluntary prepayments of Loans pursuant to Section 2.10(a)) of Holdings and its Restricted Subsidiaries, in each case, to the extent made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow); provided that, in each case, payments of revolving Indebtedness shall not be deducted from Excess Cash Flow pursuant to this clause (a) unless accompanied by a permanent reduction in the relevant commitment;

(b) Capital Expenditures made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow) (excluding Capital Expenditures made in such Excess Cash Flow Period and subject to the second parenthetical of the following clause (c) with respect to the immediately preceding Excess Cash Flow Period was previously delivered) that are paid in cash;

(c) Capital Expenditures made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow) that Holdings or any of its Restricted Subsidiaries shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period (limited to those committed to be made within the next six months after the end of such Excess Cash Flow Period);

(d) the aggregate amount of payments made in cash (and made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow)) during such Excess Cash Flow Period (or committed to be paid in cash within the next six months after the end of such Excess Cash Flow Period) (other than Capital Expenditures) and capitalized or otherwise not expensed in accordance with GAAP during such Excess Cash Flow Period;

(e) the aggregate amount of Consolidated Tax Expense (including any direct or indirect distributions for the payment of such Consolidated Tax Expense) paid or payable with respect to such Excess Cash Flow Period and, if payable, for which reserves have been established to the extent required under GAAP;

(f) (x) the aggregate amount of consideration paid in cash during such Excess Cash Flow Period (or committed to be paid in cash within the next six months after the end of such Excess Cash Flow Period) with respect to Permitted Acquisitions or other Investments made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow) (including, without limitation, any purchase price adjustments (including working capital adjustments), deferred purchase consideration, Earn-Out payments (and payments of seller notes converted from Earn-Outs), holdback amounts and indemnity payments with respect thereto) but excluding intercompany Investments and Investments in cash or Cash Equivalents, to the extent paid in cash and (y) to the extent not deducted in determining Consolidated Net Income for such period, any amounts paid by Holdings and its Restricted Subsidiaries during such period that are reimbursable by the seller, or other unrelated third party, in connection with a Permitted Acquisition or other Investment permitted under Section 6.03(a), (b), (i), (l), (m), (r), (t), (v), (w), (x) (to the extent made in reliance on clause (a) of the definition of “Cumulative Amount”), (y), (bb), (cc), (ee) or (ff);

(g) the absolute value of, if negative, (x) the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) minus (y) the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(h) the aggregate amount of cash items added back to Consolidated EBITDA in the calculation of Consolidated EBITDA for such period to the extent paid in cash by Holdings and its Restricted Subsidiaries during such period;

(i) [reserved];

(j) the aggregate amount added back to Consolidated EBITDA in the calculation of Consolidated EBITDA for such period pursuant to clauses (f) and (r) thereof;

(k) any Insurance Loss Addback for such period;

(l) the aggregate amount of non-cash adjustments to Consolidated EBITDA for periods prior to the beginning of the current Excess Cash Flow Period to the extent paid in cash by Holdings and its Restricted Subsidiaries during such Excess Cash Flow Period;

(m) the aggregate amount of Dividends and other payments made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow) permitted by Section 6.06 (other than clauses (a), (f) (solely to the extent any such Dividend thereunder is made in reliance on clause (b) of the Cumulative Amount) (g) and (i) of Section 6.06) during such Excess Cash Flow Period (or committed to be paid in cash within the next six months after the end of such Excess Cash Flow Period); and

(n) to the extent added to determine Consolidated EBITDA pursuant to clause (j) or (l) of the definition of Consolidated EBITDA, such amounts with respect to which no cash payment to Holdings or any of its Restricted Subsidiaries was received during such Excess Cash Flow Period;

provided that any amount deducted pursuant to any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; plus, without duplication:

(i) if positive, (x) the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) minus (y) the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(ii) cash items of income during such Excess Cash Flow Period not included in calculating Consolidated EBITDA;

(iii) any permitted Capital Expenditures referred to in clause (c) above or permitted payments in cash referred to above in clause (d), (f) or (m) that are committed to be made within the next six months after the end of such Excess Cash Flow Period, to the extent not so made during such six month period;

(iv) any cash payment that was actually received by Holdings or any Restricted Subsidiary during such Excess Cash Flow Period with respect to which a deduction was taken pursuant to clause (n) above during the previous Excess Cash Flow Period; and

(v) any reimbursement that was actually received in cash by Holdings or any of its Restricted Subsidiaries from a seller, or other unrelated third party, in connection with a Permitted Acquisition or other Investment permitted under Section 6.03(a), (b), (i), (l), (m), (r), (t), (v), (w), (x) (to the extent made in reliance on clause (a) of the definition of “Cumulative Amount”), (y), (bb), (cc), (ee) or (ff) during such Excess Cash Flow Period with respect to which a deduction was taken pursuant to clause (f)(y) above during the previous Excess Cash Flow Period.

For purposes of calculating Excess Cash Flow for any Excess Cash Flow Period, for each Permitted Acquisition or other Investment permitted hereunder consummated during such Excess Cash Flow Period, (x) the Consolidated EBITDA of a target of such Permitted Acquisition or other Investment shall be included in such calculation only from and after the first day of the first fiscal quarter to commence following the date of the consummation of such Permitted Acquisition or other Investment and (y) for the purposes of calculating Net Working Capital, the (A) total assets of a target of such Permitted Acquisition or other Investment (other than cash and Cash Equivalents), as calculated as at the date of consummation of the applicable Permitted Acquisition or other Investment, which may properly be classified as current assets on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (A), that such Permitted Acquisition or other similar acquisition has been consummated) and (B) the total liabilities of Holdings and its Restricted Subsidiaries, as calculated as at the date of consummation of the applicable Permitted Acquisition or other Investment, which may properly be classified as current liabilities (other than the current portion of any long term liabilities and accrued interest thereon) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (B), that such Permitted Acquisition or Investment has been consummated), shall, in the case of both immediately preceding clauses (A) and (B), be used in calculating as the difference between the Net Working Capital at the end of the applicable Excess Cash Flow Period from the date of consummation of the Permitted Acquisition or other Investment.

“Excess Cash Flow Period” shall mean each fiscal year of Holdings starting with the fiscal year ending December 31, 2018.

“Excess Net Cash Proceeds” shall have the meaning assigned to such term in Section 2.10(c)(i).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Equity Interests” shall mean Equity Interests (a) in excess of 65% of the Voting Stock issued by any Excluded Foreign Subsidiary or CFC Holding Company, in each case, owned directly by a Credit Party (but, for the avoidance of doubt, not including any Equity interests that are not Voting Stock issued by any such Excluded Foreign Subsidiary or CFC

Holding Company), (b) in a joint venture which cannot be pledged without the consent of third parties, or the pledge of which is prohibited by the terms of, or would create a right of termination of one or more third parties under, any applicable Organizational Documents, joint venture agreement or shareholders’ agreement (by any agreement binding on such Equity Interests at the time of acquisition thereof (or on the Closing Date, as applicable) and not entered into in contemplation thereof (or in contemplation of the Transactions, as applicable) and unless such consent has been obtained) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, (c) in Persons other than Wholly Owned Restricted Subsidiaries, (d) in any Immaterial Subsidiary, Unrestricted Subsidiary, not-for-profit Subsidiary, captive insurance entity or special purpose entity (including for the avoidance of doubt any Receivables Subsidiary and any Securitization Subsidiary), (e) with respect to which the cost of obtaining a security interest therein exceeds the practical benefit to the Lenders afforded thereby, as mutually and reasonably determined by the Administrative Agent and the Borrower, (f) with respect to which a pledge therein is prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority (unless such consent has been obtained) or third party (by any agreement binding on such Equity Interests at the time of acquisition thereof (or on the Closing Date, as applicable) and not entered into in contemplation thereof (or in contemplation of the Transactions, as applicable) and unless such consent has been obtained)) or impossible or impracticable (as mutually and reasonably determined by the Administrative Agent and the Borrower) to obtain under applicable law and (g) with respect to which a pledge therein would result in adverse tax consequences to Holdings and its Restricted Subsidiaries or to any direct or indirect parent of Holdings on account of its direct or indirect ownership of Holdings and its Restricted Subsidiaries that are not de minimis as reasonably determined by the Borrower; provided that in each case set forth above, such equity will immediately cease to constitute Excluded Equity Interests when the relevant property ceases to meet this definition and, with respect to any such equity, a security interest under any applicable Security Document shall attach immediately and automatically without further action; provided, further, that in no event will any Equity Interests of the Borrower or Lanyon be Excluded Equity Interests.

“Excluded Foreign Subsidiary” shall mean any Foreign Subsidiary that is a CFC and any Subsidiary of such CFC.

“Excluded Property” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Subsidiary” shall mean (a) any Restricted Subsidiary that is not a Wholly Owned Subsidiary, (b) any Excluded Foreign Subsidiary, (c) any Immaterial Subsidiary, (d) any Unrestricted Subsidiary, (e) any not-for-profit Subsidiary, (f) any Excluded U.S. Subsidiary, (g) any captive insurance entity, (h) any special purpose entity (including, for the avoidance of doubt, any Receivables Subsidiary and any Securitization Subsidiary), (i) any merger Subsidiary formed in connection with a Permitted Acquisition so long as such merger Subsidiary is merged out of existence pursuant to such Permitted Acquisition within 60 days of its formation or such later date as permitted by the Administrative Agent in its reasonable discretion, (j) any Subsidiary to the extent a Guarantee or other guarantee of the Obligations is prohibited or restricted by any contractual obligation as in existence on the Closing Date or at the time such Person becomes a Subsidiary (in each case, not entered into in contemplation hereof and for so long as such prohibition or restriction remains in effect) or by applicable Requirements of Law (including any requirement to obtain Governmental Authority or third party consent, license or authorization unless such consent, license or authorization has been obtained), (k) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or other Investment that has assumed secured Indebtedness not incurred in contemplation of such Permitted Acquisition or other Investment and any Restricted Subsidiary thereof that guarantees such secured Indebtedness, in each case, to the extent (but only for so long as) such secured Indebtedness prohibits such Restricted Subsidiary from becoming a Guarantor, (l) any Subsidiary to the extent the Administrative Agent and the Borrower mutually and reasonably determine the cost, consequence and/or burden of obtaining a Guarantee outweigh the benefit thereof to the Lenders, and (m) any Subsidiary to the extent the Borrower reasonably determines that a Guarantee by such Subsidiary would result in adverse Tax consequences to Holdings or any of its Restricted Subsidiaries or to any direct or indirect parent of Holdings on account of its direct or indirect ownership of Holdings and its Restricted Subsidiaries that are not de minimis; provided that neither the Borrower nor Lanyon shall be an Excluded Subsidiary; provided further that Borrower may, in its sole discretion, designate any Subsidiary that otherwise qualifies as an “Excluded Subsidiary” pursuant to any one or more of clauses (a) through (m) above as not being an Excluded Subsidiary by written notice to the Administrative Agent and, following such designation, may (so long as at such time no Default or Event of Default shall have occurred and be continuing and such Subsidiary otherwise qualifies as an Excluded Subsidiary) re-designate such Subsidiary as an Excluded Subsidiary by written notice to the Administrative Agent, upon which re-designation such Subsidiary shall be automatically released from its Guarantee.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest pursuant to the Security Documents to secure, such Swap Obligation (or any guarantee thereof) is or would otherwise have become illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” shall mean, with respect to any Recipient, any of the following Taxes imposed on or with respect to any payment to be made by or on account of any obligation of any Credit Party under any Loan Document to such Recipient: (a) Taxes imposed on or measured by such Recipient’s overall net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes) and branch profits Taxes imposed on it, in each case, (i) by any jurisdiction (or any political subdivision thereof) as a result of the Recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office, in such jurisdiction or (ii) as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document), (b) in the case of a Foreign Lender, any U.S. federal withholding Tax to the extent imposed on amounts payable to or for the account of such Foreign Lender under a law, rule, regulation or treaty in effect at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except, in each case, (x) to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnity payments with respect to such withholding Tax pursuant to Section 2.15, or (y) if such Foreign Lender is an assignee pursuant to a request by the Borrower under Section 2.16, (c) any withholding Tax that is attributable to such Recipient’s failure to comply with Section 2.15(e), and (d) any U.S. federal withholding Tax imposed under FATCA.

“Excluded U.S. Subsidiary” shall mean (a) any Domestic Subsidiary of an Excluded Foreign Subsidiary or (b) any CFC Holding Company; provided that neither the Borrower nor Lanyon shall be an Excluded U.S. Subsidiary.

“Executive Order” shall have the meaning assigned to such term in Section 3.19.

“Existing First Lien Credit Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Existing Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Existing Tranche” shall have the meaning assigned to such term in Section 2.21(a).

“Exiting First Lien Term Loan Lenders” shall mean each “Term Loan Lender” under and as defined in the Existing First Lien Credit Agreement but which is not a Term Loan Lender hereunder as of the Closing Date.

“Extended Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Extended Tranche” shall have the meaning assigned to such term in Section 2.21(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.21(b).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.21(c).

“Extension Date” shall have the meaning assigned to such term in Section 2.21(d).

“Extension Election” shall have the meaning assigned to such term in Section 2.21(b).

“Extension Request” shall have the meaning assigned to such term in Section 2.21(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version thereof to the extent such version is substantively comparable and not materially more onerous to comply with), any current or future regulations or other official governmental interpretations thereof and any intergovernmental agreements entered into pursuant to the foregoing or any “FFI agreements” entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1.00%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” shall mean each of (a) the Amended and Restated Fee Letter dated as of November 30, 2017, by and between Cvent and GS and (b) those certain fee letters dated as of November 2, 2017 among Cvent and each of Antares Capital LP, Jefferies Finance LLC and Royal Bank of Canada, respectively.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees, the Fronting Fees and all other fees set forth in Section 2.05.

“Financial Covenant” shall have the meaning assigned to such term in Section 8.03(a).

“Financial Officer” of any person shall mean the chief financial officer, chief executive officer, vice president of finance, treasurer, assistant treasurer, controller, or, in each case, anyone acting in such capacity or any similar capacity.

“Financial Statements” shall mean, collectively, (a) the Audited Financial Statements and (b) unaudited consolidated balance sheets and related unaudited statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for each fiscal quarter of Holdings (other than the fourth fiscal quarter of any fiscal year) ended after the date of the most recently delivered Audited Financial Statements and at least 60 days prior to the Closing Date.

“First Amendment Effective Date” shall mean April 16, 2021.

“First Lien Leverage Ratio” shall mean, at any date of determination, the ratio of (i)(x) Consolidated Total Funded Indebtedness of Holdings and its Restricted Subsidiaries on such date that is secured by a first priority Lien on the Collateral of Holdings and its Restricted Subsidiaries, minus (y) Unrestricted Cash of Holdings and its Restricted Subsidiaries on such date, to (ii) Consolidated EBITDA for the Test Period then most recently ended.

“First Lien/Second Lien Intercreditor Agreement” shall mean a First Lien/Second Lien Intercreditor Agreement among the Administrative Agent, the Collateral Agent and one or more other Senior Representatives of Indebtedness, or any other party, as the case may be, and acknowledged and agreed to by the Borrower and the Guarantors, substantially on the terms set forth on Exhibit I (except to the extent otherwise reasonably agreed by the Borrower and the Administrative Agent), as the same may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time.

“First Incremental Amendment” shall mean that certain Incremental Facility Assumption Agreement No. 1, dated as of October 16, 2018, by and among the Borrower, Holdings, the other Credit Parties party thereto, the 2018 Incremental Lenders party thereto and the Administrative Agent.

“First Incremental Amendment Date” shall mean the date on which all the conditions precedent set forth in Section 4 of the First Incremental Amendment shall have been satisfied or waived in accordance with the terms thereof. For the avoidance of doubt, the First Incremental Amendment Date shall be October 16, 2018.

“Fixed Incremental Amount” shall have the meaning assigned to such term in the definition of “Maximum Incremental Facilities Amount”.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by any Group Member under applicable law on account of the complete or partial termination of such Foreign

Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Group Member, or the imposition on any Group Member of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Lender” shall mean any Recipient that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Pension Plan” shall mean any defined benefit pension plan maintained or contributed to by any Group Member with respect to employees employed outside the United States.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Group Member with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(d).

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Members” shall mean Holdings, the Borrower and their respective Restricted Subsidiaries; and “Group Member” shall mean any one of them.

“GS” shall mean Goldman Sachs Bank USA.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by Holdings and the Subsidiary Guarantors.

“Guarantors” shall mean Holdings and each of the Subsidiary Guarantors.

“Hazardous Materials” shall mean the following: toxic or hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; friable asbestos or friable asbestos-containing materials; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant subject to regulation under any Environmental Laws due to their dangerous or deleterious properties or characteristics, or which can give rise to liability under any Environmental Laws due to their dangerous or deleterious properties or characteristics.

“Hedge Bank” shall mean, in respect of any Hedging Agreement, each counterparty to a Hedging Agreement that is a Lender, an Agent or a Lead Arranger (or an Affiliate of a Lender, an Agent or a Lead Arranger) and each other Person if, at the date of entering into such Hedging Agreement, such Person was a Lender, an Agent or a Lead Arranger (or an Affiliate of a Lender, an Agent or a Lead Arranger); provided that if such Person ceases to be a Lender, an Agent or a Lead Arranger, such Person delivers to the Administrative Agent a letter agreement to the Administrative Agent pursuant to which such Person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 9.03, 10.03 and 10.09 as if it were a Lender.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreement or arrangement dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Holdings” shall have the meaning assigned to such term in the preamble hereof.

“Immaterial Subsidiary” shall mean any Restricted Subsidiary of Holdings (other than the Borrower or Lanyon) that the Borrower designates in writing (including via e-mail) to the Administrative Agent as an “Immaterial Subsidiary”; provided that, as of the date of the last financial statements delivered pursuant to Section 5.01(a) or Section 5.01(b), neither (a) the Consolidated Total Assets attributable to all such Subsidiaries is in excess of 5% of Consolidated Total Assets as of such date nor (b) the total revenues attributable to all such Subsidiaries is in excess of 5% of total revenues of the Group Members on a consolidated basis as of such date; provided, further, that in each case, the Borrower may designate and re-designate a Subsidiary as an Immaterial Subsidiary at any time, subject to the limitations and requirements set forth in this definition. If the Consolidated Total Assets or total revenues attributable to all Restricted Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” shall at any time exceed the limits set forth in the preceding sentence, then starting with the largest Restricted Subsidiary (or in such other order as the Borrower may elect in its sole discretion), the number of Restricted Subsidiaries that are at such time designated as Immaterial Subsidiaries shall automatically be deemed to no longer be designated as Immaterial Subsidiaries until the threshold amounts in the preceding sentence are no longer exceeded (as reasonably determined by the Borrower), with any Immaterial Subsidiaries at such time that are below such threshold amounts still being designated as (and remaining as) Immaterial Subsidiaries.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.20(a).

“Increase Joinder” shall have the meaning assigned to such term in Section 2.20(e).

“Incremental Facilities” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Reclassification Provision” shall have the meaning assigned to such term in the definition of Maximum Incremental Facilities Amount.

“Incremental Revolving Loan” shall have the meaning assigned to such term in Section 2.20(c)(iii).

“Incremental Revolving Loan Commitment” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Loan Lender” shall mean a Lender with an Incremental Revolving Loan Commitment or an outstanding Incremental Revolving Loan.

“Incremental Term Loan Commitment” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loan Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.20(c)(i).

“Incurrence Ratio” shall have the meaning assigned to such term in the definition of “Maximum Incremental Facilities Amount”.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services; (e) all Indebtedness of others (excluding prepaid interest thereon) secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the lower of (x) fair market value of such property as determined by such person in good faith and (y) the amount of Indebtedness secured by such Lien; (f) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person to the extent classified as indebtedness under GAAP (for the avoidance of doubt, lease payments under any operating leases (other than Capital Leases recorded as capitalized leases in accordance with GAAP as in effect on the Closing Date) shall not constitute Indebtedness); (g) all Hedging Obligations to the extent required to be reflected on the balance sheet of such person on a marked to market net value basis (or if any actual amount is due as a result of the termination or close out of such Hedging Agreement, such actual amount); (h) all Attributable Indebtedness of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor. Notwithstanding the foregoing or anything else herein to the contrary, Indebtedness shall not include: (a) trade accounts payable, (b) deferred obligations under any management services agreement (including the Management Services Agreement), (c) accrued obligations incurred in the ordinary course of business, including current tax accruals, (d) purchase price adjustments and Earn-Out obligations (until such obligations or adjustments become a liability on the balance sheet of such Person in accordance with GAAP and solely if not paid after becoming due and payable), (e) royalty payments made in the ordinary course of business in respect of licenses (to the extent such licenses are not prohibited hereby), (f) any accruals for payroll and other non-interest bearing liabilities accrued in the ordinary course of business, (g) deferred rent obligations, taxes and compensation, (h) obligations under or in respect of Receivables Facilities and Securitization Facilities, (i) customary payables with respect to money orders or wire transfers, (j) customary obligations under employment arrangements, (k) operating leases (including for the avoidance of doubt any lease, concession or license treated as an operating lease under GAAP), (l) pension-related or post-employment liabilities, (m) intra-day exposures, (n) Hedging Obligations except to the extent included in clause (g) above or (o) obligations in respect of any license, permit or other approval arising in the ordinary course of business.

“Indemnified Taxes” shall mean (a) all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document other than Excluded Taxes and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Insurance Loss Addback” shall mean, with respect to any calculation period, the amount of any loss, costs or expenses incurred during such period for which there is insurance, indemnity or reimbursement coverage and for which a related insurance, indemnity or reimbursement recovery is not recorded in accordance with GAAP, but for which such insurance, indemnity or reimbursement recovery is reasonably expected to be received by Holdings or any of its Restricted Subsidiaries in a subsequent calculation period and within one year of the date of the underlying loss.

“Intellectual Property” shall have the meaning assigned to such term in the Security Agreement.

“Intercompany Subordination Agreement” shall mean an intercompany subordination agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower.

“Intercreditor Agreement” shall mean, as the context may require, a First Lien/Second Lien Intercreditor Agreement and/or any Other Intercreditor Agreement.

“Interest Coverage Covenant” means the financial covenant set forth in Section 6.08(b)(i).

“Interest Coverage Covenant Default” has the meaning assigned to such term in Section 6.08(b)(i)(A).

“Interest Coverage Cure Amount” has the meaning assigned to such term in Section 6.08(b)(i)(A).

“Interest Coverage Cure Expiration Date” has the meaning assigned to such term in Section 6.08(b)(i)(A).

“Interest Coverage Cure Quarter” has the meaning assigned to such term in Section 6.08(b)(i)(A).

“Interest Coverage Equity Cure Contribution” has the meaning assigned to such term in Section 6.08(b)(i)(A).

“Interest Coverage Notice of Intent to Cure” has the meaning assigned to such term in Section 6.08(b)(i)(A).

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Revolving Borrowing or Term Loan Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E or such other form (including any form on an electronic platform or electronic transmission system) as may be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including Swing Line Loans), the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Revolving Loan or Swing Line Loan, the Revolving Maturity Date or such earlier date on which the Revolving Commitments are terminated in accordance with the terms hereof, and (d) with respect to any Term Loan, the Term Loan Maturity Date.

“Interest Period” shall mean, with respect to any Eurodollar Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if agreed to by all relevant affected Lenders, twelve months or shorter than one month) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period shall extend beyond (i) in the case of any Eurodollar Revolving Loan, the Revolving Maturity Date, and (ii) in the case of any Eurodollar Term Loan, the Term Loan Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” shall have the meaning assigned to such term in Section 6.03.

“IPO” shall mean (a) an underwritten public offering by Holdings (or its direct or indirect parent company) of Equity Interests in Holdings (or in its direct or indirect parent company, as the case may be) after the Closing Date pursuant to a registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering)~~.~~, (b) the purchase or other acquisition, directly or indirectly, by merger, consolidation or otherwise, of the Equity Interests of the Borrower, Holdings or any other equityholder of the Borrower by any publicly traded special purpose acquisition company, targeted acquisition company or other entity similar to the foregoing (or any Subsidiary thereof), after giving effect to which, such purchaser, acquirer, surviving Person or any direct or indirect parent thereof will be publicly traded on any United States national securities exchange or over-the-counter market or (c) any other transaction or series of transactions that results in, or following which, any common Equity Interests of the Borrower or any direct or indirect equityholder of the Borrower (including any publicly traded special purpose acquisition company, targeted acquisition company or other entity similar to the foregoing (or any Subsidiary thereof) (or its successor by merger, amalgamation or other combination)) or any Subsidiary of Holdings formed in contemplation of an IPO that Holdings will distribute to its direct or indirect equityholder in connection with such IPO being publicly traded on any United States national securities exchange or over-the-counter market.

“IPO Reorganization Transactions” shall mean transactions taken in connection with and reasonably related to consummating an IPO, in each case, whether or not consummated.

“IRS” shall mean the U.S. Internal Revenue Service.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” shall mean, as the context may require, (a) GS, together with its permitted successors and assigns in such capacity; (b) any other Lender or Lenders that may become an Issuing Bank pursuant to Section 2.18(j) or (k) with respect to Letters of Credit issued by such Lender; and/or (c) collectively, all of the foregoing; provided that no Issuing Bank shall be required to issue Commercial Letters of Credit without its consent and the aggregate amount of all Letters of Credit issued by a Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment. Any Issuing Bank may, at its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates or designees of such Issuing Bank (and each such Affiliate or designee shall be deemed to be an “Issuing Bank” for all purposes of the Loan Documents). In the event that there is more than one Issuing Bank at any time, references herein and in the other Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F, with such amendments as may be reasonably and mutually agreed between the Administrative Agent and the Borrower.

“Junior Secured Indebtedness” shall mean senior Indebtedness of the Credit Parties for borrowed money that is secured by Liens on the Collateral (a) on a junior basis to the Liens securing the Secured Obligations and any Permitted Pari Passu Refinancing Debt (but not on a junior basis to any Indebtedness that is itself secured on a junior basis to the Secured Obligations), or (b) on a junior basis to any Indebtedness that is itself secured on a junior basis to the Secured Obligations, in the cause of clauses (a) and (b), in accordance with an Intercreditor Agreement.

“Lanyon” shall mean Lanyon Solutions, Inc., a Delaware corporation.

“Latest Maturity Date” as of any date of determination, shall mean the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan or any Incremental Revolving Loan, in each case that is governed by the terms of this Agreement and the other Loan Documents, any Refinancing Term Loan or any Refinancing Revolving Loan.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.18.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a drawing under a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time (including, without limitation, any and all Letters of Credit for which documents have been presented that have not been honored or dishonored) plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Extension” shall have the meaning assigned to such term in Section 2.18(c).

“LC Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all outstanding Reimbursement Obligations. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.12. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit G, appropriately completed and signed by a Responsible Officer of the Borrower.

“LC Sublimit” shall mean $10,000,000.

“LCT Election” shall mean the Borrower’s election to test the permissibility of a Limited Condition Transaction in accordance with the methodology set forth in Section 1.06.

“LCT Test Date” shall have the meaning given to that term in Section 1.06. “Lead Arrangers” shall mean GS, Antares Holdings LP, Jefferies Finance LLC (acting through any of its Affiliates) and RBC Capital Markets, in their respective capacities as joint lead arrangers and joint bookrunners.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lenders” shall mean (a) the financial institutions and other entities that have become a party hereto as lenders hereunder and (b) any financial institution or other entity that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution or other entity that has ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swing Line Lender and an Issuing Bank.

“Letter of Credit” shall mean (i) any Standby Letter of Credit, and (ii) any Commercial Letter of Credit, in each case issued or to be issued by an Issuing Bank for the account of the Borrower or any Wholly Owned Restricted Subsidiary thereof pursuant to Section 2.18.

“Letter of Credit Expiration Date” shall mean the date which is five Business Days prior to the Revolving Maturity Date then in effect (or, if such date is not a Business Day, the next succeeding Business Day), or such later date to the extent such Letter of Credit has been cash collateralized in an amount equal to 103% of the LC Exposure or backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank for such period after the Revolving Maturity Date.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the London Interbank Offered Rate or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (such rate, the “Eurodollar Screen Rate”); provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. If the LIBO Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

Notwithstanding anything contained herein to the contrary, and without limiting the provisions of Section 2.11, in the event that the Administrative Agent shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto), in consultation with the Borrower, that there exists, at any time, a market convention for determining a rate of interest for syndicated loans in the United States that is widely recognized as the successor to interest rates based on the Eurodollar Screen Rate, and the Administrative Agent shall have given notice of such determination to the Borrower and each Lender (it being understood that the Administrative Agent make such a determination of whether such market condition exists at any time, upon the reasonable request of the Borrower), then the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable consistent with market practice. Notwithstanding anything to the contrary in Section 10.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (but only to the extent the Eurodollar Screen Rate for the applicable Interest Period is not available or published at such time on a current basis), (x) no Loans may be made as, or converted to, Eurodollar Loans, and (y) any Borrowing Notice or Interest Election Request given by the Borrower with respect to Eurodollar Loans shall be deemed to be rescinded by the Borrower.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, license, pledge, encumbrance, claim, charge, assignment for security, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, right-of-way or other encumbrance on title to owned Real Property, in each of the foregoing cases whether voluntary or imposed by law; (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; provided that in no event shall an operating lease be deemed to be a Lien; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Transaction” shall mean (i) any Investment, or any acquisition of any assets, business or person, permitted hereunder (subject to Section 1.06 and including, for the avoidance of doubt, any Permitted Acquisition) by Holdings or one or more of its Restricted Subsidiaries, including by way of merger or amalgamation, whose consummation is not conditioned on the availability of, or on obtaining, third party financing, or (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Liquidity” means, as of any date of determination, the sum of (a) Unrestricted Cash, and (b)(x) the aggregate amount of Revolving Commitments minus (y) the Revolving Exposure of all Lenders.

“Liquidity Covenant” means the financial covenant set forth in Section 6.08(b)(ii)(A).

“Liquidity Covenant Default” has the meaning assigned to such term in Section 6.08(b)(ii)(A).

“Liquidity Cure Amount” has the meaning assigned to such term in Section 6.08(b)(ii)(A).

“Liquidity Cure Expiration Date” has the meaning assigned to such term in Section 6.08(b)(ii)(A).

“Liquidity Cure Quarter” has the meaning assigned to such term in Section 6.08(b)(ii)(A).

“Liquidity Equity Cure Contribution” has the meaning assigned to such term in Section 6.08(b)(ii)(A).

“Liquidity Notice of Intent to Cure” has the meaning assigned to such term in Section 6.08(b)(ii)(A).

“Liquidity Report” has the meaning assigned to such term in Section 6.08(b)(ii)(B).

“Liquidity Reporting Date” has the meaning assigned to such term in Section 6.08(b)(ii)(B).

“Loan Documents” shall mean this Agreement, any amendments hereto, the Letters of Credit, the LC Requests, the Applications, any Intercreditor Agreement, the Notes (if any), the Security Documents, the Fee Letters (other than for purposes of Section 10.02) and intercreditor agreements and subordination agreements entered into pursuant to the terms hereof that any Credit Party is party to and any other document designated as such by the Borrower and the Administrative Agent, in each case as amended, amended and restated, restated, supplemented and/or modified from time to time.

“Loans” shall mean, as the context may require, a Revolving Loan, Term Loan or Swing Line Loan.

“Management Equityholders” shall mean any of (i) any current or former director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent company thereof who, on the Closing Date, is an equityholder in Holdings or any direct or indirect parent thereof, (ii) any trust, partnership, limited liability company, corporate body or other entity established by any such current or former director, officer, employee, or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof or any Person described in the succeeding clauses (iii) and (iv), as applicable, to hold an investment in Holdings or any direct or indirect parent thereof in connection with such Person’s estate or tax planning, (iii) any spouse, former spouse, parents or grandparents or any descendant (including adopted children and step-children) or spouse or former spouse of the foregoing, of any such current or former director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof, who is transferred Equity Interests of Holdings or any direct or indirect parent thereof by any such director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof (or by any vehicle described in clause (ii) above), in connection with such Person’s estate or tax planning, and (iv) any Person who acquires an investment in Holdings or any direct or indirect parent thereof by will or by the laws of intestate succession as a result of the death of any such current or former director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof or of any person described in clause (iii) immediately above.

“Management Services Agreement” shall mean that certain Management Agreement, dated as of November 29, 2016, by and among Vista Equity Partners Management, LLC, the Borrower and certain Affiliates of the Borrower from time to time party thereto, as amended, restated, amended and restated, supplemented and/or modified from time to time in a manner that is not materially adverse to the interests of the Lenders; provided that any amendment, restatement, amendment and restatement, supplement or other modification thereto to term out any fees under such Management Agreement in connection with an IPO shall not be considered materially adverse to the Lenders.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business or financial condition or results of operations of Holdings and its Restricted Subsidiaries, taken as a whole, (b) the material rights and remedies (taken as a whole) of the Administrative Agent, the Collateral Agent or the Lenders under the Loan Documents (other than due to the action or inaction of the Administrative Agent, the Collateral Agent or the Lenders) or (c) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Loan Documents.

“Material Property” shall mean an individual Real Property owned in fee in the United States by any Credit Party, in each case, with a fair market value of $11,000,000 or more (such fair market value to be determined (x) in the case of any Real Property owned on the Closing Date, as of the Closing Date and (y) in the case of any Real Property acquired after the Closing Date, as of the date of acquisition thereof).

“Maximum Accrual” shall have the meaning assigned thereto in Section 2.25.

“Maximum Incremental Facilities Amount” shall mean an amount after the Closing Date equal to:

(i) (A) an aggregate amount equal to the greater of (I) $155,000,000 and (II) 100% of Consolidated EBITDA for the most recent Test Period, plus (B) the amount of any voluntary prepayments of any Loans, any Incremental Facility or any Permitted Incremental Equivalent Debt (in the case of any Permitted Incremental Equivalent Debt, to the extent secured on a pari passu basis with the Obligations) (in the case of any prepayment of Revolving Loans and/or Incremental Revolving Loans, to the extent accompanied by a corresponding permanent reduction in the relevant commitment) (it being understood that any such voluntary prepayment financed with the proceeds of Credit Agreement Refinancing Indebtedness shall not increase the calculation of the amount under this clause (i)(B)), in each case to the extent financed with sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow) of Holdings or its Restricted Subsidiaries, plus (C) debt buybacks by Holdings and its Restricted Subsidiaries in accordance with Section 10.04(b)(viii), or any corresponding provision of any Permitted Incremental Equivalent Debt (in each case to the extent offered to all similarly-situated lenders or holders, as applicable, and, in the case of any Permitted Incremental Equivalent Debt, to the extent secured on a pari passu basis with the Obligations) (it being understood that (x) any such debt buybacks financed with the proceeds of Credit Agreement Refinancing Indebtedness shall not increase the calculation of the amount under this clause (i)(C) and (y) in the case of any such debt buyback that is consummated at a discount to par, the calculation of the amount under this clause (C) shall be limited to the actual cash expenditures in respect thereof), in each case to the extent financed with sources other than the proceeds of long-term Indebtedness (other than revolving

Indebtedness to the extent intended to be repaid from operating cash flow) of Holdings or its Restricted Subsidiaries, plus (D) payments required by Sections 2.16(b)(B) or 10.02(f)(i) (or any corresponding provision of any Permitted Incremental Equivalent Debt) (in each case solely to the extent such payment is made in retirement of the applicable Loans, Incremental Term Loans, Incremental Revolving Loans or Permitted Incremental Equivalent Debt, as applicable and, in the case of any payment of Revolving Loans and/or Incremental Revolving Loans, to the extent accompanied by a corresponding permanent reduction in the relevant commitment), plus (E) in the case of an Incremental Facility that is being incurred using the Fixed Incremental Amount that serves to effectively extend the maturity of the Term Loans, the Revolving Loans and/or any other Incremental Facility, an amount equal to the portion of the Term Loans, the Revolving Loans and/or any other Incremental Facility to be replaced with such Incremental Facility (the “Fixed Incremental Amount”), plus

(ii) an unlimited amount so long as, on a Pro Forma Basis as of the Applicable Date of Determination and for the applicable Test Period, determined after giving effect to the incurrence of any such Incremental Facility or any such Permitted Incremental Equivalent Debt and any Permitted Acquisition or other acquisition consummated in connection therewith, any Indebtedness repaid with the proceeds thereof and any Investment, disposition or debt incurrence in connection therewith and all other pro forma adjustments, with respect to any such Incremental Facility or Permitted Incremental Equivalent Debt that is (A) secured on a pari passu basis with the Secured Obligations, the First Lien Leverage Ratio shall not exceed the greater of (I) 4.50 to 1.00 and (II) if incurred in connection with a Permitted Acquisition or other Investment, the First Lien Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period immediately prior to such transactions; (B) secured on a junior basis to the Secured Obligations (but not on a junior basis to any Indebtedness that is itself secured on a junior basis to the Secured Obligations), the Senior Secured Leverage Ratio shall not exceed the greater of (I) 6.50 to 1.00 and (II) if incurred in connection with a Permitted Acquisition or other Investment, the Senior Secured Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period immediately prior to such transactions; or (C) unsecured or secured on a junior basis to any Indebtedness that is itself secured on a junior basis to the Secured Obligations, either (I) the Consolidated Interest Coverage Ratio is greater than or equal to either (x) 2.00 to 1.00 or (y) the Consolidated Interest Coverage Ratio for the most recently ended Test Period immediately prior to such transactions, or (II) the Total Leverage Ratio shall not exceed the greater of (x) 6.50 to 1.00 and (y) if incurred in connection with a Permitted Acquisition or other Investment, the Total Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period immediately prior to such transactions (the ratios in clauses (A), (B) and (C), collectively, or any such ratio individually, as applicable, the “Incurrence Ratio”); provided that, notwithstanding anything herein to the contrary, (v) the Borrower may in its sole discretion elect to use this clause (ii) regardless of whether at such time the Borrower has capacity under the Fixed Incremental Amount; (w) in the event that any Incremental Facilities or Permitted Incremental Equivalent Debt is incurred in reliance on the Fixed Incremental Amount concurrently with, or in a series of related transactions with, the incurrence of any Incremental Facility or Permitted Incremental Equivalent Debt pursuant to this clause (ii), the Borrower may elect to use this clause (ii) prior to using the Fixed Incremental Amount (in which case, for the avoidance of doubt, the Incurrence Ratio shall first be calculated without giving effect to any loans or commitments incurred or to be so incurred using the Fixed Incremental Amount but giving full pro forma effect to the use of proceeds of all such loans and commitments and other related transactions) and if the Incurrence Ratio and the Fixed Incremental Amount are available and the Borrower does not make an election, then the Borrower will be deemed to have elected to use the Incurrence Ratio prior to using any amount available under the Fixed Incremental Amount and thereafter, the incurrence portion of such loans or commitments to be incurred using the Fixed Incremental Amount shall be calculated; (x) for purposes of determining compliance with the foregoing Incurrence Ratio in this clause (ii), any Incremental Revolving Loan Commitments (and any other unfunded commitments) shall be deemed to be drawn in full and the cash proceeds of any such Incremental Term Loans, Incremental Revolving Loan Commitments and Permitted Incremental Equivalent Debt incurred substantially concurrently therewith, or in a series of related transactions therewith, shall not be cash netted, but any use thereof to prepay Indebtedness shall be given pro forma effect; (y) to the extent the proceeds of any Incremental Facility or Permitted Incremental Equivalent Debt are intended to be applied to finance a Limited Condition Transaction, if the Borrower has made an LCT Election with respect to such Limited Condition Transaction, Consolidated Total Funded Indebtedness, Unrestricted Cash, Consolidated EBITDA and Consolidated Cash Interest Expense, for purposes of determining compliance with the Incurrence Ratio, shall be determined instead, on a Pro Forma Basis, only (i) in the case of Consolidated Total Funded Indebtedness and Unrestricted Cash, as of the date, and (ii) with respect to Consolidated EBITDA and Consolidated Cash Interest Expense, for the Test Period most recently ended prior to the date, in each case on which the relevant agreement (or in the case of an LCT Transaction that involves some other manner of establishing a binding obligation under local law, such other binding obligation to consummate such transaction) with respect to such Limited Condition Transaction is entered into as if the Limited Condition Transaction had occurred on such date; and (z) the Borrower may at any time reclassify any Indebtedness originally incurred under the Fixed Incremental Amount as having been incurred under this clause (ii), so long as at such time, the Borrower would be permitted to incur under this clause (ii) the aggregate principal amount of the Indebtedness being so reclassified (for purposes of clarity, with any such reclassification having the effect of increasing the Borrower’s ability to incur Indebtedness under the Fixed Incremental Amount on and after the date of such reclassification by the amount of Indebtedness so re-designated) (the provisions of this clause (z), the “Incremental Reclassification Provision”). For the avoidance of doubt and subject to the foregoing clause (z), any amounts incurred in reliance on the Fixed Incremental Amount as an Incremental Facility or Permitted Incremental Equivalent Debt shall thereafter reduce the amount of Permitted Incremental Equivalent Debt or Incremental Facilities that may be incurred in reliance thereon.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Maximum Tender Condition” shall have the meaning assigned to such term in Section 2.23(b).

“Minimum Borrowing Amount” shall mean

(a) in the case of Eurodollar Loans, $250,000;

(b) in the case of ABR Loans that are Term Loans, $250,000; and

(c) in the case of ABR Loans that are Revolving Loans, the lesser of $250,000 and the Revolving Commitment at such time.

“Minimum Tender Condition” shall have the meaning assigned to such term in Section 2.23(b).

“MNPI” shall have the meaning assigned to such term in Section 10.01(f).

“Moody’s” shall mean Moody’s Investors Service Inc.

“Mortgage” shall have the meaning assigned to such term in Section 5.10(c)(ii).

“Multiemployer Plan” shall mean a “multiemployer plan” within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA which is subject to Title IV of ERISA (a) to which any Group Member or any of its ERISA Affiliates is then making or accruing an obligation to make contributions, or (b) with respect to which any Group Member or any of its ERISA Affiliates has any liability.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash, cash equivalents (including Cash Equivalents) and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Group Member, net of, without duplication, (i) fees and expenses (including brokers’ fees or commissions, discounts, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrower’s good faith estimate of taxes paid or payable in connection with such sale or with the repatriation of such proceeds (after taking into account any available tax credits or deductions and any payments or payable amounts under tax sharing arrangements permitted under the Loan Documents) (provided that, to the extent and at the time that any such taxes are no longer required to be paid or payable, such amounts then constitute Net Cash Proceeds)), (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations, earn-out obligations or purchase price adjustments associated with such Asset Sale or (y) any other liabilities retained or payable by any Group Member associated with the Properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than the Loans) that is secured by a Lien on the Properties sold in such Asset Sale (so long as such Lien was permitted to encumber such Properties under the Loan Documents at the time of such sale and was not a pari passu or junior lien on the Collateral) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such Properties) and (iv) the Borrower’s good faith estimate of the amount of payments required to be made with respect to unassumed liabilities relating to the properties sold within 360 days of such Asset Sale (provided that to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 360 days after such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds);

(b) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by, or on behalf of, any Group Member in respect thereof, net of all costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event (including, in respect of any such Casualty Event, transfer and similar taxes and the Borrower’s good faith estimate of taxes paid or payable in connection with such Casualty Event or with the repatriation of such proceeds (after taking into account any available tax credits or deductions and any payments or payable amounts under tax sharing arrangements permitted under the Loan Documents) (provided that, to the extent and at the time that any such taxes are no longer required to be paid or payable, such amounts shall then constitute Net Cash Proceeds));

(c) with respect to any issuance or sale of Equity Interests by Holdings or any of its Restricted Subsidiaries, the cash proceeds thereof, net of Taxes (including Taxes payable upon the repatriation of any such proceeds to a Group Member), fees, commissions, costs and other expenses incurred in connection therewith; and

(d) with respect to any Debt Issuance by Holdings or any of its Restricted Subsidiaries, the cash proceeds thereof, net of Taxes (including Taxes payable upon repatriation of the proceeds to a Group Member), fees, commissions, costs and other expenses incurred in connection therewith.

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.02 and (ii) has been approved by the Required Lenders (or the Required Revolving Lenders, as applicable) or more than 50% of the affected Lenders, as applicable.

“Non-Extending Lender” shall have the meaning assigned to such term in Section 2.21(e).

“Not Otherwise Applied” shall mean, with reference to any amount of proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.10, (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was contingent on receipt of such amount or utilization of such amount for a specified purpose, (c) in the case of Net Cash Proceeds from Eligible Equity Issuances or from Equity Cure Contributions, was not otherwise used for or in connection with (i) Investments made pursuant to Section 6.03(v) or (x), (ii) Dividends made pursuant to Section 6.06(f) or (i), (iii) prepayments of Indebtedness pursuant to Section 6.09(a)(A), (B) or (F), (iv) the inclusion thereof as an Equity Cure Contribution in the calculation of Consolidated EBITDA for purposes of determining compliance with the Financial Covenant, pursuant to Section 8.03(a) or (v) the incurrence of Indebtedness pursuant to Section 6.01(w), and (d) was not previously applied to increase the Cumulative Amount pursuant to the definition thereof.

“Notes” shall mean any notes evidencing the Term Loans, Revolving Loans or Swing Line Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit H-1, H-2 or H-3, as applicable.

“Notice of Intent to Cure” shall have the meaning assigned to such term in Section 8.03(a).

“Obligations” shall mean obligations of the Borrower and the other Credit Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower and the other Credit Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations with respect to Letters of Credit, interest thereon and obligations to provide cash collateral with respect thereto and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including fees and other monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Credit Parties under this Agreement and the other Loan Documents; provided that, notwithstanding anything to the contrary, the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” shall mean the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Offer Process” shall have the meaning assigned to such term in Section 10.04(b)(viii)(B).

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of limited partnership and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Original Acquisition” shall mean, collectively, on the Original Closing Date, (i) the merger of Papay Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Cvent, through one or more steps, with Cvent as the surviving entity, pursuant to the Agreement and Plan of Merger, dated as of April 17, 2016, by and among Holdings, Merger Sub, and Cvent, and (ii) the acquisition of all of the outstanding equity interests of Lanyon by Papay Topco, LLC, a Delaware limited liability company (“Topco”) and contribution of all such equity interests of Lanyon to Cvent by Topco pursuant to the Contribution and Exchange Agreement, dated as of the Original Closing Date, by and among Topco, Athlaction Holdings, LLC, a Delaware limited liability company and Lanyon.

“Original Closing Date” shall mean November 29, 2016.

“Other Intercreditor Agreement” shall mean any intercreditor agreement executed in connection with any transaction requiring such agreement to be executed pursuant to the terms hereof, or otherwise required to be executed pursuant to the terms hereof, among the Administrative Agent, the Collateral Agent and one or more other Senior Representatives of Indebtedness, or any other party, as the case may be, and acknowledged and agreed to by the Borrower and the Guarantors, substantially on terms set forth on Exhibit M (except to the extent otherwise reasonably agreed by the Borrower and the Administrative Agent), in each case, as amended, restated, amended and restated, supplemented, renewed, replaced, refinanced or otherwise modified from time to time.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or with respect to, this Agreement or any other Loan Document (and any interest, additions to tax or penalties applicable thereto), except for any such Taxes described in clause (a)(ii) of the definition of Excluded Taxes that are payable in connection with an assignment (other than an assignment made pursuant to Section 2.16).

“Participant” shall have the meaning assigned to such term in Section 10.04(d)(i).

“Participant Register” shall have the meaning assigned to such term in Section10.04(d)(iii).

“Patriot Act” shall have the meaning assigned to such term in Section 3.19.

“Payment Recipient” shall have the meaning assigned to such term in Section9.14(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Acquisition” shall mean any transaction or series of related transactions by Holdings or any of its Restricted Subsidiaries for (a) the direct or indirect acquisition of all or substantially all of the property of any Person, or of any assets constituting a line of business, business unit, division or product line (including research and development and related assets in respect of any product) of any Person; (b) the acquisition (including by merger or consolidation) of the Equity Interests (other than director qualifying shares) of any Person that becomes a Restricted Subsidiary after giving effect to such transaction; or (c) a merger or consolidation or any other combination with any Person (so long as a Credit Party (including for the avoidance of doubt (except in the case of a merger, consolidation or other combination involving the Borrower), any such Person that becomes a Credit Party upon the consummation of such merger, consolidation or other combination), to the extent such Credit Party is a party to such merger, consolidation or other combination, is the surviving entity); provided that each of the following conditions shall be met or waived by the Required Lenders:

(i) subject to Section 1.06 with respect to Limited Condition Transactions, no Event of Default under Section 8.01(a), (b), (g) or (h) has occurred and is continuing immediately before giving pro forma effect to such acquisition and immediately after giving effect to such acquisition; and

(ii) immediately after giving effect to such transaction, Holdings and its Restricted Subsidiaries shall be in compliance with Section 6.12.

Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Debt Exchange” shall have the meaning given to that term in Section 2.23(a).

“Permitted Debt Exchange Notes” shall have the meaning given to that term in Section 2.23(a).

“Permitted Debt Exchange Offer” shall have the meaning given to that term in Section 2.23(a).

“Permitted Holder” shall mean any of (i) the Sponsor, the Sponsor’s Affiliates (other than any portfolio company of the Sponsor) and the Management Equityholders and any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members (provided, that the Sponsor, the Sponsor’s Affiliates and/or the Management Equityholders collectively comprise at least a majority in interest of such “group”); (ii) any direct or indirect parent of the Borrower not formed in connection with, or in contemplation of, a transaction (other than the Transactions) that, assuming such parent was not formed, after giving effect thereto would constitute a Change of Control; and (iii) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of Holdings or any direct or indirect parent of Holdings, acting in such capacity.

“Permitted Incremental Equivalent Debt” shall mean Indebtedness issued, incurred or otherwise obtained by the Borrower (which may be guaranteed by any other Credit Party) in respect of one or more series of senior unsecured notes, senior notes secured on a basis pari passu with or junior to the Secured Obligations, or subordinated notes (in each case issued in a public offering or a Rule 144A or other private placement or a bridge financing in lieu of the foregoing so long as the long-term debt into which such bridge financing is to be converted satisfies the provisions of this definition (and any Registered Equivalent Notes issued in exchange therefor)), loans that are secured on a basis pari passu with or junior to the Secured Obligations or loans that are unsecured, or notes or loans constituting secured or unsecured mezzanine Indebtedness, in each case that is or are issued or made in lieu of Incremental Facilities; provided that (i) the aggregate principal amount of all Permitted Incremental Equivalent Debt at the time of issuance or incurrence shall not exceed the Maximum Incremental Facilities Amount at such time, (ii) the terms applicable to such Permitted Incremental Equivalent Debt shall comply with the Required Debt Terms, (iii) if such Permitted Incremental Equivalent Debt is secured on a pari passu basis with the Secured Obligations, such Permitted Incremental Equivalent Debt shall be subject to Section 2.20(f) (as if such Indebtedness were Incremental Term Loans secured on a pari passu basis with the Secured Obligations) and (iv) subject to Section 1.06, and (solely if such Permitted Incremental Equivalent Debt is incurred in connection with a Limited Condition Transaction) unless (other than in the case of an Event of Default under Section 8.01(a), (b), (g) or (h)) waived by the lenders in respect of such Permitted Incremental Equivalent Debt, no Event of Default (or, in the case of any Permitted Incremental Equivalent Debt the proceeds of which will be used for a Permitted Acquisition or similar Investment, no Event of Default under Section 8.01(a), (b), (g) or (h)) shall have occurred and be continuing at the time of such issuance or incurrence or immediately after giving effect thereto.

“Permitted Junior Refinancing Debt” shall mean secured Indebtedness incurred by the Borrower and guarantees with respect thereto by any Credit Party; provided that (i) such Indebtedness is secured by the Collateral on a junior basis to the Secured Obligations and the obligations in respect of any Permitted Pari Passu Refinancing Debt, in each case pursuant to a First Lien/Second Lien Intercreditor Agreement, and is not secured by any property or assets of Holdings and its Restricted Subsidiaries other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, Incremental Term Loans, Refinancing Term Loans, Revolving Loans, Incremental Revolving Loans, or Refinancing Revolving Loans, and (iii) a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to the a First Lien/Second Lien Intercreditor Agreement. Permitted Junior Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Pari Passu Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower and guarantees with respect thereto by any Credit Party; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Secured Obligations and is not secured by any property or assets of Holdings or its Restricted Subsidiaries other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, Incremental Term Loans, Refinancing Term Loans, Revolving Loans, Incremental Revolving Loans, or Refinancing Revolving Loans, and (iii) a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to an Other Intercreditor Agreement. Permitted Pari Passu Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees, expenses, commissions, underwriting discounts and expenses incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension, and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing of Indebtedness permitted pursuant to Section 6.01(e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable (as reasonably determined by the Borrower) to the Lenders in all material respects as those contained in the documentation governing the subordination of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (e) neither Holdings nor any of its Restricted Subsidiaries shall be an obligor or guarantor of any such refinancings, replacements, refundings, renewals, replacements or extensions except to the extent that such Person was such an obligor or guarantor in respect of the applicable Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (f) such modification, refinancing, refunding, renewal, replacement or extension shall not be secured by any Lien on any asset other than the assets that secured such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (g) such modification, refinancing, refunding, renewal, replacement or extension shall not (if secured) have a higher Lien priority than such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Permitted Reorganization” shall have the meaning assigned to such term in Section 6.03(gg).

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrower and guarantees with respect thereto by any Credit Party; provided that such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, Incremental Term Loans, Refinancing Term Loans, Revolving Loans, Incremental Revolving Loans, or Refinancing Revolving Loans. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” or “person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA which is maintained or contributed to by any Group Member or any of its ERISA Affiliates or with respect to which any Group Member or any of its ERISA Affiliates has any liability.

“Platform” shall have the meaning assigned to such term in Section 10.01(e).

“Principal Office” shall mean New York City or such other location as the Administrative Agent may notify the Borrower from time to time.

“Private Side Communications” shall have the meaning assigned to such term in Section 10.01(f).

“Private Siders” shall have the meaning assigned to such term in Section 10.01(f).

“Pro Forma Basis” shall mean, with respect to the calculation of all financial ratios and tests (including the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Total Leverage Ratio, the Consolidated Interest Coverage Ratio and the amount of Consolidated Total Assets and Consolidated EBITDA) contained in this Agreement other than for purposes of calculating Excess Cash Flow, in each case as of any date, that such calculation shall give pro forma effect to the Transactions and all Subject Transactions (and the application of the proceeds from any such asset sale or debt incurrence) that have occurred during the relevant testing period for which such financial test or ratio is being calculated and during the period immediately following such period and prior to or substantially concurrently with the event for which the calculation of any such ratio is made, including pro forma adjustments arising out of events which are attributable to the Transactions, the proposed Subject Transaction and all other Subject Transactions that have been consummated during the relevant period, including giving effect to those specified in accordance with the definition of “Consolidated EBITDA,” in each case as certified on behalf of Holdings by a Financial Officer of Holdings, using, for purposes of determining such compliance with a financial test or ratio (including any incurrence test), the historical financial statements of all entities, divisions or lines or assets so acquired or sold and the consolidated financial statements of Holdings and/or any of its Restricted Subsidiaries, calculated as if the Transactions or such Subject Transaction, and all other Subject Transactions that have been consummated during the relevant period, and any Indebtedness incurred or repaid in connection therewith, had been consummated (and the change in Consolidated EBITDA resulting therefrom) and incurred or repaid at the beginning of such period, and Consolidated Total Assets shall be calculated after giving effect thereto.

Whenever pro forma effect is to be given to the Transactions or a Subject Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of Holdings (as set forth in a certificate of such Financial Officer delivered to the Administrative Agent) (including adjustments for costs and Charges arising out of the Transactions, the proposed Subject Transaction and all other Subject Transactions that have been consummated during the relevant period, and the “run-rate” cost savings and synergies resulting from the Transactions or such Subject Transaction(s) that have been or are reasonably anticipated to be realizable (“run-rate” means the full recurring benefit for a test period that is associated with any action taken or expected to be taken or for which a plan for realization has been established (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such test period from such actions), and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent test periods in which the effects thereof are expected to be realizable); provided that (i) such amounts are factually supportable and reasonably identifiable and are projected by the Borrower in good faith to be realizable within 36 months after the end of the test period in which the Transactions or the applicable Subject Transaction occurred, (ii) no amounts shall be added pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such test period, and (iii) the provisions of this paragraph shall in no way limit the add-backs that may be made to Consolidated EBITDA pursuant to the definition thereof.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the applicable date of determination for the event for which the calculation is made had been the applicable rate for the entire test period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of Holdings to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate as the Borrower may designate.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment; provided that for purposes of Section 2.19(b), “Pro Rata Percentage” shall mean the percentage of the total Revolving Commitments (disregarding the Revolving Commitment of any Defaulting Lender to the extent its LC Exposure and Swing Line Exposure is reallocated to the non-Defaulting Lenders) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Pro Rata Percentage shall be determined based upon the Revolving Commitments most recently in effect, after giving effect to any assignments.

“Projections” shall have the meaning assigned to such term in Section 3.13(a).

“Property” or “property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” shall mean any costs, fees and expenses associated with, in anticipation of, or in preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs, fees and expenses relating to compliance with the provisions of the Securities Act and the Exchange Act (as applicable to companies with equity or debt securities held by the public), the rules of national securities exchanges for companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursements, Charges relating to investor relations, shareholder meetings and reports to shareholders and debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

“Public Side Communications” shall have the meaning assigned to such term in Section 10.01(f).

“Public Siders” shall have the meaning assigned to such term in Section 10.01(f).

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or Capital Assets or the cost of installation, construction or improvement of any fixed or Capital Assets and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred no later than 180 days after the acquisition, installation, construction, repair, replacement, exchange or improvement of such fixed or Capital Assets by such Person, (ii) the amount of such Indebtedness (excluding any costs, expenses and fees incurred in connection therewith) does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be, and (iii) the Liens granted with respect thereto do not at any time encumber any property other than the property financed by such Indebtedness (with respect to Capital Lease Obligations, the Liens granted with respect thereto do not at any time extend to or cover any assets other than the assets subject to such Capital Lease Obligations).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning assigned to such term in Section 10.20.

“Qualified Capital Stock” of any Person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Securitization Financing” shall mean any Securitization Facility (and any guarantee of such Securitization Facility), as amended, supplemented, extended, renewed, restated, amended and restated, refunded, refinanced, replaced or otherwise modified from time to time, that meets the following conditions: (i) the Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Restricted Subsidiaries; (ii) all sales of Securitization Assets and related assets by the Borrower or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value or otherwise on arms’ length terms (as determined in good faith by the Borrower); (iii) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower); and (iv) the obligations under such Securitization Facility are non-recourse (except for Standard Securitization Undertakings) to the Borrower or any Restricted Subsidiary (other than a Securitization Subsidiary).

“Rate Charges” shall have the meaning assigned to such term in Section 10.14.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean (a) any accounts receivable owed to the Borrower or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof, (b) any bank account into which any accounts receivable owed to the Borrower or a Restricted Subsidiary subject to a Receivables Facility are to be paid and (c) all collateral securing such accounts receivable and bank accounts, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable and bank accounts, all records with respect to such accounts receivable and bank accounts and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring, invoice discounting or similar arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Receivables Facility.

“Receivables Facility” shall mean any of one or more receivables financing facilities (and any guarantee of any such financing facility), as amended, restated, amended and restated, supplemented, extended, renewed, refunded, refinanced, replaced or otherwise modified from time to time, the obligations of which are non-recourse (except for Standard Securitization

Undertakings) to the Borrower and the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any Restricted Subsidiary sells, directly or indirectly grants a security interest in or otherwise transfers its Receivables Assets to either (i) a Person that is not the Borrower or a Restricted Subsidiary or (ii) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not the Borrower or a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fee” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not the Borrower or a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” shall mean (i) any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities that engages only in activities reasonably related or incidental thereto or (ii) another Person formed for the purposes of engaging in a Receivables Facility in which any Subsidiary makes an Investment and to which any Subsidiary transfers accounts receivable and related assets.

“Recipient” shall mean any Agent, any Lender and any Issuing Bank, as applicable.

“Reference Date” shall have the meaning assigned to such term in the definition of “Cumulative Amount.”

“Refinanced Debt” shall have the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender and Additional Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto.

“Refinancing Revolving Loan Commitments” shall mean one or more Tranches of revolving loan commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Loans” shall mean one or more Tranches of Revolving Loans that result from a Refinancing Amendment.

“Refinancing Term Commitments” shall mean one or more Tranches of Term Loan Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Term Loans” shall mean one or more Tranches of Term Loans that result from a Refinancing Amendment.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantee obligations) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean the Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements once such LC Disbursements have been made.

“Rejection Notice” shall have the meaning assigned to such term in Section 2.10(i).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys and representatives of such Person and of such Person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Material into the Environment.

“Repricing Event” shall mean, with respect to the initial Term Loans only, (i) any mandatory prepayment pursuant to Section 2.10(d) or voluntary prepayment (in each case, other than a prepayment of the initial Term Loans in connection with any transaction that would, if consummated, constitute an IPO, Change of Control or Transformative Acquisition) of the initial Term Loans with the proceeds of loans under any broadly syndicated first lien secured bank credit facilities with a lower Effective Yield than the Effective Yield of the initial Term Loans disbursed on the Closing Date or (ii) any amendment (other than in connection with any transaction that would, if consummated, constitute an IPO, Change of Control or Transformative Acquisition) that reduces the Effective Yield of the initial Term Loans disbursed on the Closing Date.

“Required Debt Terms” shall mean in respect of any Indebtedness, the following requirements: (i) such Indebtedness (x) does not have a maturity date or (solely in the case of any such Indebtedness in the form of notes) have any mandatory prepayment or redemption features

(other than customary asset sale events, insurance and condemnation proceeds events, change of control offers or events of default, AHYDO catch-up payments and, if secured, excess cash flow sweeps), in each case prior to the date that is the then Latest Maturity Date at the time such Indebtedness is incurred and (y) solely in the case of any such Indebtedness in the form of loans, does not have a shorter Weighted Average Life to Maturity than the Term Loans; provided that (x) the limitations in this clause (i) shall not apply to any Permitted Incremental Equivalent Debt consisting of a customary bridge facility so long as the long-term debt into which such customary bridge facility is to be converted satisfies the provisions of this clause and (y) such Indebtedness in the form of notes shall have no required amortization, (ii) such Indebtedness is not guaranteed by any Persons that are not Guarantors, (iii) if such Indebtedness is secured by the Collateral, a Senior Representative acting on behalf of the holders of such Indebtedness has become party to (A) a First Lien/Second Lien Intercreditor Agreement if such Indebtedness is secured on a junior basis to the Secured Obligations or (B) an Other Intercreditor Agreement if such Indebtedness is secured on a pari passu basis with the Secured Obligations, (iv) to the extent secured, any such Indebtedness is not secured by assets not constituting Collateral, (v) any such Indebtedness that is payment subordinated shall be subject to a subordination agreement on terms that are reasonably acceptable to the Administrative Agent and the Borrower, and (vi) the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, premiums, fees, and prepayment or redemption terms and provisions which shall be determined by the Borrower) either, at the option of the Borrower, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence, issuance or effectiveness (as determined by the Borrower in good faith) or are reasonably satisfactory to the Administrative Agent (except for covenants or other provisions applicable only to periods after the applicable Latest Maturity Date) or (B) are not materially more restrictive to Holdings and its Subsidiaries (when taken as a whole) than the terms and conditions of this Agreement (when taken as a whole) (except for covenants or other provisions applicable only to periods after the applicable Latest Maturity Date) (it being understood that (A) to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness, the terms and conditions of such Indebtedness will be deemed not to be more restrictive than the terms and conditions of this Agreement if such financial maintenance covenant is also added for the benefit of this Agreement and (B) no consent shall be required from the Administrative Agent for terms or conditions that are not market terms or are more restrictive than this Agreement if such terms are added to this Agreement); provided, further, that a certificate delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this definition, shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding, LC Exposure and unused Revolving Commitments and Term Loan Commitments; provided that the Loans, LC Exposure and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that for any Required Lenders’ vote, Affiliated Debt Funds may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required Lenders have consented to any amendment or waiver.

“Required Revolving Lenders” shall mean Lenders having more than 50% of all Revolving Commitments or, after the Revolving Commitments have terminated, more than 50% of all Revolving Exposure; provided that the Revolving Commitments or Revolving Exposure held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of the Required Revolving Lenders.

“Requirements of Law” shall mean, collectively, all international, foreign, federal, state and local laws (including common law), judgments, decrees, statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, or other requirements of, any Governmental Authority, in each case whether or not having the force of law.

“Resignation Effective Date” shall have the meaning assigned to such term in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean any executive officer (including, without limitation, the president, any vice president, secretary and assistant secretary), any authorized person or Financial Officer of such person and any other officer or similar official or authorized person thereof with responsibility for the administration of the obligations of such person in respect of this Agreement and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent.

“Restricted Debt Payment” shall have the meaning assigned to such term in Section 6.09(a).

“Restricted Subsidiary” shall mean each Subsidiary of Holdings other than any Unrestricted Subsidiary.

“Retained Declined Proceeds” shall have the meaning assigned to such term in Section 2.10(i).

“Revolving Availability Period” shall mean the period from and including the Original Closing Date to but excluding the earlier of (i) the Business Day immediately preceding the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Annex A hereto or in an Increase Joinder, or in any Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to Incremental Revolving Loan Commitments or assignments by or to such Lender pursuant to Section 2.16(b), Section 10.02(f) or Section 10.04.

“Revolving Commitment Increase” shall have the meaning assigned to such term in Section 2.20.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swing Line Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment or that holds a Revolving Loan.

“Revolving Loan” shall mean a Loan made by Lenders to the Borrower pursuant to Section 2.01(b), including, unless the context shall otherwise require, any Incremental Revolving Loans made pursuant to Section 2.20 after the Closing Date.

“Revolving Maturity Date” shall mean (x) with respect to the Revolving Commitments as of the First Amendment Effective Date, August 30, 2024, and (y) with respect to any Extended Tranche of Revolving Commitments, the final maturity date specified in the applicable Extension Election accepted by the respective Lender or Lenders.

“S&P” shall mean Standard & Poor’s Ratings Service, a subsidiary of S&P Global Inc.

“Sale Leaseback Transaction” shall mean any arrangement, directly or indirectly, with any person whereby Holdings or any of its Restricted Subsidiaries shall sell, transfer or otherwise dispose of any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred; provided that (a) no Event of Default shall have occurred and be continuing or would immediately result therefrom and (b) such Sale Leaseback Transaction is consummated within 180 days of the disposition of such property.

“Sanctions” shall have the meaning assigned to such term in Section 3.20.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment Effective Date” shall mean November 18, 2021.

“Second Incremental Amendment” shall mean that certain Incremental Facility Assumption Agreement No. 2, dated as of October 26, 2018, by and among the Borrower, Holdings, the other Credit Parties party thereto, the 2018-B Incremental Lenders party thereto and the Administrative Agent.

“Second Incremental Amendment Date” shall mean the date on which all the conditions precedent set forth in Section 4 of the Second Incremental Amendment shall have been satisfied or waived in accordance with the terms thereof. For the avoidance of doubt, the Second Incremental Amendment Date shall be October 26, 2018.

“Second Lien Credit Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Credit Party or any Restricted Subsidiary and any Cash Management Bank that is designated by Holdings as a “Secured Cash Management Agreement”.

“Secured Hedging Agreement” shall mean any Hedging Agreement that is entered into by and between any Credit Party or any Restricted Subsidiary and any Hedge Bank, unless such Hedging Agreement is designated by Holdings not to be a “Secured Hedging Agreement”.

“Secured Obligations” shall mean (a) the Obligations and (b) the payment of all obligations of the Borrower and the other Credit Parties under each Secured Cash Management Agreement and Secured Hedging Agreement entered into with any counterparty that is a Secured Party; provided that, notwithstanding anything to the contrary, the Secured Obligations shall exclude any Excluded Swap Obligations.

“Secured Parties” shall mean, collectively, (i) the Administrative Agent, (ii) the Collateral Agent, (iii) each other Agent, (iv) the Lenders, (v) each Cash Management Bank, (vi) each Hedge Bank; and (vii) each Issuing Bank.

“Securities Act” shall mean the Securities Act of 1933, as amended. “

Securitization Assets” shall mean (a) any accounts receivable or related assets and the proceeds thereof, in each case, subject to a Securitization Facility, (b) any bank accounts into which accounts receivable or related assets and the proceeds thereof, in each case, subject to a Securitization Facility are to be received or deposited and (c) all collateral securing such receivable, bank account or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable, bank account or assets, lockbox accounts and records with respect to such account, bank account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in a securitization financing and which in the case of clauses (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Qualified Securitization Financing.

“Securitization Facility” shall mean any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not the Borrower or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Borrower or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries.

“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not the Borrower or a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” shall mean any obligation of a seller (or any guaranty of such obligation) of (i) Receivables Assets under a Receivables Facility to repurchase Receivables Assets or (ii) Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets, in either case, arising as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by, or any other event relating to, the seller or the Receivables Assets or Securitization Assets, as applicable.

“Securitization Subsidiary” shall mean any Subsidiary of the Borrower, in each case formed for the purpose of, and that solely engages in, one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Restricted Subsidiary makes an Investment and to which the Borrower or such Restricted Subsidiary transfers Securitization Assets and related assets.

“Security Agreement” shall mean one or more security agreements by and among one or more of the Credit Parties and the Collateral Agent for the benefit of the Secured Parties with respect to Liens granted on the Collateral thereunder as security for the Secured Obligations.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to a Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.10 or Section 5.11 and in each case other than Excluded Property.

“Security Documents” shall mean the Security Agreements, the Mortgages (if any) and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest in or lien on any property as collateral for the Secured Obligations.

“Senior Representative” shall mean, with respect to any series of Permitted Pari Passu Refinancing Debt, Permitted Debt Exchange Notes, Senior Secured Indebtedness, Junior Secured Indebtedness, Permitted Junior Refinancing Debt, Permitted Unsecured Refinancing Debt or Permitted Incremental Equivalent Debt, the trustee, sole lender, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Indebtedness” shall mean senior Indebtedness of the Credit Parties for borrowed money that is secured on a pari passu basis with the Secured Obligations (without regard to the control of remedies); provided that such Indebtedness shall be subject to Section 2.20(f) (as if such Indebtedness were Incremental Term Loans secured on a pari passu basis with the Secured Obligations).

“Senior Secured Leverage Ratio” shall mean, at any date of determination, the ratio of (i)(x) Consolidated Total Funded Indebtedness of Holdings and its Restricted Subsidiaries on such date, other than Indebtedness that is unsecured or is secured by assets other than the Collateral, minus (y) Unrestricted Cash of Holdings and its Restricted Subsidiaries on such date, to (ii) Consolidated EBITDA of for the Test Period then most recently ended.

“Specified Existing Tranche” shall have the meaning assigned to such term in Section 2.21(a).

“Sponsor” shall mean Vista Equity Partners Fund VI, L.P., Vista Equity Partners Management, LLC and their respective Controlled Investment Affiliates.

“Sponsor Investor” shall have the meaning assigned thereto in Section 10.04(b)(v).

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary that the Borrower has determined in good faith to be customary in a Securitization Facility or a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary or a Receivables Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument providing for the payment of cash upon the honoring of a presentation thereunder.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subject Transaction” shall mean any (a) disposition of all or substantially all of the assets of or all of the Equity Interests of any Restricted Subsidiary or of any product line, business unit, line of business or division of the Borrower or any of the Restricted Subsidiaries for which historical financial statements are available, in each case to the extent otherwise permitted hereunder, (b) Permitted Acquisition, (c) other Investment that is permitted hereunder, (d) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary or (e) proposed incurrence of Indebtedness or making of a Dividend or a Restricted Debt Payment in respect of which compliance with any financial ratio is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Subordinated Debt Documents” shall mean any agreement, indenture or instrument pursuant to which any Subordinated Indebtedness is issued, in each case as amended to the extent permitted under the Loan Documents.

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of the Borrower and such Guarantor, as applicable; provided that such terms of subordination and any intercreditor documentation with respect thereto are customary or reasonably acceptable to the Administrative Agent.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent’s in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless otherwise specified, references to “Subsidiary” or “Subsidiaries” herein shall refer to Subsidiaries of Holdings.

“Subsidiary Guarantor” shall mean each Restricted Subsidiary of Holdings (other than the Borrower) that is, or becomes pursuant to Section 5.10, a party to this Agreement; provided that, notwithstanding anything to the contrary, no Excluded Subsidiary shall be a Subsidiary Guarantor.

“Supported QFC” shall have the meaning assigned to such term in Section 10.20.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Commitment” shall mean the commitment of the Swing Line Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07. The aggregate principal amount of the Swing Line Commitment shall be $5,000,000 on the Closing Date and the Swing Line Commitment shall in no event exceed the Revolving Commitment.

“Swing Line Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swing Line Loans. The Swing Line Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swing Line Exposure at such time.

“Swing Line Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swing Line Loan” shall mean any loan made by the Swing Line Lender pursuant to Section 2.17.

“Tax Return” shall mean all returns, statements, declarations, filings, attachments and other documents or certifications required to be filed in respect of Taxes, including any amendments thereof.

“Tax Withholdings” shall have the meaning assigned to such term in Section 2.15(a).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall mean a Loan made by Lenders to the Borrower pursuant to Section 2.01(a) and shall include, unless the context shall otherwise require, any Incremental Term Loans made pursuant to Section 2.20 after the Closing Date.

“Term Loan Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan Commitment” shall mean, with respect to any Lender, (a) its obligation to make its portion of Term Loans to the Borrower in the amount set forth on Annex A, and (b) unless the context shall otherwise require, any Incremental Term Loan Commitments made pursuant to Section 2.20 after the Closing Date. The initial aggregate amount of the Term Loan Commitments as of the date hereof is $700,000,000.

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” shall mean (x) with respect to any Term Loans the maturity date of which has not been extended pursuant to Section 2.21, the date which is seven years after the Closing Date or, if such date is not a Business Day, the first Business Day preceding such date, and (y) with respect to any Extended Tranche of Term Loans, the final maturity date specified in the applicable Extension Election accepted by the respective Lender or Lenders.

“Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.09.

“Test Period” shall mean, at any time, subject to Section 1.06, the four consecutive fiscal quarters of Holdings then last ended (in each case taken as one accounting period) for which financial statements have been or were required to be delivered pursuant to Section 5.01(a) or (b).

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of (i)(y) Consolidated Total Funded Indebtedness of Holdings and its Restricted Subsidiaries on such date minus (z) Unrestricted Cash of Holdings and its Restricted Subsidiaries on such date, to (ii) Consolidated EBITDA for the Test Period then most recently ended.

“Tranche” shall mean each tranche of Loans or Commitments available hereunder. On the Closing Date there shall be two tranches, one comprised of Term Loans and one comprised of the Revolving Loans and Revolving Commitments. Notwithstanding any provision herein to the contrary, the Term Loans made on the Closing Date, the 2018 Incremental Term Loans made on the First Incremental Amendment Date and the 2018-B Incremental Term Loans made on the Second Incremental Amendment Date shall be deemed to be, and treated as, part of a single Tranche for all purposes hereunder.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date to effectuate the Closing Date Refinancing pursuant to the Loan Documents; the execution, delivery and performance of the Loan Documents and the initial Borrowings hereunder; and the payment of all fees, costs and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Transformative Acquisition” shall mean any acquisition by Holdings or any of its Restricted Subsidiaries that (a) is not permitted by the terms of this Agreement (other than any such acquisition that would be prohibited solely by Section 6.10) immediately prior to the consummation of such acquisition, (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition, would not provide Holdings and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith, and/or (c) would result in an increase in Consolidated EBITDA of $55,000,000 or more, as determined on a Pro Forma Basis for the most recently ended Test Period.

“Type” when used in reference to any Loan or Borrowing, shall mean a reference to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 10.20.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision, in each case to the extent applicable law requires that such appointment is not to be publicly disclosed.

“United States” or “U.S.” shall mean the United States of America.

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.18(d).

“Unrestricted Cash” shall mean, at any time, the aggregate amount of (i) unrestricted cash and Cash Equivalents held in accounts of Holdings and its Restricted Subsidiaries (whether or not held in an account pledged to the Administrative Agent or Collateral Agent) and (ii) cash and Cash Equivalents restricted in favor of lenders under credit facilities (which shall include any cash and Cash Equivalents securing other Indebtedness secured by a Lien on Collateral along with such credit facilities (provided that any such Liens are subordinated to or pari passu with the Liens in favor of the Administrative Agent or Collateral Agent), including any Indebtedness incurred under this Agreement and the other Loan Documents (including Indebtedness incurred pursuant to Section 2.20, Section 2.21, Section 2.22 and Section 2.23 hereof); provided, further, for the avoidance of doubt, the proceeds of an Equity Cure Contribution shall not be included in this definition of Unrestricted Cash as of the last day of the fiscal quarter with respect to which such Equity Cure Contribution was made for any calculation of the First Lien Leverage Ratio, Senior Secured Leverage Ratio or Total Leverage Ratio or for purposes of determining compliance with the Financial Covenant.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of Holdings that is formed or acquired after the Closing Date; provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent, and (c) each Subsidiary of an Unrestricted Subsidiary; provided that in the case of clauses (a) and (b) above, (x) such designation shall be deemed to be an Investment on the date of such designation in an amount equal to the fair market value of the investment therein and such designation shall be permitted only to the extent permitted under Section 6.03 on the date of such designation, (y) no Event of Default shall have occurred and be continuing or would immediately result from such designation after giving pro forma effect thereto (including to the re-designation of Indebtedness and Liens on the assets of such Subsidiary as Indebtedness and Liens on assets of an Unrestricted Subsidiary), and (z) immediately after giving effect to any such designation, on a Pro Forma Basis (including, for the avoidance of doubt, giving pro forma effect to the re-designation of Indebtedness and Liens on the assets of such Subsidiary as Indebtedness and Liens on assets of an Unrestricted Subsidiary), the First Lien Leverage Ratio (determined on a Pro Forma Basis as of the Applicable Date of Determination and for the applicable Test Period) shall not exceed 4.50 to 1.00. The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary (which shall constitute a reduction in any outstanding Investment), and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if (a) no Event of Default would immediately result from such re-designation (including the re-designation of Indebtedness and Liens on the assets of such Subsidiary as Indebtedness and Liens on assets of a Restricted Subsidiary) and (b) immediately after giving effect to any such redesignation (including the re-designation of Indebtedness and Liens on the assets of such Subsidiary as Indebtedness and Liens on assets of a Restricted Subsidiary and the deemed return on any Investment in such Unrestricted Subsidiary pursuant to clause (y)), the First Lien Leverage Ratio (determined on a Pro Forma Basis as of the Applicable Date of Determination and for the applicable Test Period) shall not exceed 4.50 to 1.00. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence by such Restricted Subsidiary at the time of such designation of any Indebtedness or Liens of such Restricted Subsidiary outstanding at such time (after giving effect to, and taking into account, any payoff or termination of Indebtedness or any release or termination of Liens, in each case, occurring in connection or substantially concurrently therewith) and (y) constitute a return on any Investment by the Borrower in such Unrestricted Subsidiary in an amount equal to the fair market value at the date of such prior designation of such Restricted Subsidiary as an Unrestricted Subsidiary. As of the Closing Date, none of the Subsidiaries of Holdings is an Unrestricted Subsidiary, and in no event shall the Borrower or Lanyon become an Unrestricted Subsidiary.

“Unsecured Indebtedness” shall mean unsecured Indebtedness of the Credit Parties and their Restricted Subsidiaries for borrowed money.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness or Disqualified Capital Stock that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments or amortization made on such Indebtedness or Disqualified Capital Stock prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly Owned Restricted Subsidiary” shall mean a Restricted Subsidiary of Holdings which is a Wholly Owned Subsidiary of Holdings, the Borrower or any Restricted Subsidiary.

“Wholly Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares or other nominal issuance in order to comply with local laws) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule~~.~~ and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield” shall have the meaning assigned to such term in Section 2.20(f).

“Yield Differential” shall have the meaning assigned to such term in Section 2.20(f).

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing,” “Borrowing of Term Loans”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03 Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, replaced or otherwise modified (subject to any restrictions on such amendments, supplements, replacements or modifications set forth herein), (ii) any reference herein to any person shall be construed to include such person’s successors and assigns (subject to any restrictions on assignments set forth herein), (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) all references to the knowledge of any Group Member or facts known by any Group Member shall mean actual knowledge of any Responsible Officer of such Person. Any Responsible Officer executing any Loan Document or any certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies in his/her capacity as a Responsible Officer on behalf of the applicable Credit Party and not in any individual capacity.

(b) The term “enforceability” and its derivatives when used to describe the enforceability of an agreement shall mean that such agreement is enforceable except as enforceability may be limited by any Debtor Relief Law and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c) Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

Section 1.04 Accounting Terms; GAAP; Tax Laws. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof. If at any time any change in GAAP or Tax Change (as defined below) would affect the computation of any financial ratio, standard or term set forth in any Loan Document, and the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio, standard or term to preserve the original intent thereof in light of such change in GAAP or Tax Change (subject to approval by the Required Lenders and the Borrower); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP immediately prior to such change therein or, in the case of a Tax Change, as if the Applicable Tax Laws immediately prior to such change therein continued to apply, and the Borrower shall provide to the Administrative Agent and the Lenders within five days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of Holdings setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the Financial Covenant as set forth in Section 6.08) that would have resulted if such financial statements had been prepared giving effect to such change; provided, further that, to the extent any such change would have a negative impact on the Borrower with respect to any ratio, financial calculation, financial reporting items or requirement computation, the Borrower may (in its sole discretion) elect to compute or report such ratio, financial calculation, financial reporting item or requirement in accordance with GAAP and/or the Applicable Tax Laws, as the case may be, as changed and accordingly, if such an election is made, the Borrower shall not be required to deliver the written statement described in the immediately preceding proviso with respect thereto. Notwithstanding anything to the contrary, for all purposes under this Agreement and the other Loan Documents, including negative covenants, financials covenants and component definitions, GAAP will be deemed to treat operating leases and Capital Leases in a manner consistent with their current treatment under GAAP as in effect on the Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter. “Tax Change” means any change in the Code or any other applicable Requirement of Law that would have the effect of changing the amount of Taxes due and payable by Holdings and its Restricted Subsidiaries for any taxable period, as compared to the amount of Taxes that would have been due and payable by Holdings and its Restricted Subsidiaries for such taxable period under the Code or any other Requirements of Law as in effect immediately prior to such change; provided for avoidance of doubt, that the calculation of a change in Taxes due and payable shall take into account all changes to the Code or any other Requirements of Law. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 or FASB ASC 825 (or any other financial accounting standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings or any of its Restricted Subsidiaries at “fair value,” as defined therein and

(ii) the financial ratios and related definitions set forth in the Loan Documents shall be computed to exclude the application of Financial Accounting Standards No. 133, 150 or 123(R) or any other financial accounting standard having a similar result or effect (to the extent that the pronouncements in Financial Accounting Standards No. 123(R) result in recording an equity award as a liability on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity).

Notwithstanding anything to the contrary herein, all financial ratios and tests (including the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Total Leverage Ratio, the Consolidated Interest Coverage Ratio and the amount of Consolidated Total Assets and Consolidated EBITDA) contained in this Agreement other than for purposes of calculating Excess Cash Flow that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction shall have occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Holdings or any of its Restricted Subsidiaries since the beginning of such Test Period shall have consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (it being understood, for the avoidance of doubt, that solely for purposes of calculating quarterly compliance with Section 6.08, the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account).

Other than as provided in Section 1.06, for purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test (including the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Total Leverage Ratio, the Consolidated Interest Coverage Ratio and the amount of Consolidated EBITDA and Consolidated Total Assets), (x) such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be and (y) such financial ratio or test shall be calculated (on a Pro Forma Basis if applicable) using the most recent financial statements which have been delivered by the Credit Parties in accordance with Section 5.01(a) or 5.01(b) hereof or, at the option of the Borrower, such other unaudited financial statements provided to the Administrative Agent and reasonably sufficient for determining such compliance.

Notwithstanding anything to the contrary herein, to the extent compliance with a financial ratio or test is calculated prior to the date financial statements are first delivered under Section 5.01(a) or (b), such calculation shall use the latest financial statements delivered pursuant to Section 3.04(a).

Notwithstanding anything to the contrary herein, the defined terms “First Lien Leverage Ratio”, “Senior Secured Leverage Ratio”, “Total Leverage Ratio”, “Consolidated Interest Coverage Ratio”, “Consolidated Total Assets” and “Consolidated EBITDA” when used in this Agreement or any other Loan Document shall be deemed to refer to such ratio or amount with respect to the Group unless otherwise expressly set forth herein or therein.

Section 1.05 Resolution of Drafting Ambiguities. Each party hereto acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.06 Limited Condition Transaction. Notwithstanding anything to the contrary herein, for purposes of (i) measuring the relevant ratios (including the First Lien Leverage Ratio (including, without limitation, for purposes of determining pro forma compliance with the Financial Covenant as a condition to effecting any such transaction), the Senior Secured Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio) and baskets (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets) with respect to the incurrence of any Indebtedness (including any Incremental Facilities and Permitted Incremental Equivalent Debt but excluding Revolving Loans (provided that, for the avoidance of doubt, the term “Revolving Loans” shall not, for purposes of this sentence, include loans made pursuant to any Additional Revolving Commitment) or Liens or the making of any Permitted Acquisitions or other similar Investments, Dividends, Restricted Debt Payments, Asset Sales or other sales or dispositions of assets or fundamental changes or the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries, or (ii) determining compliance with representations and warranties or the occurrence of any Default or Event of Default, in the case of clauses (i) and (ii), in connection with a Limited Condition Transaction, if the Borrower has made an LCT Election with respect to such Limited Condition Transaction, the date of determination of whether any such action is permitted hereunder (including, in the case of calculating Consolidated EBITDA, the reference date for determining which Test Period shall be the most recently ended Test Period for purposes of making such calculation) shall be deemed to be the date the definitive agreements for (or in the case of an LCT Transaction that involves some other manner of establishing a binding obligation under local law, such other binding obligations to consummate) such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred (with respect to income statement items) at the beginning of, or (with respect to balance sheet items) on the last day of, the most recent Test Period ending prior to the LCT Test Date, the Group Members could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket, representation and warranty, or Event of Default “blocker” such ratio, basket, or representation and warranty or Event of Default “blocker” shall be deemed to have been complied with (and no Default or Event of Default shall be deemed to have arisen thereafter with respect to such Limited Condition Transaction from any such failure to comply with such ratio, basket, or representation and warranty). For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, baskets, Default or Event of Default “blockers” or representations and warranties for which compliance was determined or tested as of the LCT Test Date would thereafter have failed to have been satisfied as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA, Unrestricted Cash, Consolidated Total Funded Indebtedness or Consolidated Total Assets or otherwise, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or representations and warranties will not be deemed to have failed to have been satisfied as a result of such fluctuations or otherwise. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for (or in the case of an

LCT Transaction that involves some other manner of establishing a binding obligation under local law, such other binding obligations to consummate) such Limited Condition Transaction is terminated or expires, or the date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction expires or passes, in each case without consummation of such Limited Condition Transaction, any such ratio (other than the Financial Covenant under Section 6.08) or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Notwithstanding the foregoing provisions of this paragraph or any other provision of this Agreement, any unfunded Commitments outstanding at any time in respect of any individual Incremental Facility pursuant to Section 2.20 established to finance an LCT Transaction may be terminated only by the lenders holding more than 50% of the aggregate amount of the Commitments in respect of such Incremental Facility (or by the Administrative Agent acting at the request of such Lenders), and not, for the avoidance of doubt, automatically or by the Required Lenders or any other Lenders (or by the Administrative Agent acting at the request of the Required Lenders or any other Lenders).

Section 1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time.

Section 1.08 Deliveries. Notwithstanding anything herein to the contrary, whenever any document, agreement or other item is required by any Loan Document to be delivered or completed on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

Section 1.09 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

Section 1.10 Currency Generally. For purposes of determining compliance with Section 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07 or 6.09, with respect to any Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time Holdings or one of its Restricted Subsidiaries shall (or, solely in connection with a Limited Condition Transaction, shall enter into a contractual obligation to) incur, enter into, make or acquire such Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments (so long as, at the time of incurring, entering into, making or acquiring (or, solely in connection with a Limited Condition Transaction, at the time of entering into the contract to incur, enter into, make or acquire) such Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments, such transaction was permitted hereunder) and once incurred, entered into, made or acquired (or, solely in connection with a Limited Condition Transaction, contractually obligated to be incurred, entered into, made or acquired), the amount of such Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments, shall be always deemed to be at the Dollar amount on such date, regardless of later changes in currency exchange rates.

Section 1.11 Basket Amounts and Application of Multiple Relevant Provisions. Notwithstanding anything to the contrary, (a) unless specifically stated otherwise herein, any dollar, number, percentage or other amount available under any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Loan Documents may be accumulated, added, combined, aggregated or used together by any Credit Party and its Subsidiaries without limitation for any purpose not prohibited hereby, and (b) any action or event permitted by this Agreement or the other Loan Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Loan Documents. For purposes of determining compliance with Article VI, in the event that any Lien, Investment, liquidation, dissolution, merger, consolidation, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Dividend, Affiliate transaction, contractual requirement or prepayment of Indebtedness meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of Article VI, such transaction (or any portion thereof) at any time shall be permitted under one or more of such “baskets” or categories at the time of such transaction or any later time from time to time, in each case, as determined by the Borrower in its sole discretion at such time and thereafter may be reclassified or divided among such baskets or categories (as if incurred at such later time) by the Borrower in any manner not expressly prohibited by this Agreement, and such Lien, Investment, liquidation, dissolution, merger, consolidation, Indebtedness, disposition, Dividend, Affiliate transaction, contractual requirement or prepayment of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such “basket” or category of transactions or “baskets” or categories of transactions (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens, Investments, liquidations, dissolutions, mergers, consolidations, Indebtedness, dispositions, Dividends, Affiliate transactions, contractual requirements or prepayments of Indebtedness, as applicable, that may be incurred pursuant to any other “basket” or category of transactions.

For the avoidance of doubt, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents (including, for the avoidance of doubt, the Fixed Incremental Amount) under a specific covenant that does not require compliance with a financial ratio or test (including a test based on the Consolidated Interest Coverage Ratio, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio and/or the Total Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents (including, for the avoidance of doubt, the Incurrence Ratio) under the same covenant that requires compliance with a financial ratio or test (including a test based on the Consolidated Interest Coverage Ratio, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio and/or the Total Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (a) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based

Amounts, and (b) except as provided in clause (a), pro forma effect shall be given to the entire transaction. In addition, for the avoidance of doubt, any Indebtedness (and associated Liens, subject to the applicable priorities required pursuant to the applicable Incurrence-Based Amounts), Investments, liquidations, dissolutions, mergers, consolidations, Dividends, or any prepayments of Indebtedness incurred or otherwise effected in reliance on Fixed Amounts may be reclassified at any time, as the Borrower may elect from time to time, as incurred under the applicable Incurrence-Based Amounts if the Borrower subsequently meets the applicable ratio for such Incurrence-Based Amounts on a pro forma basis.

Section 1.12 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Request or other letter of credit application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.

Section 1.13 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions herein set forth, each Lender agrees, severally and not jointly: ( a) Term Loans. To make a Term Loan to the Borrower on the Closing Date in the principal amount of its Term Loan Commitment; provided that the initial Lender shall be deemed to have satisfied its obligation to make Term Loans on the Closing Date pursuant to this Section 2.01 (and Borrower shall be deemed to have issued Term Loans on the Closing Date in the amount identified on Schedule 2.01 as having been made in respect of cashless roll elections) in respect of “Term Loans” under the Existing First Lien Credit Agreement for which the applicable “Term Loan Lender” under the Existing First Lien Credit Agreement made a cashless roll election pursuant to that certain letter agreement entitled “Cashless Settlement of Existing Term Loans” dated November 29, 2017 and which existing “Term Loans” are therefore are not repaid on the Closing Date; and

(b) Revolving Loans. To make Revolving Loans to the Borrower at any time and from time to time on or after the Closing Date until the earlier of the Revolving Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment.

Amounts paid or prepaid in respect of Term Loans may not be reborrowed. Within the limits set forth in clause (b) above and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

Section 2.02 Loans.

(a) Each Loan (other than Swing Line Loans) shall be made as part of a Borrowing consisting of Loans made by the applicable Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.18(e)(ii) and Swing Line Loans, (x) ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than the Minimum Borrowing Amount or (ii) equal to the remaining available balance of the applicable Commitments and (y) the Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than the Minimum Borrowing Amount or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. More than one Borrowing may be incurred on any day, but at no time shall there be outstanding more than, in the case of Loans maintained as Eurodollar Loans, ten Borrowings of such Loans in the aggregate. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans deemed made pursuant to Section 2.18(e)(ii), Swing Line Loans and Loans made on the Closing Date, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 1:00 p.m. New York City time, and following receipt of all funds expected to be received, the Administrative Agent shall promptly credit the amounts so received to an account as directed by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. The Swing Line Lender shall make each Swing Line Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds not later than 3:00 p.m., New York City time in the manner specified in Section 2.17(b).

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date (in the case of any Eurodollar Borrowing), and at least two hours prior to the time (in the case of any ABR Borrowing), of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent at the time of such Borrowing in accordance with clause (c) above, and the Administrative Agent may, in its sole discretion, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for the purposes of this Agreement, and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or the Term Loan Maturity Date, as applicable.

Section 2.03 Borrowing Procedure. To request a Revolving Borrowing or Term Loan Borrowing, the Borrower shall deliver, by hand delivery, facsimile or email, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time (or such later time on such Business Day as may be reasonably acceptable to the Administrative Agent), three Business Days before the date of the proposed Borrowing (or, in the case of Eurodollar Borrowings that are Term Loan Borrowings to be made on the Closing Date, not later than 12:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing) or (ii) in the case of an ABR Borrowing, not later than 12:00 noon., New York City time (or such later time on such Business Day as may be reasonably acceptable to the Administrative Agent), on the Business Day prior to the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) whether the requested Borrowing is to be a Borrowing of Revolving Loans or Term Loans;

(b) the aggregate amount of such Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(f) the location and number of the account to which funds are to be disbursed;and

(g) with respect to each Credit Extension, that the conditions set forth in Section 4.02(b) and Section 4.02(c) will be satisfied or waived as of the date the requested Borrowing is made.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Eurodollar Borrowing with an Interest Period of one month’s duration. If the Borrower requests a Eurodollar Borrowing but fails to specify an Interest Period, the Borrower will be deemed to have specified an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Evidence of Debt; Repayment of Loans.

(a) Promise to Repay. The Borrower unconditionally promises to pay to the Administrative Agent (i) for the account of each Term Loan Lender, the principal amount of each Term Loan of such Term Loan Lender as provided in Section 2.09, (ii) for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date, and (iii) for the account of the Swing Line Lender, the then unpaid principal amount of each Swing Line Loan on the earlier of the Revolving Maturity Date and the date ten Business Days after such Swing Line Loan is made.

(b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms. In the event of any conflict between the records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(c) Promissory Notes. Any Lender by written notice to the Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns in the form of Exhibit H-1, H-2 or H-3, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.

Section 2.05 Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (subject to Section 2.19, in the case of a Defaulting Lender) a commitment fee (a “Commitment Fee”) equal to the applicable percentage set forth in the definition of “Applicable Margin” per annum on the actual daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (B) on the date on which such Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Revolving Lender; provided that for the purpose of calculations and payments pursuant to this Section 2.05, the Revolving Commitment of each Defaulting Lender shall be deemed equal to $0.

(b) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (the “Administrative Agent Fee”).

(c) LC Participation Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”), with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time for LC Participation Fees on the actual daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure. Accrued LC Participation Fees shall be payable in arrears (i) on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate (or, if later, when the Lenders’ obligations (in their capacities as such) in respect of all Letters of Credit have been terminated). Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable promptly on written demand. All LC Participation Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.12.

(d) Fronting Fees. The Borrower agrees to pay to the Administrative Agent on behalf of the applicable Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at 0.125% on the actual daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s reasonable customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued Fronting Fees shall be payable in arrears (i) on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate (or, if later, when all Letters of Credit of such Issuing Bank have been terminated). Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable promptly on written demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten Business Days after written demand therefor. All Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.12.

(e) Fee Letters. Without duplication of any other fees set forth in this Section 2.05, the Borrower agrees to pay the fees set forth in the Fee Letters at the times and in the manner set forth therein.

(f) All Fees shall be paid on the dates due, in Dollars in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the applicable Lenders. Once paid when due and payable, none of the Fees shall be refundable under any circumstances.

Section 2.06 Interest on Loans.

(a) ABR Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swing Line Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Eurodollar Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Default Rate. Notwithstanding the foregoing, upon the occurrence and during the existence of an Event of Default under Sections 8.01(a), (b), (g) or (h), the overdue Obligations shall bear interest, at a per annum rate equal to (i) in the case of principal on any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in Section 2.06(a) and Section 2.06(b) or (ii) in the case of any other such Obligations, 2.00% plus the rate applicable to ABR Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) additional interest accrued pursuant to Section 2.06(c) shall be payable on written demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan without a permanent reduction in Revolving Commitments or Swing Line Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate in clause (a) of the definition of “Alternate Base Rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be deemed presumptively correct absent manifest error.

Section 2.07 Termination and Reduction of Commitments.

(a) Termination of Commitments. The Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time (or such later time as may be reasonably determined by the Administrative Agent), on the Closing Date. The Revolving Commitments, the Swing Line Commitments and the LC Commitment shall automatically terminate on the Revolving Maturity Date.

(b) Optional Terminations and Reductions. At its option, the Borrower may at any time terminate, or from time to time, without premium or penalty (except as provided in Section 2.13 with respect to any concurrent prepayment of Revolving Loans), permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $100,000 and not less than $250,000 and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

(c) Borrower Notice. The Borrower shall notify the Administrative Agent in writing in substantially the form attached as Exhibit C-2, of any election to terminate or reduce the Commitments under Section 2.07(b) by 12:00 p.m. New York City time at least one Business Day (or, in the case of a prepayment of Eurodollar Loans, three Business Days) (or in each case such shorter period as the Administrative Agent may agree in its sole discretion) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of any other credit facilities or the closing of any securities offering, or the occurrence of any other event specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. With respect to the effectiveness of any such other credit facilities or the closing of any such securities offering, the Borrower may extend the date of termination at any time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.08 Interest Elections.

(a) Generally. Each Revolving Borrowing and Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.08 shall not apply to Swing Line Borrowings, which may not be converted or continued.

(b) Interest Election Notice. To make an election pursuant to this Section, the Borrower shall deliver, by hand delivery, facsimile or email, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing or Term Loan Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below, as applicable, shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c) Automatic Conversion. If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid or prepaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to the Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing, and (ii) unless repaid or prepaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09 Amortization of Term Loan Borrowings. The Borrower shall pay to the Administrative Agent, for the ratable account of the Term Loan Lenders, on the last Business Day of each March, June, September and December, commencing on the last Business Day of December, 2018 (each such date, a “Term Loan Repayment Date”), an amount equal to (i) 0.25% in respect of principal of the Term Loans made on the Closing Date, (ii) 0.2512562814% in respect of principal of the 2018 Incremental Term Loans made on the First Incremental Amendment Date and (iii) 0.2512562814% in respect of principal of the 2018-B Incremental Term Loans made on the Second Incremental Amendment Date, in each case, as adjusted from time to time pursuant to Section 2.10(h), as reduced by the principal amount of Loans contributed or assigned to Holdings or any of its Restricted Subsidiaries pursuant to Section 10.04(b)(vi) or (viii), and as adjusted in connection with the making of any further Incremental Term Loans pursuant to Section 2.20 hereof, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Term Loans made on the Closing Date, all 2018 Incremental Term Loans made on the First Incremental Amendment Date and all 2018-B Incremental Term Loans made on the Second Incremental Amendment Date shall be due and payable by the Borrower on the Term Loan Maturity Date.

Section 2.10 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay Revolving Loans and Term Loans, without premium or penalty (except as and to the extent provided in Section 2.10(j) or Section 2.13), subject to the requirements of this Section 2.10; provided that (i) each prepayment of Eurodollar Loans shall be in an aggregate principal amount that is an integral multiple of $100,000 and not less than $250,000 or, if less, the entire principal amount thereof then outstanding and (ii) each prepayment of ABR Loans shall be in an aggregate principal amount that is an integral multiple of $100,000 and not less than $250,000 or, if less, the entire principal amount thereof then outstanding.

(b) Revolving Loan Prepayments.

(i) In the event of the termination of all of the Revolving Commitments in accordance with the terms hereof, the Borrower shall, on the date of such termination, repay or prepay all of its outstanding Revolving Borrowings and Swing Line Loans and, at the Borrower’s option, (x) cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), (y) backstop all outstanding Letters of Credit with one or more back to back letters of credit in a manner reasonably acceptable to the applicable Issuing Bank or (z) roll all outstanding Letters of Credit into another credit facility to the sole satisfaction of the applicable Issuing Bank.

(ii) In the event of any partial reduction of the Revolving Commitments in accordance with the terms hereof, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then the Borrower shall, on the date of such reduction, first, repay or prepay Swing Line Loans, second, repay or prepay Revolving Borrowings and third, at the Borrower’s option, (1) cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), (2) backstop outstanding Letters of Credit with one or more back to back letters of credit in a manner reasonably acceptable to the applicable Issuing Bank or (3) roll outstanding Letters of Credit into another credit facility to the sole satisfaction of the applicable Issuing Bank, in an aggregate amount sufficient to eliminate such excess.

(iii) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, the Borrower shall, without notice or demand, immediately first, repay or prepay Swing Line Loans, second, repay or prepay Revolving Borrowings, and third, at the Borrower’s option, (1) cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), (2) backstop outstanding Letters of Credit with one or more back to back letters of credit in a manner reasonably acceptable to the applicable Issuing Bank or (3) roll outstanding Letters of Credit into another credit facility to the sole satisfaction of the applicable Issuing Bank, in an aggregate amount sufficient to eliminate such excess.

(iv) In the event that at any time the aggregate LC Exposure exceeds the LC Sublimit then in effect, the Borrower shall, without notice or demand, immediately, at the Borrower’s option, (1) cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), (2) backstop outstanding Letters of Credit with one or more back to back letters of credit in a manner reasonably acceptable to the applicable Issuing Bank or (3) roll outstanding Letters of Credit into another credit facility to the sole satisfaction of the applicable Issuing Bank, in an aggregate amount sufficient to eliminate such excess.

(c) Asset Sales. Not later than ten Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by any Group Member (other than any issuance or sale of Equity Interests to or from Holdings, the Borrower or a Subsidiary Guarantor), the Borrower shall apply an aggregate amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(h) and Section 2.10(i); provided that:

(i) no such prepayment shall be required under this clause (c) (A) with respect to any disposition of property which constitutes a Casualty Event or (B) to the extent the Net Cash Proceeds of any Asset Sales or series of related Asset Sales do not result in more than $7,500,000 per Asset Sale or series of related Asset Sales or an aggregate amount of Net Cash Proceeds of more than $14,500,000 in any twelve month period (the “Asset Sale Threshold” and the Net Cash Proceeds in excess of the Asset Sale Threshold, the “Excess Net Cash Proceeds”);

(ii) such proceeds with respect to any such Asset Sale shall not be required to be so applied on such date to the extent that the Borrower shall have notified the Administrative Agent on or prior to such date stating that such Excess Net Cash Proceeds are expected to be reinvested in assets used or useful in the business of any Group Member (including pursuant to a Permitted Acquisition, Investment or Capital Expenditure) or to be contractually committed to be so reinvested, within 18 months (or within 24 months following receipt thereof if a contractual commitment to reinvest is entered into within 18 months following receipt thereof) following the date of such Asset Sale; and

(iii) if all or any portion of such Excess Net Cash Proceeds that are subject of clause (ii) immediately above is neither reinvested nor contractually committed to be so reinvested within such 18 month period (and actually reinvested within 24 months of the receipt of the Net Cash Proceeds related thereto), such unused portion shall be applied within five Business Days after the last day of such period as a mandatory prepayment as provided in this Section 2.10(c).

(d) Debt Issuance. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance by any Group Member (or concurrently with the receipt thereof in the case of a Debt Issuance pursuant to Section 2.22), the Borrower shall make prepayments in accordance with Section 2.10(h) and (i) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(e) Casualty Events. Not later than ten Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by any Group Member, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(h) and (i); provided that

(i) such Net Cash Proceeds shall not be required to be so applied on such date to the extent that (A) such Net Cash Proceeds shall be less than $7,500,000 per Casualty Event or an aggregate amount of Net Cash Proceeds are less than $14,500,000 in any twelve month period (the “Casualty Event Threshold”), or (B) in the event that such Net Cash Proceeds exceed the Casualty Event Threshold, the Borrower shall have notified the Administrative Agent on or prior to such date stating that such proceeds in excess of the Casualty Event Threshold are expected to be (x) used to repair, replace or restore any Property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or Capital Assets or assets that are otherwise used or useful in the business of the Group Members (including pursuant to a Permitted Acquisition, Investment or Capital Expenditure), or (y) contractually committed to be so reinvested, in each case, no later than 18 months (or within 24 months following receipt thereof if such contractual commitment to reinvest has been entered into within 18 months following receipt thereof) following the date of receipt of such proceeds; and

(ii) if all or any portion of such Net Cash Proceeds is contractually committed within such 18 month period to be so reinvested within such 24 month period but is not actually reinvested within 24 months of the receipt of the Net Cash Proceeds related thereto, such unused portion shall be applied within ten Business Days after the last day of such period as a mandatory prepayment as provided in this Section 2.10(e).

(f) Excess Cash Flow. No later than ten Business Days after the date on which the financial statements with respect to each fiscal year of Holdings, commencing with the first full fiscal year ending after the Closing Date, in which an Excess Cash Flow Period occurs are required to be delivered pursuant to Section 5.01(a) (each such date, an “ECF Payment Date”), the Borrower shall, if and to the extent Excess Cash Flow for such Excess Cash Flow Period exceeds $7,500,000, make prepayments of Term Loans in accordance with Section 2.10(h) and (i) in an aggregate amount equal to (A) the Applicable ECF Percentage of the amount equal to (x) Excess Cash Flow for the Excess Cash Flow Period then ended (for the avoidance of doubt, including the $7,500,000 floor referenced above) minus (y) $7,500,000 minus (B) at the option of the Borrower, the aggregate principal amount of (x) any Term Loans, Incremental Term Loans, Permitted Incremental Equivalent Debt, Senior Secured Indebtedness, Junior Secured Indebtedness, Revolving Loans or Incremental Revolving Loans, in each case secured on a pari passu basis with the Obligations or on a junior basis to the Secured Obligations (but not on a junior basis to any such Indebtedness that is itself secured on a junior basis to the Secured Obligations) (or, in each case, any Credit Agreement Refinancing Indebtedness or Permitted Refinancing in respect thereof or Permitted Debt Exchange Notes issued in exchange therefor, in each case, to the extent secured on secured on a pari passu basis with the Obligations or on a junior basis to the Secured Obligations (but not on a junior basis to any such Indebtedness that is itself secured on a junior basis to the Secured Obligations)), in each case prepaid pursuant to Section 2.10(a), Section 2.16(b)(B) or Section 10.02(f)(i) or pursuant to the corresponding provisions of the documentation governing any such Permitted Incremental

Equivalent Debt, Senior Secured Indebtedness, Junior Secured Indebtedness, Credit Agreement Refinancing Indebtedness in respect thereof or Permitted Debt Exchange Notes (in the case of any prepayment of Revolving Loans and/or Incremental Revolving Loans, to the extent accompanied by a corresponding permanent reduction in the Revolving Commitment), during the applicable Excess Cash Flow Period (or, at the option of the Borrower and without duplication, after such Excess Cash Flow Period and prior to such subsequent ECF Payment Date) and (y) the amount actually paid in cash pursuant to any assignment made in accordance with Section 10.04(b)(viii) of this Agreement (to the extent such assignment was offered to all Lenders of the applicable Class) or the corresponding provisions of the documentation governing any Permitted Incremental Equivalent Debt, Incremental Facility, Senior Secured Indebtedness or Junior Secured Indebtedness, in each case secured on a pari passu basis with the Obligations or on a junior basis to the Secured Obligations (but not on a junior basis to any such Indebtedness that is itself secured on a junior basis to the Secured Obligations) (or, in each case, any Credit Agreement Refinancing Indebtedness or Permitted Refinancing or Permitted Debt Exchange Notes offered in exchange therefor, in each case, to the extent secured on a pari passu basis with Obligations or on a junior basis to the Secured Obligations (but not on a junior basis to any such Indebtedness that is itself secured on a junior basis to the Secured Obligations)) (in each case to the extent such assignment was offered to all lenders or holders of the applicable class thereof) during the applicable Excess Cash Flow Period (or, at the option of the Borrower, and without duplication, after such Excess Cash Flow Period and prior to such subsequent ECF Payment Date) (and the First Lien Leverage Ratio shall be recalculated for purposes of determining the Applicable ECF Percentage to give pro forma effect to all such voluntary prepayments), and in the case of all such prepayments or buybacks, to the extent that such prepayments or buybacks were financed with sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow) of Holdings or its Restricted Subsidiaries (such payment, the “ECF Payment Amount”).

(g) Notwithstanding the foregoing, mandatory prepayments made pursuant to clauses (c), (e) and (f) above by or with respect to Foreign Subsidiaries shall be limited to the extent that the Borrower reasonably determines that such prepayment or the obligation to make such prepayment could reasonably be expected to result in adverse tax consequences to Holdings or its Restricted Subsidiaries or to any direct or indirect parent of Holdings on account of its direct or indirect ownership of Holdings and its Restricted Subsidiaries that are not de minimis (including the imposition of any withholding tax) related to the repatriation of funds or could reasonably be expected to be prohibited, restricted or delayed by applicable law. All prepayments referred to in clauses (c), (e) and (f) above are subject to permissibility under (in the case of any such payments made by or with respect to Foreign Subsidiaries) local law (including without limitation, financial assistance, corporate benefit, thin capitalization, capital maintenance, foreign exchange controls and similar legal principles, restrictions on upstreaming of cash intra-group, and the fiduciary and statutory duties of the directors of the relevant Restricted Subsidiaries), under any applicable Organizational Documents (including as a result of minority ownership, but other than with respect to any immaterial restrictions therein), and under any other material agreements to which Holdings or any of its Subsidiaries is party (so long as any such reasonably expected prohibition is not created in contemplation of such mandatory prepayment requirement). Further, with respect to mandatory prepayments made pursuant to clauses (c), (e) and (f) above by or with respect to Foreign Subsidiaries there will be no requirement to make any prepayment where by doing so Holdings and its Restricted Subsidiaries or to any direct or indirect parent of Holdings on account of its direct or indirect ownership of Holdings and its Restricted Subsidiaries could reasonably be expected to suffer adverse tax consequences that are not de minimis (including the imposition of any withholding tax) as a result of upstreaming cash to make such prepayments (including the imposition of withholding taxes). The non-application of any such prepayment amounts as a result of the foregoing provisions will not constitute a Default or an Event of Default, and such amounts shall be available for working capital purposes of Holdings and the applicable Restricted Subsidiaries as long as not required to be prepaid in accordance with the following provisions. The Borrower will undertake to use commercially reasonable efforts for a period of no greater than one year to overcome or eliminate any such restriction and/or minimize any such costs of prepayment and/or use the other cash resources of the Borrower and its Restricted Subsidiaries (subject to the considerations above and as determined in the Borrower’s reasonable business judgment) to make the relevant payment. If at any time within one year of a mandatory prepayment pursuant to clauses (c), (e) or (f) being forgiven due to such restrictions, such restrictions are removed, any relevant proceeds will at the end of the then current interest period be applied in prepayment in accordance with Section 2.10(h). Notwithstanding the foregoing, any prepayments made after application of the above provision shall be net of any costs, expenses or taxes incurred by Holdings and its Restricted Subsidiaries or any of its Affiliates (or direct or indirect equityholders) and arising as a result of compliance with the preceding sentence, and Holdings and its Restricted Subsidiaries shall be permitted to make, directly or indirectly, a dividend or distribution to its Affiliates or direct or indirect equityholders in an amount sufficient to cover such tax liability, costs or expenses.

(h) Application of Prepayments. Prior to any optional or mandatory prepayment hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(i), subject to the provisions of this Section 2.10(h). Any prepayments pursuant to Section 2.10(c), (d), (e) and (f) shall be applied pro rata amongst each Tranche of outstanding Term Loans and, within each Tranche, first, to accrued interest and fees with respect to Term Loans being prepaid and second, to reduce remaining scheduled payments required under Section 2.09 (or any equivalent provision applicable to any Tranche of Term Loans extended hereunder after the Closing Date) as directed by the Borrower (or, in the case of no direction, in direct order of maturity). Any prepayment of Term Loans pursuant to Section 2.10(a) shall be applied as directed by the Borrower (or, in the case of no direction, in direct order of maturity). After application of mandatory prepayments of Term Loans described above in this Section 2.10(h) and to the extent there are mandatory prepayment amounts remaining after such application, such amounts shall be applied as directed by the Borrower.

Amounts to be applied pursuant to Section 2.10(h) to the prepayment of Loans shall be applied, first to reduce outstanding ABR Loans, if any. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans, if any. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of the Borrower, the Excess Amount shall be either (A) deposited in an escrow account and applied to the prepayment of Eurodollar

Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.

Notwithstanding anything herein to the contrary, with respect to any prepayment under Section 2.10(c), (e) or (f), the Borrower may use a portion of the Net Cash Proceeds to prepay or repurchase Permitted Incremental Equivalent Debt, Permitted Pari Passu Refinancing Debt and any other senior Indebtedness in each case secured by the Collateral on a pari passu basis with the Liens securing the Obligations (the “Applicable Other Indebtedness”) to the extent required pursuant to the terms of the documentation governing such Applicable Other Indebtedness, in which case, the amount of the prepayment required to be offered with respect to such Net Cash Proceeds pursuant to Section 2.10(c), (e) or (f) shall be deemed to be the amount equal to the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of Term Loans required to be prepaid pursuant to Section 2.10(c), (e) or (f) and the denominator of which is the sum of the outstanding principal amount of such Applicable Other Indebtedness and the outstanding principal amount of Term Loans required to be prepaid pursuant to Section 2.10(c), (e) or (f).

(i) Notice of Prepayment. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swing Line Loan, the Swing Line Lender) by written notice in substantially the form attached as Exhibit C-2 of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment (or such later time as may be agreed by the Administrative Agent in its sole discretion), (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of prepayment (or such later time as may be agreed by the Administrative Agent in its sole discretion), and (iii) in the case of prepayment of Swing Line Loans, not later than 1:00 p.m., New York City time, on the date of prepayment (or such later time as may be agreed upon by the Administrative Agent in its sole discretion). Each such notice shall be irrevocable; provided that a notice of an optional prepayment pursuant to Section 2.10(a) delivered by the Borrower may state that such notice is conditioned upon the effectiveness of any such other credit facilities or the closing of any such securities offering, or the occurrence of any other event specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. With respect to the effectiveness of any such other credit facilities or the closing of any such securities offering, the Borrower may extend the date of the optional prepayment pursuant to Section 2.10(a) at any time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Each such notice shall specify the Borrowing to be repaid, the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swing Line Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06. Notwithstanding the foregoing, each Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (c), (d) (other than mandatory prepayments with the proceeds of Credit Agreement Refinancing Indebtedness), (e) and (f) of this Section 2.10 by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. one Business Day prior to such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans. Any Declined Proceeds shall be applied as directed by the Borrower (any such proceeds that are not applied by the Borrower to prepay other Indebtedness shall be referred to herein as “Retained Declined Proceeds”).

(j) Loan Call Protection. At the time of the effectiveness of any Repricing Event that is consummated on or prior to the date that is six months after the Closing Date, the primary purpose of which is to lower the Effective Yield on the initial Term Loans, the Borrower agrees to pay on the date of effectiveness of such Repricing Event to the Administrative Agent, for the ratable account of each applicable Term Loan Lender, 1.00% of the portion of the principal amount of the initial Term Loans held by such Term Loan Lender at the time of such Repricing Event that is affected by such Repricing Event in the manner set forth in the definition of Repricing Event.

Section 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines in good faith and in its reasonable discretion (which determination shall be deemed presumptively correct absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period;

(b) the Administrative Agent determines in good faith and in its reasonable discretion or is advised in writing by the Required Lenders (which determination shall be deemed presumptively correct absent manifest error) that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan; or

(c) the Administrative Agent determines in good faith and in its reasonable discretion or is advised in writing by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which notice shall be delivered by the Administrative Agent promptly after such situation ceases to exist), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans or Interest Periods), and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that the Borrower may revoke any such Borrowing Request (without penalty) prior to such Borrowing upon written notice to the Administrative Agent.

Section 2.12 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) subject the Administrative Agent, any Lender or the Issuing Bank to any Tax of any kind whatsoever (except for Indemnified Taxes indemnified under Section 2.15 and any Excluded Tax) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or change the basis of taxation of payments to such Administrative Agent or Lender or the Issuing Bank in respect thereof; or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting or maintaining any Eurodollar Loan or any other Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon written request of the Administrative Agent, such Lender or the Issuing Bank, as applicable, the Borrower will pay to the Administrative Agent, such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines (in good faith, in its reasonable discretion) that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, would have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company, if any, with respect to capital adequacy or liquidity requirements), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the Administrative Agent, a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate the Administrative Agent, such Lender or the Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.12, and setting forth in reasonable detail the calculation of the amount owed and the basis for the claim shall be delivered to the Borrower and shall be deemed presumptively correct absent manifest error. The Borrower shall pay the Administrative Agent, such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions pursuant to the certificate to be delivered in clause (c) above and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.13 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Loan on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than an ABR Loan) on the date or in the amount notified by the Borrower including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.13, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

Section 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments Generally. The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Sections 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, free and clear of, and without condition or deduction for, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its Principal Office except payments to be made directly to the Issuing Bank or Swing Line Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars. For the avoidance of doubt, notwithstanding any other provision of any Loan Document to the contrary, no payment received directly or indirectly from any Credit Party that is not a Qualified ECP Guarantor shall be applied directly or indirectly by the Administrative Agent or otherwise to the payment of any Excluded Swap Obligations.

(b) Pro Rata Treatment.

(i) Other than as permitted by Section 2.20, Section 2.21, Section 2.22, Section 2.23, Section 2.16(b), Section 10.02(f) and Section 10.04, and subject to the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders, each payment by the Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii) Other than as permitted by Section 2.20, Section 2.21, Section 2.22, Section 2.23, Section 2.16(b), Section 10.02(f) and Section 10.04, and subject to the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders, (A) each payment by the Borrower on account of principal of the Term Loans shall be allocated among the Term Loan Lenders pro rata based on the principal amount of the Term Loans held by the Term Loan Lenders; (B) each payment by the Borrower on account of principal of the Revolving Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders; and (C) each permanent reduction in Revolving Commitments shall be pro rata according to the respective Revolving Commitments then held by the Revolving Lenders.

(c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d) Sharing of Setoff. Subject to the terms of any Intercreditor Agreement, if any Lender (and/or the Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.14(d)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to any payment (x) made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e) Borrower Default. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loans, to purchase its participation or to make its payment under Section 10.03(c).

Section 2.15 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Credit Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction, deduction or withholding for any Taxes (“Tax Withholdings”) except as required by any applicable Requirements of Law; provided that if any Taxes are required by any applicable Requirements of Law to be withheld or deducted in respect of any such payments by any applicable withholding agent (as determined in the good faith discretion of an applicable withholding agent), then (i) in the case of Indemnified Taxes, the sum payable by the relevant Credit Party shall be increased as necessary so that after all such Tax Withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.15), each Recipient receives an amount equal to the sum it would have received had no such Tax Withholdings been made (including such Tax Withholdings applicable to additional sums payable under this Section 2.15) (such additional sums being the “Additional Amount”), (ii) the applicable withholding agent shall make such Tax Withholdings, and (iii) the applicable withholding agent shall timely pay the full amount of the Tax Withholdings to the relevant Governmental Authority.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of clause (a) above, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c) Indemnification by the Borrower. The Credit Parties shall indemnify and hold harmless (on a joint and several basis) each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Recipient or required to be withheld and deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party pursuant to this Section 2.15 to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the Tax Return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)	Status of Lenders.

(i) Each Recipient shall deliver to the Borrower and to the Administrative Agent, whenever reasonably requested by the Borrower or the Administrative Agent, such properly completed and duly executed documentation prescribed by applicable Requirements of Law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, (x) to determine whether or not any payments made under any Loan Document are subject to Tax Withholdings or information reporting requirements, (y) to determine, if applicable, the required rate of Tax Withholdings, and (z) to establish such Recipient’s entitlement to any available exemption from, or reduction in the rate of, Tax Withholdings, in respect of any payments to be made to such Recipient by any Credit Party pursuant to any Loan Document or otherwise establish such Recipient’s status for withholding Tax purposes in an applicable jurisdiction. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation and information (other than such documentation set forth in Section

2.15(e)(ii)(A)(1)-(4), Section 2.15(e)(ii)(B) and Section 2.15(e)(ii)(C) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing:

(A) each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(1) properly completed and duly executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2) properly completed and duly executed copies of IRS Form W-8ECI (or any successor form),

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 and (y) properly completed and duly executed copies of IRS Service Form W-8BEN or W-8BEN-E (or any successor form),

(4) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender granting a participation), properly completed and duly executed copies of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, a certificate substantially in the form of Exhibit K-2 or Exhibit K-3, Form W-9, and/or other certification documents from each beneficial owner, as applicable (provided that if the Foreign Lender is a partnership for U.S. federal income tax purposes and one or more direct or indirect partners are claiming the portfolio interest exemption, the certificate substantially in the form of Exhibit K-4 may be provided by such Foreign Lender on behalf of such direct or indirect partners), or

(5) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine any withholding or deduction required to be made;

(B) each Recipient that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) certifying that such Recipient is exempt from United States federal backup withholding;

(C) if a payment made to a Recipient under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement;

(D) notwithstanding any other provision of this Section 2.15(e), a Recipient shall not be required to deliver any documentation or information that such Recipient is not legally eligible to deliver; and

(E) each such Recipient shall, from time to time after the initial delivery by such Recipient of any form or certificate, whenever a lapse in time or change in such Recipient’s circumstances renders such form or certificate (including any specific form or certificate required in this Section 2.15(e)) so delivered obsolete, expired or inaccurate in any material respect, promptly (i) update such form or certificate or (ii) notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(f) Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Credit Parties or on account of which the Credit Parties have paid Additional Amounts pursuant to this Section 2.15, it shall pay to the Credit Parties an amount equal to such refund (but only to the extent of indemnity payments made, or Additional Amounts paid, by the Credit Parties under this Section with respect to the Indemnified Taxes giving rise to such refund), net of any Taxes thereon and of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Credit Parties, upon the request of the Administrative Agent or such Lender, agrees to repay any such amount paid over to the Credit Parties to the Administrative Agent or such Lender (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the Administrative Agent or a Lender be required to pay any amount to the Credit Parties pursuant to this clause (f), the payment of which would place the Administrative Agent or a Lender, as applicable, in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification (or the payment of Additional Amounts) and giving rise to such refund had not been deducted, withheld or imposed and the indemnification payments (or Additional Amounts) with respect to such Tax had never been paid. Nothing herein contained shall interfere with the right of a Recipient to arrange its tax affairs in whatever manner it thinks fit nor obligate any Recipient to claim any tax refund or to make available its Tax Returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Recipient to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled. Unless required by Requirements of Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be.

(g) Survival. The obligations of the Credit Parties under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. For purposes of this Section 2.15, any payments by the Administrative Agent to a Lender of any amounts received by the Administrative Agent from any Credit Party on behalf of such Lender shall be treated as a payment from such Credit Party to such Lender.

(h) For the avoidance of doubt, for the purposes of this Section 2.15, the term “Lender” shall include the Swing Line Lender and the Issuing Bank.

Section 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12 or requires the Borrower to pay any Additional Amount to any Lender or any Governmental Authority (other than with respect to Other Taxes) for the account of any Lender pursuant to Section 2.15, or if any event gives rise to the operation of Section 2.26, then, in each such case, such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to file any certificate or document reasonably required by the Borrower, if, in the reasonable judgment of such Lender, such designation or assignment or filing (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, or avoid the consequences of the event giving rise to the operation of Section 2.26, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth in reasonable detail the calculation of such costs and expenses submitted by such Lender to the Borrower shall be deemed presumptively correct absent manifest error.

(b) Replacement of Lenders. If (v) any Lender or the Administrative Agent requests compensation under Section 2.12, (w) any Lender or the Administrative Agent is affected in the manner described in Section 2.26 and as a result thereof any of the actions described in such Section is required to be taken, (x) the Borrower is required to pay any Additional Amount to any Lender or the Administrative Agent or any Governmental Authority (other than with respect to Other Taxes) for the account of any Lender or the Administrative Agent pursuant to Section 2.15, and such Lender or the Administrative Agent declined or is unable to designate a different lending office in accordance with Section 2.16(a), (y) any Lender or the Administrative Agent is a Defaulting Lender or (z) the Borrower exercises its replacement rights under Section 10.02(f), then the Borrower may, at its sole expense and effort and option, upon notice to such Lender and the Administrative Agent, (A) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or 2.15 arising with respect to any period prior to such assignment) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), (B) pay off in full all of the Loans and any other Obligations owed to such Lender, (C) if applicable, terminate such Lender’s Commitments or (D) if applicable, upon at least ten (10) days prior notice, require the Administrative Agent to resign in accordance with Section 9.06; provided that:

(i) unless waived by the Administrative Agent, the Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b), if any,

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts (including any amount pursuant to Section 2.10(j) if a Repricing Event has occurred) payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.12 and 2.15, assuming for this purpose (in the case of a Lender being replaced as the result of a claim or payment under Sections 2.12 or 2.15) that the Loans of such Lender were being prepaid) from the assignee or the Borrower;

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Requirements of Law.

Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section 2.16(b), it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be in full force and effect and shall be recorded in the Register.

Section 2.17 Swing Line Loans.

(a) Swing Line Commitment. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.17, agrees to make Swing Line Loans to the Borrower from time to time on any Business Day during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (and upon each such Borrowing of Swing Line Loans, the Borrower shall be deemed to represent and warrant that such Borrowing will not result in) (i) the aggregate principal amount of outstanding Swing Line Loans exceeding the Swing Line Commitment, or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance, in whole or in part, an outstanding Swing Line Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Swing Line Loans. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby does, irrevocably and unconditionally agree to purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Pro Rata Percentage times the amount of such Swing Line Loan.

(b) Swing Line Loans. To request a Swing Line Loan, the Borrower shall deliver, by hand delivery or facsimile transmission (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Borrowing Request to the Administrative Agent and the Swing Line Lender, not later than 12:00 p.m., New York City time (or such later time as the Administrative Agent may agree in its sole discretion), on the Business Day of a proposed Swing Line Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swing Line Loan. Each Swing Line Loan shall be an ABR Loan. The Swing Line Lender shall make each Swing Line Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swing Line Lender, if any, or otherwise to an account as directed by the Borrower in the applicable Borrowing Request (or, in the case of a Swing Line Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank). The Swing Line Lender shall fund each Swing Line Loan by 3:00 p.m., New York City time on the requested date of such Swing Line Loan. The Borrower shall not request a Swing Line Loan if at the time of or immediately after giving effect to the Credit Extension contemplated by such request a Default or Event of Default has occurred and is continuing or would immediately thereafter result therefrom. Swing Line Loans shall be made in minimum amounts of $50,000 and integral multiples of $50,000 above such amount.

(c) Prepayment. The Borrower shall have the right at any time and from time to time to repay, without prepayment or penalty, any Swing Line Loan, in whole or in part, upon giving written notice (or notice by electronic transmission if arrangements for doing so have been approved in writing (including via email) by the Administrative Agent) from the Borrower to the Swing Line Lender and the Administrative Agent before 1:00 p.m., New York City time, on the proposed date of repayment.

(d) Participations. The Swing Line Lender may at any time in its sole discretion, by written notice given to the Administrative Agent not later than 11:00 a.m., New York City time, on the next succeeding Business Day following such notice, require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swing Line Loans then outstanding. Such notice shall specify the aggregate amount of Swing Line Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swing Line Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swing Line Lender, such Lender’s Pro Rata Percentage of such Swing Line Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or a reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swing Line Lender the amounts so received by it from the Revolving Lenders; provided that the Revolving Lender who is the Swing Line Lender shall be deemed to have funded its Pro Rata Percentage automatically without further funding. The Administrative Agent shall notify the Borrower of any participations in any Swing Line Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swing Line Loan shall be made to the Administrative Agent and not to the Swing Line Lender. Any amounts received by the Swing Line Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(e) Resignation or Removal of the Swing Line Lender. The Swing Line Lender may resign as Swing Line Lender hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and the Borrower. Following such notice of resignation from the Swing Line Lender, the Swing Line Lender may be replaced at any time by written agreement among the Borrower (with the Borrower’s agreement not to be unreasonably withheld, delayed or conditioned), the Administrative Agent and the successor Swing Line Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swing Line Lender. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees and interest accrued for the account of the replaced Swing Line Lender. From and after the effective date of any such resignation or replacement, (i) the successor Swing Line Lender shall have all rights and obligations of the Swing Line Lender under this Agreement with respect to Swing Line Loans to be made by it thereafter and (ii) references herein and in the other Loan Documents to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lenders, or to such successor and all previous Swing Line Lenders, as the context shall require. After the resignation or replacement of the Swing Line Lender hereunder, the replaced Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swing Line Lender under this Agreement with respect to Swing Line Loans made by it prior to such resignation or replacement, but shall not be required to make additional Swing Line Loans.

(f) Payments of Principal and Interest. Subject to Section 2.17(d), the Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Administrative Agent on behalf of the Swing Line Lender.

(g) Provisions Related to Extended Tranches of Revolving Commitments. If the maturity date shall have occurred in respect of any tranche of Revolving Commitments at a time when another tranche or tranches of Revolving Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such maturity date); provided that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Swing Line Loans and Revolving Loans and any reallocation of participations as contemplated in Section 2.18(p)), there shall exist sufficient unutilized non-terminating Revolving Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant to the Revolving Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and the same shall be deemed to have been incurred solely pursuant to the relevant non-terminating Revolving Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest maturity date.

Section 2.18 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the Issuing Bank, and the Issuing Bank agrees from time to time on any Business Day during the period from the Closing Date until the date that is 30 days prior to the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower or any Wholly Owned Restricted Subsidiary of the Borrower in a form reasonably acceptable to the Borrower (with the Borrower’s agreement not to be unreasonably withheld, delayed or conditioned), the Administrative Agent and the Issuing Bank, or to amend, renew or extend any Letter of Credit, at any time and from time to time prior to the Letter of Credit Expiration Date (provided that the Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of any Wholly Owned Restricted Subsidiary of Holdings) upon delivery to the relevant Issuing Bank and the Administrative Agent (at least three Business Days in advance of the requested date of issuance, amendment, renewal or extension) of an LC Request requesting the issuance of a Letter of

Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance of such Letter of Credit (which shall be a Business Day) and, as applicable, specifying the date of amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire, whether such Letter of Credit is to be a Standby Letter of Credit or a Commercial Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit, as applicable. The Issuing Bank shall have no obligation to issue, and the Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance the LC Exposure would exceed the LC Sublimit or the total Revolving Exposure would exceed the total Revolving Commitments. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit (the “Application”); provided that in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything in this Section 2.18 or otherwise herein to the contrary, GS (i) shall not be obligated to issue any commercial or trade (as opposed to standby) Letter of Credit and (ii) shall not be required to have outstanding more than ten Letters of Credit.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall deliver by hand, or telecopier (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank), an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m. New York City time on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify, in form and detail reasonably satisfactory to the Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day) and whether such Letter of Credit is to be a Standby Letter of Credit or a Commercial Letter of Credit;

(ii) the stated or “face” amount thereof;

(iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date or as otherwise extended pursuant to an LC Extension);

(iv) the name and address of the beneficiary thereof;

(v) whether the Letter of Credit is to be issued for the Borrower’s own account, or the account of one of Holdings’ Wholly Owned Restricted Subsidiaries (provided that the Borrower shall be the applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of any of Holdings’ Wholly Owned Restricted Subsidiaries);

(vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii) such other matters as the Issuing Bank may reasonably require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i) the Letter of Credit to be amended, renewed or extended;

(ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii) the nature of the proposed amendment, renewal or extension; and

(iv) such other matters as the Issuing Bank reasonably may require.

A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that) after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Sublimit, (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments and (iii) the conditions set forth in Article IV in respect of such issuance, renewal or extension shall have been satisfied, provided, however that an Issuing Bank may permit renewal of an Auto-Renewal Letter of Credit in accordance with Section 2.18(c)(ii) below. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000, in the case of a Commercial Letter of Credit, or $100,000 (or such lesser amount as approved by the Issuing Bank), in the case of a Standby Letter of Credit.

Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification of a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent (and in the case of an issuance of a new Letter of Credit, or an increase or decrease in the stated amount of an existing Letter of Credit, the Administrative Agent shall promptly notify each Revolving Lender), which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit (and in the case of an issuance of a new Letter of Credit, or an increase or decrease in the stated amount of an existing Letter of Credit, the notice to each Revolving Lender shall include a copy of such Letter of Credit and the amount of each such Revolving Lender’s respective participation in such Letter of Credit pursuant to Section 2.18(d)).

(c) Expiration Date.

(i) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date; provided, however, the Issuing Bank, in its sole discretion, may agree to extend such Letter of Credit beyond the Letter of Credit Expiration Date (an “LC Extension”) upon the Borrower either (i) providing the Issuing Bank funds equal to 103% of the LC Exposure with respect to such Letter of Credit for deposit in a cash collateral account which cash collateral account will be held by the Issuing Bank as a pledged cash collateral account, and the Borrower hereby grants to the Collateral Agent a security interest in all cash and credit support now or hereafter deposited to any such collateral account, and applied to reimbursement of all drafts submitted under such outstanding Letter of Credit, or

(ii) delivering to the Issuing Bank one or more letters of credit for the benefit of the Issuing Bank, issued by a bank reasonably acceptable to the Issuing Bank in its sole discretion, each in form and substance reasonably acceptable to the Issuing Bank in its sole discretion, unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(ii) If the Borrower so requests in any LC Request for a Standby Letter of Credit, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve month period to be agreed upon at the time such Standby Letter of Credit is issued. Once an Auto-Renewal Letter of Credit has been issued, unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Standby Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the Letter of Credit Expiration Date, unless otherwise extended pursuant to an LC Extension; provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Standby Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.18(m) or otherwise), or (y) it has received notice on or before the day that is seven Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 are not then satisfied.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires and is deemed to have purchased from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit in Dollars. In consideration and in furtherance of the foregoing (regardless of whether the conditions set forth in Section 4.02 shall have been satisfied), each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.18(e) (the “Unreimbursed Amount”), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, or any of the circumstances set forth in Section 2.18(f) or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If the Issuing Bank shall make any LC Disbursement in Dollars, the Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement in Dollars not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement; provided that the Borrower may, subject to the conditions to Borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with ABR Revolving Loans in an equal amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans.

(ii) If the Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent in writing, and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Pro Rata Percentage (based on the total aggregate amount of Revolving Commitments) thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 12:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 p.m., New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage (based on the total aggregate amount of Revolving Commitments) of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Any amounts received by the Issuing Bank from the Borrower pursuant to the above paragraph prior to, concurrently with or after any Revolving Lender makes any payment pursuant to the preceding sentence will be promptly remitted by the Issuing Bank to the Administrative Agent and by the Administrative Agent to the Revolving Lenders that shall have made such payments.

(iii) If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available as provided above, each of such Revolving Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, the rate per annum set forth in clause (h) below and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f) Obligations Absolute. The Reimbursement Obligation of the Borrower and the Revolving Lenders as provided in Section 2.18(d) and (e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Holdings and its Restricted Subsidiaries. None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Requirements of Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction (that is not subject to appeal)), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly give written notice to the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder, and the Administrative Agent shall promptly give the Borrower written notice of such demand for payment upon receiving such notice from the Issuing Bank; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its Reimbursement Obligation to the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement has been made to but excluding the date that the Borrower reimburses such LC Disbursement, at the Alternate Base Rate plus the Applicable Margin from the date of such LC Disbursement until the date that is three Business Days from the date of such LC Disbursement, and thereafter at the rate per annum determined pursuant to Section 2.06(c) . Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.18(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If (1) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, (2) as of the Letter of Credit Expiration Date, any LC Obligation for any reason remains outstanding (other than any LC Obligation that is (x) backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or (y) rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank) or (3) there shall exist a Defaulting Lender, the Borrower shall immediately (and in the case of clause (3), upon the reasonable request of the Administrative Agent, solely to the extent of the LC Exposure of such Defaulting Lender, and solely to the extent such LC Exposure has not been reallocated to other Lenders pursuant to Section 2.19(b)(i) or cash collateralized pursuant to Section 2.19(b)(ii)) deposit on terms and in accounts satisfactory to the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence and during the continuance of any Event of Default with respect to the Borrower described in Section 8.01(g) or (h). Funds so deposited shall be applied by the Collateral Agent to reimburse the Issuing

Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the existence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(j) Additional Issuing Banks. The Borrower may, at any time and from time to time, designate one or more additional Revolving Lenders (subject to the consent of each such Revolving Lender in its sole discretion) reasonably acceptable to the Administrative Agent to act as an issuing bank with respect to Letters of Credit under the terms of this Agreement. Any Revolving Lender designated as an issuing bank with respect to Letters of Credit pursuant to this clause (j) shall have all the rights and obligations of the Issuing Bank under the Loan Documents with respect to Letters of Credit issued or to be issued by it, and all references in the Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as the Issuing Bank, as the context shall require. If at any time there is more than one Issuing Bank hereunder, the Borrower may, in its discretion and subject to the terms and conditions set forth herein, select which Issuing Bank to request to issue any particular Letter of Credit.

(k) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and the Borrower. The Issuing Bank may be replaced at any time by the Borrower. The Borrower shall notify the Administrative Agent and then the Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(d). From and after the effective date of any such resignation or replacement, as applicable, (i) the successor Issuing Bank shall have all of the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all of the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

(l) Issuing Bank. The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in

Article IX included the Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Bank. The Issuing Bank may, but shall not be obligated to, send a Letter of Credit or conduct any communication to or from the beneficiary via a Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(m) Other. The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date, for which the Issuing Bank is not otherwise compensated hereunder, and which the Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of general application of the Issuing Bank now or hereafter applicable.

The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit. Notwithstanding the foregoing, the Issuing Bank shall not be responsible to the Borrower for, and the Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Requirements of Law or any order of a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(n) Letters of Credit Issued for Wholly Owned Subsidiaries of Holdings. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Wholly Owned Restricted Subsidiary of Holdings that is a Guarantor hereunder, the Borrower and each other applicant under such Letter of Credit shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Wholly Owned Subsidiaries of Holdings inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of any such Wholly Owned Subsidiaries of Holdings.

(o) [Reserved].

(p) Provisions Related to Extended Tranches of Revolving Commitments. If the maturity date in respect of any tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Commitments in respect of which the maturity date shall not have occurred are then in effect, (x) the outstanding Swing Line Loans and Revolving Loans shall be repaid pursuant to Section 2.10(b)(ii) on such maturity date to the extent and in an amount sufficient to permit the reallocation of the LC Exposure relating to the outstanding Letters of Credit contemplated by clause (y) below and (y) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.18(d)) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the Revolving Commitments in respect of such non-terminating tranches at such time (it being understood that (1) the participations therein of Revolving Lenders under the maturing tranche shall be correspondingly released and (2) no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), but without limiting the obligations with respect thereto, the Borrower shall provide the Issuing Bank with either (x) funds equal to 103% of the LC Exposure with respect to each such Letter of Credit for deposit in a cash collateral account which cash collateral account will be held by the Issuing Bank as a pledged cash collateral account (and the Borrower hereby grants to the Collateral Agent a security interest in all cash and credit support now or hereafter deposited to any such collateral account, and applied to reimbursement of all drafts submitted under any such Letter of Credit) or (y) one or more letters of credit, issued by a bank reasonably acceptable to the Issuing Bank in its sole discretion, for the benefit of the Issuing Bank with aggregate face amounts equal to 103% of the LC Exposure with respect to each such Letter of Credit, each in form and substance reasonably acceptable to the Issuing Bank in its sole discretion, which may be drawn by the Issuing Bank to satisfy any obligations of the Borrower in respect of such Letter of Credit. If, for any reason, such cash collateral or backstop letters of credit are not provided or the reallocation does not occur, the Revolving Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit; provided that, notwithstanding anything to the contrary contained herein, upon any subsequent repayment of the Revolving Loans, the reallocation set forth in clause (i) shall automatically and concurrently occur to the extent of such repayment (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any tranche of Revolving Commitments, the LC Sublimit under any tranche of Revolving

Commitments that has not so then matured shall be in an amount agreed between such Revolving Lenders, the Issuing Bank and the Borrower; provided that in no event shall such sublimit be less than the sum of (x) the LC Exposure with respect to the Revolving Lenders under such extended tranche immediately prior to such maturity date and (y) the face amount of the Letters of Credit reallocated to such tranche of Revolving Commitments pursuant to clause (i) of the second preceding sentence above (assuming Swing Line Loans and Revolving Loans are repaid in accordance with clause (i)(x)).

Section 2.19 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Commitment Fee shall cease to accrue on the Commitment of such Lender so long as it is a Defaulting Lender (except to the extent such amount is payable to the Issuing Bank pursuant to clause (b)(v) below) and such Defaulting Lender shall not be entitled to receive any Commitment Fee pursuant to Section 2.05(a);

(b) if any Swing Line Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Defaulting Lender’s participation in Swing Line Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Percentages, but only to the extent that (y) such reallocation does not cause the aggregate Revolving Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment and (z) to the extent requested in writing by the Administrative Agent, the Borrower shall confirm that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation and if the Borrower cannot confirm such conditions have been satisfied (which shall not constitute a Default or an Event of Default) and such conditions have not otherwise been waived by the Required Revolving Lenders, then clause (ii) below shall apply;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, (a) prepay such Swing Line Exposure of such Defaulting Lender and (b) cash collateralize such Defaulting Lender’s LC Exposure (in each case after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.18(i) for so long as such LC Exposure is outstanding;

(iii) if any portion of such Defaulting Lender’s LC Exposure is cash collateralized pursuant to clause (ii) above, the Borrower shall not be required to pay the LC Participation Fee with respect to such portion of such Defaulting Lender’s LC Exposure so long as it is cash collateralized;

(iv) if any portion of such Defaulting Lender’s LC Exposure is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the LC Participation Fee with respect to such portion shall be allocated among the non-Defaulting Lenders in accordance with their Pro Rata Percentages;

(v) if any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.19(b), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, the Commitment Fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and the LC Participation Fee payable with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(vi) so long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, in each case unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateralized in accordance with this Section 2.19(b), and participations in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (and Defaulting Lenders shall not participate therein); and

(vii) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.14(d) but excluding Section 2.16(b)) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or Swing Line Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower, the Issuing Bank, the Swing Line Lender or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower, the Issuing Bank, the Swing Line Lender or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of LC Disbursements which a Defaulting Lender has funded in respect of its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.

(c) such Defaulting Lender shall be deemed not to be a “Lender,” and the amount of such Defaulting Lender’s Revolving Commitment and Revolving Loans and/or Term Loan Commitments and Term Loans and/or Swing Line Commitments and Swing Line Loans shall be excluded, for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, except as otherwise set forth in Section 10.02(b).

(d) to the extent permitted by applicable Requirements of Law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (A) any voluntary prepayment of the Loans pursuant to Section 2.10(a) shall, if the Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders in accordance with Section 2.10(a) as if such Defaulting Lender had no Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (B) any portion of any mandatory prepayment of the Loans pursuant to Section 2.10 that would be applied to the Loans of any Defaulting Lender if such Defaulting Lender had funded all of its defaulted Revolving Loans shall, if the Borrower so directs at the time of making such mandatory prepayment, be (i) applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) in accordance with Section 2.10 as if such Defaulting Lender had no Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero or (ii) retained by the Administrative Agent in a segregated non-interest-bearing account.

(e) Subject to Section 10.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

In the event that the Administrative Agent or the Issuing Bank, as the case may be, and the Borrower each agrees in writing (provided that the Borrower’s agreement shall not be unreasonably withheld) that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (except for Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Percentage. The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to other rights and remedies that the Borrower, the Administrative Agent, the Issuing Bank, and the non-Defaulting Lenders may have against such Defaulting Lender. The operation of this Section 2.19 shall not be construed to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower, at its option, to arrange for a substitute Lender to replace such Defaulting Lender pursuant to Section 2.16(b). The arrangements permitted or required by this Section 2.19 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions hereof or otherwise.

Section 2.20 Increase in Commitments.

(a) Borrower Request. The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new Term Loan Commitments under a new term facility or under the existing term facility or any increase under an existing tranche of Term Loans (each, an “Incremental Term Loan Commitment”) and/or one or more new Revolving Loan Commitments under a new revolving facility (an “Additional Revolving Commitment”) or under the then existing revolving facility (a “Revolving Commitment Increase” and together with any Additional Revolving Commitment, each an “Incremental Revolving Loan Commitment” and together with any Incremental Term Loan Commitment, the “Incremental Facilities”), in an aggregate amount not to exceed the Maximum Incremental Facilities Amount (the date of establishment of any such Incremental Facility, an “Increase Effective Date”). Any existing Lender approached to provide all or a portion of such Incremental Term Loan Commitments or Incremental Revolving Loan Commitments may elect or decline, in its sole discretion, to provide such Incremental Term Loan Commitment or Incremental Revolving Loan Commitment, and, to the extent any such Incremental Term Loan Commitments or Incremental Revolving Loan Commitments are not provided by existing Lenders, each Lender providing such commitments shall otherwise constitute an Eligible Assignee hereunder; provided that (i) the Administrative Agent shall have consented to such Eligible Assignee providing such Incremental Term Loan Commitment or Incremental Revolving Loan Commitment, as applicable, if such consent would be required under Section 10.04 for an assignment of such type of Loans or Commitments, as applicable, to such Eligible Assignee and (ii) any Incremental Facilities to be provided by Sponsor Investors shall be subject to the terms of Section 10.04(b) as if such Incremental Facilities were being assigned to such Sponsor Investor; provided further that, for the avoidance of doubt, the Borrower shall not be required to offer the opportunity to participate in any Incremental Facility to any existing Lenders.

(b) Conditions. Such Incremental Term Loan Commitments and Incremental Revolving Loan Commitments shall become effective as of such Increase Effective Date; provided that:

(i) subject to Section 1.06, and (solely in the case of any Incremental Facility (other than any Revolving Commitment Increase) incurred in connection with a Limited Condition Transaction) unless (other than in the case of an Event of Default under Section 8.01(a), (b), (g) or (h)) waived by the lenders in respect of such Incremental Facility, no Event of Default (or, in the case of an Incremental Facility (other than a Revolving Commitment Increase) the proceeds of which will be used for a Permitted Acquisition or similar Investment, no Event of Default under Section 8.01(a), (b), (g) or (h)) shall have occurred and be continuing at the time of funding or immediately after giving effect thereto; provided that any Limited Condition Transaction remains subject to the terms of Section 1.06 hereof;

(ii) the proceeds of the Incremental Term Loans and/or Incremental Revolving Loans may be used for working capital needs and other general corporate purposes (including Capital Expenditures, acquisitions and other Investments, working capital and/or purchase price adjustments, Dividends, prepayments of Indebtedness (including Restricted Debt Payments) and related fees and expenses) and for any other purpose not prohibited by the Loan Documents;

(iii) the Borrower shall deliver or cause to be delivered any customary amendments to the Loan Documents or other documents reasonably requested by the Administrative Agent or any Incremental Term Loan Lender or Incremental Revolving Loan Lender in connection with any such transaction;

(iv) any such Incremental Term Loans shall be in an aggregate amount of at least $5,000,000 and integral multiples of $1,000,000 above such amount (except, in each case, such minimum amount and integral multiples amount shall not apply when the Borrower uses all of the Incremental Term Loan Commitments available at such time);

(v) any Incremental Facilities may be (A) secured on a pari passu basis with the Term Loans, (B) secured on a junior basis to the Term Loans, or (C) unsecured and, in the case of clauses (B) and (C), shall be established as a separate facility from the then existing Term Loans or Revolving Loans, as applicable; provided that any such separate facility (x) subject to the proviso contained in Section 2.20(c)(ii) does not mature (and does not require any mandatory redemptions, sinking funds or similar payments or offers to purchase (excluding customary asset sale and change of control provisions and similar provisions and, if applicable, AHYDO catch-up payments)) on or prior to the date that is 91 days after the Latest Maturity Date of, or have a shorter Weighted Average Life to Maturity than, any existing Term Loans or Revolving Loans, as applicable, and (y) to the extent secured, shall be subject to intercreditor terms reasonably agreed among the agent under such facility, the Borrower and the Administrative Agent. No Incremental Facility shall be secured by a Lien on any assets of the Borrower or any Guarantor not constituting Collateral or incurred or guaranteed by any person other than the Borrower or the Guarantors; and

(vi) subject (other than in the case of any Revolving Commitment Increase) to customary “SunGard” limitations (to the extent agreed to by the lenders providing the applicable Incremental Facility and to the extent the proceeds of the applicable Incremental Facility are being used to finance a Permitted Acquisition or other Investment), each of the representations and warranties made by any Credit Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such credit extension (or, if incurred in connection with a Limited Condition Transaction, the LCT Test Date) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

(c) Terms of New Term Loans and Commitments. The terms and provisions of Loans made pursuant to such Incremental Term Loan Commitments shall be subject to Section 2.20(f) and as follows:

(i) the terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (“Incremental Term Loans”) shall be, except as otherwise set forth herein (including Section 2.20(f)), on terms and pursuant to documentation to be determined by the Borrower and the lenders providing such Incremental Term Loans; provided that, to the extent such terms and documentation are not consistent with the existing Term Loans (but excluding any terms applicable only after the applicable Term Loan Maturity Date), they shall either, at the option of the Borrower, (A) reflect market terms and conditions (taken as a whole) at the time of (subject to Section 1.06) incurrence or effectiveness (as determined by the Borrower in good faith) or (B) be reasonably satisfactory to the Administrative Agent (it being understood that no consent shall be required from the Administrative Agent for any terms or conditions that are not market terms if the Lenders under the Term Loans existing on the date of incurrence of such Incremental Term Loans receive the benefit of such terms or conditions through their addition to the Loan Documents);

(ii) the maturity date of any Incremental Term Loans shall be no earlier than the Latest Maturity Date applicable to the Term Loans and the Weighted Average Life to Maturity of such Incremental Term Loans shall be no shorter than the then remaining Weighted Average Life to Maturity of the Term Loans; provided that the limitations in this clause (ii) shall not apply to any customary bridge facility so long as the long-term debt into which such customary bridge facility is to be converted satisfies the provisions of this clause; and

(iii) any Incremental Term Loans that are pari passu in right of payment and security with the Term Loans may participate on a pro rata basis, greater than pro rata basis or less than pro rata basis in any voluntary prepayment of Term Loans hereunder and may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments of Term Loans hereunder.

(d) Terms of New Revolving Loans and Commitments. (i) Any Additional Incremental Revolving Loan Commitments shall be, except as otherwise set forth herein (including Section 2.20(f)), on terms and pursuant to documentation to be determined by the Borrower and the lenders providing such Additional Incremental Revolving Commitments; provided that, to the extent such terms and documentation are not consistent with the existing Term Loans (but excluding any terms applicable only after the applicable Revolving Maturity Date, they shall either (A) reflect (as determined by the Borrower in good faith) market terms and conditions (taken as a whole) at the time of (subject to Section 1.06) incurrence or effectiveness or (B) be reasonably satisfactory to the Administrative Agent (except, in the case of either clause (A) or (B), for covenants or other provisions applicable only to periods after the applicable Revolving Maturity Date) (except for covenants or other provisions applicable only to periods after the Revolving Maturity Date) (it being understood that no consent shall be required from the Administrative Agent for any terms or conditions if the Lenders under the Revolving Commitments existing on the date of incurrence of such Incremental Revolving Commitments receive the benefit of such terms or conditions through their addition to the Loan Documents) and (ii)(A) in the case of a Revolving Commitment Increase, (I) the maturity date of such Revolving Commitment Increase shall be the same as the Revolving Maturity Date applicable to the Revolving Commitments subject to such increase, such Revolving Commitment Increase shall require no scheduled amortization or mandatory commitment reduction prior to the final Revolving Maturity Date applicable to the Revolving Commitments subject to such increase, and the Revolving Commitment Increase shall be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Commitments subject to such increase (it being understood that, if required to consummate a Revolving Commitment Increase, the pricing, interest rate margins, rate floors and undrawn fees on the Revolving Commitments being increased may be increased for all Revolving Lenders under the Revolving Commitments being increased, and additional upfront or similar fees may be payable to the Lenders participating in the Revolving Commitment Increase without any requirement to pay such amounts to any Revolving Lenders that do not participate in such increase), and (II) each of the applicable Revolving Lenders shall be deemed to have assigned to each Lender with Incremental Revolving Loan Commitments in respect of a Revolving Incremental Increase, and each such Lender shall be deemed to have purchased from each of the applicable Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the applicable Revolving Loans outstanding on the effective date of such increase as shall be necessary in order that, immediately after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing applicable Revolving Lenders and Incremental Revolving Loan Lenders in respect of such Revolving Incremental Increase ratably in accordance with their Revolving Commitments after giving effect to the addition of such Incremental Revolving Loan Commitments to the Revolving Commitments and (B) in the case of an Additional Revolving Commitment, the maturity date of such Additional Revolving Commitment shall be no earlier than the Revolving Maturity Date and such Additional Revolving Commitment shall require no scheduled amortization or mandatory commitment reduction prior to the final Revolving Maturity Date; provided, that the Administrative Agent’s, the Issuing Bank’s, the Swing Line Lender’s and the Borrower’s consent shall be required to each Person providing any portion of an Incremental Revolving Loan Commitment to the same extent, and in the same manner, as if such Person had taken assignment of Revolving Commitments pursuant to Section 10.04. Each Incremental Revolving Loan Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder (an “Incremental Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan.

(e) Joinder. Such Incremental Term Loan Commitments and Incremental Revolving Loan Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each lender making such Incremental Term Loan Commitment or Incremental Revolving Loan Commitment, in form and substance reasonably satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents (i) as may be necessary or appropriate (which may be in the form of an amendment and restatement of this Agreement) (including with respect to pro rata payments, repayments, borrowings and commitment reductions of Revolving Commitments (and Revolving Loans thereunder) and Incremental Revolving Loan Commitments (and loans thereunder)), in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20 and (ii) so long as such amendments are not adverse to the Lenders, such other changes as may be necessary, as reasonably determined by the Borrower and the Administrative Agent, to maintain the fungibility of any Incremental Term Loans with any Tranche of then-outstanding Term Loans. This Section 2.20(e) shall supersede any provisions in Section 10.02 to the contrary.

(f) Yield. If the initial Yield (as defined below) on any Incremental Term Loans that are secured on a pari passu basis with the Secured Obligations exceeds the then applicable Yield on the Term Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for such tranche of Term Loans shall automatically be increased by the Yield Differential. “Yield” shall mean, with respect to any credit facility, the then “effective yield” on such facility consistent with generally accepted financial practice, it being understood that (x) customary arrangement, commitment, structuring, underwriting, ticking, unused line and amendment fees paid or payable to one or more arrangers (or their Affiliates) (regardless of whether such fees are paid to or shared in whole or in part with any lender) in their respective capacities as such in connection with the applicable facility and any other fees that are not generally payable to all lenders (or their Affiliates) ratably with respect to any such facility and that are paid or payable in connection with such facility shall be excluded, (y) original issue discount and upfront fees paid or payable to the lenders thereunder shall be included (with original issue discount and upfront fees being equated to interest based on assumed four-year life to maturity (or, if less, the remaining life to maturity) without any present value discount) and

(z) to the extent that the Adjusted LIBO Rate for a three month interest period on the closing date of any such Incremental Term Loan Commitment is less than the interest rate floor, if any, applicable to any such Incremental Term Loan Commitments, the amount of such difference shall be deemed added to the interest rate margins for the Loans under such Incremental Term Loan Commitment.

(g) Equal and Ratable Benefit. Subject to Section 2.20(b)(v), the Loans and Commitments established pursuant to this Section 2.20 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents. The Borrower and the other Credit Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Incremental Term Loans or Incremental Revolving Loans or any such Incremental Term Loan Commitments or Incremental Revolving Loan Commitments.

Section 2.21 Extension Amendments.

(a) The Borrower may at any time and from time to time request that all or a portion, including one or more Tranches, of the Loans (including any Extended Loans), in each case existing at the time of such request (each such Tranche of existing Loans, an “Existing Tranche” and the Loans of any such Tranche, the “Existing Loans”) be converted to extend the termination date thereof and/or the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any such Existing Tranche (any such Existing Tranche or portion thereof which has been so extended, an “Extended Tranche” and the Loans of such Tranche or portion thereof, the “Extended Loans”) and to provide for other terms consistent with this Section 2.21. In order to establish any Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms (other than as provided in clause (C) below) shall be (taken as a whole) substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the Lenders providing the Loans that are being extended or replaced (in each case, other than terms applicable only to periods after the Latest Maturity Date of the Existing Loans) to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (w) the final maturity date of the Extended Tranche may be later than the final maturity date of the Specified Existing Tranche, (x)(A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche, (B) subject to clause (3) of the following proviso, the prepayment terms may be different and/or (C) additional pricing and fees may be payable to the Lenders providing the Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A), (y) the commitment fee, if any, with respect to the Extended Tranche may be higher or lower than the commitment fee, if any, for the Specified Existing Tranche and (z) the provisions for optional and mandatory prepayments may provide for such payments to be directed first to the Specified Existing Tranche prior to being applied to the Extended Tranche, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.21 or otherwise, (1) the Extended Tranche shall not be, (y) in the case of any Extended Tranche relating to Term Loans, in an amount less than $5,000,000 and (z) in the case of any Extended Tranche relating to Revolving Loans hereunder, in an amount less than $1,000,000, (2) no Extended Tranche shall be secured by or receive the benefit of any collateral, credit support or security that does not secure or support the Existing Tranches, (3) the mandatory prepayment or the commitment reduction of any of Loans or Commitments under the Extended Tranches shall be made on a pro rata basis with all other outstanding Loans or Commitments respectively; provided that Extended Loans may, if the Extending Lenders making such Extended Loans so agree, participate on a less than pro rata basis in any mandatory prepayment or commitment reductions hereunder, (4) the final maturity of any Extended Tranche shall not be earlier than, and, if such Extended Tranche is a term facility, shall not have a Weighted Average Life to Maturity shorter than, the applicable Specified Existing Tranche, and, if such Extended Tranche is a revolving facility, shall not have any scheduled amortization or mandatory commitment reduction prior to the final maturity of the applicable Specified Existing Tranche, (5) each Lender in the Specified Existing Tranche shall be permitted to participate in the Extended Tranche in accordance with its pro rata share of the Specified Existing Tranche and (6) assignments and participations of Extended Tranches shall be governed by the same assignment and participation provisions applicable to Loans and Commitments hereunder as set forth in Section 10.04. No Lender shall have any obligation to agree to have any of its Existing Loans or, if applicable, commitments of any Existing Tranche converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans (and, if applicable, commitments) from the Specified Existing Tranches, from any other Existing Tranches, and from any other Extended Tranches so established on or after such date.

(b) The Borrower shall provide the applicable Extension Request at least five Business Days (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it elects to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election.

(c) Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins, fees or prepayments and which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.21(c) and notwithstanding anything to the contrary set forth in Section 10.02, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Credit Parties, the Administrative Agent, and the Extending Lenders. It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.21 and the arrangements described above in connection therewith. This Section 2.21(c) shall supersede any provisions in Section 10.02 to the contrary.

(d) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of such Specified Existing Tranche so converted by such Lender into an Extended Tranche or Extended Tranches on such date, and such Extended Tranche or Extended Tranches shall be established as a separate Tranche or Tranches from the Specified Existing Tranche and from any other Existing Tranches and any other Extended Tranches so established on or after such date, and (B) if, on any Extension Date, any Revolving Loans of any Extending Lender are outstanding under the applicable Specified Existing Tranches, such loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) and Existing Loans (and related participations) in the same proportion as such Extending Lender’s applicable Specified Existing Tranches to the applicable Extended Tranches so converted by such Lender on such date.

(e) If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, (A) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.04 (with the assignment fee, if any, and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to obtain a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Loans and/or a commitment on the terms set forth in such Extension Amendment; and provided, further, that all Obligations (other than contingent indemnity obligations, unasserted expense reimbursement obligations, and Letters of Credit that have been (i) cash collateralized in accordance with the terms of this Agreement, (ii) backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or (iii) rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank) of the Borrower owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full at par to such Non-Extending Lender concurrently with such Assignment and Assumption by the assignee Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) or (B) prepay the Loans and all other Obligations owing to and, at the Borrower’s option, if applicable, terminate the Commitments of, such Non-Extending Lender, in whole or in part, subject to breakage costs, without premium or penalty. In connection with any such replacement under this Section 2.21, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all Obligations (other than contingent indemnity obligations, unasserted expense reimbursement obligations, and Letters of Credit that have been (i) cash collateralized in accordance with the terms of this Agreement, (ii) backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or (iii) rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank) of the Borrower owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full in cash to such Non-Extending Lender by the assignee Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Non-Extending Lender. This Section 2.21(e) shall supersede any provisions in Section 10.02 to the contrary.

Section 2.22 Refinancing Facilities.

(a) At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender (to the extent agreed to by such Lender or Additional Lender in its sole discretion), Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans or Revolving Loans then outstanding under this Agreement (which will be deemed to include any then outstanding Incremental Term Loans under any Incremental Term Loan Commitments or any Incremental Revolving Loan Commitments then outstanding under this Agreement) or any then outstanding Refinancing Term Loans in the form of Refinancing Term Loans or Refinancing Term Commitments or any then outstanding Refinancing Revolving Loans in the form of Refinancing Revolving Loans or Refinancing Revolving Loan Commitments, in each case, pursuant to a Refinancing Amendment, together with any applicable Intercreditor Agreement or other customary subordination agreement; provided that such Credit Agreement Refinancing Indebtedness (i) will, to the extent secured, rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder (but for the avoidance of doubt, such Credit Agreement Refinancing Indebtedness may be unsecured), (ii) will, to the extent permitted by the definition of “Credit Agreement Refinancing Indebtedness,” have such pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions and terms as may be agreed by the Borrower and the Lenders or Additional Lenders with respect thereto and (iii) will, to the extent in the form of Refinancing Revolving Loans or Refinancing Revolving Loan Commitments, participate in the payment, borrowing, participation and commitment reduction provisions herein on a pro rata basis with any then outstanding Revolving Loans and Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class. The effectiveness of any Refinancing Amendment shall be subject to, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans, Refinancing Revolving Loans, Refinancing Term Loan Commitments or Refinancing Revolving Loan Commitments, as applicable) and any Indebtedness being replaced or refinanced with such Credit Agreement Refinancing Indebtedness shall be deemed permanently reduced and satisfied in all respects. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, to effect the provisions of this Section.

(b) This Section 2.22 shall supersede any provisions in Section 10.02 to the contrary.

Section 2.23 Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) with outstanding Term Loans of a particular Class, the Borrower may from time to time consummate one or more exchanges of such Term Loans for Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or loans) (such Indebtedness, “Permitted Debt Exchange Notes” and each such exchange, a “Permitted Debt Exchange”), so long as the following conditions are satisfied:

(i) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the applicable Term Loan Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) of each applicable Class based on their respective aggregate principal amounts of outstanding Term Loans under such Class;

(ii) the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Notes shall not exceed the aggregate principal amount (calculated on the face amount thereof) of Term Loans so refinanced, except by an amount equal to any accrued and unpaid interest thereon, and any fees, expenses, commissions, underwriting discounts and premiums payable in connection with such Permitted Debt Exchange;

(iii) (x) the sole borrower in respect of such Indebtedness shall be the Borrower and (y) no Person shall be a guarantor with respect to such Indebtedness unless such Person is a Guarantor which shall have previously or substantially concurrently Guaranteed the Obligations;

(iv) (x) other terms and conditions of such Permitted Debt Exchange Notes otherwise comply with the Required Debt Terms and (y) the Permitted Debt Exchange Notes shall not have a higher Lien priority than the facility that is being refinanced by the issuance of any such Permitted Debt Exchange Notes;

(v) [reserved];

(vi) subject to Section 1.06, no Default or Event of Default shall have occurred and be continuing at the time of funding or immediately after giving effect to such Permitted Debt Exchange;

(vii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), and accrued and unpaid interest on such Term Loans shall be paid to the exchanging Lenders on the date of consummation of such Permitted Debt Exchange, or, if agreed to by the Borrower and the Administrative Agent, the next scheduled Interest Payment Date with respect to such Term Loans (with such interest accruing until the date of consummation of such Permitted Debt Exchange);

(viii) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or, if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered;

(ix) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing and reasonably acceptable to the Administrative Agent and the Borrower, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Administrative Agent;

(x) any applicable Minimum Tender Condition or Maximum Tender Condition, as the case may be, shall be satisfied or waived by the Borrower; and

(xi) notwithstanding anything to the contrary herein, no Lender shall have any obligation to agree to have any of its Loans or Commitments exchanged pursuant to any Permitted Debt Exchange Offer.

(b) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.23, such Permitted Debt Exchange Offer shall be made for not less than $5,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing the Borrower may at its election specify (A) as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered and/or (B) as a condition (a “Maximum Tender Condition”) to consummating any such Permitted Debt Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes will be accepted for exchange. The Administrative Agent and the Lenders hereby acknowledge and agree that the provisions of Section 2.07 and Section 2.10 do not apply to the Permitted Debt Exchange and the other transactions contemplated by this Section 2.23 and hereby agree not to assert any Default or Event of Default in connection with the implementation of any such Permitted Debt Exchange or any other transaction contemplated by this Section 2.23.

(c) In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.23; provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five Business Days following the date on which the Permitted Debt Exchange Offer is made. The Borrower shall provide the final results of such Permitted Debt Exchange to the Administrative Agent no later than three Business Days prior to the proposed date of effectiveness for such Permitted Debt Exchange (or such shorter period agreed to by the Administrative Agent in its sole discretion), and the Administrative Agent shall be entitled to conclusively rely on such results.

(d) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (i) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (ii) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

Section 2.24 Designation of Borrowers. (a) The Borrower may from time to time designate one or more Additional Borrowers organized in a jurisdiction within the U.S. for purposes of this Agreement by delivering to the Administrative Agent:

(i) written notice (including via email) of election to become an Additional Borrower (an “Election to Participate”) duly executed on behalf of such Restricted Subsidiary and the Borrower two Business Days prior to the proposed effectiveness of such election,

(ii) all documentation and other information with respect to such Subsidiary required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, no later than two Business Days prior to the date of such notice (or such later date as may be agreed by the Administrative Agent);

(iii) (A) all documents, updated schedules, instruments, certificates and agreements, and all other actions and information, then required by or in respect of such Additional Borrower by Section 5.10 or by the Security Agreement (without giving effect to any grace periods for delivery of such items, the updating of such information or the taking of such actions), (B) a legal opinion of counsel to the Additional Borrower relating to such Additional Borrower, in form and substance consistent with that delivered in respect of the initial Borrower on the Closing Date (provided that such legal opinion may be modified in form or substance in a manner satisfactory to the Administrative Agent in its sole discretion), and (C) a customary secretary’s certificate attaching such documents as were delivered by the original Borrower on the Closing Date;

(iv) documentation reasonably satisfactory to the Administrative Agent pursuant to which (i) each then-existing Borrower unconditionally Guarantees the Borrowings of the Additional Borrower on terms substantially consistent with the Guarantors’ Guarantee of the initial Borrower’s obligations hereunder and (ii) each Additional Borrower unconditionally Guarantees the Borrowings of each then-existing Borrower on terms substantially consistent with the Guarantors’ Guarantee of the initial Borrower’s obligations hereunder;

(v) a certificate of a Responsible Officer of the Borrower stating that, as of the date the Additional Borrower joins this Agreement as such, no Default or Event of Default has occurred and is continuing;

(vi) promissory notes in respect of such Additional Borrower in favor of any Lender requesting such promissory notes, in form and substance consistent with the Notes set forth in Exhibit H-1, Exhibit H-2 and Exhibit H-3 (modified to reflect such Additional Borrower); and

(vii) a customary joinder agreement whereby the Additional Borrower becomes party hereto as a Borrower and appoints the Borrower as a “Borrower Agent” hereunder and under the other Loan Documents, in form and substance reasonably satisfactory to the Administrative Agent.

(b) After such deliveries, the appointment of the Additional Borrower shall be effective upon the effectiveness of an amendment to this Agreement and any applicable Loan Document necessary (in the reasonable judgment of the Administrative Agent) to give effect to the appointment of such Additional Borrower (in form and substance reasonably acceptable to the Administrative Agent), including amendments to disambiguate certain uses of the word “Borrower” and related terms hereunder; provided, that, for the avoidance of doubt, the Administrative Agent shall not have any right to consent to the designation of any Additional Borrower and shall not be required to approve the addition of such Additional Borrower to the extent the requirements of Section 2.24(a) have been met.

Section 2.25 AHYDO Prepayment. Notwithstanding the provisions of this Article II or any other provision in any Loan Document, if at the end of any accrual period (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the initial issuance of a Loan, the aggregate amount of accrued and unpaid interest and original issue discount (as defined in Code Section 1273(a)(1)) on such Loan would, but for this paragraph, exceed an amount equal to the product of such Loan’s issue price (as defined in Code Sections 1273(b) and 1274(a)) multiplied by the yield to maturity (as defined in Treasury Regulation Section 1.1272-1(b)(1)(i)) (the “Maximum Accrual”), all accrued and unpaid interest and original issue discount on such Loan as of the end of such accrual period in excess of the Maximum Accrual shall be prepaid by the Borrower. The immediately preceding sentence shall be interpreted in accordance with the provisions of Code Section 163 so that none of the Loans is an “applicable high yield discount obligation”.

Section 2.26 Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its lending office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue Eurodollar Loans or convert ABR Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders on the Closing Date and on each other date set forth in Section 4.02 (in the case of such other date, to the extent set forth in Section 4.02) that (it being understood that for purposes of this Article III, “Credit Parties” and “Group Member” shall exclude Holdings for purposes of Section 3.11):

Section 3.01 Organization; Powers. Each Credit Party (a) is duly incorporated, organized or formed and validly existing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property, in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The Loan Documents to be entered into by each Credit Party are within such Credit Party’s powers and have been duly authorized by all necessary action on the part of such Credit Party. This Agreement has been duly executed and delivered by each Credit Party and constitutes, and each other Loan Document to which any Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 No Conflicts. Except as set forth on Schedule 3.03, the execution, delivery and performance by the Credit Parties of the Loan Documents to which they are a party and the Credit Extensions contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate or require consent not obtained under the Organizational Documents of any Group Member, except as would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon any Group Member or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by any Group Member, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, except, in each case, individually or in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect, and (d) will not violate any Requirement of Law except, individually or in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect.

Section 3.04 Financial Statements; Projections.

(a) Historical Financial Statements. On the Closing Date, the Borrower shall have delivered to the Administrative Agent and made available to the Lenders the Financial Statements. The financial statements in the immediately preceding sentence have been prepared in accordance with GAAP and present fairly in all material respects the financial condition and the results of operations and cash flows of the applicable entities to which they relate as of the dates and for the periods to which they relate. All financial statements delivered pursuant to Section 5.01(a) and Section 5.01(b) have been prepared in accordance with GAAP and present fairly in all material respects the financial condition and results of operations and cash flows of Holdings and its consolidated Restricted Subsidiaries as of the dates and for the periods to which they relate, except as indicated in any notes thereto and, in the case of any such unaudited financial statements, the absence of footnote disclosures and audit adjustments.

(b) Absence of Material Adverse Effect. Since the Closing Date, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.

(c) Restatements. Each Lender and the Administrative Agent hereby acknowledge and agree that Holdings and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP, or the respective interpretation thereof, and that such restatements will not result in a Default or Event of Default under the Loan Documents.

Section 3.05 Properties. Each Group Member (i) has good title to, or valid leasehold interests in, all of its Property (other than Intellectual Property, which is subject to Section 3.06 and not this Section 3.05) material to its business, except to the extent of any irregularities or deficiencies that would not be reasonably expected to result in a Material Adverse Effect, and (ii) owns its Collateral and any Material Property, if any, in each case, free and clear of all Liens except for Permitted Liens and any Liens and privileges arising mandatorily by Law, and in each case, except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06 Intellectual Property. Each Credit Party owns, or is licensed (or authorized) to use, all Intellectual Property material to the conduct of its business as currently conducted. To the knowledge of each Credit Party, the operation of such Credit Party’s business and the use of Intellectual Property owned by such Credit Party or licensed by such Credit Party do not infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any person, except to the extent such violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any Intellectual Property owned by a Credit Party is pending or, to the knowledge of any Credit Party, threatened in writing against any Credit Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Borrower has taken (and caused its Subsidiaries to take) all commercially reasonable steps to maintain, enforce and protect the material owned Intellectual Property of the Credit Parties and maintain the Credit Parties’ rights in any material licensed Intellectual Property.

Section 3.07 Equity Interests and Restricted Subsidiaries. As of the Closing Date, neither the Borrower nor any other Credit Party has any Subsidiaries other than those specifically disclosed on Schedule 3.07, and all of the outstanding Equity Interests in the Borrower and its Subsidiaries have been validly issued, are fully paid and nonassessable (other than Equity Interests consisting of limited liability company interests or partnership interests which, pursuant to the relevant organizational or formation documents, cannot be fully paid and nonassessable) and, on the Closing Date, all Equity Interests owned directly or indirectly by Holdings or any other Credit Party are owned free and clear of all Liens except (i) those created under the Security Documents, and (ii) those Liens permitted under Section 6.02. As of the Closing Date, Schedule 3.07 sets forth (a) the name and jurisdiction of organization or incorporation of each Subsidiary, (b) the ownership interest of Holdings, the Borrower and any of their respective Subsidiaries in each of their respective Subsidiaries, including the percentage of such ownership by class (if applicable) and (c) all outstanding options, warrants, rights of conversion or purchase and similar rights with respect to the equity of the Borrower or its Subsidiaries.

Section 3.08 Litigation. Except as set forth on Schedule 3.08, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened in writing against or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any Restricted Subsidiary or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected, if adversely determined, to have a Material Adverse Effect.

Section 3.09 Federal Reserve Regulations. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used for any purpose that violates Regulation U or Regulation X.

Section 3.10 Investment Company Act. No Credit Party is an “investment company” under the Investment Company Act of 1940, as amended.

Section 3.11 Use of Proceeds. The Borrower will (or will direct a Credit Party to) use the proceeds of the Term Loans on the Closing Date to finance (i) the Closing Date Refinancing, (ii) the other Transactions, (iii) the payment of related fees, costs and expenses (including any upfront fees and original issue discount) related to the foregoing transactions, and (iv) working capital and general corporate purposes. The Borrower will (or will direct a Credit Party to) use the proceeds of the Revolving Loans and Swing Line Loans on or after the Closing Date for working capital and general corporate purposes (including to effect Permitted Acquisitions, Investments, working capital and/or purchase price adjustments, Capital Expenditures, Dividends, prepayments of, and other payments with respect to, Indebtedness (including, without limitation Restricted Debt Payments), any other transaction not prohibited under this Agreement, and, in each case, any related fees and expenses). Proceeds of the Incremental Facilities may be used for working capital and general corporate purposes, including, without limitation, to finance Permitted Acquisitions and other Investments (including refinancing the existing Indebtedness of acquired businesses), Capital Expenditures, for working capital and/or purchase price adjustments, Dividends and prepayments of, and other payments with respect to, Indebtedness (including, without limitation, Restricted Debt Payments) permitted hereunder, for any other purposes not prohibited by this Agreement, and to pay related fees, costs and expenses in connection with any such transactions. For the avoidance of doubt, the Borrower will (or will direct a Credit Party to) use the proceeds of the 2018 Incremental Term Loans made on the First Incremental Amendment Date, to (i) finance the acquisition by the Borrower of the 2018 Target (the “2018 Acquisition”), pursuant to the 2018 Acquisition Agreement, (ii) to repay a portion of the outstanding loans under the Existing Credit Agreement (as defined below), (iii) pay fees, costs and expenses incurred in connection with the First Incremental Amendment and the transactions contemplated thereby, and (iv) finance working capital and general corporate purposes. For the avoidance of doubt, the Borrower will (or will direct a Credit Party

to) use the proceeds of the 2018-B Incremental Term Loans made on the Second Incremental Amendment Date, to (i) prepay the outstanding loans under the Interim Financing (as defined in the Second Incremental Amendment), (ii) pay fees, costs and expenses incurred in connection with the Second Incremental Amendment and the transactions contemplated thereby and (iii) finance working capital and general corporate purposes.

Section 3.12 Taxes. Each Group Member has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns required to have been filed by it, and (b) duly and timely paid or remitted or caused to be duly and timely paid or remitted all Taxes due and payable or remittable by it and all assessments received by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which such Group Member has set aside on its books adequate reserves in accordance with GAAP, or (ii) Taxes which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each Group Member is unaware of any proposed or pending Tax assessments, deficiencies or audits that would be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.13 No Material Misstatements.

(a) No written information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule (in each case other than forecasts, projections and other forward looking statements (collectively, “Projections”) and information of a general economic or industry nature) furnished by or on behalf of any Group Member to the Administrative Agent or any Lender in connection with any Loan Document or included therein or delivered pursuant thereto, taken as a whole and when furnished, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not materially misleading when taken as a whole as of the date such information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule is dated or certified.

(b) With respect to any Projections delivered pursuant to the terms hereof, each Group Member represents only that on the date of delivery thereof it acted in good faith and utilized assumptions believed by it to be reasonable when made in light of the then current circumstances (it being understood that Projections are predictions as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, which are beyond the control of Holdings and its Restricted Subsidiaries, and that no assurance or guarantee can be given that any Projections will be realized, that actual results may differ and such differences may be material).

(c) As of the Second Amendment Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all material respects.

Section 3.14 Labor Matters. (i) There are no strikes, lockouts, or slowdowns against any Group Member pending or, to the knowledge of any Credit Party, threatened in writing, and (ii) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Group Member is bound, other than to the extent that any of the foregoing matters in preceding clauses (i) and (ii), individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.15 Solvency. On the Closing Date and after giving effect to the Transactions, Holdings and its Subsidiaries, on a consolidated basis, (a) have property with a fair value greater than the total amount of their debts and liabilities, contingent, subordinated or otherwise, (b) have assets with present fair saleable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able generally to pay their debts and liabilities, subordinated, contingent and otherwise, as they become absolute and matured and (d) are not engaged in business or transactions, and are not about to engage in business or transactions, for which their property would constitute an unreasonably small amount of capital. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.16 Employee Benefit Plans.

With respect to each Employee Benefit Plan, each Group Member is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except as would not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events, would reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on any of the property of any Group Member. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for financial reporting purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the property of all such underfunded Plans by an amount that would reasonably be expected to result in a Material Adverse Effect. Using actuarial assumptions and computation methods consistent with Section 4211 of ERISA, the aggregate liabilities of each Group Member or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, would not reasonably be expected to result in a Material Adverse Effect. As of the date hereof, no Group Member has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA), and no such Multiemployer Plan is reasonably expected by any Group Member to be insolvent, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.

Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities and (ii) no Group Member has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Group Member on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by an amount that would reasonably be expected to result in a Material Adverse Effect, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued in accordance with GAAP in all material respects.

Section 3.17 Environmental Matters.

(a) Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(i) The Group Members and their businesses, operations and Real Property are in compliance with all Environmental Laws;

(ii) The Group Members have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their Real Property;

(iii) There has been no Release or threatened Release of Hazardous Material caused by the Group Members, or to the knowledge of the Group Members by any other person, on, at, under or from any Real Property presently, or to the knowledge of the Group Members, formerly owned, leased or operated by the Group Members;

(iv) There is no Environmental Claim pending or, to the knowledge of the Group Members, threatened against the Group Members; and

(v) No Lien has been recorded, or to the knowledge of any Group Member, threatened under any Environmental Law with respect to any Real Property currently owned, operated or leased by the Group Members.

(b) This Section 3.17 contains the sole and exclusive representations and warranties of the Group Members with respect to any matters arising under Environmental Laws or relating to Environmental Claims or Hazardous Materials.

Section 3.18 Security Documents. Subject to Section 4.01(l), each Security Document delivered pursuant to Article IV, Section 5.10, and Section 5.11 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral thereunder under applicable U.S. state and federal law, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and capital maintenance rules and (i) when appropriate filings or recordings are made in the appropriate offices as may be required under applicable Requirements of Law (to the extent required hereunder and thereunder), and (ii) upon the taking of possession, control or other action by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession, control or other action (which possession, control or other action shall be given to the Collateral Agent or taken by the Collateral Agent to the extent required by any Security Document), the Liens in favor of Collateral Agent will, to the extent required by the Loan Documents (including the Security Documents) constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case under applicable U.S. state and federal law, subject to no Liens other than the applicable Permitted Liens.

Section 3.19 Anti-Terrorism Law. No Credit Party is in material violation of any applicable Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, signed into law October 26, 2001 (the “Patriot Act”). The use of proceeds of the Loans will not violate the Trading With the Enemy Act (50 U.S.C. §§ 1-44, as amended) or any applicable foreign asset control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V).

Section 3.20 OFAC. None of Holdings, the Borrower, any Subsidiary nor, to the knowledge of the Borrower, any director, officer, employee, or agent of Holdings, the Borrower or any Restricted Subsidiary is the subject or target of any U.S. sanctions administered by OFAC or the U.S. Department of State or any similar laws or regulations enacted by Canada, the European Union or the United Kingdom (collectively, “Sanctions”). The Borrower shall not use the proceeds of the Loans or Letters of Credit, directly or, to the Borrower’s knowledge, indirectly, or otherwise would make available such proceeds to any Person, for the purpose of financing activities of or with any Person that is the subject or target of any applicable Sanctions, or in any country that, at the time of such financing is, or whose government is, the subject or target of any Sanctions, in each case, except to the extent licensed by OFAC or otherwise authorized under U.S. law, or in any other manner that would result in a violation of applicable Sanctions by any Person.

Section 3.21 Foreign Corrupt Practices Act. No part of the proceeds of the Loans will be used directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or any other Person acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 3.22 Compliance with Law. Each of Holdings, the Borrower and each Restricted Subsidiary is in compliance with all Requirements of Law and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such Requirements of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

CONDITIONS

Section 4.01 Conditions to Initial Credit Extension. The obligation of each Lender and, if applicable, the Issuing Bank, to fund the initial Credit Extensions on the Closing Date requested to be made by the Borrower shall be subject to the prior or concurrent satisfaction or waiver (by the Lead Arrangers) of only the conditions precedent set forth in this Section 4.01 (the making of such initial Credit Extensions by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent):

(a) Loan Documents. There shall have been delivered to the Administrative Agent from Holdings, the Borrower and each other Credit Party an executed counterpart of each of the Loan Documents to which each is a party to be entered into on the Closing Date.

(b) [Reserved].

(c) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary (or equivalent officer) on behalf of each Credit Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Credit Party and, with respect to the articles or certificate of incorporation or organization (or similar document) certified (to the extent applicable) as of a recent date by the Secretary of State (or other applicable Governmental Authority) of the state of its organization,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors and/or equityholders (as applicable) of such Credit Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the date of such certificate, and (C) as to the incumbency and specimen signature of each officer or authorized person executing any Loan Document or any other document delivered in connection herewith on behalf of such Credit Party (together with a certificate of another officer or authorized person as to the incumbency and specimen signature of the officer or authorized person executing the certificate in this clause (i));

(ii) to the extent available, a certificate as to the good standing of each Credit Party as of a recent date, from such Secretary of State (or other applicable Governmental Authority) of its jurisdiction of organization; and

(iii) the Administrative Agent shall have received a certificate dated the Closing Date and signed by a Responsible Officer of Holdings, confirming compliance with the conditions precedent set forth in Sections 4.01(g) and 4.02(c).

(d) Closing Date Refinancing and Other Transactions. The Closing Date Refinancing shall have occurred, and all security and guarantees in respect of the Second Lien Credit Agreement shall be released and discharged, concurrently with the initial Credit Extension.

(e) Opinion of Counsel. The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders, a customary opinion of Kirkland & Ellis LLP, special counsel for the Credit Parties, dated as of the Closing Date and addressed to the Agents, the Issuing Bank and the Lenders (including the Swing Line Lender).

(f) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit L dated the Closing Date and signed by the chief financial officer (or other officer with reasonably equivalent duties) of Holdings.

(g) No Material Adverse Effect. Since December 31, 2016, no Material Adverse Effect shall have occurred and be continuing.

(h) Fees. The Lead Arrangers, the Lenders and the Administrative Agent shall have received all fees and other amounts due and payable to them by the Borrower on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket fees and expenses (including the legal fees and expenses of Latham & Watkins LLP, special counsel to the Agents) required to be reimbursed or paid by the Borrower under this Agreement; provided that, in the case of fees, costs and expenses, an invoice for all such fees, costs and expenses shall be received by the Borrower at least three Business Days prior to the Closing Date for payment to be required as a condition to the Closing Date.

(i) Patriot Act. So long as reasonably requested by the Administrative Agent or a Lead Arranger at least ten Business Days prior to the Closing Date, the Administrative Agent and Lead Arrangers shall have received, at least two Business Days prior to the Closing Date, all documentation and other information with respect to the Credit Parties that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, which shall include, for the avoidance of doubt, a duly executed IRS Form W-9 or other applicable tax form.

(j) [Reserved].

(k) [Reserved].

(l) Creation and Perfection of Security Interests. Notwithstanding anything to the contrary in this Section 4.01, with respect to the Secured Obligations, all actions necessary to establish that the Collateral Agent will have a perfected first priority security interest (subject to Permitted Liens) in the Collateral under the Loan Documents shall have been taken, in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date.

(m) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 for any Loans to be made on the Closing Date or, in the case of the issuance of a Letter of Credit on the Closing Date, the Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.18(b) or, in the case of the Borrowing of a Swing Line Loan made on the Closing Date, the Swing Line Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).

(n) Financial Statements. The Administrative Agent and the Lead Arrangers shall have received the Financial Statements.

In determining the satisfaction of the conditions specified in this Section 4.01, (y) to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date that the respective item or matter does not meet its satisfaction and (z) in determining whether any Lender is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Material Adverse Effect, each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on the Closing Date. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 4.01 have been met (after giving effect to the preceding sentence), then the Closing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met.

Without limiting the generality of Section 9.03(a)(iii), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder or thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the Credit Extensions on the Closing Date) with respect to any Term Loan or Revolving Loan under Section 2.03, Swing Line Loan under Section 2.17 or Letter of Credit under Section 2.18 shall be subject to the satisfaction, or waiver, of each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.18(b) or, in the case of the Borrowing of a Swing Line Loan, the Swing Line Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).

(b) No Default. At the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing on such date.

(c) Representations and Warranties. Each of the representations and warranties made by any Credit Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

Each of the delivery of a Borrowing Request or an LC Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower and each other Credit Party that on the date of such Credit Extension (both immediately before and immediately after giving effect to such Credit Extension) the conditions contained in this Article IV have been satisfied or waived.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower and the Subsidiary Guarantors (and Holdings with respect to Sections 5.01, 5.02, 5.03, 5.05, 5.06, 5.07, 5.10, 5.11, 5.13, and 5.14) warrant, covenant and agree with each Lender that at all times after the Closing Date, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations and unasserted expense reimbursement obligations) and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full (except to the extent cash collateralized in accordance with the terms of this Agreement or to the extent backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank), the Borrower and the Subsidiary Guarantors (and Holdings, with respect to Sections 5.01, 5.02, 5.03, 5.05, 5.06, 5.07, 5.10, 5.11, 5.13, and 5.14) will, and will cause each of their respective Restricted Subsidiaries to:

Section 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent for distribution to each Lender:

(a) Annual Reports. Within 120 days after the last day of each fiscal year of Holdings (or, if later and to the extent the Borrower delivers to the Administrative Agent the annual report of a direct or indirect parent of Holdings, the date on which the SEC, pursuant to its rules and regulations, has permitted such direct or indirect parent of Holdings to file its applicable annual report on Form 10-K), a copy of the consolidated balance sheet of Holdings and its ~~Restricted~~ Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income and cash flows of Holdings and its ~~Restricted~~ Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing (for fiscal years of Holdings ending December 31, 2017 and thereafter) in comparative form the figures for the previous fiscal year, audited and accompanied in the case of the consolidated financial statements by an opinion of (i) an independent public accounting firm of recognized national standing selected by the Borrower or (ii) any other accounting firm reasonably acceptable to the Administrative Agent (which opinion shall be unqualified as to scope, subject to the proviso below) to the effect that the consolidated financial statements have been prepared and present fairly, in all material respects, in accordance with GAAP the consolidated financial condition of Holdings and its ~~Restricted~~ Subsidiaries as of the close of such fiscal year; provided that such financial statements shall not contain a “going concern”

qualification or statement, except to the extent that such a “going concern” qualification or statement (A) is solely a consequence of an impending stated final maturity date ~~or~~, (B) relates to any potential inability to satisfy the Financial Covenant or any other financial covenants under any other Indebtedness on a future date or in a future period or (C) is limited solely to the effect of the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiaries on such Unrestricted Subsidiaries; in each case, such financial statements shall be accompanied by a customary management discussion and analysis (in form reasonably acceptable to the Administrative Agent) of the financial performance of Holdings and its ~~Restricted~~ Subsidiaries;

(b) Quarterly Reports. Commencing with the first full fiscal quarter ending after the Closing Date, within 60 days after the last day of each of the first three fiscal quarters of each fiscal year of Holdings (or, if later and to the extent the Borrower delivers to the Administrative Agent the quarterly report of a direct or indirect parent of Holdings, the date on which the SEC, pursuant to its rules and regulations, has permitted such direct or indirect parent of Holdings to file its applicable quarterly report on Form 10-Q), a copy of the unaudited consolidated balance sheet of Holdings and its ~~Restricted~~ Subsidiaries as of the last day of such fiscal quarter and the unaudited consolidated statements of income and cash flows of Holdings and its ~~Restricted~~ Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail and showing in comparative form the figures for the corresponding date and period in the previous fiscal year of Holdings (starting with the first full fiscal quarter ending after the Closing Date), prepared by Holdings in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified on behalf of Holdings by a Financial Officer as prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and fairly reflecting the financial condition and results of operations of Holdings and its ~~Restricted~~ Subsidiaries in all material respects;

(c) Financial Officer’s Certificate. Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (i) certifying on behalf of Holdings that, to its knowledge, no Default or Event of Default has occurred and is continuing or, if any such known Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; provided that, if such Compliance Certificate demonstrates that an Event of Default has occurred and is continuing due to a failure to comply with any covenant under Section 6.08 that has not been cured prior to such time, the Borrower may deliver, to the extent and within the time period permitted by Section 8.03, prior to, after or together with such Compliance Certificate, a Notice of Intent to Cure such Event of Default, (ii) setting forth the computation of the First Lien Leverage Ratio (whether or not the Financial Covenant is then required to be tested) and, (iii) setting forth, in the case of each Compliance Certificate delivered concurrently with any delivery of financial statements under Section 5.01(a) above, the Borrower’s calculation of Excess Cash Flow starting with the first full fiscal year after the Closing Date; provided that, for the avoidance of doubt, no Compliance Certificate shall “bring down” any representations and warranties made herein or in any other Loan Document;

(d) Budgets. Prior to the consummation of an IPO, commencing with the fiscal year beginning January 1, 2018, within 120 days after the beginning of each fiscal year, an annual budget (on a quarterly basis) in form customarily prepared with regard to Holdings and its ~~Restricted~~ Subsidiaries by Holdings; ~~and~~

(e) Information Regarding Unrestricted Subsidiaries. Notwithstanding anything to the contrary in this Section 5.01, if Holdings has any Unrestricted Subsidiaries as of the last date for which the financial statements or the annual budget for any fiscal period is required to be delivered pursuant to Section 5.01(a), 5.01(b) or 5.01(d), then the Borrower will include, together with delivery of such financial statements or annual budget, consolidating information (which shall be audited or unaudited, as applicable) that shows in reasonable detail in accordance with GAAP the breakdown of assets and liabilities, and revenues and expenses, between Holdings, the Borrower and the Restricted Subsidiaries, on the one hand, and the Unrestricted Subsidiaries, on the other hand, as of the dates and for the periods covered by such financial statements or annual budget; and

(f)  ~~(e)~~ Other Information. Promptly, from time to time, and upon the reasonable written request of the Administrative Agent, other reasonably requested information of the Group Members regarding the operations, business affairs and financial condition (including information required under the Patriot Act and the Beneficial Ownership Regulation); provided that nothing in this ~~Section 5.01(e)~~Section 5.01(f) shall require any Group Member to take any action that would violate any third party customary confidentiality agreement (other than any such confidentiality agreement entered into in contemplation of this Agreement) with any Person that is not an Affiliate (and, in all events, so long as such confidentiality agreement does not relate to information regarding the financial affairs of any Group Member or the compliance with the terms of any Loan Document) or waive any attorney-client or similar privilege.

Notwithstanding the foregoing, (A) the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied by furnishing, at the Borrower’s option, the applicable financial statements of any direct or indirect parent of Holdings and (B) (i) in the event that the Borrower delivers to the Administrative Agent an annual report of Holdings (or a direct or indirect parent thereof) on Form 10-K for any fiscal year (or similar filing in the applicable jurisdiction), as filed with the SEC or in such form as would have been suitable for filing with the SEC (or similar governing body in the applicable jurisdiction, in each case), within the time frames set forth in clause (a) above, such Form 10-K shall satisfy all requirements of clause (a) of this Section 5.01 with respect to such fiscal year to the extent that it contains the information and report and opinion required by such clause (a) and such report and opinion does not contain any “going concern” qualification or statement (other than any such qualification or statement expressly permitted to be contained therein under clause (a) of this Section 5.01) and (ii) in the event that the Borrower delivers to the Administrative Agent a quarterly report of Holdings (or a direct or indirect parent thereof) on Form 10-Q for any fiscal quarter (or similar filing in the applicable jurisdiction), as filed with the SEC or in such form as would have been suitable for filing with the SEC (or similar governing body in the applicable jurisdiction, in each case), within the time frames set forth in clause (b) above, such Form 10-Q shall satisfy all requirements of clause (b) of this Section 5.01 with respect to such fiscal quarter to the extent that it contains the information required by such clause (b); provided that in each case of clause (A) and, to the extent the Borrower delivers to the Administrative Agent annual and quarterly reports of the direct or indirect parent of Holdings, clause (B) above, such information shall be accompanied by any applicable customary consolidating information that explains in reasonable detail any material differences between the information relating to such direct or indirect parent of Holdings, on the one hand, and the information relating to Holdings and its Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt any reference in this Section 5.01 to Holdings’ and/or its Subsidiaries’ annual or quarterly consolidated financial statements or words of similar import shall be automatically deemed to reference the annual or quarterly financial statements of any direct or indirect parent of Holdings to the extent delivered in lieu of Holdings’ and/or its Subsidiaries’ annual or quarterly consolidated financial statements in accordance herewith.

Documents required to be delivered pursuant to ~~Section 5.01(a) through Section 5.01(e)~~Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are sent via e-mail to the Administrative Agent for posting on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, established on its behalf by the Administrative Agent and to which each Lender and the Administrative Agent have access or the date on which the Borrower has posted such documents on its own website to which each Lender and the Administrative Agent have access and notified the Administrative Agent of such posting. Notwithstanding anything contained herein, at the reasonable written request of the Administrative Agent, the Borrower shall thereafter promptly be required to provide paper copies of any documents required to be delivered pursuant to Section 5.01. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. If the delivery of any of the foregoing documents required under this Section 5.01 shall fall on a day that is not a Business Day, such deliverable shall be due on the next succeeding Business Day.

Section 5.02 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly (and, in any event, within five Business Days or such later date as may be agreed by the Administrative Agent in its reasonable discretion) of a Responsible Officer of the Borrower obtaining actual knowledge thereof:

(a) any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) any litigation or governmental proceeding pending against Holdings, the Borrower or any of their Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that could, when taken either alone or together with all such other ERISA Events, reasonably be expected to have a Material Adverse Effect; and

(d) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 5.03 Existence; Properties.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise permitted under Sections 6.04 or 6.05 or, in the case of any Restricted Subsidiary, where the failure to perform such obligations could not reasonably be expected to result in a Material Adverse Effect.

(b) Do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations and Intellectual Property which are necessary and material to the conduct of its business (except where the failure to do so could not be reasonably expected to have a Material Adverse Effect); and comply with all applicable Requirements of Law and decrees and orders of any Governmental Authority applicable to it or to its business or property, except to the extent failure to comply therewith, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) Except to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its properties and equipment material to the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 5.04 Insurance.

(a) Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, in each case, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations. Any such insurance (excluding business interruption insurance) maintained in the United States shall name the Collateral Agent as mortgagee, additional insured or loss payee, as applicable, in a manner reasonably acceptable the Collateral Agent, subject to Section 5.15.

(b) From and after ninety days after the Closing Date (or such later date as the Administrative Agent may agree), the Credit Parties shall use commercially reasonable efforts to cause all such insurance with respect to the Credit Parties and property constituting Collateral to provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof (or if such cancellation is by reason of nonpayment of premium, at least ten days’ prior written notice) (unless it is such insurer’s policy not to provide such a statement).

(c) If at any time the buildings and other improvements (as described in the applicable Mortgage) on a Material Property that is encumbered by a Mortgage required by this Agreement are located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then, solely to the extent required by applicable Requirements of Law, the Borrower shall, or shall cause the applicable Credit Party, to maintain, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

Section 5.05 Taxes. Pay and discharge promptly when due all Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent, or in default; provided that such payment and discharge shall not be required with respect to any such Tax so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Group Member shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (ii) such contest operates to suspend collection of the contested Tax and enforcement of a Lien (other than a Permitted Lien) or (y) the failure to pay would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.06 Employee Benefits.

(a) With respect to any Employee Benefit Plan or Foreign Plan, comply in all respects with the applicable provisions of ERISA, the Code and applicable foreign law except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; and

(b) furnish to the Administrative Agent (x) as soon as reasonably practicable after, and in any event within ten days (or such later date as may be agreed to by the Administrative Agent in its sole discretion) after any Responsible Officer of any Group Member knows that any ERISA Event or any failures to meet funding or other applicable legal requirements with respect to Foreign Plans has occurred that, alone or together with any other ERISA Event or such noncompliance event with respect to Foreign Plans, would reasonably be expected to result in liability of the Group Members which would reasonably be expected to have a Material Adverse Effect or the imposition of a Lien on any property of any Credit Party, a statement of a Responsible Officer of the Borrower setting forth details as to such ERISA Event or such noncompliance event with respect to Foreign Plans and the action, if any, that the Group Members propose to take with respect thereto, and (y) upon reasonable request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Group Members with the IRS with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Group Member or any ERISA Affiliate from a Multiemployer Plan sponsor or any Governmental Authority concerning an ERISA Event or such noncompliance event with respect to Foreign Plans; and (iv) such other documents or governmental reports or filings relating to any Plan or Foreign Plan, in each case, that is sponsored, maintained or contributed to by a Group Member, as the Administrative Agent shall reasonably request.

Section 5.07 Maintaining Records; Access to Properties and Inspections. Maintain a system of accounting that enables Holdings to produce financial statements in accordance with GAAP. Each Group Member will permit any representatives designated by the Administrative Agent to visit during its regular business hours and with reasonable advance written notice thereof and inspect the financial records and the property of such Group Member at reasonable times up to one time per calendar year (but without frequency limit during the continuance of an Event of Default) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent to discuss the affairs, finances, accounts and condition of any Group Member with the officers and employees thereof and advisors therefor (including independent accountants); provided that the Administrative Agent shall give any Group Member an opportunity for its representatives to participate in any such discussions; provided, further, that so long as no Event of Default has occurred and is then continuing, the Borrower shall not bear the cost of more than one such inspection per calendar year by the Administrative Agent and Lenders (or their respective representatives). Notwithstanding anything to the contrary in this Section 5.07, no Group Member will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes confidential Intellectual Property, including trade secrets or other confidential proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirements of Law or any binding agreement (not entered into in contemplation hereof), or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.11.

Section 5.09 Compliance with Environmental Laws; Environmental Reports.

(a) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) comply with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; (ii) obtain and renew all Environmental Permits applicable to its operations and owned Real Property and, to the extent the Group Members are required to obtain such Environmental Permits under the applicable lease, leased Real Property; and (iii) comply with all lawful orders of a Governmental Authority required of the Group Members by, and in accordance with, Environmental Laws; provided that no Group Member shall be required to comply with such orders to the extent that its obligation to do so is being contested in good faith and by proper proceedings.

(b) If an Event of Default caused by reason of a breach of Section 3.17 or 5.09(a) shall have occurred and be continuing for more than 30 days without the Group Members commencing activities reasonably likely to cure such Event of Default in accordance with Environmental Laws, at the reasonable written request of the Administrative Agent or the Required Lenders through the Administrative Agent, which written request will describe the nature and subject of the Event of Default, the Borrower shall provide to the Administrative Agent within 60 days after such request (or by such later date as may be agreed to by the Administrative Agent in its sole discretion), at the expense of the Borrower, an environmental assessment report regarding the matters which are the subject of such Event of Default; provided, however, notwithstanding anything to the contrary contained herein or in any other Loan Document, under no other circumstances shall any environmental assessment report (or any other environmental report) be required under any Loan Document.

Section 5.10 Additional Collateral; Additional Guarantors.

(a) Subject to the terms of the Security Documents and Section 3.18, Section 4.01(l) and Section 5.15, with respect to any personal property acquired after the Closing Date by any Credit Party that constitutes “Collateral” under any of the Security Documents or is intended to be subject to the Liens created by any Security Document but is not so subject to a Lien thereunder, but in any event subject to the terms, conditions and limitations thereunder, within 60 days after the acquisition thereof, or such longer period as the Administrative Agent may approve in each case in its sole discretion, (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other New York law governed (except in the case of certain mortgages of Material Property) documents as the Administrative Agent or the Collateral Agent shall reasonably deem necessary to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien under applicable U.S. state and federal law on such Collateral subject to no Liens other than Permitted Liens, and (ii) take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable U.S. state and federal law, including the filing of financing statements and intellectual property security agreements in such U.S. jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. The Borrower and the other Credit Parties shall otherwise take such actions and execute and/or deliver to the Collateral Agent (or its non-fiduciary agent or designee pursuant to any Intercreditor Agreement) such New York law governed (except in the case of certain mortgages of Material Property) documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired Collateral.

(b) Subject to the terms of the Security Documents and Section 5.15, upon the formation or acquisition of, or the re-designation of an Unrestricted Subsidiary as, a Restricted Subsidiary that is a Wholly Owned Restricted Subsidiary (other than any Excluded Subsidiary) after the Closing Date (other than a merger Subsidiary formed in connection with a Permitted Acquisition so long as such merger Subsidiary is merged out of existence pursuant to such Permitted Acquisition, or otherwise merged out of existence or dissolved, within 60 days of its formation (or such later date as permitted by the Administrative Agent in its sole discretion)) or upon any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary, within 60 days after such formation, acquisition, designation or cessation, or such longer period as the Administrative Agent may approve in its reasonable discretion, the Borrower shall:

(i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Wholly Owned Restricted Subsidiary that constitute Collateral and that are “certificated securities” (as defined in Article 8 of the UCC), together with undated Equity Interest powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Wholly Owned Restricted Subsidiary to any Credit Party required to be delivered pursuant to the Security Agreement or other applicable Security Document and not previously so delivered, together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party or Additional Guarantor, as applicable, and all other Collateral that is required to be delivered pursuant to the Security Agreements or other applicable Security Document and not previously so delivered; and

(ii) cause any such new Wholly Owned Restricted Subsidiary (except Excluded Subsidiaries), (A) to execute and deliver a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor or, to the extent the Borrower elects to join such Subsidiary as a co-borrower, in compliance with Section 2.24 hereof, a joinder agreement to the Security Agreement, substantially in the form annexed thereto, and (B) to take all actions reasonably necessary to cause the Lien created on the Collateral (which shall exclude Excluded Property and be subject to the limitations set forth herein and the applicable Security Documents) by the applicable Security Documents to be duly perfected under U.S. federal and applicable state law to the extent required by such agreements in accordance with all applicable Requirements of Law, including the filing of financing statements and intellectual property security agreements in such U.S. jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent; provided that, (y) no pledge of Excluded Equity Interests shall be required, and (z) no perfection actions by “control” (except with respect to Equity Interests and certain debt instruments), leasehold mortgages, landlord waivers or collateral access agreements shall be required to be entered into.

(c) Subject to the terms of the Security Documents and Section 5.15, upon the acquisition of any new Material Property:

(i) within fifteen Business Days after such acquisition (as such period may be extended by the Administrative Agent in its sole discretion), the applicable Credit Party shall furnish to the Collateral Agent a description of such Material Property in detail reasonably satisfactory to the Collateral Agent; and

(ii) within ninety days after such acquisition (as such period may be extended by the Administrative Agent in its sole discretion), the applicable Credit Party shall grant to the Collateral Agent a security interest in such Material Property and deliver a mortgage, deed of trust or deed to secure debt in a form reasonably satisfactory to the Collateral Agent (a “Mortgage”) as additional security for the Obligations (which, if reasonably requested by the Administrative Agent, shall be accompanied by a customary legal opinion) and deliver to the Administrative Agent, a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination, together with a notice executed by such Credit Party about special flood hazard area status, if applicable, in respect of such Mortgage.

Section 5.11 Security Interests; Further Assurances. Promptly upon reasonable request by the Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Security Documents; provided that, notwithstanding anything else contained herein or in any other Loan Document to the contrary, (x) the foregoing shall not apply to any Excluded Subsidiary or Property of any Excluded Subsidiary or any Excluded Property or any Excluded Equity Interests, (y) any such documents and deliverables (other than certain mortgages of Material Property) shall be governed by New York law and (z) no perfection actions by “control” (except with respect to Equity Interests and certain debt instruments), leasehold mortgages or landlord waivers, estoppels or collateral access letters shall be required to be entered into hereunder or under any other Loan Document. Notwithstanding the foregoing or anything else herein or in any other Loan Document to the contrary, in no event shall (A) the assets of any Excluded U.S. Subsidiary or Excluded Foreign Subsidiary (including the Equity Interests of any Subsidiary thereof) constitute security or secure, or such assets or the proceeds of such assets be required to be available for, payment of the Obligations, (B) more than 65% of the Voting Stock of and 100% of the Equity Interests that are not Voting Stock of any CFC Holding Company or Excluded Foreign Subsidiary, in each case, owned directly by a Credit Party be required to be pledged to secure the Obligations or (C) any Equity Interests of any Subsidiary owned by an Excluded Foreign Subsidiary or Excluded U.S. Subsidiary (or any Subsidiary of any Excluded Foreign Subsidiary or Excluded U.S. Subsidiary) be required to be pledged to secure the Obligations.

Section 5.12 Maintenance of Ratings. Use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case, in respect of the Borrower, and (ii) a public rating (but not any specific rating) in respect of each Class of Term Loans from each of S&P and Moody’s, unless a given Class has waived the requirement to maintain any rating for such Class pursuant to the applicable Loan Documents.

Section 5.13 Compliance with Law. Comply with all Requirements of Law and all orders, writs, injunctions and decrees applicable to Holdings, the Borrower or any Subsidiary Guarantor or to their business or property, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 5.14 Anti-Terrorism Law; Anti-Money Laundering; Foreign Corrupt Practices Act.

(a) Not directly or indirectly, (i) knowingly deal in, or otherwise knowingly engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other applicable Anti-Terrorism Law in violation of any applicable Anti-Terrorism Law or applicable Sanctions, or (ii) knowingly engage in or conspire to engage in any transaction that violates or attempts to violate, any of the material prohibitions set forth in any applicable Anti-Terrorism Law or applicable Sanctions;

(b) (i) Not repay the Loans, or make any other payment to any Lender, using funds or properties of Holdings, the Borrower or any Restricted Subsidiaries that are, to the knowledge of the Borrower, the property of any Person that is the subject or target of applicable Sanctions or that are, to the knowledge of the Borrower, beneficially owned, directly or indirectly, by any Person that is the subject or target of applicable Sanctions, in each case, in violation of Anti-Terrorism Laws or applicable Sanctions or any other applicable Requirement of Law or (ii) to the knowledge of Borrower, not permit any Person that is the subject of Sanctions to have any direct or indirect interest, in Holdings, the Borrower or any of the Subsidiaries, with the result that the investment in Holdings, the Borrower or any of the Subsidiaries (whether directly or indirectly) or the Loans made by the Lenders would be in violation of any applicable Sanctions.

(c) Each Credit Party will maintain in effect and enforce policies and procedures that are reasonably designed to ensure compliance by the Credit Parties and their respective directors, officers, employees and agents with the Foreign Corrupt Practices Act of 1977, as amended.

Section 5.15 Post-Closing Deliveries.

(a) The Borrower hereby agrees to deliver, or cause to be delivered, to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.15 hereof, if any, on or before the dates specified with respect to such items, or such later dates as may be agreed to by, or as may be waived by, the Administrative Agent in its sole discretion.

(b) All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above and in Schedule 5.15, rather than as elsewhere provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date or, following the Closing Date, prior to the date by which such action is required to be taken by Section 5.15(a), the respective representation and warranty shall be required to be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 5.15 (and Schedule 5.15) and (y) all representations and warranties relating to the assets set forth on Schedule 5.15 pursuant to the Security Documents shall be required to be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) immediately after the actions required to be taken under this Section 5.15 (and Schedule 5.15) have been taken (or were required to be taken), except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

ARTICLE VI

NEGATIVE COVENANTS

Each of the Credit Parties warrants, covenants and agrees with each Lender that at all times after the Closing Date, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations and unasserted expense reimbursement obligations) and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full (except to the extent cash collateralized in accordance with the terms of this Agreement, backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank), none of the Credit Parties will, nor will permit any of its Restricted Subsidiaries to (it being understood that for purposes of this Article VI (other than Sections 6.06, 6.10, 6.11 and 6.13), “Credit Parties” and “Group Members” shall exclude Holdings):

Section 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents (including Indebtedness incurred pursuant to Section 2.20, Section 2.21, Section 2.22 and Section 2.23 hereof), any Permitted Incremental Equivalent Debt and, in each case, any Permitted Refinancing thereof;

(b) (x) Indebtedness in existence on the Closing Date and, with respect to any such Indebtedness in excess of $7,500,000 in aggregate principal amount, set forth on Schedule 6.01(b) and (y) Permitted Refinancings thereof;

(c) [reserved];

(d) Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices not entered into for speculative purposes;

(e) Indebtedness in respect of Purchase Money Obligations or Capital Lease Obligations, Indebtedness incurred in connection with financing Real Property (regardless of when initially acquired) and Indebtedness incurred in connection with Sale Leaseback Transactions, and any Permitted Refinancings of any of the foregoing, in an aggregate amount for all such Indebtedness under this clause (e) not to exceed, at any time outstanding, the greater of $19,500,000 and 12.5% of Consolidated EBITDA for the most recently ended Test Period, plus any additional amount so long as the First Lien Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period does not exceed 3.75 to 1.00;

(f) Indebtedness in respect of (x) appeal bonds or similar instruments and (y) payment, bid, performance or surety bonds, or other similar bonds, completion guarantees, or similar instruments, workers’ compensation claims, health, disability or other employee benefits, self-insurance obligations, letters of credit, and bankers acceptances issued for the account of any Group Member, in each case listed under this clause (y), in the ordinary course of business, and including guarantees or obligations of any Group Member with respect to letters of credit supporting such appeal, payment, bid, performance or surety or other similar bonds, completion guarantees, or similar instruments, workers’ compensation claims, health, disability or other employee benefits, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(g) (i) Contingent Obligations in respect of Indebtedness otherwise permitted to be incurred by such Group Member under this Section 6.01 (provided that (x) the foregoing shall not permit a non-Credit Party to guarantee Indebtedness that it could not otherwise incur under this Section 6.01 and (y) if any such Indebtedness is subordinated (including as to lien or collateral priority) to the Obligations, such Contingent Obligation shall be subordinated on terms at least as favorable to the Lenders) and (ii) Indebtedness constituting Investments permitted under Section 6.03 (other than Section 6.03(n));

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(i) Indebtedness arising in connection with the endorsement of instruments for deposit in the ordinary course of business;

(j) Indebtedness in respect of netting services or overdraft protection or otherwise in connection with deposit or securities accounts in the ordinary course of business;

(k) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(l) unsecured Indebtedness of Holdings to its Subsidiaries at such times and in such amounts necessary to permit Holdings to receive any Dividend permitted to be made to Holdings pursuant to Section 6.06, so long as, as of the applicable date of determination, a Dividend for such purposes would otherwise be permitted to be made pursuant to Section 6.06; provided that any such Indebtedness shall be deemed to utilize on a dollar-for-dollar basis (but without duplication of any corresponding dollar-for-dollar reduction pursuant to Section 6.03(q), and solely for so long as such Indebtedness remains outstanding) the relevant basket under Section 6.06);

(m) subject to Section 6.03(f), intercompany Indebtedness owing (i) by and among the Credit Parties, (ii) by Restricted Subsidiaries that are not Credit Parties to Restricted Subsidiaries that are not Credit Parties, (iii) by Restricted Subsidiaries that are not Credit Parties to Credit Parties; provided that outstanding Indebtedness under this clause (m)(iii) (together (but without duplication) with Investments made pursuant to Section 6.03(f)(iii)) shall not exceed the greater of $23,500,000 and 15% of Consolidated EBITDA at any time, and (iv) by Credit Parties to Subsidiaries that are not Credit Parties; provided that Indebtedness under this clause (m)(iv) shall be unsecured and shall be subordinated to the Obligations pursuant to the terms of the Intercompany Subordination Agreement or other subordination terms reasonably acceptable to the Administrative Agent;

(n) unsecured Indebtedness owing to employees, former employees, officers, former officers, directors, former directors (or any spouses, ex-spouses, or estates of any of the foregoing) of any Group Member in connection with the repurchase of Equity Interests of Holdings or any of its direct or indirect parent companies issued to any of the aforementioned employees, former employees, officers, former officers, directors, former directors (or any spouses, ex-spouses, or estates of any of the foregoing) of any Group Member not to exceed the sum of (i) $7,500,000 in the case of Indebtedness that does not constitute Subordinated Indebtedness plus (ii) $14,500,000 in the case of Subordinated Indebtedness, in each case, at any time outstanding;

(o) Indebtedness arising as a direct result of judgments, orders, awards or decrees against Holdings or any Restricted Subsidiaries, in each case not constituting an Event of Default;

(p) unsecured Indebtedness representing any Taxes to the extent such Taxes are being contested by any Group Member in good faith by appropriate proceedings and adequate reserves are being maintained by the Group Members in accordance with GAAP;

(q) Indebtedness assumed in connection with any Permitted Acquisition, other permitted Investment or, to the extent not constituting a Purchase Money Obligation or a Capital Lease Obligation, Capital Expenditure; provided that such Indebtedness was not incurred in contemplation of such Permitted Acquisition, other such Investment or such Capital Expenditure;

(r) at any time, Indebtedness in an amount not to exceed the amount of Dividends that may be paid at such time pursuant to Section 6.06(f), (j), (o), (q) and/or (r); provided that any such Indebtedness shall be deemed to utilize on a dollar for dollar basis such corresponding basket under Section 6.06;

(s) Indebtedness of Restricted Subsidiaries that are not Credit Parties and any joint ventures (but only to the extent non-recourse to the Credit Parties), and any guarantees thereof by Restricted Subsidiaries that are not Credit Parties, in aggregate principal amount not to exceed the greater of $46,500,000 and 30% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(t) [reserved];

(u) Senior Secured Indebtedness, Junior Secured Indebtedness and Unsecured Indebtedness, in each case incurred for any purpose (including to finance a Permitted Acquisition, other permitted Investment or, to the extent not constituting a Purchase Money Obligation or a Capital Lease Obligation, Capital Expenditure), and in each case subject to compliance with the Required Debt Terms; provided that on a Pro Forma Basis immediately after giving effect to each such incurrence and the application of the proceeds therefrom (including pursuant to any Permitted Acquisition or other Investment consummated in connection therewith or the repayment or prepayment of any Indebtedness with the proceeds thereof), and any disposition, incurrence of Indebtedness, or other appropriate pro forma adjustments in connection therewith (but without, for the avoidance of doubt, giving effect to any amounts incurred in connection therewith under the Fixed Incremental Amount or the Revolving Commitments (and, in each case, for the avoidance of doubt, for purposes of calculating the Consolidated Interest Coverage Ratio, without giving effect to any interest expense attributable to any such Indebtedness incurred in connection therewith under the Fixed Incremental Amount or the Revolving Commitments, but otherwise excluding the cash proceeds of any such Indebtedness from cash and Cash Equivalents)), (i) in the case of Senior Secured Indebtedness, the First Lien Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period shall not be greater than the greater of (A) 4.50 to 1.00 and (B) the First Lien Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period immediately prior to the incurrence thereof; (ii) in the case of Junior Secured Indebtedness described in clause (a) of the definition thereof, the Senior Secured Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period is not greater than the greater of (A) 6.50 to 1.00 and (B) the Senior Secured Leverage Ratio as of the Applicable Date of Determination for the applicable Test Period immediately prior to the incurrence thereof; and (iii) in the case of Junior Secured Indebtedness described in clause (b) of the definition thereof or Unsecured Indebtedness, either (A) the Consolidated Interest Coverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination and for the most recently ended Test Period is no less than the lesser of (I) 2.00 to 1.00 and (II) the Consolidated Interest Coverage Ratio for the most recently ended Test Period immediately prior to the incurrence thereof, or (B) the Total Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period is not greater than the greater of (I) 6.50 to 1.00 and (II) the Total Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period immediately prior to the incurrence thereof; provided further that the aggregate principal amount of Indebtedness incurred pursuant to this clause (u) by Restricted Subsidiaries that are not Credit Parties shall not exceed the greater of $34,000,000 and 22% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(v) Indebtedness in an aggregate amount not to exceed the greater of $39,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period incurred in connection with any accounts receivable factoring facility in compliance with Section 6.05(q);

(w) unsecured Indebtedness in the amount equal to the product of (1) two and (2) the amount of the of the aggregate cash equity contributions (excluding in respect of Disqualified Capital Stock) made to the Borrower by Holdings or any direct or indirect parent thereof after the Closing Date to the extent Not Otherwise Applied;

(x) additional Indebtedness of the Borrower and the Restricted Subsidiaries; provided that, immediately after giving effect to any of incurrence of Indebtedness under this clause (x), the sum of the aggregate principal amount of Indebtedness outstanding under this clause (x) shall not exceed the greater of $62,000,000 and 40% of Consolidated EBITDA for the most recently ended Test Period at such time;

(y) to the extent constituting Indebtedness, advances in respect of transfer pricing or shared services agreements that are permitted by Section 6.03(z);

(z) to the extent constituting any Indebtedness, any contingent liabilities arising in connection with any stock options;

(aa) Indebtedness pursuant to trade letters of credit in an aggregate amount not to exceed the greater of $31,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period;

(bb) unsecured Indebtedness (i) incurred in a Permitted Acquisition, any other Investment or any Asset Sale, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including Earn-Outs and any other contingent consideration obligations or deferred purchase price obligations or any Indebtedness incurred to finance such obligations) or other similar adjustments, or (ii) outstanding at any time to the seller of any business or assets permitted to be acquired by Holdings or any Restricted Subsidiary hereunder;

(cc) Indebtedness under Cash Management Agreements and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements, in each case, incurred in the ordinary course of business;

(dd) Indebtedness representing deferred compensation or other similar arrangements incurred in the ordinary course of business or in connection with a Permitted Acquisition or a similar permitted Investment;

(ee) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (dd) above; and

(ff) customary indemnities contained in mandate, engagement and commitment letters, facility agreements, purchase agreements and indentures, in each case entered into in respect of Indebtedness permitted pursuant to this Section 6.01 and any Refinancing Debt in respect thereof.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

Section 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(b) Liens in respect of property of any Group Member imposed by Requirements of Law, (i) which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business or otherwise pertaining to Indebtedness permitted under Section 6.01(f) and (h) which do not in the aggregate materially detract from the value of the property of the Group Members, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Group Members, taken as a whole, and which, if they secure obligations that are then more than 30 days overdue and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, or (ii) arising mandatorily on the assets of any Foreign Subsidiary;

(c) any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness, if any, greater than the amount of such Indebtedness secured on the Closing Date or any Permitted Refinancing thereof and (ii) does not encumber any property in a material manner other than the property subject thereto on the Closing Date and any proceeds therefrom (any such Lien, an “Existing Lien”);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, conditions, licenses, encroachments, protrusions and other similar charges or encumbrances, and title deficiencies on or other irregularities with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness or (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business and operations of the Group Members at such Real Property and the value, use and occupancy thereof;

(e) Liens to the extent arising out of judgments, orders, attachments, decrees or awards not resulting in an Event of Default;

(f) Liens (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred to secure the performance of appeal bonds or incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs bonds and statutory bonds, bids, leases (including deposits with respect thereto), government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to subclauses (x), (y) and (z) of this clause (f), such Liens are for amounts not yet due and payable or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings or orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien and (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and cash equivalents (including Cash Equivalents);

(g) Leases, subleases, licenses and sublicenses of any Property (other than Intellectual Property) of any Group Member granted by such Group Member to third parties, in each case entered into in the ordinary course of such Group Member’s business;

(h) any interest or title of a lessor, sublessor, licensor, sublicensor, licensee or sublicensee under any lease, sublease, license or sublicense not prohibited by this Agreement or the other Security Documents;

(i) Liens which may arise as a result of municipal and zoning codes and ordinances, building and other land use laws imposed by any Governmental Authority which are not violated in any material respect by existing improvements or the present use or occupancy of any real property, or in the case of any Material Property subject to a Mortgage, encumbrances disclosed in the title insurance policy issued to, and reasonably approved by, the Administrative Agent;

(j) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Group Member in the ordinary course of business in accordance with the past practices of such Group Member;

(k) Liens securing Indebtedness incurred pursuant to Section 6.01(e); provided that (other than with respect to any Sale Leaseback Transaction) any such Liens attach only to the property being financed pursuant to such Indebtedness;

(l) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Group Member, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(m) Liens on property or assets of a person existing at the time such person or asset is acquired or merged with or into or consolidated with any Group Member to the extent not prohibited hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon or pursuant to an after-acquired property clause in the applicable security documents) and are no more favorable (as reasonably determined by the Borrower) to the lienholders than such existing Lien;

(n) (i) Liens granted pursuant to the Security Documents to secure the Secured Obligations (including Indebtedness incurred pursuant to Section 2.20, Section 2.21, Section 2.22 and Section 2.23 hereof) and (ii) any Liens securing Permitted Incremental Equivalent Debt, Permitted Pari Passu Refinancing Debt and Permitted Junior Refinancing Debt (in each case, to the extent permitted pursuant to the terms of such definition); provided, in each case, that such Liens are subject to any subordination or intercreditor requirements set forth in the applicable definitions referenced above in this Section 6.02(n);

(o) licenses and sublicenses of Intellectual Property granted by any Group Member in the ordinary course of business or not interfering in any material respect with the ordinary conduct of business of the Group Members;

(p) the filing of UCC (or equivalent) financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(q) [reserved];

(r) [reserved];

(s) Liens attaching solely to cash earnest money deposits in connection with an Investment permitted by Section 6.03 (other than Section 6.03(j));

(t) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(u) Liens granted by a Restricted Subsidiary (i) that is not a Credit Party in favor of any other Restricted Subsidiary in respect of Indebtedness or other obligations owed by such Restricted Subsidiary to such other Restricted Subsidiary or (ii) in favor of any Credit Party;

(v) Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto under Section 6.01(k);

(w) Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x) Liens of any Group Member with respect to Indebtedness and other obligations that do not in the aggregate exceed the greater of $23,500,000 and 15% of Consolidated EBITDA for the most recently ended Test Period at any time;

(y) Liens on assets or property of Restricted Subsidiaries that are not Credit Parties securing Indebtedness and other obligations of such Restricted Subsidiary that is not a Credit Party permitted to be incurred pursuant to Section 6.01 (so long as such Liens do not extend to the assets of any Credit Parties);

(z) Liens on (A) Receivables Assets and related assets incurred in connection with a Receivables Facility and (B) Securitization Assets and related assets arising in connection with a Qualified Securitization Financing, in each case, in compliance with Section 6.05(q);

(aa) Liens securing Indebtedness incurred pursuant to Section 6.01(q) (so long as such Liens secure only the same assets (and any after acquired assets pursuant to any after-acquired property clause in the applicable security documents) and the same Indebtedness that such Liens secured, immediately prior to the assumption of such Indebtedness, and so long as such Liens were not created in contemplation of such assumption) and (u) (to the extent permitted to be secured, and on the lien priorities described, by the terms thereof);

(bb) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.03 to be applied against the purchase price for such Investment;

(cc) Liens on Equity Interests (i) deemed to exist in connection with any options, put and call arrangements, rights of first refusal and similar rights relating to Investments in Persons that are not Restricted Subsidiaries of Holdings or (ii) of any joint venture or similar arrangement pursuant to any joint venture or similar arrangement; and

(dd) restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements, in each case, solely to the extent such disposition would be permitted pursuant to the terms hereof.

Section 6.03 Investments, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any Equity Interests, bonds, notes, debentures, guarantees or other securities of, or make any capital contribution to, or acquire assets constituting all or substantially all of the assets of, or acquire assets constituting a line of business, business unit or division of, any other person (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) the Group Members may consummate the Transactions in accordance with the provisions of the Loan Documents;

(b) (i) Investments outstanding, contemplated or made pursuant to binding commitments in effect on the Closing Date and (to the extent in excess of $7,500,000 individually) identified on Schedule 6.03(b) and (ii) Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment described in clause (i) above; provided that the amount of any Investment permitted pursuant to this clause (ii) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 6.03;

(c) the Group Members may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, and other cash equivalent Investments, (iii) endorse negotiable instruments held for collection or deposit in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d) Hedging Obligations permitted by Section 6.01(d) or otherwise in connection with non-speculative Hedging Agreements or similar arrangements (including in connection with the terminations or unwinding thereof);

(e) loans and advances (x) to directors, employees and officers of any Group Member in the ordinary course of business, or otherwise for bona fide business purposes in an aggregate amount not to exceed the greater of $11,500,000 and 7.5% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding, (y) to directors, employees and officers of any Group Member (whether or not currently serving as such) to purchase Equity

Interests of Holdings or any of its direct or indirect parent companies (provided that, in the case of this clause (y), any such amount loaned or advanced is simultaneously used to purchase such Equity Interests; to the extent paid in cash, such amounts shall be contributed to a Credit Party; and such loans shall not exceed in the aggregate, in any fiscal year of Holdings, the greater of $31,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period, provided, further, that such amount may be increased, by up to an aggregate amount equal to (i) the greater of $11,500,000 and 7.5% of Consolidated EBITDA for the most recently ended Test Period, solely to the extent unutilized in the immediately preceding fiscal year and (ii) the greater of $11,500,000 and 7.5% of Consolidated EBITDA for the most recently ended Test Period solely to the extent that any additional amount utilized pursuant to this clause (ii) shall reduce the amount of Investments permitted pursuant to this Section 6.03(e) in the subsequent fiscal year on a dollar-for-dollar basis), and (z) consisting of commissions advanced to producers that may not be earned through personal production and that are earned over time or written off by the Borrower as unearned salary;

(f) Investments (i) by any Group Member in a Credit Party, (ii) by any Group Member that is not a Credit Party in any other Group Member and (iii) by any Credit Party in any Restricted Subsidiary that is not a Subsidiary Guarantor; provided that Investments under this clause (f)(iii) (together (without duplication) with outstanding intercompany Indebtedness outstanding under Section 6.01(m)(iii)) by the Borrower or a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor (including any joint venture that constitutes a Restricted Subsidiary) shall not exceed, at any time outstanding, (A) $29,000,000 plus (B) any additional amounts to the extent that such amounts are applied substantially concurrently by such Subsidiary that is not a Subsidiary Guarantor to make a Permitted Acquisition or other permitted Investment under clause (i), (l), (r), (s), (v), (w), (x), (y), (bb) or (ff) of this Section 6.03;

(g) Investments in securities or other assets of trade creditors or customers in the ordinary course of business received in settlement of bona fide disputes or upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h) Investments held by any Group Member as a result of consideration received in connection with an Asset Sale or other disposition made in compliance with Section 6.05 (other than Section 6.05(e));

(i) Permitted Acquisitions;

(j) any Group Member may make pledges and deposits permitted under Section 6.02;

(k) any Group Member may make a loan that could otherwise be made as a distribution permitted under Section 6.06 (with a commensurate dollar-for-dollar reduction of their ability to make additional distributions under such Section, for so long as such loan remains outstanding);

(l) Investments consisting of earnest money deposits required in connection with a Permitted Acquisition or other permitted Investment;

(m) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates, amalgamates or merges with any Group Member (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation, amalgamation or merger;

(n) Contingent Obligations and other Indebtedness permitted by Section 6.01 (other than Section 6.01(g)(ii)), performance guarantees, and transactions permitted under Section 6.04 (other than Section 6.04(b));

(o) acquisitions of Term Loans by any Group Member pursuant to Section 10.04(b)(viii), and of any Permitted Incremental Equivalent Debt (or any Credit Agreement Refinancing Indebtedness in respect of any of the foregoing) and any Indebtedness incurred pursuant to Section 6.01(u), pursuant to the corresponding provision of the documents governing such Indebtedness;

(p) (x) Investments in deposit and investment accounts (including, for the avoidance of doubt, eurocurrency investment accounts) opened in the ordinary course of business with financial institutions and (y) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(q) unsecured intercompany advances by any Group Member to Holdings for purposes and in amounts that would otherwise be permitted to be made as Dividends to Holdings pursuant to Section 6.06; provided that the principal amount of any such loans shall, for so long as such loans remain outstanding, reduce dollar-for-dollar (but without duplication of any corresponding dollar-for-dollar reduction pursuant to Section 6.01(l)) the amounts that would otherwise be permitted to be paid for such purpose in the form of Dividends pursuant to such Section;

(r) Investments to the extent constituting the reinvestment of the Net Cash Proceeds arising from any Asset Sale (or other disposition) or Casualty Events to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or Capital Assets or assets that are otherwise used or useful in the business of the Group Members (including pursuant to a Permitted Acquisition, Investment or Capital Expenditure);

(s) Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed the greater of $23,500,000 and 15% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(t) purchases and other acquisitions of inventory, materials, equipment, intangible property and other assets in the ordinary course of business;

(u) (i) leases and subleases of real or personal property and (ii) licenses and sublicenses of Intellectual Property permitted under Section 6.02(o) and other personal property in the ordinary course of business;

(v) Investments to the extent that payment for such Investments is made solely with cash contributions from the issuance of Equity Interests (other than Disqualified Capital Stock) of Holdings or Holdings’ Equity Interests which are contributed as cash common equity to any Credit Party and Not Otherwise Applied;

(w) Investments in joint ventures of any Group Member; provided that the aggregate amount of such Investments outstanding at any time under this clause (w) shall not exceed the greater of $15,500,000 and 10% of Consolidated EBITDA for the most recently ended Test Period;

(x) so long as (i) to the extent any such Investment is made in reliance on clause (a) or (b) of the definition of “Cumulative Amount”, no Event of Default under Section 8.01(a), (b), (g) or (h), or (ii) in all other cases, no Event of Default, shall have occurred and be continuing at the time of the making of such Investment or would immediately result therefrom, Investments in an aggregate amount not to exceed the Cumulative Amount; provided that any Limited Condition Transaction remains subject to the terms of Section 1.06 hereof;

(y) other Investments in an aggregate amount at any time not to exceed the greater of (i) $39,000,000 and (ii) 25% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding, plus the aggregate total of all other amounts available as a Restricted Debt Payment under Section 6.09(a)(I), plus the aggregate total of all other amounts available as a Dividend under Section 6.06(j), which the Borrower may, from time to time, elect to re-allocate to the making of Investments pursuant to this Section 6.03(y);

(z) to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) that are (A) in the ordinary course of business and consistent with the Group Members’ historical practices and (B) funded not more than 120 days in advance of the applicable transfer pricing and cost-sharing payment;

(aa) advances of payroll payments to employees in the ordinary course of business;

(bb) unlimited additional Investments; provided that (i) at the time of making such Investment, (A) if such Investment is made as or in connection with a Limited Condition Transaction, no Event of Default under Section 8.01(a), (b), (g) or (h), or (B) in each other case, no Event of Default, shall have occurred and be continuing or would immediately result therefrom and (ii) on a Pro Forma Basis, the First Lien Ratio as of the Applicable Date of Determination and for the most recently ended Test Period shall be no greater than 4.00 to 1.00; further provided that any Limited Condition Transaction remains subject to the terms of Section 1.06 hereof;

(cc) Investments in the ordinary course of business (x) consisting of customary trade arrangements with customers consistent with past practices and (y) in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors;

(dd) (a) any Investment in a Receivables Subsidiary or a Securitization Subsidiary in order to effectuate a Receivables Facility or Qualified Securitization Financing, respectively, or any Investment by a Receivables Subsidiary or Securitization Subsidiary in any other Person in connection with a Receivables Facility or a Qualified Securitization Financing, respectively; provided, however, that any such Investment in a Receivables Subsidiary or a Securitization Subsidiary is in the form of a contribution of additional Receivables Assets or Securitization Assets, as applicable, or as equity or subordinated loan, and (b) distributions or payments of Receivables Fees or Securitization Fees and purchases of Receivables Assets or Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Receivables Facility or a Qualified Securitization Financing, respectively;

(ee) Investments resulting from the exercise of drag-along rights, put-rights, call-rights or similar rights under joint venture or similar documents;

(ff) Investments in similar businesses in an aggregate amount outstanding at any time not to exceed the greater of $39,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period; and

(gg) (i) IPO Reorganization Transactions and (ii) reorganizations and other activities related to tax planning and other reorganizations; provided, in the case of this clause (ii) that, in the reasonable business judgment of the Borrower, after giving effect to any such reorganizations and activities, there is no material adverse impact on the value of the (A) Collateral granted (or the security interests granted thereon) to the Collateral Agent for the benefit of the Lenders or (B) Guarantees in favor of the Lenders, in the case of each of clauses (A) and (B), taken as a whole (any reorganizations and activities described in clause (ii) above, “Permitted Reorganizations”).

The amount of any Investment shall be the initial amount of such Investment less all returns of principal, capital, Dividends and other cash returns therefrom (including, without limitation, any repayments, interest, returns, profits, distributions, income or similar amounts received in cash in respect of any Investment in any Unrestricted Subsidiary and the designation thereof) and less all liabilities expressly assumed by another person in connection with the sale of such Investment; provided that any reduction in the initial amount of such Investment (including upon the re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary) shall be without duplication of any increase in the Cumulative Amount.

Section 6.04 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or consummate a merger or consolidation, except that the following shall be permitted:

(a) Asset Sales or other dispositions in compliance with Section 6.05 (other than clause (d) thereof);

(b) Investments permitted pursuant to Section 6.03 (other than clause (n) thereof);

(c) (x) any Group Member (other than the Borrower) may merge or consolidate with or into the Borrower or any Subsidiary Guarantor (as long as the Borrower is the surviving person in the case of any merger or consolidation involving the Borrower, and such Subsidiary Guarantor is the surviving person in the case of any merger or consolidation involving such Subsidiary Guarantor (other than mergers or consolidations involving the Borrower)) and (y) any Restricted Subsidiary (other than the Borrower) that is not a Guarantor may merge or consolidate with or into any other Restricted Subsidiary (other than the Borrower) that is not a Guarantor;

(d) a merger or consolidation pursuant to, and in accordance with, the definition of “Permitted Acquisition” to the extent necessary to consummate such Permitted Acquisition;

(e) any Restricted Subsidiary (subject to clause (f) below in the case of the Borrower) may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to have a Material Adverse Effect;

(f) the Borrower may merge or consolidate with another Borrower or any Borrower (other than Cvent) may dissolve, liquidate or wind up its affairs; provided that if Cvent is not the surviving person of any such merger or consolidation to which Cvent is a party, the surviving person of such merger or consolidation shall assume all of Cvent’s rights and obligations hereunder and under the other Loan Documents in its role as the Borrower; provided, further, that any such merger or consolidation, as applicable, would not reasonably be expected to have a Material Adverse Effect; and

(g) Permitted Reorganizations and IPO Reorganization Transactions.

Section 6.05 Asset Sales. Sell, lease, assign, transfer or otherwise dispose of any property, except that the following shall be permitted:

(a) (x) sales, transfers, leases, subleases and other dispositions of inventory in the ordinary course of business, property no longer used or useful in the business or worn out, or obsolete, uneconomical, negligible or surplus property by any Group Member in the ordinary course of business, (y) the abandonment, allowance to lapse or other disposition of Intellectual Property that is, in the reasonable business judgment of the Borrower, immaterial or no longer economically practicable to maintain or (z) sales, transfers, leases, subleases and other dispositions of property by any Group Member (including Intellectual Property) that is, in the reasonable business judgment of the Borrower, immaterial or no longer used or useful in the business;

(b) any sale, lease, assignment, transfer or disposition (other than a sale of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries); provided that (i) such sale, lease, assignment, transfer or disposition shall be for fair market value (as determined by the Borrower in good faith) and (ii) with respect to any aggregate consideration received in respect thereof in excess of $7,500,000, at least 75% of the purchase price for all property subject to such sale, lease, assignment, transfer or disposition shall be paid in cash or Cash Equivalents (with assumed liabilities treated as cash and other Designated Noncash Consideration treated as cash so long as the total Designated Noncash Consideration outstanding at any time does not exceed the greater of $23,500,000 and 15% of Consolidated EBITDA for the most recently ended Test Period in the aggregate, and provided that the amount of the proceeds of any portion of any such disposition that would be permitted under Section 6.05(n) shall be excluded from the numerator and denominator of such calculation);

(c) (x) leases, assignments and subleases of real or personal property in the ordinary course of business and (y) licenses and sublicenses of Intellectual Property otherwise permitted under Section 6.02;

(d) transactions in compliance with Section 6.04 (other than Section 6.04(a));

(e) Investments in compliance with Section 6.03 (other than Section 6.03(h)), Liens in compliance with Section 6.02, Dividends in compliance with Section 6.06 and Restricted Debt Payments in compliance with Section 6.09;

(f) sales of any non-core assets (i) acquired in connection with any Permitted Acquisitions or other Investments in compliance with Section 6.03 (other than Section 6.03(h)) or (ii) to obtain the approval of an anti-trust authority to a Permitted Acquisition or other permitted Investment;

(g) sales, discounts or forgiveness of customer delinquent notes or accounts receivable (including, in all events, the disposition of delinquent accounts receivable pursuant to any factoring arrangement) in the ordinary course of business or in connection with the settlement, collection or compromise thereof;

(h) use of cash and dispositions of Cash Equivalents in the ordinary course of business;

(i) sales, transfers, leases and other dispositions of assets of Holdings and its Restricted Subsidiaries that do not constitute Collateral in an amount;

(j) sales, transfers, leases and other dispositions (i) to the Borrower or to any other Credit Party, (ii) to any Restricted Subsidiary that is not a Credit Party from another Restricted Subsidiary that is not a Credit Party, or (iii) to any of the Restricted Subsidiaries that are not Credit Parties from a Credit Party, so long as, in the case of this clause (iii), (A) if the consideration received from a Restricted Subsidiary that is not a Credit Party by a Credit Party is not below fair market value, such sale, transfer lease or other disposition does not have a material adverse impact on the value of the (y) Collateral granted to the Collateral Agent (including the security interests thereon) for the benefit of the Secured Parties or (z) Guarantees in favor of the Secured Parties, (B) to the extent any consideration received from a Restricted Subsidiary that is not a Credit Party by a Credit Party is less than fair market value, such amount below fair market value does not exceed the greater of $23,500,000 and 15% of Consolidated EBITDA for the most recently ended Test Period in the aggregate during the term of this Agreement, (C) to the extent the consideration received from a Restricted Subsidiary that is not a Credit Party is not below fair market value but there is a material adverse impact on the value of the Collateral granted to the Collateral Agent for the benefit of the Secured Parties or the Guarantees in favor of the Secured Parties, the fair market value of such sales, transfers, leases or other dispositions does not exceed the greater of $15,500,000 and 10% of Consolidated EBITDA for the most recently ended Test Period in the aggregate during the term of this Agreement, or (D) such sale, transfer, lease or other disposition is in connection with a reorganization or other activity related to tax planning and, in the reasonable business judgment of the Borrower, upon giving effect to such sale, transfer, lease or other disposition, there is no material adverse impact on the value of the (x) Collateral granted to the Collateral Agent (including the security interests thereon) for the benefit of the Lenders or (y) Guarantees in favor of the Lenders;

(k) sales, transfers, leases and other dispositions of property to the extent required by any Governmental Authority or otherwise pursuant to any Requirements of Law;

(l) sales, transfers, leases and other dispositions of property to the extent that such property constitutes an Investment permitted by Section 6.03(h) or another asset received as consideration for the disposition of any asset permitted by this Section;

(m) sales or dispositions of immaterial Equity Interests to qualify directors where required by applicable Requirements of Law or to satisfy other similar Requirements of Law with respect to the ownership of Equity Interests;

(n) any concurrent purchase and sale or exchange of any asset used or useful in the business of the Borrower and the Restricted Subsidiaries or in any line of business permitted hereunder, or any combination of any such assets and cash or Cash Equivalents, between the Borrower or a Restricted Subsidiary on one hand and another person in the other;

(o) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Group Member;

(p) the sale or disposition of Unrestricted Subsidiaries;

(q) any disposition of Receivables Assets in connection with any Receivables Facility and any disposition of Securitization Assets in connection with any Qualified Securitization Financing to the extent the fair market value of such Receivables Assets and Securitization Assets, respectively, disposed of in all such transactions does not exceed the greater of $31,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period in the aggregate in any fiscal year; provided that such amount may be increased by up to (x) to the extent unutilized in the immediately preceding fiscal year, the greater of $15,500,000 and 10% of Consolidated EBITDA for the most recently ended Test Period and (y) the greater of $15,500,000 and 10% of Consolidated EBITDA for the most recently ended Test Period solely to the extent that any additional amount utilized pursuant to this clause (y) shall reduce the amount of dispositions permitted pursuant to this Section 6.05(q) in the subsequent fiscal year on a dollar-for-dollar basis;

(r) [reserved];

(s) other sales or dispositions in an amount not to exceed the greater of $15,500,000 and 10% of Consolidated EBITDA for the most recently ended Test Period per transaction (or series of related transactions);

(t) Sale Leaseback Transactions in an amount not to exceed the greater of $15,500,000 and 10% of Consolidated EBITDA for the most recently ended Test Period in the aggregate;

(u) surrender or waiver of contractual rights and settlements, releases or waivers of contractual or litigation claims in the ordinary course of business;

(v) any disposition, unwinding or termination of Hedging Agreements or transactions contemplated thereby; and

(w) Permitted Reorganizations and IPO Reorganization Transactions.

To the extent the Required Lenders or all of the Lenders, as applicable, waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Credit Party) shall be sold automatically free and clear of the Liens created by the Security Documents, and the Agents shall take all actions they reasonably deem appropriate in order to effect the foregoing.

Section 6.06 Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Group Member, except that the following shall be permitted (subject to the provisos in each of subclause (l) of Section 6.01 and subclause (q) of Section 6.03):

(a) Dividends by any Group Member (x) to the Borrower or any Subsidiary Guarantor, (y) to any Subsidiary that is not a Guarantor; provided that any such Dividend under this clause (y) is either (I) paid only in Equity Interests of such Group Member (other than Disqualified Capital Stock) or (II) if paid in cash, is paid to all shareholders on a pro rata basis, and (z) to Holdings paid only in Equity Interests in kind;

(b) so long as no Event of Default has occurred and is continuing or would immediately result therefrom, payments to Holdings (and/or (without duplication) any direct or indirect parent company of Holdings) to permit Holdings (or any such direct or indirect parent company of Holdings) to repurchase or redeem Qualified Capital Stock of Holdings (or any direct or indirect parent company of Holdings) held by current or former officers, directors or employees (or their transferees, spouses, ex-spouses, heirs, family members, estates or beneficiaries under their estates) of any Group Member (including, without limitation, upon their death, disability, retirement, severance or termination of employment or service or to make payments on Indebtedness issued to buy such Qualified Capital Stock, including, without limitation, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration (for the avoidance of doubt excluding cancellation of Indebtedness owed by such person) paid for all such redemptions and payments shall not exceed, in any fiscal year, the sum of (i) the greater of $11,500,000 and 7.5% of Consolidated EBITDA for the most recently ended Test Period; provided, that such amount may be increased by (x) up to $6,000,000 or, if greater, 3.75% of Consolidated EBITDA, solely to the extent the amount available under this clause (i) was not utilized in the immediately preceding fiscal year, or (y) by up to $6,00,000 or, if greater, 3.75% of Consolidated EBITDA solely to the extent that any such additional amount utilized pursuant to this clause (y) shall reduce the amount of Dividends permitted pursuant to this Section 6.06(b)(i) in the subsequent fiscal year on a dollar-for-dollar basis plus (ii) the net cash proceeds of any “key-man” life insurance policies of any Group Member that are used to repurchase or redeem Qualified Capital Stock of Holdings (or any direct or indirect parent company of Holdings) held by the Person covered by the applicable “key-man” life insurance policy or such Person’s spouse, ex-spouse, estate or beneficiaries under the estate of the Person covered by the applicable “key-man” life insurance policy or to make payments on Indebtedness issued to buy such Qualified Capital Stock upon such Person’s death or disability; provided, further, that during an Event of Default any payments described in this clause (b) may accrue and shall be permitted to be paid upon such Event of Default no longer existing so long as no other Event of Default is continuing at such time;

(c) the Borrower and any other Subsidiary of Holdings may make Dividends, directly or indirectly, to Holdings (and Holdings may pay to any direct or indirect parent company of Holdings) to permit Holdings (or any such direct or indirect parent company of Holdings) to pay for any taxable period for which Holdings, the Borrower or any Subsidiaries of Holdings are members of a consolidated, combined or similar income tax group for federal and/or applicable state or local income tax purposes or are entities treated as disregarded from any such members for U.S. federal income Tax purposes (a “Tax Group”) of which Holdings (or any direct or indirect parent company of Holdings) is the common parent, any consolidated, combined or similar income Taxes of such Tax Group that are due and payable by Holdings (or such direct or indirect parent company of Holdings) for such taxable period, but only to the extent attributable to the Borrower and/or such other Subsidiaries of Holdings, provided that (x) the amount of such Dividends for any taxable period shall not exceed the amount of such Taxes that the Borrower and/or the applicable Subsidiaries of Holdings would have paid had the Borrower and/or such Subsidiaries of Holdings, as applicable, been a stand-alone corporate taxpayer (or a stand-alone corporate Tax Group) for purposes of the relevant U.S. federal, state, local or non-U.S. income taxes, taking in to account (A) any net operating losses and other tax attributes of such stand-alone corporate taxpayer (or such stand-alone corporate Tax Group) that would have been available and (B) the deductibility of U.S. state and local taxes in computing U.S. federal income taxes, to the extent relevant and (y) Dividends in respect of an Unrestricted Subsidiary shall be permitted only to the extent that Dividends were made by such Unrestricted Subsidiary to the Borrower and/or the applicable Subsidiaries for such purpose;

(d) repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represent a portion of the exercise price thereof;

(e) distributions or payments of Receivables Fees and Securitization Fees;

(f) so long as (i) no Event of Default shall have occurred and be continuing at the time of the making of such Dividend or would immediately result therefrom and (ii) solely to the extent such Dividends are made in reliance on clause (b) of the definition of “Cumulative Amount”, on a Pro Forma Basis, the First Lien Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period is no greater than 4.50 to 1.00, the Group Members may make Dividends to Holdings and/or (without duplication) Holdings’ direct or indirect equity holders using the Cumulative Amount; provided that any Limited Condition Transaction remains subject to the terms of Section 1.06 hereof;

(g) Dividends made solely in Equity Interests of Holdings (other than Disqualified Capital Stock);

(h) Dividends to finance payments expressly permitted by Section 6.07(d), and payments for reasonable director fees and reasonable and documented director indemnities and expenses, may be paid as a Dividend;

(i) Dividends to the extent that payment for such Dividends is made solely with cash contributions from the issuance of Equity Interests (other than Disqualified Capital Stock) of Holdings, which are contributed as cash common equity to any Credit Party and Not Otherwise Applied;

(j) so long as no Event of Default shall have occurred and be continuing or would immediately result therefrom, additional Dividends may be made by any Group Member to Holdings and/or (without duplication) Holdings’ direct or indirect equity holders) in an aggregate amount not to exceed the greater of $55,000,000 and 35.0% of Consolidated EBITDA for the most recently ended Test Period, less the aggregate amount re-allocated to Section 6.03(y) by the Borrower pursuant to Section 6.03(y), reallocated to Section 6.09(a)(I) pursuant to Section 6.09(a)(I);

(k) distributions for (i) administrative, overhead and related expenses (including franchise and similar taxes required to maintain corporate existence and other legal, accounting and other overhead expenses) of Holdings or any direct or indirect parent of Holdings to the extent directly attributable to the operations or ownership of the Group Members, and (ii) Public Company Costs;

(l) so long as no Event of Default shall have occurred and be continuing or would immediately result therefrom, distributions to any of Holdings’ direct or indirect equity holders of any working capital adjustment or any other purchase price adjustment received in connection with any Permitted Acquisition or any other Investment permitted under Section 6.03; provided that, with respect to any Permitted Acquisition or other Investment, the amount of such distribution shall be limited to the Equity Funded Portion thereof;

(m) Dividends by any Group Member to any direct or indirect holder of any Equity Interests in the Borrower:

(i) to finance any Investment permitted to be made pursuant to Section 6.03; provided that (A) such Dividend shall be made substantially concurrently with the closing of such Investment and (B) Holdings or such other parent shall, immediately following the closing thereof, cause (1) all property so acquired (whether assets or Equity Interests) to be held by or contributed to the Borrower or a Restricted Subsidiary or (2) the merger (to the extent permitted in Section 6.04) of the Person formed or acquired into the Borrower or any other Restricted Subsidiary in order to consummate such Permitted Acquisition;

(ii) the proceeds of which shall be used to pay customary costs, fees and expenses (other than to Affiliates) related to any successful or unsuccessful equity or debt offering, debt incurrence, Investment (including, for the avoidance of doubt, any Permitted Acquisition) or other transaction, in each case, to the extent not prohibited by this Agreement; and

(iii) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company or partner of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and their Restricted Subsidiaries;

(n) Dividends to the extent required to pay AHYDO catch-up payments relating to a borrowing of any Credit Party;

(o) unlimited additional Dividends; provided that (i) at the time of making such Dividend, (A) if such Dividend is made in connection with a Limited Condition Transaction, no Event of Default under Section 8.01(a), (b), (g) or (h), or (B) in each other case, no Event of Default, shall have occurred and be continuing or would immediately result therefrom and (ii) on a Pro Forma Basis, the First Lien Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period shall be no greater than 4.50 to 1.00; provided that any Limited Condition Transaction remains subject to the terms of Section 1.06 hereof;

(p) [reserved];

(q) following the consummation of an IPO, so long as no Event of Default shall have occurred and be continuing on the date of declaration of any such Dividend or would result therefrom, the Borrower may (or may make Dividends to Holdings or any parent company of the Borrower to enable it to) make Dividends with respect to any Equity Interest in an amount of up to 7% per annum of the market capitalization of Holdings (or the applicable public filing entity) and its Subsidiaries;

(r) (i) Dividends constituting any part of (x) a Permitted Reorganization (and to pay any costs or expenses related thereto) and (y) an IPO Reorganization Transaction and (ii) Dividends to pay costs or expenses related to any IPO (or IPO Reorganization Transactions) whether or not such IPO (and any related IPO Reorganization Transactions) is consummated; and

(s) Dividends and distributions among Credit Parties in connection with transfer pricing or shared services agreements to the extent advances related thereto are permitted pursuant to Section 6.03(z).

Section 6.07 Transactions with Affiliates. Except as otherwise permitted hereunder, enter into, directly or indirectly, any transaction or series of related transactions with a fair market value in excess of the greater of $4,000,000 and 2.5% of Consolidated EBITDA for the most recently ended Test Period, whether or not in the ordinary course of business, with any Affiliate of any Group Member (other than among the Borrower and any Guarantor or any entity that becomes a Subsidiary Guarantor as a result of such transactions), other than on terms and conditions at least as favorable to such Group Member (or, in the case of a transaction between a Credit Party and a Subsidiary that is not a Credit Party, such Credit Party) as would reasonably be obtained by such Group Member at that time in a comparable arm’s-length transaction with a person other than an Affiliate (as reasonably determined by the Borrower), except that the following shall be permitted:

(a) (i) Dividends permitted by Section 6.06, (ii) Liens granted pursuant to Section 6.02, (iii) Investments permitted by Section 6.03 and Indebtedness resulting therefrom permitted under Section 6.01, (iv) transactions permitted by Section 6.04 or Section 6.10, (v) dispositions permitted under Section 6.05 and (z) payments of Indebtedness permitted under Section 6.09;

(b) director, officer and employee compensation (including bonuses) and other benefits (including, without limitation, retirement, health, incentive equity and other benefit plans) and expense reimbursement and indemnification arrangements and severance agreements;

(c) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(d) (i) the payment of all reasonable and documented fees as set forth in the Management Services Agreement (including, without limitation, any financial advisory, monitoring, management, consulting, oversight and similar fees (including fees in connection with refinancings or subsequent transactions and termination fees) and (ii) the payment of all reasonable and documented out-of-pocket, expenses and indemnification claims required to be paid under any agreement with the Equity Investors relating to the services provided to the Group Members by the Equity Investors (including reasonable and documented out-of-pocket, expenses and indemnification claims paid pursuant to the Management Services Agreement);

(e) [reserved];

(f) any transaction with an Affiliate where the only consideration paid by any Credit Party is Qualified Capital Stock of Holdings (or Equity Interests of a direct or indirect parent company of Holdings);

(g) agreements relating to Intellectual Property not interfering in any material respect with the ordinary conduct of business of or the value of such Intellectual Property to such Group Member or materially impairing the security interest granted under the Security Agreement therein held by the Collateral Agent;

(h) any other agreement, arrangement or transaction as in effect on the Closing Date and listed on Schedule 6.07, and any amendment or modification with respect to such agreement, arrangement or transaction, and the performance of obligations thereunder, so long as such amendment or modification is not materially adverse to the interests of the Lenders;

(i) the Transactions as contemplated by the Loan Documents, including the payment of any fees, costs or expenses related to such Transactions;

(j) transactions pursuant to provisions of the Loan Documents with the Equity Investors and Affiliated Debt Funds (in each case, in their respective capacities as Lenders);

(k) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the re-designation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such transactions were not entered into in contemplation of such re-designation;

(l) transactions constituting any part of a Permitted Reorganization and IPO Reorganization Transaction;

(m) transactions among Holdings and/or any of its Restricted Subsidiaries that are not otherwise prohibited hereunder; and

(n) transactions pursuant to transfer pricing or shared services agreements, advances with respect to which are permitted by Section 6.03(z).

Section 6.08 Financial Covenants. Except with the written consent of the Required Revolving Lenders and subject to the last paragraph of this Section 6.08,

(a) permit the First Lien Leverage Ratio as of the last day of and for any Test Period ended prior to the First Amendment Effective Date to be greater than 7.20 to 1.00; provided that this Section 6.08(a) shall only be in effect (for the avoidance of doubt, solely prior to the First Amendment Effective Date and) when the aggregate principal amount of outstanding Revolving Loans, Swing Line Loans, Reimbursement Obligations and (solely to the extent in excess of $7,500,000 in the aggregate) outstanding but undrawn Letters of Credit that have not been cash collateralized in accordance with the terms of this Agreement exceed 35% of the aggregate Revolving Commitments of all Lenders as of the last day of such Test Period, commencing with the first full fiscal quarter of Holdings commencing after the Closing Date (it being understood that calculation of compliance with this Section 6.08(a) shall be determined as of the last day of and for each applicable Test Period); and

(b) from and after the First Amendment Effective Date:

(i) permit the Consolidated Interest Coverage Ratio as of the last day of and for any Test Period ended after the First Amendment Effective Date to be less than 1.50 to 1.00; provided that this Section 6.08(b)(i) shall only be in effect when the aggregate principal amount of outstanding Revolving Loans, Swing Line Loans, Reimbursement Obligations and (solely to the extent in excess of $7,500,000 in the aggregate) outstanding but undrawn Letters of Credit that have not been cash collateralized in accordance with the terms of this Agreement exceed 35% of the aggregate Revolving Commitments of all Lenders as of the last day of such Test Period, commencing with the first fiscal quarter of Holdings ending after the First Amendment Effective Date (it being understood that calculation of compliance with this Section 6.08(b)(i) shall be determined as of the last day of and for each applicable Test Period); provided that:

(A)

In the event that the Credit Parties fail to comply with the Interest Coverage Covenant (an “Interest Coverage Covenant Default”) for any Fiscal Quarter (an “Interest Coverage Cure Quarter”), the then existing direct or indirect equity holders of Holdings shall have the right to make an equity investment, directly or indirectly, (which equity contribution shall not be Disqualified Capital Stock) in Holdings in cash, which Holdings shall contribute, directly or indirectly, to the Borrower in cash (which equity contribution shall not be Disqualified Capital Stock) on or after the first day of such Interest Coverage Cure Quarter and on or prior to the fifteenth Business Day after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, with respect to such Interest Coverage Cure Quarter or the fiscal year ending on the last day of such Interest Coverage Cure Quarter, as applicable (the “Interest Coverage Cure Expiration Date”), and such amounts, together with any Eligible Equity Issuances that have been included in clause (c) of the Cumulative Amount (to the extent Not Otherwise Applied), in each case, if so designated by Holdings, shall be included in the calculation of Consolidated EBITDA for purposes of determining compliance with the Interest Coverage Covenant as of the end of and for the Test Period ending on the last day of such Interest Coverage Cure Quarter and any Test Periods ending on the last day of any of the subsequent three fiscal quarters (any such equity contribution so included in the calculation of Consolidated EBITDA, an “Interest Coverage Equity Cure Contribution” and the amount of such Interest Coverage Equity Cure Contribution, the “Interest Coverage Cure Amount”); provided that such Interest Coverage Equity Cure Contribution is Not Otherwise Applied (other than, for the avoidance of doubt pursuant to this Section 6.08(b)(i)(A)); provided further that the provisions of Section 6.08(b)(ii)(A) and Section 8.03 shall not apply to any Interest Coverage Covenant Default. All Interest Coverage Equity Cure Contributions shall be (x) disregarded for all purposes of this Agreement other than inclusion in the calculation of Consolidated EBITDA for the purpose of determining compliance with the Interest Coverage Covenant as of the end of and for the Test Period ending on the last day of such Interest Covenant Cure Quarter and any Test Periods ending on the last day of any of the subsequent three fiscal quarters, including being disregarded for purposes of the determination of the Cumulative Amount and all components thereof and any baskets or other ratios with respect to the covenants contained in Article VI (other than this Section 6.08(b)(i)(A)) and (y) deemed used pursuant to clause (iv) of the definition of “Not Otherwise Applied” (assuming for all such purposes that the reference therein to “Section 8.03(a)” shall mean a reference to this Section 6.08(b)(i)(A)). Notwithstanding anything to the contrary contained in this Section 6.08(b)(i)(A), (A) upon receipt of the Interest Coverage Cure Amount by Holdings (and the subsequent contribution in cash to the Borrower (which equity contribution shall not be Disqualified Capital Stock in the Borrower)) in at least the amount necessary to cause the Borrower to be in compliance with the Interest Coverage Covenant as of the end of and for the Test Period ending on the last day of such Interest Coverage Cure Quarter, the Interest Coverage Covenant shall be deemed satisfied and complied with as of the end of and for such Test Period with the same effect as though there had been no failure to comply with the Interest Coverage Covenant, and any Default or Event of Default related to any failure to comply with the Interest Coverage Covenant shall be deemed not to have occurred for purposes of the Loan Documents, and (B) upon receipt by the Administrative Agent of a notice from the Borrower (an “Interest Coverage Notice of Intent to Cure”) and through the Interest Coverage Cure Expiration Date: (i) no Default or Event of Default shall be deemed to have occurred on the basis of any failure to comply with the Interest Coverage Covenant unless such failure is not cured by the making of an Interest Coverage Equity Cure Contribution on or prior to the Interest Coverage Cure Expiration Date, (ii) the Borrower shall not be permitted to borrow Revolving Loans or Swing Line Loans and Letters of Credit shall not be issued or renewed unless and until the Interest Coverage Equity Cure Contribution is made or all existing Events of Default are waived or cured, (iii) none of the Administrative Agent, the Collateral Agent or any Lender shall exercise any of the remedial rights otherwise available to it upon an Event of Default, including the right to accelerate the Loans, to terminate Commitments or to foreclose on the Collateral solely on the basis of an Event of Default having occurred as a result of a violation of the Interest Coverage Covenant, unless the Interest Coverage Equity Cure Contribution is not made on or before the Interest Coverage Cure Expiration Date and (iv) if the Interest Coverage Equity Cure Contribution is not made on or before the Interest Coverage Cure Expiration Date, such Event of Default or potential Event of Default shall spring into existence after such time and the Administrative Agent, the Collateral Agent and any Lender may take any actions or remedies pursuant to this Agreement and the other Loan Documents. No Interest Coverage Equity Cure Contribution shall be any greater than the minimum amount required for the Borrower to be in compliance with the Interest Coverage Covenant in the applicable Interest Coverage Cure Quarter. For the avoidance of doubt, any Interest Coverage Equity Cure Contribution and any Interest Coverage Equity Cure Amount shall for all purposes of this Agreement, be treated as an “Equity Cure Contribution” or “Equity Cure Amount”, as applicable. Furthermore, notwithstanding anything to the contrary in Section 8.03, on and after the First Amendment Effective Date, other than for purposes of Section 8.03, all references to the Financial Covenant in this Agreement shall include the Interest Coverage Covenant.

(B)

There shall be no more than five Interest Coverage Equity Cure Contributions made during the term of this Agreement and no more than two Interest Coverage Equity Cure Contributions made during any four consecutive fiscal quarters. No Interest Coverage Equity Cure Contribution shall be any greater than the minimum amount required for the Borrower to be in compliance with the Interest Coverage Covenant in the applicable Interest Coverage Cure Quarter including, without limitation, for purposes of calculating any amounts to be added back to Consolidated EBITDA pursuant to clause (o) of the definition thereof.

(ii) permit Liquidity as of the last day of any Test Period commencing with the Fiscal Quarter ending June 30, 2021, to be less than $25,000,000; provided that:

(A)

In the event that the Credit Parties fail to comply with the Liquidity Covenant (a “Liquidity Covenant Default”) for any Fiscal Quarter (a “Liquidity Cure Quarter”), the then existing direct or indirect equity holders of Holdings shall have the right to make an equity investment, directly or indirectly, (which equity contribution shall not be Disqualified Capital Stock) in Holdings in cash, which Holdings shall contribute, directly or indirectly, to the Borrower in cash (which equity contribution shall not be Disqualified Capital Stock) on or after the last day of such Liquidity Cure Quarter and on or prior to the day that is five (5) Business Days after the Liquidity Reporting Date with respect to such Liquidity Cure Quarter (the “Liquidity Cure Expiration Date”), and such amounts shall be included in the calculation of Unrestricted Cash for the purposes of determining compliance with the Liquidity Covenant (any such equity contribution so included in the calculation of Unrestricted Cash, a “Liquidity Equity Cure Contribution” and the amount of such Liquidity Equity Cure Contribution, the “Liquidity Cure Amount”); provided that such Liquidity Equity Cure Contribution is Not Otherwise Applied (other than, for the avoidance of doubt pursuant to this Section 6.08(b)(ii)(A)); provided further that the provisions of Section 6.08(b)(i)(A) and Section 8.03 shall not apply to any Liquidity Covenant Default. All Liquidity Equity Cure Contributions shall be (x) disregarded for all purposes of this Agreement other than inclusion in the calculation of Liquidity for the purpose of determining compliance with the Liquidity Covenant as of the end of the Liquidity Cure Quarter, including being disregarded for purposes of the determination of the Cumulative Amount and all components thereof and any baskets or other ratios with respect to the covenants contained in Article VI (other than this Section 6.08(b)(ii)(A)) and (y) deemed used pursuant to clause (iv) of the definition of “Not Otherwise Applied” (assuming for all such purposes that the reference therein to “Consolidated EBITDA” shall mean a reference to Liquidity and the reference therein to “Section 8.03(a)” shall mean a reference to this Section 6.08(b)(ii)(A)); provided that any cash so contributed may be counted as Unrestricted Cash for any purpose at any time that such cash otherwise qualified as Unrestricted Cash. Notwithstanding anything to the contrary contained in this Section 6.08(b)(ii)(A), (A) upon receipt of the Liquidity Cure Amount by Holdings (and the subsequent contribution in cash to the Borrower (which equity contribution shall not be Disqualified Capital Stock in the Borrower)) in at least the amount necessary to cause the Borrower to be in compliance with the Liquidity Covenant as of the end of the Liquidity Cure Quarter, the Liquidity Covenant shall be deemed satisfied and complied with as of the end of the Liquidity Cure Quarter with the same effect as though there had been no failure to comply with the Liquidity Covenant, and any Default or Event of Default related to any failure to comply with the Liquidity Covenant shall be deemed not to have occurred for purposes of the Loan Documents, and (B) upon receipt by the Administrative Agent of a notice from the Borrower (a “Liquidity Notice of Intent to Cure”) and through the Liquidity Cure Expiration Date: (i) no Default or Event of Default shall be deemed to have occurred on the basis of any failure to comply with the Liquidity Covenant unless such failure is not cured by the making of a Liquidity Equity Cure Contribution on or prior to the Liquidity Cure Expiration Date, (ii) the Borrower shall not be permitted to borrow Revolving Loans or Swing Line Loans and Letters of Credit shall not be issued or renewed unless and until the Liquidity Equity Cure Contribution is made or all existing Events of Default are waived or cured, (iii) none of the Administrative Agent, the Collateral Agent or any Lender shall exercise any of the remedial rights otherwise available to it upon an Event of Default, including the right to accelerate the Loans, to terminate Commitments or to foreclose on the Collateral solely on the basis of an Event of Default having occurred as a result of a violation of the Liquidity Covenant, unless the Liquidity Equity Cure Contribution is not made on or before the Liquidity Cure Expiration Date and (iv) if the Liquidity Equity Cure Contribution is not made on or before the Liquidity Cure Expiration Date, such Event of Default or potential Event of Default shall spring into existence after such time and the Administrative Agent, the Collateral Agent and any Lender may take any actions or remedies pursuant to this Agreement and the other Loan Documents. No Liquidity Equity Cure Contribution shall be any greater than the minimum amount required for the Borrower to be in compliance with the Liquidity Covenant in the applicable Liquidity Cure Quarter. For the avoidance of doubt, any Liquidity Equity Cure Contribution and any Liquidity Equity Cure Amount shall for all purposes of this Agreement, be treated as an “Equity Cure Contribution” or “Equity Cure Amount”, as applicable. Furthermore, notwithstanding anything to the contrary in Section 8.03, on and after the First Amendment Effective Date, other than for purposes of Section 8.03, all references to the Financial Covenant in this Agreement shall include the Liquidity Covenant.

(B) The Borrower covenants and agrees that, not later than the tenth (10th) Business Day after the last day of each Fiscal Quarter ending after the First Amendment Effective Date (each such date, a “Liquidity Reporting Date”) (or such longer timeframe agreed to by the Required Revolving Lenders), it shall furnish to the Administrative Agent (for distribution to the Revolving Lenders) a report setting forth the calculations evidencing compliance with the Liquidity Covenant as of the last day of such Fiscal Quarter, as certified on behalf of the Borrower by a Responsible Officer of the Borrower (a “Liquidity Report”);

(iii) notwithstanding the definition of “Maximum Incremental Facilities Amount” or “Fixed Incremental Amount”, incur any Incremental Facilities or Permitted Incremental Equivalent Debt, in each case, in reliance on clause (i)(A) of the definition of “Maximum Incremental Facilities Amount” in an aggregate principal amount exceeding the greater of (x) $100 million and (y) 75% of Consolidated EBITDA for the most recent Test Period;

(iv) notwithstanding the definition of “Maximum Incremental Facilities Amount” or “Incurrence Ratio” or Section 6.01(u), incur any (x) Incremental Facilities or Permitted Incremental Equivalent Debt that is, in each case, incurred in reliance upon clause (ii) of the definition of “Maximum Incremental Facilities Amount” and secured on a pari passu basis with the Secured Obligations or (y) Senior Secured Indebtedness under Section 6.01(u), unless on a Pro Forma Basis as of the Applicable Date of Determination and for the applicable Test Period, determined after giving effect to the incurrence of any such Incremental Facility, any such Permitted Incremental Equivalent Debt or any such Senior Secured Indebtedness and any Permitted Acquisition or other acquisition consummated in connection therewith, any Indebtedness repaid with the proceeds thereof and any Investment, disposition or debt incurrence in connection therewith and all other pro forma adjustments, the First Lien Leverage Ratio does not exceed 4.00:1.00;

(v) notwithstanding anything to the contrary herein, permit any Indebtedness that is incurred by any Subsidiary or joint venture that is not, in each case, a Credit Party (to the extent permitted to be incurred hereunder) to be guaranteed by a Credit Party or otherwise be recourse to a Credit Party or any of its assets or properties;

(vi) notwithstanding anything to the contrary herein, permit the calculation of Consolidated EBITDA to include the adjustments referred to in clause (f)(y) of the definition thereof unless (x) such “run rate” cost savings, operating expense reductions, other operating improvements and initiatives and synergies are projected by the Borrower to result from actions either taken or expected to be taken in connection with, and within 12 months following the transactions referred to therein and (y) such adjustments otherwise comply with the terms and conditions set forth in such clause (f)(y);

(vii) notwithstanding the proviso set forth in clause (ii) of Section 6.06(o), make any Dividends in reliance upon Section 6.06(o) unless (x) on a Pro Forma Basis, the First Lien Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period is no greater than 3.50 to 1.00 and (y) the making of such Dividends otherwise complies with the terms and conditions set forth in Section 6.06(o);

(viii) notwithstanding Section 6.09(a)(J), make any prepayments of indebtedness in reliance upon Section 6.09(a)(J) unless (x) on a Pro Forma Basis, the First Lien Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period is no greater than 3.50 to 1.00 and (y) the making of such prepayment otherwise complies with the terms and conditions set forth in Section 6.09(a)(J);

(ix) notwithstanding anything to the contrary herein, make any Investments in reliance upon Section 6.03(x), unless (x) such Investments are made in a Credit Party (including, for the avoidance of doubt, any entity that becomes a Credit Party in connection with such Investment) and (y) the making of such Investments otherwise complies with the terms and conditions set forth in Section 6.03(x); and

(x) notwithstanding anything to the contrary herein, consummate any of the following transactions unless, in each case, (x) on a Pro Forma Basis, the First Lien Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period, is no greater than 3.50 to 1.00 and (y) the consummation of such transaction otherwise complies with the terms and conditions set forth in the provision(s) with respect thereto:

(A) make any Dividends in reliance on Section 6.06(j) or otherwise reallocate availability thereunder to make Investments under Section 6.03(y) or prepayments of Indebtedness under Section 6.09(a)(I);

(B) make any prepayments of indebtedness in reliance on Section 6.09(a)(I) or otherwise reallocate availability thereunder to make Investments under Section 6.03(y);

(C) make (A) any Dividends under Section 6.06(f) or (B) any prepayments of indebtedness pursuant to Section 6.09(a)(A), in each case, in reliance on clause (b) of the definition of “Cumulative Amount”;

(D) make any Investments in any Restricted Subsidiary that is not a Subsidiary Guarantor in reliance on Section 6.03(f)(iii);

(E) make any Investments in, or designate any Subsidiary as, an Unrestricted Subsidiary, whether in reliance on Section 6.03(s) or otherwise; or

(F) make (x) any Dividends under Section 6.06(f) or (y) any prepayments of indebtedness pursuant to Section 6.09(a)(A), in each case, in reliance on clause (a) of the definition of “Cumulative Amount”.

The provisions of this Section 6.08 are for the benefit of the Revolving Lenders only.

Section 6.09 Prepayments of Certain Indebtedness; Modifications of Organizational Documents and Other Documents, etc.

(a) Directly or indirectly make any voluntary or optional payment or prepayment of, or repurchase, redemption or acquisition for value of, or any prepayment or redemption as a result of any Asset Sale, change of control or similar event of, any Indebtedness outstanding under documents evidencing any Indebtedness that is (1) secured on a junior lien basis to the Obligations, unsecured or subordinated and (2) in each case, in excess of $21,500,000 in aggregate outstanding principal amount (“Restricted Debt Payment”) except (A) to the extent not prohibited by this Agreement, any applicable Intercreditor Agreement or any subordination terms applicable to any such Subordinated Indebtedness (including pursuant to a Permitted Refinancing), with the Cumulative Amount, so long as (i) no Event of Default shall have occurred and be continuing at the time of the making of such Restricted Debt Payment or would immediately result therefrom and (ii) solely to the extent such payment, prepayment, repurchase, redemption or acquisition is made in reliance on clause (b) of the definition of “Cumulative Amount”, on a Pro Forma Basis, the First Lien Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period is no greater than 4.50 to 1.00, (B) in connection with any Permitted Refinancing thereof or to the extent made with the proceeds of Qualified Capital Stock of Holdings that are Not Otherwise Applied; provided that in the case of any refinancing of Permitted Junior Refinancing Debt or other Indebtedness subject to any applicable Intercreditor Agreement, such refinancing must be permitted by such Intercreditor Agreement or, if applicable, the other customary subordination documentation related to such Permitted Junior Refinancing Debt or such other Indebtedness, (C) [reserved], (D) prepaying, redeeming, purchasing, defeasing or otherwise satisfying prior to the scheduled maturity thereof (or setting apart any property for such purpose) (1) in the case of any Group Member that is not a Credit Party, any Indebtedness owing by such Group Member to any other Group Member, (2) otherwise, any Indebtedness owing to any Credit Party and (3) so long as no Event of Default is continuing or would immediately result therefrom, any mandatory prepayments of Indebtedness incurred under clauses (b) and (e) of Section 6.01 and any Permitted Refinancing thereof, (E) making regularly scheduled or otherwise required payments of interest and mandatory prepayments in respect of such Indebtedness and payments of fees, expenses and indemnification obligations thereunder (to the extent not restricted by any applicable intercreditor or subordination terms), (F) to the extent that such payment is made solely with cash contributions from the issuance of Equity Interests (other than Disqualified Capital Stock) of Holdings, which are contributed as cash common equity to any Credit Party and Not Otherwise Applied, (G) converting (or exchanging) any Indebtedness to (or for) Qualified Capital Stock of Holdings, (H) if applicable, any AHYDO catch-up payments with respect thereto, (I) making prepayments, redemptions, purchases, defeasance or other satisfaction of Indebtedness in an amount not to exceed the greater of $55,000,000 and 35% of Consolidated EBITDA for the most recently ended Test Period less the aggregate amount re-allocated to Section 6.03(y) by the Borrower pursuant to Section 6.03(y), plus any unused amounts under Section 6.06(j), (J) so long as no Default or Event of Default has occurred and is then continuing and the First Lien Leverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination and for the most recently ended Test Period is no greater than 4.50 to 1.00, making prepayments, redemptions, purchases, defeasance or other satisfaction of such Indebtedness; provided that any Limited Condition Transaction remains subject to the terms of Section 1.06 hereof, (K) mandatory prepayments of any Incremental Facility and/or Permitted Incremental Equivalent Debt and/or Junior Secured Indebtedness that, in each case, is secured on a junior basis to the Secured Obligations (or any Permitted Refinancing thereof) with Declined Proceeds or as otherwise permitted by Section 2.10(h) to the extent not prohibited by any applicable Intercreditor Agreement, (L) in connection with the refinancing of any Indebtedness acquired in connection with a Permitted Acquisition or similar Investment to the extent such Indebtedness was not incurred in contemplation of such Permitted Acquisition or similar Investment), (M) any payments of intercompany obligations permitted under the Intercompany Subordination Agreement or the other subordination terms approved by the Administrative Agent pursuant to Section 6.01(m) hereunder and (N) on the Effective Date, the Second Lien Refinancing;

(b) amend, modify or change in any manner material and adverse to the interests of the Lenders any term or condition of documents evidencing Indebtedness that is secured on a junior lien basis to the Obligations, Indebtedness that is unsecured or Subordinated Indebtedness (in, each case, other than any amendment, modification or change that is expressly provided for in an Intercreditor Agreement or Subordinated Debt Documents) without the consent of the Required Lenders (not to be unreasonably withheld or delayed); and

(c) to the extent that its shares are secured in favor of the Secured Parties pursuant to any Security Agreement, terminate, amend, modify or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), other than any such amendments, modifications or changes or such new agreements which are not materially adverse to the interests of the Lenders.

Section 6.10 Holding Company Status. With respect to Holdings, engage in any business or activity, hold any assets or incur any Indebtedness or other liabilities, other than (i) its ownership of Equity Interests in its Subsidiaries, intercompany notes permitted hereunder, cash and Cash Equivalents, notes of officers, directors and employees permitted hereunder, and all other activities incidental to its ownership of Equity Interests in its Subsidiaries or related to the management of its investment in its Subsidiaries, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as a member of the consolidated group of companies including the Credit Parties, (iv) executing, delivering and performing rights and obligations under the Loan Documents (including any documents governing the terms of, or entered into in connection with, any Incremental Facility or Permitted Incremental Equivalent Debt or, in each case, any Credit Agreement Refinancing Indebtedness in respect thereof or Permitted Debt Exchange Notes issued in exchange therefor), the other Loan Documents, any documents and agreements relating to any Permitted Acquisition or Investment permitted hereunder to which it is a party, or the documents governing any other Indebtedness permitted hereunder and not described above that is guaranteed by (and permitted to be guaranteed by) Holdings, (v) performance of rights and obligations under any management services agreement (including the Management Services Agreement) to which it is a party, (vi) making any Dividend permitted by Section 6.06, (vii) purchasing or acquiring Qualified Capital Stock in any Subsidiary, (viii) making capital contributions to its first-tier Subsidiaries, (ix) taking actions in furtherance of and consummating an IPO, and fulfilling all initial and ongoing obligations related thereto, (x) executing, delivering and performing rights and obligations under any employment agreements and any documents related thereto, (xi) purchasing Obligations (including obligations under any Incremental Facility or any Permitted Incremental Equivalent Debt or, in each case, any Credit Agreement Refinancing Indebtedness in respect thereof or Permitted Debt Exchange Notes issued in exchange therefor) or any Indebtedness incurred pursuant to Section 6.01(u) in accordance with this Agreement or the documents governing any Incremental Facility, Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Permitted Debt Exchange Notes or other Indebtedness, (xii) the buyback and sales of equity from or to officers, directors and managers of Holdings and its Subsidiaries and other persons in accordance with Section 6.06(b), (xiii) the making of loans to officers, directors (or other Persons in comparable positions), and employees and others in exchange for Equity Interests of any Credit Party or its Subsidiaries purchased by such officers, directors (or other Persons in comparable positions), employees or others pursuant to Section 6.03(e) and the acceptance of notes related thereto, (xiv) transactions expressly described herein as involving Holdings and permitted under this Agreement, (xv) the incurrence of unsecured Indebtedness that requires the payment of interest in cash solely to the extent that the Borrower and its Restricted Subsidiaries are permitted by the terms of this Agreement to make Dividends to Holdings for such purpose, (xvi) Permitted Reorganizations or any IPO Reorganization Transaction, (xvii) with respect to intercompany loans otherwise permitted hereunder, (xviii) providing guarantees with respect to the performance of rights and obligations under contracts and agreements of its Subsidiaries and taking actions in furtherance thereof, and (xix) activities incidental to the businesses or activities described in clauses (i) through (xviii) above.

Section 6.11 No Further Negative Pledge; Subsidiary Distributions. Enter into any agreement, instrument, deed or lease which (a) prohibits or limits the ability of any Credit Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation or (b) prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary that is not a Credit Party from paying dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Restricted Subsidiary or to Guarantee Indebtedness of any Restricted Subsidiary, in each case, except the following: (i) this Agreement and the other Loan Documents, and any documents governing any Incremental Facility or any Permitted Incremental Equivalent Debt or, in each case, any Credit Agreement Refinancing Indebtedness in respect thereof or Permitted Debt Exchange Notes issued in exchange therefor or any Indebtedness incurred pursuant to Section 6.01(u); provided that such Incremental Facilities, Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Permitted Debt Exchange Notes and other Indebtedness are no more materially restrictive with respect to such prohibitions, restrictions and conditions than the applicable terms of this Agreement;

(ii) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (iii) [reserved]; (iv) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Credit Party to secure the Secured Obligations; (v) customary covenants and restrictions in any indenture, agreement, document, instrument or other arrangement relating to non-material assets or business of any Subsidiary existing prior to the consummation of a Permitted Acquisition in which such Subsidiary was acquired (and not created in contemplation of such Permitted Acquisition); (vi) customary restrictions on cash or other deposits; (vii) net worth provisions in leases and other agreements entered into by a Group Member in the ordinary course of business and/or in the documents entered into in connection with any Qualified Securitization Financing or Receivables Facility; (viii) contractual encumbrances or restrictions existing on the Closing Date and identified on Schedule 6.11; and (ix) any prohibition or limitation that (I) exists pursuant to applicable Requirements of Law, (II) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.05, stock sale agreement, joint venture agreement, sale/leaseback agreement, purchase agreements, or acquisition agreements (including by way of merger, acquisition or consolidation) entered into by a Credit Party or any Subsidiary solely to the extent pending the consummation of such transaction, which covenant or restriction is limited to the assets that are the subject of such agreements, (III) restricts subletting or assignment of leasehold interests contained in any Lease governing a leasehold interest of a Credit Party or a Subsidiary, or (IV) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in immediately preceding clauses (i) through (ix) of this Section 6.11; provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

Section 6.12 Nature of Business. The Borrower and its Restricted Subsidiaries will not engage in any material line of business other than lines of business substantially similar to the lines of business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business reasonably related, similar, corollary, complementary, incidental or ancillary thereto.

Section 6.13 Fiscal Year. Change its fiscal year end date to a date other than December 31, other than with prior written notice to the Administrative Agent.

ARTICLE VII

GUARANTEE

Section 7.01 The Guarantee. Each Guarantor and the Borrower hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and its successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, or acceleration or otherwise) of the principal of and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Credit Party under any Loan Document or any Secured Cash Management Agreement or Secured Hedging Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). Each Guarantor and the Borrower hereby jointly and severally agree that if, in the case of such Guarantor, the Borrower or any other Guarantor, and in the case of the Borrower, any Guarantor, shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors and the Borrower in its capacity as a Guarantor under this Article VII will, promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Notwithstanding any provision hereof or in any other Loan Document to the contrary, no Obligation in respect of any Secured Hedging Agreement shall be payable by or from the assets of any Credit Party if such Credit Party, is not, at the later of (i) the time such Secured Hedging Agreement is entered into and (ii) the date such person becomes a Credit Party, an “eligible contract participant” as such term is defined in Section 1(a)(18) of the Commodity Exchange Act, as amended, and no Credit Party shall be deemed to have entered into or guaranteed any Hedging Agreement at any time that such Credit Party is not an eligible contract participant. The guarantee made by the Borrower hereunder relates solely to the Secured Obligations from time to time owing to the Secured Parties by any Credit Party other than the Borrower under any Secured Cash Management Agreement or Secured Hedging Agreement.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.01 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.01, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.01 shall remain in full force and effect until the termination of this Guarantee in accordance with Section 7.09 hereof. Each Qualified ECP Guarantor intends that this Section 7.01 constitute, and this Section 7.01 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 7.02 Obligations Unconditional. The obligations of the Guarantors and the Borrower under Section 7.01 shall constitute a guaranty of payment of Guaranteed Obligations and, to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, and joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower or the applicable Guarantor under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full (other than contingent indemnity obligations, unasserted expense reimbursement obligations, obligations and liabilities under Secured Cash Management Agreements and Secured Hedging Agreements with respect to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made, and Letters of Credit that have been cash collateralized in accordance with the terms of this Agreement, backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank)). Without limiting the generality of the foregoing and subject to applicable law, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to the Borrower or the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted (except in each case for payment in full of the Guaranteed Obligations (other than contingent indemnity obligations, unasserted expense reimbursement obligations, obligations and liabilities under Secured Cash Management Agreements and Secured Hedging Agreements with respect to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made, and Letters of Credit that have been cash collateralized in accordance with the terms of this Agreement, backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank);

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, the Issuing Bank or any Lender, Agent or other Secured Party as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e) the release of any other Guarantor pursuant to Section 9.10.

The Guarantors and the Borrower hereby expressly waive, to the extent permitted by law, diligence, presentment, demand of payment, protest and all notices whatsoever (except as specifically provided for herein or in any other Loan Document), and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors and the Borrower waive, to the extent permitted by law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment of the Guaranteed Obligations without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors and the Borrower hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the Borrower and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and permitted assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03 Reinstatement. The obligations of the Guarantors and the Borrower under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any other Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, in each case, including as a result of any proceedings in bankruptcy or reorganization or pursuant to a Debtor Relief Law.

Section 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that, until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnification obligations, unasserted expense reimbursement obligations, obligations and liabilities under Secured Cash Management Agreements and Secured Hedging Agreements with respect to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made, and Letters of Credit that have been cash collateralized in accordance with the terms of this Agreement, backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank) and the expiration or termination of the Commitments of the Lenders under this Agreement, it shall subordinate and not exercise any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Credit Party permitted pursuant to Section 6.01(m) shall be subordinated to such Credit Party’s Guaranteed Obligations; provided that upon the payment and satisfaction in full of all Guaranteed Obligations (other than contingent indemnification obligations, unasserted expense reimbursement obligations, obligations and liabilities under Secured Cash Management Agreements and Secured Hedging Agreements with respect to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made, and Letters of Credit that have been cash collateralized in accordance with the terms of this Agreement, backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank), the expiration or termination of the Commitments of the Lenders under this Agreement and the cancellation or expiration of all Letters of Credit (except to the extent cash collateralized in accordance with the terms of this Agreement, backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank), without any further action by any person, the Guarantors shall be automatically subrogated to the rights of the Administrative Agent and the Lenders, and may exercise their rights of contribution pursuant to Section 7.10, in each case to the extent of any payment hereunder.

Section 7.05 Remedies. Subject to the terms of any applicable Intercreditor Agreement, the Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion or action under New York CPLR Section 3213.

Section 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Credit Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests of any Subsidiary Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is the Borrower or a Guarantor, such Transferred Guarantor shall, effective immediately upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall (at the expense of the Borrower) take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement.

Section 7.10 Right of Contribution. Each Guarantor hereby agrees that to the extent that such Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment, in an amount not to exceed the highest amount that would be valid and enforceable and not subordinated to the claims of other creditors as determined in any action or proceeding involving any state corporate, limited partnership or limited liability law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally. Each such Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Issuing Bank, and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Issuing Bank, and the Lenders for the full amount guaranteed by such Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default. For so long as this Agreement remains outstanding, upon the occurrence and during the continuance of the following events (“Events of Default”):

(a) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof (including a Term Loan Repayment Date) or at a date fixed for mandatory prepayment thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in clause (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Group Member in any Loan Document, Borrowing Request or LC Request or any representation, warranty, statement or information contained in any certificate furnished by or on behalf of any Group Member pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made or deemed made, and such false or misleading representation, warranty, statement or information, to the extent capable of being cured, shall continue to be false, misleading or otherwise unremedied, or shall not be waived, for a period of 30 days after receipt of written notice thereof from the Administrative Agent to the Borrower;

(d) default shall be made in the due observance or performance by any Group Member of any covenant, condition or agreement contained in Sections 5.02(a) or 5.03(a) (only with respect to legal existence in the Borrower’s state of organization), or in Article VI; provided that the failure of Holdings and its Subsidiaries to observe or perform their obligations under Section 6.08 shall not constitute an Event of Default for purposes of any Term Loan unless and until (i) if the Borrower then has the right to receive an Equity Cure Contribution, the date occurs that is fifteen Business Days after the day on which financial statements are required to be delivered for the applicable fiscal quarter pursuant to Section 5.01(a) or (b), as applicable, and (ii) the Required Revolving Lenders have terminated the Commitments and declared the Revolving Loans due and payable (which such Event of Default for purposes of any Term Loans shall terminate automatically and immediately upon the Required Revolving Lenders rescinding such acceleration and/or waiving such Event of Default with respect to the Revolving Loans); provided that if the Lenders with any Incremental Revolving Loan Commitments shall have agreed not to have the benefit of the Financial Covenant, such Incremental Revolving Loan Commitments shall be treated for purposes of this clause (d) in the same manner as Incremental Term Loan Commitments and not as Incremental Revolving Loan Commitments would otherwise be treated for purposes of this clause (d); provided, further, that, for the avoidance of doubt, an Event of Default under this Section 8.01(d) resulting from a breach of Section 6.08 shall be subject to cure pursuant to Section 8.03;

(e) default shall be made in the due observance or performance by any Group Member of any covenant, condition or agreement contained in any Loan Document other than those specified in clauses (a), (b) or (d) immediately above and such default shall continue unremedied or shall not be waived for a period of 30 days after receipt of written notice thereof from the Administrative Agent to the Borrower;

(f) any Credit Party shall fail to (i) pay any principal or interest due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness, if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause (with or without the giving of notice, but taking into account any applicable grace periods or waivers), such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement and such Indebtedness is repaid in accordance with its terms); provided, further, that no Event of Default shall occur pursuant to this clause (f) unless the aggregate principal amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $21,500,000 at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Credit Parties if such Hedging Obligations were terminated at such time; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness);

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Group Member (other than any Immaterial Subsidiary), or of all or substantially all of the property of any Group Member (other than any Immaterial Subsidiary), under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Group Member (other than any Immaterial Subsidiary) or for all or substantially of the property of any Group Member (other than any Immaterial Subsidiary); or (iii) the winding-up or liquidation of any Group Member (other than any Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Group Member (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding, or file any petition, seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Group Member (other than any Immaterial Subsidiary) or for a substantial part of the property of any Group Member (other than any Immaterial Subsidiary); (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability, or fail generally to, pay its debts as they become due; or (vii) take any corporate (or equivalent) action for the purpose of effecting any of the foregoing;

(i) there is entered against any Credit Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount in excess of $21,500,000 (to the extent not covered by independent third-party insurance or a third-party indemnification agreement) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days;

(j) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.04 or Section 6.05) or solely as a result of acts or omissions by the Administrative Agent or any Lender, or the satisfaction in full in cash of all of the Obligations (other than (i) contingent indemnification obligations and unasserted expense reimbursement obligations, (ii) obligations and liabilities under Secured Cash Management Agreements and Secured Hedging Agreements with respect to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made and (iii) Letters of Credit that have been cash collateralized in accordance with the terms of this Agreement, backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank and termination of the Commitments), ceases to be in full force and effect or, in the case of any Security Document, ceases to create a valid and perfected first priority lien (subject to Permitted Liens) on the Collateral covered thereby; or any material Guarantee for any reason other than as expressly permitted hereunder (including as a result of a transaction permitted under Section 6.04 or Section 6.05) or solely as a result of acts or omissions by the Administrative Agent or any Lender, or the satisfaction in full of all of the Guaranteed Obligations (other than contingent indemnification obligations, unasserted expense reimbursement obligations, obligations and liabilities under Secured Cash Management Agreements and Secured Hedging Agreements with respect to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made, and Letters of Credit that have been cash collateralized in accordance with the terms of this Agreement, backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank and termination of the Commitments), ceases to be in full force and effect; or any Credit Party contests in writing the validity or enforceability of any material provision of any Loan Document or any material Guarantee; or any Credit Party contests in writing the validity or enforceability of any material provision of an Intercreditor Agreement or subordination agreement; or any Credit Party denies in writing that it has any or further liability or obligation under any material provision of any Loan Document or any material Guarantee (in each case, other than as a result of repayment in full in cash of the Obligations (other than contingent indemnification obligations, unasserted expense reimbursement obligations, obligations and liabilities under Secured Cash Management Agreements and Secured Hedging Agreements with respect to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made, and Letters of Credit that have been cash collateralized in accordance with the terms of this Agreement, backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank) and termination of the Commitments), or purports in writing to revoke or rescind any material portion of any Loan Document, the grant or assignment of any material security interest or any material Guarantee;

(k) there shall have occurred an ERISA Event that, when taken either alone or together with all such other ERISA Events, could reasonably be expected to have a Material Adverse Effect; or

(l) there shall have occurred a Change of Control.

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, with the prior consent of (x) in the case of an Event of Default subject to the first proviso to Section 8.01(d), the Required Revolving Lenders (subject to the second proviso to Section 8.01(d)) or (y) with respect to any other Event of Default, the Required Lenders, and at the request of (A) in the case of an Event of Default subject to the first proviso to Section 8.01(d), the Required Revolving Lenders (subject to the second proviso to Section 8.01(d)) or (B) in the case of any other Event of Default, the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times, subject to the terms of any applicable Intercreditor Agreement or subordination agreement: (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to the events described in clause (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, any Default or Event of Default under this Agreement or similarly defined term under any other Loan Document, other than any Event of Default which cannot be waived without the written consent of each Lender directly and adversely affected thereby, shall be deemed not to “exist” or be “continuing” (or other similar expression with respect thereto) if the events, acts or conditions that gave rise to such Default or Event of Default have been remedied or cured (including by payment, notice, taking of any action or omitting to take any action) or have ceased to exist or if such Default or Event of Default shall have been waived.

Section 8.02 Application of Proceeds. Subject to the terms of any applicable Intercreditor Agreement, the proceeds received by the Administrative Agent or the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral or the Guarantees pursuant to the exercise by the Administrative Agent or the Collateral Agent, as the case may be, in accordance with the terms of the Loan Documents, of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Administrative Agent or the Collateral Agent, as the case may be, as follows:

(a) first, to the payment of all reasonable and documented costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent, the Collateral Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent or the Collateral Agent in connection therewith and all amounts for which the Administrative Agent or the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing and unpaid until paid in full;

(b) second, to the payment of all other reasonable and documented costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing and unpaid until paid in full;

(c) third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal any premium thereon, Reimbursement Obligations and obligations to cash collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Cash Management Agreements and Hedging Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) fourth, to the payment in full in cash, pro rata, of the principal amount of the Obligations and any premium thereon (including Reimbursement Obligations and obligations to cash collateralize Letters of Credit) and any breakage, termination or other payments under Cash Management Agreements and Hedging Agreements constituting Secured Obligations and any interest accrued thereon; and

(e) fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in the preceding sentences of this Section 8.02, the Credit Parties shall remain liable, jointly and severally, for any deficiency. For the avoidance of doubt, notwithstanding any other provision of any Loan Document, no amount received directly or indirectly from any Credit Party that is not a Qualified ECP Guarantor shall be applied directly or indirectly by the Administrative Agent or otherwise to the payment of any Excluded Swap Obligations, and Obligations arising under Secured Cash Management Agreements and Secured Hedging Agreements shall be excluded from the application described above in clauses (a) through (e) of the first sentence of this Section 8.02 if the Administrative Agent has not received written notice thereof, together with such supporting documentation from the applicable Cash Management Bank or Hedge Bank, as the case may be, as may be reasonably necessary to determine the amount of the Obligations owed thereunder. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto and be deemed to be (and agrees to be) subject to the provisions in Sections 10.09, 10.10 and 10.12 as a party hereto.

Section 8.03 Equity Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, but subject to Section 8.03(b), solely for the purpose of determining whether an Event of Default has occurred under the financial covenant set forth in Section 6.08 (the “Financial Covenant”) as of the end of and for any Test Period ending on the last day of any fiscal quarter (such fiscal quarter, a “Cure Quarter”), the then existing direct or indirect equity holders of Holdings shall have the right to make an equity investment or shareholder loan (to the extent such shareholder loan is subject to the terms and provisions of the Subordination Agreement in all respects), directly or indirectly, (which equity contribution shall not be Disqualified Capital Stock) in Holdings in cash, which Holdings shall contribute, directly or indirectly, to the Borrower in cash (which equity contribution shall not be Disqualified Capital Stock) on or after the first day of such Cure Quarter and on or prior to the fifteenth Business Day after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, with respect to such Cure Quarter or the fiscal year ending on the last day of such Cure Quarter, as applicable (the “Cure Expiration Date”), and such cash will, together with any Eligible Equity Issuances which have been included in clause (c) of the Cumulative Amount (to the extent Not Otherwise Applied), in each case, if so designated by Holdings, be included in the calculation of Consolidated EBITDA for purposes of determining compliance with the Financial Covenant as of the end of and for the Test Period ending on the last day of such Cure Quarter and any Test Periods ending on the last day of any of the subsequent three fiscal quarters (any such equity contribution so included in the calculation of Consolidated EBITDA, an “Equity Cure Contribution,” and the amount of such Equity Cure Contribution, the “Cure Amount”); provided that such Equity Cure Contribution is Not Otherwise Applied (other than, for the avoidance of doubt pursuant to this Section 8.03(a)). All Equity Cure Contributions shall be disregarded for all purposes of this Agreement other than inclusion in the calculation of Consolidated EBITDA for the purpose of determining compliance with the Financial Covenant as of the end of and for the Test Period ending on the last day of such Cure Quarter and any Test Periods ending on the last day of any of the subsequent three fiscal quarters, including being disregarded for purposes of the determination of the Cumulative Amount and all components thereof and any baskets or other ratios with respect to the covenants contained in Article VI (other than Section 6.08). There shall be no pro forma reduction in Consolidated Total Funded Indebtedness (by netting or otherwise) with the proceeds of any Equity Cure Contribution for determining compliance with the Financial Covenant under Section 6.08 as of and for the Test Period ending on the last day of the Cure Quarter; provided that such Equity Cure Contribution shall reduce Consolidated Total Funded Indebtedness in future fiscal quarters to the extent used to prepay any applicable Indebtedness. Notwithstanding anything to the contrary contained in Section 8.01, (A) upon receipt of the Cure Amount by Holdings (and the subsequent contribution in cash to the Borrower (which equity contribution shall not be Disqualified Capital Stock in the Borrower)) in at least the amount necessary to cause the Borrower to be in compliance with the Financial Covenant as of the end of and for the Test Period ending on the last day of such Cure Quarter, the Financial Covenant under Section 6.08 shall be deemed satisfied and complied with as of the end of and for such Test Period with the same effect as though there had been no failure to comply with the Financial Covenant under Section 6.08, and any Default or Event of Default related to any failure to comply with the Financial Covenant shall be deemed not to have occurred for purposes of the Loan Documents, and (B) upon receipt by the Administrative Agent of a notice from the Borrower (“Notice of Intent to Cure”) and through the Cure Expiration Date: (i) no Default or Event of Default shall be deemed to have occurred on the basis of any failure to comply with the Financial Covenant unless such failure is not cured by the making of an Equity Cure Contribution on or prior to the Cure Expiration Date, (ii) the Borrower shall not be permitted to borrow Revolving Loans or Swing Line Loans and Letters of Credit shall not be issued or renewed unless and until the Equity Cure Contribution is made or all existing Events of Default are waived or cured, (iii) none of the Administrative Agent, the Collateral Agent or any Lender shall exercise any of the remedial rights otherwise available to it upon an Event of

Default, including the right to accelerate the Loans, to terminate Commitments or to foreclose on the Collateral solely on the basis of an Event of Default having occurred as a result of a violation of Section 6.08, unless the Equity Cure Contribution is not made on or before the Cure Expiration Date and (iv) if the Equity Cure Contribution is not made on or before the Cure Expiration Date, such Event of Default or potential Event of Default shall spring into existence after such time and the Administrative Agent, the Collateral Agent and any Lender may take any actions or remedies pursuant to this Agreement and the other Loan Documents.

(b) There shall be no more than five Equity Cure Contributions made during the term of this Agreement and no more than two Equity Cure Contributions made during any four consecutive fiscal quarters. No Equity Cure Contribution shall be any greater than the minimum amount required for the Borrower to be in compliance with the Financial Covenant in the applicable Cure Quarter including, without limitation, for purposes of calculating any amounts to be added back to Consolidated EBITDA pursuant to clause (o) of the definition thereof.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 9.01 Appointment and Authority.

(a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints GS to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and irrevocably authorizes the Administrative Agent (including through its agents or employees) to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions (except for the provisions in Sections 9.01, 9.06 and 9.10). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including (for all purposes of this paragraph) in its capacities as a potential or actual counterparty to Hedging Agreements and a potential Cash Management Bank) and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto and such Lender and the Issuing Bank acknowledge and agree that the Administrative Agent may also act, subject to and in accordance with the terms of any applicable Intercreditor Agreement as the collateral agent for the lenders and other secured parties under any documents evidencing Indebtedness permitted hereunder secured on a junior basis to the Secured Obligations. In this connection, the Administrative Agent, as “collateral agent”, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.03) (in the case of co-agents, sub-agents and attorneys-in-fact, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Any entity holding Collateral for and on behalf of the Administrative Agent in its role as collateral agent shall be deemed to be appointed as a sub-agent of the Administrative Agent in accordance with the provisions of Section 9.05.

Section 9.02 Rights as a Lender. At any time that such Person is also a Lender hereunder, the Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties);

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default (and identifying it as such) is given in writing to the Administrative Agent by the Borrower, a Lender or an Issuing Bank.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral or that the Liens granted to the Collateral Agent pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more co-agents, sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory and indemnification provisions of this Article IX and Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

Section 9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower and such notice shall also be effective in respect of its role as Collateral Agent unless the Administrative Agent otherwise agrees in writing; provided, that any such notice provided by the Administrative Agent shall provide for at least ten days prior notice to such persons of such resignation unless the Borrower expressly consents to a shorter notice period in its sole discretion. If the Lender acting as Administrative Agent is, or the Administrative Agent is an Affiliate of a Lender that is, replaced pursuant to Section 2.16(b), then such Lender or such Administrative Agent, as applicable, shall be deemed to have submitted its notice of resignation as Administrative Agent concurrent with such replacement (and, for the avoidance of doubt, the Borrower shall be deemed to have waived the notice period required pursuant to this Section 9.06). Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (absent an Event of Default under Section 8.01(a), (b), (g) (with respect to the Borrower only), or (h) (with respect to the Borrower only)) (such consent not to be unreasonably withheld or delayed), to appoint a successor that is not a Disqualified Institution, which shall be a commercial bank or trust company with an office in the United States, or an Affiliate of any such commercial bank or trust company with an office in the United States having capital and surplus aggregating in excess of $1,000,000,000, with any prohibited appointment to be absolutely void ab initio. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above (including the Borrower’s consent and that such successor not be a Disqualified Institution), with any prohibited appointment to be absolutely void ab initio. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date, (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security granted to or held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time, if any, as the Required Lenders or the resigning Administrative Agent appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 2.15 and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(c) Any resignation by GS as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and Swing Line Lender. If any Issuing Bank resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Obligations with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Reimbursement Obligations pursuant to Section 2.18(e). If GS resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.17. Upon the appointment by the Borrower of a successor Issuing Bank or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and/or Swing Line Lender, as applicable, (b) the retiring Issuing Bank and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the Issuing Bank that issued such outstanding Letters of Credit to effectively assume the obligations of the Issuing Bank that issued such outstanding Letters of Credit with respect to such Letters of Credit.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Credit Parties and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and the Issuing Bank expressly acknowledge that the Administrative Agent and its Affiliates have not made any representation or warranty to it. Except for documents expressly required by the Loan Documents to be transmitted by the Administrative Agent to the Lenders or the Issuing Bank, the Administrative Agent shall have no duty or responsibility (either express or implied) to provide any Lender or the Issuing Bank with any credit or other information concerning any Credit Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of a Credit Party, that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers or the Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the Issuing Bank hereunder.

Section 9.09 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be reasonably necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.05 and 10.03 or otherwise) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 10.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Requirements of Law in any other jurisdictions to which a Credit Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Requirements of Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (xi) of the first proviso to Section 10.02(b) of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata, and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.10 Collateral and Guarantee Matters. Each of the Lenders (including in its capacities as an actual or potential secured counterparty to a Hedging Agreement or as a Cash Management Bank) and the Issuing Bank irrevocably authorize the Administrative Agent and Collateral Agent, at their option and in their discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document (i) upon termination of the Commitments of the Lenders under this Agreement and payment in full of all Secured Obligations (other than (A) contingent indemnification obligations and unasserted expense reimbursement obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedging Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been cash collateralized in accordance with the terms of this Agreement, backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank), (ii) that is sold or otherwise disposed of (other than to a Credit Party) or (A) to be sold or otherwise disposed of as part of or (B) in connection with any conveyance, sale, transfer or other disposition permitted hereunder or under any other Loan Document or so that a Lien may be granted (or continue to subsist) over such property as permitted by (and subject to any conditions in) Section 6.02(c), (d), (f), (i), (k), (l), (m), (s), (t), (u), (w), (x), (z), (bb), (cc) and (dd), (iii) in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary or (iv) subject to Section 10.02, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document to the holder of any Lien on such property that is expressly permitted to be senior to the Liens securing the Secured Obligations pursuant to Section 6.02;

(c) to release any Guarantor from its obligations under its Guarantee if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents; and

(d) to enter into any Intercreditor Agreement or any other intercreditor or subordination agreement it deems reasonable (or, in each case, any amendment or modification thereto or restatement thereof) in connection with any refinancing facilities or notes (including, without limitation, Permitted Pari Passu Refinancing Debt, Permitted Junior Refinancing Debt and Permitted Unsecured Refinancing Debt), Incremental Facilities, Permitted Incremental Equivalent Debt or other obligations not prohibited hereunder and that if any such Intercreditor Agreement or other intercreditor or subordination agreement (or, in each case, any such amendment or modification thereto or restatement thereof) is posted to the Lenders three Business Days before being executed and the Required Lenders shall not have objected to such Intercreditor Agreement or other intercreditor or subordination agreement (or, in each case, any such amendment or modification thereto or restatement thereof) the Required Lenders shall be deemed to have agreed that the Administrative Agent’s or the Collateral Agent’s entry into such Intercreditor Agreement or other intercreditor or subordination agreement is reasonable and to have consented to such Intercreditor Agreement or other intercreditor or subordination agreement (or, in each case, any such amendment or modification thereto or restatement thereof) and such Agent’s execution thereof.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under its Guarantee pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of any such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in any such item, or to release any such Guarantor from its obligations under its Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.11 Secured Cash Management Agreements and Secured Hedging Agreements. Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefits of the Loan Documents, any Guarantee or any Collateral by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent to or direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than (x) if applicable, in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents or (y) pursuant to any Intercreditor Agreement.

Notwithstanding any other provision of this Section 9.11 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, as the case may be.

Section 9.12 Withholding Tax. To the extent required by any applicable Requirements of Law (including for this purpose, pursuant to any agreements entered into with a Governmental Authority), the Agents may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other Governmental Authority asserts a claim that an Agent did not properly withhold Tax from any amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so) and shall make payable in respect thereof within 10 days after demand therefor, for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including any interest, additions to Tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by an Agent shall be deemed presumptively correct absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Agents under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of an Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. Unless required by applicable laws, at no time shall any Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid to or for the account of such Lender. For the avoidance of doubt, for the purposes of this Section 9.12, the term “Lender” shall include the Swing Line Lender and the Issuing Bank.

Section 9.13 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, and (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (a) through (g) of Part I of PTE 84-14, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i) none of the Administrative Agent and the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent and the Lead Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent and each of the Lead Arrangers hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 9.14 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, Issuing Bank or Secured Party, or any Person (other than a Credit Party and its Affiliates (other than Affiliated Debt Funds and Sponsor Investors, in each case, in their capacities as Lenders hereunder)) who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient (and each of their respective successors and assigns) other than a Credit Party and its Affiliates (other than Affiliated Debt Funds and Sponsor Investors, in each case, in their capacities as Lenders hereunder), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.14 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Payment Recipient, agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or such other recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within two (2) Business Days of its knowledge of the occurrence of any of the circumstances described in the immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.14(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.14(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 10.04 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Credit Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Credit Party; provided that this Section 9.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

(h) Notwithstanding anything to the contrary herein or in any other Loan Document, no Credit Party nor any of their respective Affiliates (other than Affiliated Debt Funds and Sponsor Investors, in each case, that are Payment Recipients) shall have any obligations or liabilities (including the payment of any assignment or processing fee payable to the Administrative Agent in connection therewith) directly or indirectly arising out of this Section 9.14 in respect of any Erroneous Payment (other than having consented to the assignment referenced in Section 9.14(d) above); provided, that, the foregoing shall not limit the terms of Section 10.03 (but for the avoidance of doubt, it is understood and agreed that, if a Credit Party has paid principal, interest or any other amounts owed to a Secured Party, Section 10.03 shall not require any such Credit Party to pay additional amounts that are by way of Section 10.03, effectively duplicative of such previously paid amounts).

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows:

if to any Credit Party, to the Borrower at:

Cvent, Inc.

1765 Greensboro Station Place, 7th Floor

Tysons Corner, VA 22102

Attn: ~~Cynthia Russo, EVP,~~Billy Newman, SVP and Chief Financial Officer

~~E-mail: CRusso@cvent.com~~

~~Attn: Billy Newman, VP, Financial Planning & Analysis~~

E-mail: BNewman@cvent.com

with a copy to (which shall not constitute notice):

Vista Equity Partners Fund VI, L.P.

c/o Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attention: David Breach and Monti Saroya

Email: DBreach@vistaequitypartners.com

msaroya@vistaequitypartners.com

and (which shall not constitute notice):

Kirkland & Ellis LLP

555 California Street, Suite 2700

San Francisco, CA 94104

Attention: Sonali Jindal

Email: sjindal@kirkland.com

if to the Sponsor to it at:

Vista Equity Partners Fund VI, L.P.

c/o Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attention: David Breach and Monti Saroya

Email: DBreach@vistaequitypartners.com

msaroya@vistaequitypartners.com

if to the Administrative Agent or the Collateral Agent at:

Goldman Sachs Bank USA

200 West Street, 16th Floor

New York, NY 10282

Attention: SBD Operations

Fax: (212) 428-9270

Email for Borrowing Requests and Interest Election Requests:

gs-sbdagency-borowernotices@ny.email.gs.com

Email for other notices and financial statement deliveries:

gsd.link@gs.com ~~and alexandra.kronthal~~, maria.riaz@gs.com and

~~anna.ashurov~~vidur.bhatia@gs.com

if to GS in its capacity as the Issuing Bank to it at:

Goldman Sachs Bank USA

c/o Goldman Sachs Loan Operations

Attn: Letter of Credit Department Manager

6011 Connection Drive

Irving, TX 75039

Fax: (917) 977-4587

Phone: (972) 368-2790

Email: gs-loc-operations@ny.email.gs.com

if to GS in its capacity as the Swing Line Lender to it at:

Goldman Sachs Bank USA

200 West Street, 16th Floor

New York, NY 10282

Attention: SBD Operations

Fax: (212) 428-9270

Email: gs-sbdagency-borowernotices@ny.email.gs.com

if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, they shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including electronic mail, FpML messaging, Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent, the Issuing Bank or the Borrower may agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its electronic mail address as described in the foregoing clause (b) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, etc. Any party hereto may change its address or telecopier number or electronic mail address for notices and other communications hereunder by written notice to the other parties hereto.

(d) Posting. Each Credit Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication (unless otherwise approved in writing by the Administrative Agent) that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides a Notice of Intent to Cure, (iv) provides notice of any Default under this Agreement or (v) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at such e-mail address(es) provided to the Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Credit Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall reasonably request. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Credit Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

(e) Platform. Each Credit Party further agrees that any Agent or Lead Arranger may make the Communications available to the Lenders by posting the Communications on IntraLinks, ClearPar, Debt Domain or SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents and Lead Arrangers do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent or Lead Arranger in connection with the Communications or the Platform. In no event shall any Agent or Lead Arranger or any of their Related Parties have any liability to the Credit Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or such Agent’s or Lead Arranger’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s bad faith, gross negligence or willful misconduct.

(f) Public/Private.

(i) Each Credit Party hereby authorizes the Administrative Agent to distribute (A) to Public Siders all Communications that the Borrower identifies in writing as containing no MNPI (“Public Side Communications”), and the Borrower represents and warrants that no such Public Side Communications contain any MNPI, and, at the reasonable written request of the Administrative Agent, the Borrower shall use commercially reasonable efforts to identify Public Side Communications by clearly and conspicuously marking the same as “PUBLIC”; and (B) to Private Siders all Communications other than Public Side Communications (such Communications, “Private Side Communications”). The Borrower agrees to designate as Private Side Communications only those Communications or portions thereof that it reasonably believes in good faith constitute MNPI, and agrees to use commercially reasonable efforts not to designate any Communications provided under Sections 5.01(a), (b) and (c) as Private Side Communications. “Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to the Borrower’s or its Affiliates’ securities or loans. “MNPI” shall mean material non-public information (within the meaning of United States federal securities laws assuming that Holdings is a public reporting company under federal securities laws (regardless of whether Holdings is actually a public reporting company under federal securities laws)) with respect to Holdings, its Affiliates, its Subsidiaries and any of their respective securities.

(ii) Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person. Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.

(iii) Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI. Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable Requirements of Law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent in writing from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Private Side Communications may be sent by electronic transmission.

Section 10.02 Waivers; Amendment.

(a) Generally. No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Required Consents. Subject to Section 10.02(c), (d), (e) and (g), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent or, in the case of any other Loan Document (other than the Fee Letters, each of which may be amended in accordance with its terms), pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Credit Party or Credit Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would be to:

(i) increase the Commitment of any Lender without the written consent of such Lender (but not, for the avoidance of doubt, the Required Lenders) (other than with respect to any Incremental Facilities to which such Lender has agreed) (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, mandatory prepayment or Default or Event of Default shall constitute an increase in the Commitment of any Lender);

(ii) reduce the principal amount of or premium, if any, on any Loan or LC Disbursement or reduce the rate of interest thereon, including any provision establishing a minimum rate (other than any waiver, extension or reduction of interest pursuant to Section 2.06(c), any waivers or extensions of mandatory prepayments, or, for the avoidance of doubt, waivers of the provisions of Section 2.20(f)), or reduce any fees (including any Fees or any prepayment fee or premium) payable hereunder, without the written consent of each Lender directly and adversely affected thereby but not the Required Lenders (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii) (A) extend the scheduled final maturity of any Term Loan, or any scheduled date of payment of principal amount of any Term Loan under Section 2.09 (other than, for the avoidance of doubt, any mandatory prepayment) except in accordance with Section 2.20, Section 2.21, Section 2.22 and Section 2.23, (B) postpone the date for payment of any Reimbursement Obligation or any interest, premium or fees payable hereunder (other than waivers of default interest, Defaults or Events of Default, waivers or extension of any mandatory prepayments, or, for the avoidance of doubt, waivers of the provisions of Section 2.20(f)), or (C) postpone the scheduled date of expiration of any Revolving Commitment or date of repayment of any Revolving Loans, in each case, beyond the Revolving Maturity Date, except in accordance with Section 2.20, Section 2.21, Section 2.22 and Section 2.23, in any case, without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders);

(iv) release Holdings or the Borrower or release all or substantially all of the value of the Subsidiary Guarantors from their Guarantees (except as expressly provided in Article IX or X), without the written consent of each Lender;

(v) release all or substantially all of the Collateral from the Liens of the Security Documents without the written consent of each Lender (except as otherwise expressly permitted by Section 9.10(a)(i) or Section 10.02(c)(iii) (other than clause (iv) thereof) or by the Security Documents); provided that, for the avoidance of doubt, any transaction permitted under Section 6.04 or Section 6.05 shall not be subject to this clause (v) to the extent such transaction does not result in the release of all or substantially all of the Collateral;

(vi) change any provision of this Section 10.02(b) that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver (or the approval of any Agent, Issuing Bank or Swing Line Lender), without the written consent of each Lender (or, as applicable, such Agent, Issuing Bank or Swing Line Lender);

(vii) change the percentage set forth in the definition of “Required Lenders” or “Required Revolving Lenders”, without the written consent of each Lender (or each Lender of such Class, as the case may be), other than to increase such percentage or number or to give any Additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(viii) change or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(ix) change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the Administrative Agent and the Issuing Bank;

(x) make any change or amendment, including without limitation, any amendment of this Section 10.02(b)(x) which shall (i) unless in writing and signed by the Issuing Bank in addition to the Lenders required above, adversely affect the rights or duties of the Issuing Bank under this Agreement or any document relating to any Letter of Credit issued or to be issued by it, and (ii) unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, adversely affect the rights or duties of the Swing Line Lender under this Agreement; or

(xi) amend or modify (a) the definition of “Pro Rata Percentage” or any pro rata sharing provisions contained herein or (b) the “waterfall” that applies following enforcement of the Loan Documents pursuant to Section 8.02, in each case without the written consent of each Lender directly and adversely affected thereby;

provided that, notwithstanding the foregoing, this Agreement may be amended to make any change that by its terms only affects the rights and duties of Lenders holding Loans or Commitments of a particular Class (and not Lenders holding Loans or Commitments of any other Class) with the consent of the Lenders holding the relevant Loans or Commitments voting as if such Class were the only Class hereunder.

Notwithstanding anything herein to the contrary, (I) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) or (iii) in the proviso to the first sentence of this Section 10.02(b) and, but only to the extent that any such matter disproportionately affects such Defaulting Lender, clauses (iv) or (v) of such proviso, (II) this Agreement and any other Loan Document may be amended, modified or supplemented solely with the consent of the Administrative Agent (or the Collateral Agent, as applicable) and the Borrower, each in their sole discretion, without the need to obtain the consent of any other Lender, if such amendment, modification or supplement is delivered in order to (x) cure ambiguities, defects, errors, mistakes, omissions in this Agreement or the applicable Loan Document, (y) add terms that are favorable to the Lenders (as reasonably determined by the Administrative Agent) in connection with any Incremental Facility, Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness or Permitted Debt Exchange Notes, or (z) create a fungible Class of Term Loans (including by increasing (but, for the avoidance of doubt, not by decreasing) the amount of amortization due and payable with respect to any Class of Term Loans) (provided that, at the election of the Administrative Agent in its sole discretion, any amendment described in clauses (x) through (z) shall not become effective unless the Lenders have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment) or, in the case of any applicable Intercreditor Agreement (or any other intercreditor agreement and/or subordination agreement pursuant to, or contemplated by, the terms of this Credit Agreement (including with respect to Indebtedness permitted pursuant to Section 6.01 and defined terms referenced therein)), if such amendment relates to obligations other than the Obligations hereunder, or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property and (III) this Agreement and the other Loan Documents may be amended, modified or supplemented solely with the consent of the Administrative Agent (or the Collateral Agent, as applicable) and the Borrower in order to give effect to the appointment of an Additional Borrower in accordance with Section 2.24.

Any waiver, amendment, supplement or modification in accordance with this Section 10.02 shall apply equally to each of the affected Lenders and shall be binding upon Holdings, the Borrower, such Lenders, the Administrative Agent, the Collateral Agent and all future holders of the affected Loans. In the case of any such waiver, Holdings, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default so waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

(c) Collateral.

(i) Without the consent of any other person, but subject to the terms of any applicable Intercreditor Agreement, the applicable Credit Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion), or shall, to the extent required by any Loan Document enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion (including to cover additional amounts as secured obligations thereunder) or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable Requirements of Law.

(ii) Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent and/or, as applicable, the Collateral Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Sections 5.10 and 5.11 or of any Security Document in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of Holdings, the Borrower and the Restricted Subsidiaries by the time or times at which any such requirement would otherwise be required to be satisfied under this Agreement or any Security Document.

(iii) The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment in full of all Secured Obligations (other than (A) contingent indemnification obligations and unasserted expense reimbursement obligations, (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedging Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made, and (C) Letters of Credit that have been cash collateralized in accordance with the terms of this Agreement, backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 10.02), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, or (vii) if such assets constitute Excluded Property. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction not prohibited by this Agreement resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or upon becoming an Excluded Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to, and the Administrative Agent and the Collateral Agent agree to, execute and deliver any instruments, documents and agreements necessary or desirable or reasonably requested by the Borrower to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender and without any representation or warranty of any such Agent or Lender.

(d) Certain Other Amendments. Notwithstanding anything in this Agreement (including, without limitation, this Section 10.02) or any other Loan Document to the contrary, (i) this Agreement and the other Loan Documents may be amended to effect an Incremental Amendment, Refinancing Amendment or Extension Amendment pursuant to Sections 2.20, 2.21 or 2.22 (and the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party, as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such Incremental Amendment, Refinancing Amendment or Extension Amendment); and (ii) the Loan Documents may be amended to add syndication or documentation agents and make customary changes and references related thereto with the consent of only the Borrower and the Administrative Agent.

(e) Amendments to Financial Covenant and Waivers of Events of Default Under Section 6.08. Notwithstanding anything set forth herein to the contrary, no amendment to Section 6.08, Section 8.01(d) (solely as it relates to an Event of Default under Section 6.08), Section 8.03 or the defined terms used in any thereof (but not as used in other Sections), no consent to departure therefrom, and no waiver with respect to a Default or Event of Default under Section 6.08, shall be effective without the prior written consent of the Borrower and the Required Revolving Lenders, it being understood that the consent of no other Lender (including the Required Lenders) shall be required. Any condition precedent to any Borrowing of Revolving Loans may be waived by only the Required Revolving Lenders (and, in the case of (x) the issuance of a Letter of Credit, the Issuing Bank and (y) any Borrowing of Swing Line Loans, the Swing Line Lender) and, for the avoidance of doubt, waivers by no other Lender shall be required.

(f) Non-Consenting Lenders. The Borrower may, at its sole expense and effort, upon notice to a Non-Consenting Lender and the Administrative Agent, require such Lender to (i) be paid off in full for all of its Loans and interest due related thereto and relinquish all rights it has under the Loan Documents (including any amount pursuant to Section 2.10(j) if a Repricing Event has occurred), or (ii) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12, Section 2.15 and Section 2.16) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment, or, solely in the case of Term Loans, Holdings or the Borrower (in which case such Term Loans shall, after such assignment, be immediately deemed cancelled for all purposes and no longer outstanding (and may not be resold) for all purposes of this Agreement and the other Loan Documents) or any Affiliated Debt Fund); provided that in the case of this clause (ii), (i) the Borrower shall have paid to the Administrative Agent (unless waived by the Administrative Agent) the assignment fee (if any) specified in Section 10.04(b); (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable (including any amount pursuant to Section 2.10(j) if a Repricing Event has occurred) to it hereunder in connection with any prepayment of its Loans and under the other Loan Documents from the assignee or the Borrower, (iii) such assignment does not conflict with applicable Law; and (iv) the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(g) Additional Credit Facilities. Subject to Sections 2.21 and 2.22 hereof, this Agreement may be amended (or amended and restated) (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

Section 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay, promptly following written demand therefor: (i) all reasonable and documented out-of-pocket expenses incurred by the Lead Arrangers, the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel to the Lead Arrangers, the Administrative Agent, the Collateral Agent and their respective Affiliates, taken as a whole (plus additional counsel desirable due to actual or reasonably perceived conflicts of interest among such parties), plus, if reasonably necessary, the reasonable fees, charges and disbursements of one local counsel per appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), for the Administrative Agent and/or the Collateral Agent (plus additional counsel desirable due to actual or reasonably perceived conflicts of interest among such parties)) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery, filing and administration of this Agreement including any expenses incurred as a result of trades not permitted by Section 10.04 and the other Loan Documents and any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket expenses incurred by the Swing Line Lender in connection with any Swing Line Loans or any amendment, renewal or extension thereof or any demand for payment thereunder, (iv) all reasonable and documented out-of-pocket expenses incurred by the Lead Arrangers, the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank (including the reasonable and documented out-of-pocket fees, charges and disbursements of any one counsel to the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank, taken as a whole (plus additional counsel desirable due to actual or reasonably perceived conflicts of interest among such parties), plus, if reasonably necessary, the reasonable and documented out-of-pocket fees, charges and disbursements of one local counsel per appropriate jurisdiction (plus additional counsel desirable due to actual or reasonably perceived conflicts of interest among such parties) and, upon the Borrower’s prior written consent (not to be unreasonably withheld or delayed), other counsel to and consultants for the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (v) all Other Taxes, as provided in Section 2.15.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Lead Arrangers, the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender, the Issuing Bank, the Swing Line Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual and direct losses (other than lost profits), claims, damages, liabilities and related reasonable and documented out-of-pocket expenses (including the reasonable and documented out-of-pocket fees and reasonable out-of-pocket expenses of one counsel for all Indemnitees (plus additional counsel desirable due to actual or reasonably perceived conflicts of interest among the Indemnitees) plus, if reasonably necessary, the reasonable and documented out-of-pocket fees and expenses of one local counsel per appropriate jurisdiction (plus additional counsel desirable due to actual or reasonably perceived conflicts of interest among such parties) and, upon the Borrower’s prior written consent (not to be unreasonably withheld or delayed), consultants) (but excluding allocated costs of in-house counsel) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any Real Property or facility now or hereafter owned, leased or operated by any Group Member at any time, or any Environmental Claim related in any way to any Group Member, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (v) arise out of actions taken or omissions to act by such Indemnitee in its capacity as a co-investor in Holdings and its Restricted Subsidiaries, (w) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (to the extent involved in or aware of the Transactions) any of its Controlling Persons, Controlled Affiliates or any of the officers, directors, employees, partners or agents, advisors or representatives, of any of the foregoing, (x) result from a claim brought by the Borrower or any other Credit Party against such Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document (by such Indemnitee or its Controlling Persons or Controlled Affiliates), if the Borrower or such other Credit Party has obtained a final non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (y) arises from disputes arising solely among Indemnitees that do not involve an

Agent or Lead Arranger acting in its capacity as such or any act or omission by any Group Member or its Affiliates and are unrelated to any dispute involving, or any claim by, an Agent, a Lead Arranger, any Lender or Secured Party against any Group Member or its Affiliates, or (z) are payable as a result of a settlement agreement related to the foregoing effected without the written consent of the Borrower (which consent shall not to be unreasonably withheld or delayed) (in the case of this clause (z), for the avoidance of doubt, if settled with the Borrower’s written consent, or if there is a final judgment for the plaintiff against an Indemnitee in any proceeding, the Borrower shall indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above); provided, however, that such Indemnitee shall promptly refund any amount paid to such Indemnitee for fees, expenses, damages, indemnification or contribution, in each case, pursuant to this Section 10.03(b) to the extent that there is a final, non-appealable judicial determination that such Indemnitee was not entitled to the payment of such amounts pursuant to the express terms of this Section 10.03. For the avoidance of doubt, this Section 10.03(b) shall not apply to Taxes other than Taxes that represent losses, claims, damages, liabilities, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fail to pay any amount required under clause (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Issuing Bank, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay (whether or not any such amount arises, in whole or in part, out of the comparative, contributory or sole negligence of the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent thereof), the Issuing Bank, the Swing Line Lender or such Related Party) to the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Reimbursement Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) the Issuing Bank in its capacity as such, the Swing Line Lender or any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or the Issuing Bank in connection with such capacity and (ii) such indemnity for the Issuing Bank shall not include losses incurred by the Issuing Bank due to one or more Lenders defaulting in their obligations to purchase participations of LC Exposure under Section 2.18(d) or to make Revolving Loans under Section 2.18(e) (it being understood that this proviso shall not affect the Issuing Bank’s rights against any Defaulting Lender). The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure, outstanding Term Loans and unused Commitments at the time.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no party shall assert, and each party hereby waives, any claim against any other party hereto or any of its Related Parties on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof (in each case, other than, in the case of any Credit Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and otherwise required to be indemnified by a Credit Party under this Section 10.03). No party hereto nor any of its Related Parties shall be liable for any damages (other than those damages resulting from bad faith, gross negligence or willful misconduct of such Person, as determined by a court of competent jurisdiction by final and nonappealable judgment) arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than 30 Business Days after written demand (including detailed invoices) therefor.

Section 10.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than in connection with a transaction permitted by Section 6.04) without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swing Line Lender and each Lender (and any other attempted assignment or transfer by the Borrower shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 10.04, Section 2.16(b) or Section 10.02(f), (ii) by way of participation in accordance with the provisions of clause (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest in accordance with clause (f) of this Section 10.04. Nothing in this Agreement or any other Loan Document, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), subject to, except in the case of an assignment to (x) in the case of Term Loan Commitments or Term Loans, a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender (in each case other than a Disqualified Institution) and (y) in the case of Revolving Commitments or Revolving Loans, a Revolving Lender, an Affiliate of a Revolving Lender or an Approved fund with respect to such Revolving Lender (in each case, other than a Disqualified Institution), the prior written consent of the Administrative Agent (and, in the case of such Revolving Lender’s

Revolving Commitments, the Issuing Banks) and, so long as (other than in the case of a proposed assignment to a Disqualified Institution and solely with respect to assignments of Term Loan Commitments or Term Loans (and for the avoidance of doubt, not with respect to assignments of Revolving Commitments or Revolving Loans)) no Event of Default under Section 8.01(a), (b), (g) with respect to the Borrower, or (h) with respect to the Borrower shall have occurred and be continuing, the Borrower (each such consent not to be unreasonably withheld or delayed; the Borrower’s consent to be deemed to have been given if (except in the case of a proposed assignment to a Disqualified Institution) the Borrower has not responded within ten Business Days of a written request for such consent); provided that:

(i) except in the case of any assignment (a) of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or (b) to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, in the case of any assignment in respect of Revolving Loans and/or Revolving Commitments, or $1,000,000, in the case of any assignment in respect of Term Loans and/or Term Loan Commitments, and, in each case $1,000,000 increments thereof, or if less, all of such Lender’s remaining Loans and commitments of the applicable Class (provided that contemporaneous assignments to or by two or more affiliated Approved Funds shall be aggregated for purposes of meeting such minimum transfer amount), unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (b), (g), or (h) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed, and which consent shall be deemed to have been given by the Borrower if the Borrower shall not have responded within ten Business Days of a written request for such consent);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (other than in the case of an assignment to an Affiliate of the assigning Lender or to the Sponsor, Holdings, any Subsidiaries of Holdings, or any of their respective Affiliates) a processing and recordation fee of $3,500 (which fee may be waived or reduced by the Administrative Agent in its discretion), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all other know-your-customer documentation reasonably requested by the Administrative Agent;

(iv) no assignment shall be made to a Disqualified Institution without the Borrower’s prior consent in writing (which consent may be withheld in its sole discretion), and upon an inquiry by any Lender to the Administrative Agent as to whether a specific potential assignee or prospective participant is a Disqualified Institution, the Administrative Agent shall be permitted to disclose to such inquiring Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Institutions; provided that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor, update or enforce, compliance with the provisions hereof relating to Disqualified Institutions and shall not be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or have any liability with respect to or arising out of any assignment or participation to or disclosure of confidential information to, a Disqualified Institution;

(v) notwithstanding anything to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans (but not, for the avoidance of doubt, any Revolving Commitments) to any Person who is or, after giving effect to such assignment, would be an Equity Investor (other than Affiliated Debt Funds) or an Affiliate of Holdings (other than Holdings, the Borrower or any of their respective Subsidiaries or any natural person or any Affiliated Debt Funds) (collectively, the “Sponsor Investors”) (without the consent of any Person); provided that (1) the assigning Lender and each Sponsor Investor purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system or by manual execution, (2) at the time of such assignment after giving effect to such assignment, the aggregate principal amount of all Term Loans held by the Sponsor Investors shall not exceed 25% of the aggregate principal amount of all Term Loans then outstanding under this Agreement, (3) no Sponsor Investor shall be required to make any representation that it is not in possession of MNPI with respect to Holdings, its Subsidiaries or their respective securities, and all parties to the relevant repurchases shall render customary “big boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the Assignment and Assumption, and (4) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Sponsor Investor; and provided, further, that:

(A) notwithstanding anything to the contrary in this Agreement, the Sponsor Investors shall not have any right to (1) attend (including by telephone or electronic means) any meeting, calls or discussions (or portions thereof) among the Administrative Agent or any Lender to which representatives of the Credit Parties are not invited or (2) receive any information or material provided by the Administrative Agent or any Lender solely to the Lenders or any communication by or among the Administrative Agent and/or one or more Lenders or have access to the Platform used to distribute information to the Lenders, except to the extent such information or materials have been made available to (or were prepared or otherwise provided by) any Credit Party or its representatives, nor will the Sponsor Investors be entitled to challenge any Agent’s or Lender’s attorney-client privilege as a result of its status as Lender;

(B) notwithstanding anything in Section 10.04(b) or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders (or all Lenders or affected Lenders) have consented (or not consented) to any amendment, modification, waiver or consent with respect to any of the terms of any Loan Document or any departure by any Credit Party therefrom, the Loans of such Sponsor Investor shall not be included in the calculation of Required Lenders (or if such non-voting designation is unenforceable for any reason, such Sponsor Investor shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Sponsor Investors); provided that no amendment, modification, waiver or consent with respect to any Loan Document shall deprive such Sponsor Investor of its pro rata share of any payments to which such Sponsor Investor is entitled under the Loan Documents and such Sponsor Investor shall be entitled to vote on any amendment pursuant to clauses (i)-(vii) and/or (xi) of the first proviso to Section 10.02(b) or which disproportionately affects such Sponsor Investor in its capacity as a Lender; and in furtherance of the foregoing, such Sponsor Investor agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 10.04(b)(v); provided that if such Sponsor Investor fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this paragraph;

(C) in the event that any proceeding under the Bankruptcy Code shall be instituted by or against the Borrower or any Guarantor, each Sponsor Investor shall acknowledge and agree that it is an “insider” under Section 101(31) of the Bankruptcy Code and, as such, the claims associated with the Loans and Commitments owned by it shall not be included in determining whether the applicable class of creditors holding such claims has voted to accept a proposed plan for purposes of section 1129(a)(10) of the Bankruptcy Code, or, alternatively, to the extent that the foregoing designation is deemed unenforceable for any reason, such Sponsor Investor shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Sponsor Investors, except to the extent that any plan of reorganization proposes to treat the Obligations held by such Sponsor Investor in a manner that is less favorable in any material respect to such Sponsor Investor than the proposed treatment of similar Obligations held by Lenders that are not Sponsor Investors; and

(D) each Sponsor Investor hereby waives, to the fullest extent permitted at law, any rights to bring any claims, actions or suits against the Administrative Agent and/or the Collateral Agent (solely in their respective capacities as such) in connection with all Loans and Commitments held by such Sponsor Investor;

(vi) notwithstanding anything to the contrary herein, each Sponsor Investor, in its capacity as a Term Loan Lender, in its sole and absolute discretion, may make one or more capital contributions or assignments of Term Loans that it acquires in accordance with Section 10.04(b)(v) directly or indirectly to Holdings or the Borrower solely in exchange for Equity Interests of Holdings (other than Disqualified Capital Stock) or a direct or indirect parent thereof or debt securities of a parent entity of Holdings, in each case upon written notice to the Administrative Agent. Immediately upon Holdings’ or the Borrower’s acquisition of Term Loans from a Sponsor Investor, such Term Loans and all rights and obligations as a Lender related thereto shall for all purposes (including under this Agreement, the other Loan Documents and otherwise) be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and the Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such capital contribution or assignment;

(vii) [reserved];

(viii) notwithstanding anything to the contrary contained in this Section 10.04(b) or any other provision of this Agreement, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans owing to it to Holdings, the Borrower or any of their Subsidiaries on a non-pro rata basis, subject to the following limitations:

(A) no Default or Event of Default has occurred and is then continuing, or would immediately result therefrom;

(B) Holdings, the Borrower or any of their Subsidiaries shall repurchase such Term Loans through either (y) conducting one or more modified Dutch auctions or other buy-back offer processes (each, an “Offer Process”) with a third party financial institution as auction agent to repurchase all or any portion of the Term Loans; provided that, (A) notice of such Offer Process shall be made to all Term Loan Lenders, and (B) such Offer Process shall be conducted pursuant to procedures mutually established by the Administrative Agent and the Borrower which are consistent with this Section 10.04(b)(viii) or (z) open market purchases on a non-pro rata basis;

(C) with respect to all repurchases made by Holdings, the Borrower or any of their Subsidiaries pursuant to this Section 10.04(b)(viii), (u) none of Holdings, the Borrower or any of their respective Subsidiaries shall be required to make any representations that Holdings, the Borrower or such Subsidiary is not in possession of any information regarding Holdings, its Subsidiaries or its Affiliates, or their assets, the Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any offer or enter into any Assignment and Assumption or any of the transactions contemplated thereby that has not previously been disclosed to the Administrative Agent and Private Siders, (v) the repurchases are in compliance with Sections 6.03 and 6.06 hereof, (w) no Default or Event of Default has occurred and is continuing or would result from such repurchase, (x) Holdings, the Borrower or such Subsidiary shall not use the proceeds of any

Revolving Loans or Swing Line Loans to acquire such Term Loans, (y) the assigning Lender and Holdings, the Borrower or such Subsidiary, as applicable, shall execute and deliver to the Administrative Agent an Assignment and Assumption in form and substance reasonably satisfactory to the Administrative Agent, and (z) all parties to the relevant repurchases shall render customary “big boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the Assignment and Assumption; and

(D) following repurchase by Holdings, the Borrower or such Subsidiary pursuant to this Section, the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Holdings, the Borrower or such Subsidiary), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (3) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document and the Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such repurchase (without limiting the foregoing, in all events, such Term Loans may not be resold or otherwise assigned, or subject to any participation, or otherwise transferred by the Borrower). In connection with any Term Loans repurchased and cancelled pursuant to this Section 10.04(b)(viii), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

Subject to the recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.04, from and after the date such recordation in the Register is made, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (including, for the avoidance of doubt, any rights and obligations pursuant to Section 2.15), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15, and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 10.04.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and stated interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be presumptively correct absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. No assignment shall be effective unless recorded in the Register. The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The Register shall be available for inspection by the Borrower, the Issuing Bank (with respect to its own interests), the Collateral Agent, the Swing Line Lender (with respect to its own interests) and any Lender (with respect to its own interests), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.

(i) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, or the Issuing Bank, sell participations to any person (other than a natural person or the Borrower or any of its Affiliates or any Disqualified Institutions) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with regard to amendments, modifications or waivers described in clauses (i)-(v) of the first proviso in Section 10.02(b), in each case, that directly affects such Participant. Subject to clause (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of and subject to the obligations and requirements of Sections 2.12 and 2.15 (provided that any documentation required to be provided by a Participant pursuant to Section 2.15(e) shall be provided to the participating Lender and, if Additional Amounts are required to be paid pursuant to Section 2.15, to the Borrower and the Administrative Agent), and the definition of Excluded Taxes shall apply to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant shall be subject to Section 2.14 as though it were a Lender. Notwithstanding anything to the contrary, no Lender shall enter into any agreement with any Participant that will permit such Participant to influence or control the voting rights of such Lender except with regard to amendments, modifications and waivers described in clauses (i)-(v) of the first proviso in Section 10.02(b), in each case, that directly affects such Participant.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal and stated interest amounts of each participant’s interest in the Loans or other obligations under this Agreement (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of a Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and to confirm a Participant is not a Disqualified Institution. The entries in a Participant Register shall be presumptively correct absent manifest error, and such Lender shall treat each person whose name is recorded in a Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(iv) Any such participation that does not comply with this Section shall be void ab initio and, promptly following such Lender becoming aware that any such participation has been made in breach of this Section, the Participant Register shall be modified by it to reverse such participation and shall be disclosed to the Borrower and the Administrative Agent.

(v) The Administrative Agent shall have no responsibility (in its capacity as Administrative Agent) for (i) maintaining a Participant Register and (ii) any Lender’s compliance with this Section 10.04, including any sale of participations to a Disqualified Institution in violation hereof by any Lender.

(e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent the right to greater payment results from a Change in Law after the Participant becomes a Participant.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender without restriction, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of the Borrower or the Administrative Agent or any other Person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g) Disqualified Institutions. Notwithstanding anything to the contrary herein, if any Loans are assigned or any participations are purchased or otherwise acquired, without the Borrower’s consent (in violation of Section 10.04(b) or (d)), to any Disqualified Institution, then: (i) the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (x) terminate any commitment of such Disqualified Institution and repay any applicable outstanding Loans (in the case of Term Loans, at a price equal to the lesser of par and the amount that the applicable Disqualified Institution paid to acquire such Loans), plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder, but, notwithstanding anything to the contrary, without premium, penalty, prepayment fee or breakage, and/or (y) require such Disqualified Institution to assign its rights and obligations to one or more Eligible Assignees at the price indicated in the immediately preceding clause (x), plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder, but, notwithstanding anything to the contrary, without premium, penalty, prepayment fee or breakage (which assignment shall not be subject to the processing and recordation fee described in Section 10.04(b)(iii)), (ii) no such Disqualified Institution shall (x) receive any information or reporting provided by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders, (iii) for purposes of voting, any Loans, Commitments or participations held by such Disqualified Institution shall be deemed not to be outstanding and such Disqualified Institution shall have no voting or consent rights with respect to “Required Lender” or Class votes or consents, in each case notwithstanding Section 10.02(b), (iv) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such Disqualified Institution shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected Class so approves and (v) such Disqualified Institution shall not be entitled to any expense reimbursement or indemnification rights ordinarily afforded to Lenders or Participants hereunder or in any Loan Document and such Disqualified Institution shall be treated in all other respects as a Defaulting Lender.

Section 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Credit Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement (other than contingent indemnification obligations, unasserted expense reimbursement obligations) is outstanding and unpaid or any Letter of Credit (other than any

Letter of Credit that has been cash collateralized in accordance with the terms of this Agreement, backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank) is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14, 2.15 and Article X (other than Section 10.12) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (PDF or TIFF format) shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Without limiting the foregoing, each Credit Party each hereby acknowledges and agrees that (i) it has reviewed the terms and provisions of this Agreement and consents to the amendments and modifications effected hereby, and (ii) upon the effectiveness of this Agreement, the terms and conditions of the Existing First Lien Credit Agreement shall be amended, restated and of no further force and effect (except as to evidence the incurrence of the “Obligations” and “Secured Obligations” thereunder, the representations and warranties made and the actions or omissions performed or required to be performed thereunder prior to the effectiveness hereof). Except as otherwise specifically provided for in the Loan Documents, the “Obligations” and “Secured Obligations” (each as defined in the Existing First Lien Credit Agreement) shall, on and after the effectiveness of this Agreement, constitute Obligations and Secured Obligations under this Agreement. Without limiting the generality of the foregoing, this Agreement shall not (x) constitute a novation or substitution of the Existing First Lien Credit Agreement, (y) except as otherwise specifically provided for in the Loan Documents, extinguish the Credit Extensions outstanding under the Existing First Lien Credit Agreement or any Guarantees or other obligations for the payment of money outstanding under any Loan Document, or (z) release the Liens granted under any Security Document or affect the priority thereof. Except as otherwise specifically provided for in the Loan Documents, nothing contained or implied herein shall be construed as a release or other discharge of any Credit Party or any of its Subsidiaries under any Loan Document from any of its obligations and liabilities, all of which are hereby ratified and confirmed in all respects (as amended hereby and by any substantially concurrent amendment to any such other Loan Document). Except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless otherwise specifically amended hereby or by any other Loan Document.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time due and owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party (but excluding amounts held in payroll, employee benefits, tax and other fiduciary or trust accounts) against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the State of New York and of the United States District Court of the Southern District of New York sitting in Borough of Manhattan in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Requirements of Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

Section 10.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (in each case, other than to a Disqualified Institution) (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, numbering, administration and settlement services provider and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, but only to the extent required in connection with such exercise or enforcement, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant (except, in each case, for the avoidance of doubt, for any Disqualified Institution) in, any of its rights or obligations under this Agreement and in connection with any pledge or assignment made pursuant to Section 10.04(f), (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Credit Party or to the credit facilities hereunder, (g) with the prior consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; provided that with respect to clauses (b) and (c) above, if the Administrative Agent, any Lender or the Issuing Bank receives a subpoena, interrogatory or other request (verbal or otherwise) for any Information, or believes that it is legally required to disclose any of the Information to a third party, it shall, in advance of such disclosure, to the extent legally permissible and unless such disclosure is made to regulatory or self-regulatory authorities in the course of routine audits and reviews, promptly provide to the Borrower written notice of any such request or requirement so that the Borrower or the applicable Credit Party (or Subsidiary thereof) may seek a protective order or other remedy. For purposes of this Section, “Information” means all information received from Holdings or any of its Subsidiaries relating to Holdings or any of its Subsidiaries or any of their respective businesses. Except with respect to disclosing any Information to any Disqualified Institution, any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Section 10.13 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act and the Beneficial Ownership Regulation. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests that is required in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Section 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Rate Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Rate Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Rate Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Rate Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.15 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Credit Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Credit Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Credit Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver, of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances that might otherwise constitute a defense (other than the indefeasible payment in full of the Obligations (other than contingent indemnification obligations and unasserted expense reimbursement obligations)) available to, or a discharge of, the Credit Parties.

Section 10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers, and the Lenders, on the other hand, (B) each of the Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent, the Lead Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent, the Lead Arrangers nor any Lender has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent, the Lead Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower and each other Credit Party hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.17 Intercreditor Agreement.

(a) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (a) the Liens granted to the Collateral Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of any applicable Intercreditor Agreement, (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of any applicable Intercreditor Agreement, on the other hand, the terms and provisions of such Intercreditor Agreement shall control, and (c) each Lender authorizes the Administrative Agent and/or the Collateral Agent to execute any such Intercreditor Agreement on behalf of such Lender, and such Lender agrees to be bound by the terms thereof.

(b) Each Secured Party hereby agrees that the Administrative Agent and/or Collateral Agent may enter into any intercreditor agreement and/or subordination agreement pursuant to, or contemplated by, the terms of this Credit Agreement (including with respect to Indebtedness permitted pursuant to Section 6.01 and defined terms referenced therein) on its behalf and agrees to be bound by the terms thereof and, in each case, consents and agrees to the appointment of GS (or its affiliated designee, representative or agent) on its behalf as collateral agent thereunder.

Section 10.18 Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the ~~write-down and conversion powers of an EEA~~Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all or a portion of such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the ~~write-down and conversion powers of any EEA~~Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.19 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Assumptions, Borrowing Requests, Interest Election Requests, amendments or other modifications, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section  10.20 Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(i) in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States; and

(ii) in the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[THIS SPACE INTENTIONALLY LEFT BLANK]

249